As filed with the Securities and Exchange Commission on June 25, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrants as specified in their charters)

DIGITAL REALTY TRUST, INC.			DIGITAL REALTY TRUST, L.P.
Maryland	6798	26-0081711	Maryland	6798	20-2402955
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

560 Mission Street, Suite 2900

San Francisco, CA 94105

(415) 738-6500

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

A. William Stein

Chief Financial Officer & Chief Investment Officer

560 Mission Street, Suite 2900

San Francisco, CA 94105

(415) 738-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Keith Benson, Esq.

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

(415) 391-0600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Digital Realty Trust, Inc.:	Large-accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Digital Realty Trust, L.P.:	Large-accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
5.875% Notes due 2020	$500,000,000	100%	$500,000,000	$35,650
Guarantees of 5.875% Notes due 2020	(2)	(2)	(2)	(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).
(2)	No separate consideration will be received with respect to these guarantees and, therefore, no registration fee is attributed to them.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2010

PROSPECTUS

DIGITAL REALTY TRUST, L.P.

OFFER TO EXCHANGE

$500,000,000 aggregate principal amount of its

5.875% Notes due 2020

which have been registered under the Securities Act,

for any and all of its outstanding 5.875% Notes due 2020

Guaranteed by Digital Realty Trust, Inc.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

•

The outstanding notes are, and the new series of notes will be, fully and unconditionally guaranteed by Digital Realty Trust, Inc., a Maryland corporation, our sole general partner, which has no material assets other than its investment in us.

•	You may tender outstanding notes only in denominations of $1,000 and integral multiples thereof.

•	Our affiliates may not participate in the exchange offer.

•	No public market exists for the outstanding notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated for the new notes.

•

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please refer to “Risk Factors” beginning on page 11 of this prospectus for a description of the risks you should consider when evaluating this investment.

We are not making this exchange offer in any state where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus, and such information is available without charge to holders of the notes upon written or oral request to Investor Relations, Digital Realty Trust, Inc., 560 Mission Street, Suite 2900, San Francisco, California 94105-2712 (telephone: (415) 738-6500). In order to obtain timely delivery, note holders must request the information no later than five business days prior to the expiration of the exchange offer contemplated by this prospectus, or                     , 2010.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer will acknowledge by participating in this exchange offer, as a condition to participating in this exchange offer, that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding private notes where such outstanding private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, subject to extension in limited circumstances, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, including under the caption “Risk Factors.”

Explanatory Note

This prospectus includes combined disclosure for Digital Realty Trust, Inc. and Digital Realty Trust, L.P. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or “our company” refer to Digital Realty Trust, Inc. together with its consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our operating partnership” or “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries.

Digital Realty Trust, Inc. is a real estate investment trust and the general partner of Digital Realty Trust, L.P. As of March 31, 2010, Digital Realty Trust, Inc. owned an approximate 93.5% common general partnership interest in Digital Realty Trust, L.P. The remaining approximate 6.5% common limited partnership interests are owned by non-affiliated investors and certain directors and officers of Digital Realty Trust, Inc. As of March 31, 2010, Digital Realty Trust, Inc. owned all of the preferred limited partnership units of Digital Realty Trust, L.P. As the sole general partner of Digital Realty Trust, L.P., Digital Realty Trust, Inc. has the full, exclusive and complete responsibility for the operating partnership’s day-to-day management and control.

There are few differences between our company and our operating partnership, which are reflected in the disclosure in this prospectus. We believe it is important to understand the differences between our company and our operating partnership in the context of how Digital Realty Trust, Inc. and Digital Realty Trust, L.P. operate as an interrelated consolidated company. Digital Realty Trust, Inc. is a real estate investment trust, whose only material asset is its ownership of partnership interests of Digital Realty Trust, L.P. As a result, Digital Realty Trust, Inc. does not conduct business itself, other than acting as the sole general partner of Digital Realty Trust, L.P., issuing public equity from time to time and guaranteeing certain debt of Digital Realty Trust, L.P. Digital Realty Trust, Inc. itself does not hold any indebtedness but guarantees some of the secured and unsecured debt of Digital Realty Trust, L.P., as disclosed in this prospectus. Digital Realty Trust, L.P. holds substantially all the assets of the company and holds the ownership interests in the company’s joint ventures. Digital Realty Trust, L.P. conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for net proceeds from public equity issuances by Digital Realty Trust, Inc., which are generally contributed to Digital Realty Trust, L.P. in exchange for partnership units, Digital Realty Trust, L.P. generates the capital required by the company’s business through Digital Realty Trust, L.P.’s operations, by Digital Realty Trust, L.P.’s direct or indirect incurrence of indebtedness or through the issuance of partnership units.

Noncontrolling interests and stockholder’s equity and partners’ capital are the main areas of difference between the consolidated financial statements of Digital Realty Trust, Inc. and those of Digital Realty Trust, L.P. The common limited partnership interests in Digital Realty Trust, L.P. are accounted for as partners’ capital in Digital Realty Trust, L.P.’s financial statements and as noncontrolling interests in Digital Realty Trust, Inc.’s financial statements. The noncontrolling interests in Digital Realty Trust, L.P.’s financial statements include the interests of joint venture partners. The noncontrolling interests in Digital Realty Trust, Inc.’s financial statements include the same noncontrolling interests at the Digital Realty Trust, L.P. level and limited partnership unitholders of Digital Realty Trust, L.P. The differences between stockholders’ equity and partners’ capital result from the differences in the equity issued at the Digital Realty Trust, Inc. and the Digital Realty Trust, L.P. levels.

Our Company

Overview

We own, acquire, develop, redevelop and manage technology-related real estate. As of March 31, 2010, our portfolio consisted of 84 properties, excluding one property held as an investment in an unconsolidated joint venture, of which 71 are located throughout North America and 13 are located in Europe. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies. Digital Realty Trust, Inc,, a Maryland corporation, operates as a real estate investment trust, or REIT, for federal income tax purposes. Digital Realty Trust, L.P., a Maryland limited partnership, is the entity through which Digital Realty Trust, Inc. conducts its business and owns its assets.

As of March 31, 2010, our properties contained a total of approximately 15.0 million net rentable square feet, including approximately 1.8 million square feet held for redevelopment. As of March 31, 2010, our portfolio, excluding space held for redevelopment, was approximately 95.2% leased at an average annualized rent per occupied square foot of $44.10.

Our principal executive offices are located at 560 Mission Street, Suite 2900, San Francisco, California 94105. Our telephone number is (415) 738-6500. Our website is located at www.digitalrealtytrust.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the United States Securities and Exchange Commission, or the SEC.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange the 5.875% Notes due 2020 offered by this prospectus (the “exchange notes”) for the outstanding 5.875% Notes due 2020 (the “private notes”) that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $1,000 and integral multiples thereof. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $500,000,000 principal amount of private notes is outstanding.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010 (the 21st business day following commencement of the exchange offer), unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement with respect to the private notes and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC.

Procedures for Tendering Private Notes	If you wish to tender your private notes for the exchange notes pursuant to the exchange offer and:

•

if you hold the private notes through The Depository Trust Company (“DTC”), you must comply with the Automated Tender Offer Program procedures of DTC, and the Exchange Agent (as defined below) must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC pursuant to the procedures for book-entry transfer described herein, along with a properly transmitted agent’s message, before the expiration date; or

•

if you hold the private notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), you must comply with the procedures of Euroclear or Clearstream, as applicable, before the expiration date.

By tendering the private notes pursuant to the exchange offer, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer.

Acceptance of the Private Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal of Tenders.”

U.S. Federal Tax Considerations	The exchange of notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material federal tax considerations relating to the exchange of notes, see “U.S. Federal Income Tax Consequences.”

Exchange Agent	Wilmington Trust FSB, the registrar and paying agent for the notes under the indenture governing the notes, is serving as the exchange agent for the notes (the “Exchange Agent”).

Consequences of Failure to Exchange	If you do not exchange your private notes for the exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of the private notes under the Securities Act.

Registration Rights Agreement	You are entitled to exchange your private notes for the exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

We explain the exchange offer in greater detail beginning on page 30.

THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. For purposes of this section entitled “—The Exchange Notes” and the section entitled “Description of Notes,” references to “we,” “us,” and “our” refer only to Digital Realty Trust, L.P. and not to its subsidiaries or Digital Realty Trust, Inc.

The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer of Notes	Digital Realty Trust, L.P.

Securities Offered	$500,000,000 principal amount of 5.875% notes due 2020.

Maturity Date	February 1, 2020, unless earlier redeemed.

Interest	5.875% per year. Interest will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning August 1, 2010.

Ranking of Notes	The notes will be our direct, senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the collateral securing the same) and to all existing and future liabilities and preferred equity of our subsidiaries, including guarantees by certain of our subsidiaries of indebtedness under our revolving credit facility and the notes under the Prudential shelf facility.

Guarantee	The notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. The guarantee will be a senior unsecured obligation of Digital Realty Trust, Inc. and will rank equally in right of payment with other senior unsecured obligations of Digital Realty Trust, Inc. from time to time outstanding. Digital Realty Trust, Inc. has no material assets other than its investment in us.

Optional Redemption	The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the sum of:

•	an amount equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to, but not including, the redemption date; and

•	a make-whole premium.

Notwithstanding the foregoing, if the notes are redeemed on or after 90 days prior to the maturity date, the redemption price will not include a make-whole premium. See “Description of Notes— Optional Redemption” in this prospectus.

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our, our guarantor’s and our subsidiaries’ ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes.”

Further Issuances	We may from time to time, without notice to or consent of existing noteholders, create and issue additional notes having the same terms and conditions as the exchange notes in all respects, except for the issue date and, under certain circumstances, the issue price and first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes, provided, however, that such additional notes may not be fungible with the previously outstanding notes for U.S. federal income tax purposes.

No Public Market	The exchange notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes on any automated dealer quotation system.

Book-Entry Form	The exchange notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC, in New York, New York. Beneficial interests in the global certificates representing the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances.

Risk Factors	You should read carefully the “Risk Factors” beginning on page 11 of this prospectus for certain considerations relevant to an investment in the notes.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth summary historical consolidated financial and operating data for Digital Realty Trust, L.P. and Digital Realty Trust, Inc. and their respective subsidiaries. You should read the following summary historical financial data in conjunction with the consolidated historical financial statements and notes thereto of each of Digital Realty Trust, L.P. and Digital Realty Trust, Inc. and their respective subsidiaries and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Digital Realty Trust, L.P.

The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statement of operations data for each of the years in the three-year period ended December 31, 2009 have been derived from the historical consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2007, 2006 and 2005 and the consolidated statement of operations data for each of the years ended December 31, 2006 and 2005 have been derived from the historical consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, not audited by KPMG LLP. The consolidated balance sheet data as of the three months ended March 31, 2010 and the consolidated statement of operations data for each of the three months ended March 31, 2010 and 2009 have been derived from the unaudited condensed consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, which are included elsewhere in this prospectus. The results for the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(Dollars in thousands, except unit and per unit data)	(unaudited)					(unaudited)
Statement of Operations Data:
Operating Revenues:
Rental	$152,574	$118,089	$510,772	$404,559	$319,603	$221,371	$150,072
Tenant reimbursements	39,205	31,027	125,308	107,503	75,003	50,340	35,720
Other	—	18	1,062	15,383	641	365	5,829

Total operating revenues	191,779	149,134	637,142	527,445	395,247	272,076	191,621
Operating Expenses:
Rental property operating and maintenance	53,242	42,573	176,238	151,147	109,225	59,917	39,519
Property taxes	12,721	9,211	36,004	31,102	27,181	26,890	20,189
Insurance	1,735	1,456	6,111	4,988	5,527	3,682	2,653
Depreciation and amortization	57,532	46,304	198,052	172,378	134,419	86,129	55,702
General and administrative	11,352	10,102	42,165	38,391	30,786	19,717	12,061
Other	2	285	783	1,084	431	449	1,355

Total operating expenses	136,584	109,931	459,353	399,090	307,569	196,784	131,479

Operating income	55,195	39,203	177,789	128,355	87,678	75,292	60,142
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116	2,172	2,369	449	177	—
Interest and other income	31	243	753	2,106	2,287	1,270	1,274
Interest expense	(30,902)	(18,937)	(88,442)	(63,621)	(67,054)	(50,598)	(35,381)
Tax expense	(716)	(436)	(1,038)	(1,109)	(814)	(724)	(554)
Loss from early extinguishment of debt	—	—	—	(182)	—	(527)	(1,021)

Income from continuing operations	25,586	21,189	91,234	67,918	22,546	24,890	24,460
Net income (loss) from discontinued operations	—	—	—	—	1,395	314	(103)
Gain on sale of discontinued operations	—	—	—	—	18,049	18,096	—

Net income	25,586	21,189	91,234	67,918	41,990	43,300	24,357
Net (income) loss attributable to noncontrolling interests in consolidated joint ventures	232	—	(140)	(335)	—	15	12

Net income attributable to Digital Realty Trust, L.P.	25,818	21,189	91,094	67,583	41,990	43,315	24,369
Preferred unit distributions	(10,101)	(10,101)	(40,404)	(38,564)	(19,330)	(13,780)	(10,014)

Net income available to common unitholders	$15,717	$11,088	$50,690	$29,019	$22,660	$29,535	$14,355

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(Dollars in thousands, except unit and per unit data)	(unaudited)					(unaudited)
Per Unit Data:
Basic income per unit available to common unitholders	$0.19	$0.14	$0.62	$0.39	$0.33	$0.47	$0.26
Diluted income per unit available to common unitholders	$0.18	$0.14	$0.61	$0.38	$0.32	$0.46	$0.26
Cash distribution per common unit	$0.48	$0.33	$1.47	$1.26	$1.17	$1.08	$1.00
Weighted average common units outstanding:
Basic	83,233,100	80,550,025	81,715,226	75,160,263	68,754,024	62,562,820	55,525,443
Diluted	86,075,069	80,741,438	82,785,746	76,766,756	70,799,336	63,870,029	55,760,887

	March 31, 2010	December 31,
		2009	2008	2007	2006	2005
(in thousands)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Net investments in real estate	$3,501,382	$3,157,193	$2,748,220	$2,302,500	$1,736,979	$1,194,106
Total assets	4,147,586	3,745,059	3,281,045	2,809,791	2,185,783	1,529,170
Revolving credit facility	—	205,547	138,579	299,731	145,452	181,000
Unsecured senior notes	200,000	83,000	58,000	—	—	—
Mortgages and other secured loans	1,043,361	1,063,663	1,026,594	895,507	804,686	568,067
5.875% Notes due 2020, net	491,589	—	—	—	—	—
4.125% exchangeable senior debentures due 2026, net	166,859	165,834	161,901	158,224	154,786	—
5.50% exchangeable senior debentures due 2029	266,400	266,400	—	—	—	—
Total liabilities	2,499,081	2,110,258	1,705,969	1,673,361	1,320,317	880,228
General partner’s capital	1,622,244	1,586,942	1,553,424	1,053,788	719,386	384,853
Limited partners’ capital	60,361	60,875	71,041	74,356	141,890	262,239
Accumulated other comprehensive income (loss)	(51,534)	(30,630)	(53,747)	3,358	4,190	1,644
Noncontrolling interests in consolidated joint venture	17,434	17,614	4,358	4,928	—	206
Total liabilities and capital	$4,147,586	$3,745,059	$3,281,045	$2,809,791	$2,185,783	$1,529,170

	Three Months Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Other Data:
Ratio of earnings to fixed charges(1)	1.72	1.82	1.58	1.13	1.38	1.68

(1)	The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. “Earnings” consist of net income (loss) before noncontrolling interests and fixed charges, and “fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. Earnings and fixed charges exclude 7979 East Tufts Avenue (sold in July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).

Digital Realty Trust, Inc.

The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statement of operations data for each of the years in the three-year period ended December 31, 2009 have been derived from the historical consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2007, 2006 and 2005 and the consolidated statement of operations data for each of the years ended December 31, 2006 and 2005 have been derived from the historical consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries, audited by KPMG LLP, whose report with respect thereto is not included or incorporated by reference in this prospectus. The consolidated balance sheet data and consolidated statement of operations data as of and for each of the three months ended March 31, 2010 and 2009 have been derived from the unaudited condensed consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries, which are included elsewhere in this prospectus. The results for the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year. Certain prior year amounts have been reclassified to conform to the current year presentation.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(Dollars in thousands except share and per share data)	(unaudited)
Statement of Operations Data:
Operating Revenues:
Rental	$152,574	$118,089	$510,772	$404,559	$319,603	$221,371	$150,072
Tenant reimbursements	39,205	31,027	125,308	107,503	75,003	50,340	35,720
Other	—	18	1,062	15,383	641	365	5,829

Total operating revenues	191,779	149,134	637,142	527,445	395,247	272,076	191,621
Operating Expenses:
Rental property operating and maintenance	53,242	42,573	176,238	151,147	109,225	59,917	39,519
Property taxes	12,721	9,211	36,004	31,102	27,181	26,890	20,189
Insurance	1,735	1,456	6,111	4,988	5,527	3,682	2,653
Depreciation and amortization	57,532	46,304	198,052	172,378	134,419	86,129	55,702
General and administrative	11,352	10,102	42,165	38,391	30,786	19,717	12,061
Other	2	285	783	1,084	431	449	1,355

Total operating expenses	136,584	109,931	459,353	399,090	307,569	196,784	131,479

Operating income	55,195	39,203	177,789	128,355	87,678	75,292	60,142

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116	2,172	2,369	449	177	—
Interest and other income	31	243	753	2,106	2,287	1,270	1,274
Interest expense	(30,902)	(18,937)	(88,442)	(63,621)	(67,054)	(50,598)	(35,381)
Tax expense	(716)	(436)	(1,038)	(1,109)	(814)	(724)	(554)
Loss from early extinguishment of debt	—	—	—	(182)	—	(527)	(1,021)

Income from continuing operations	25,586	21,189	91,234	67,918	22,546	24,890	24,460
Net income (loss) from discontinued operations	—	—	—	—	1,395	314	(103)
Gain on sale of discontinued operations	—	—	—	—	18,049	18,096	—

Net income	25,586	21,189	91,234	67,918	41,990	43,300	24,357
Net income attributable to noncontrolling interests	(741)	(793)	(3,572)	(2,664)	(3,753)	(12,570)	(8,256)

Net income attributable to Digital Realty Trust, Inc.	24,845	20,396	87,662	65,254	38,237	30,730	16,101
Preferred stock dividends	(10,101)	(10,101)	(40,404)	(38,564)	(19,330)	(13,780)	(10,014)

Net income available to common stockholders	$14,744	$10,295	$47,258	$26,690	$18,907	$16,950	$6,087

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(Dollars in thousands, except share and per share data)	(unaudited)
Per Share Data:
Basic income per share available to common stockholders	$0.19	$0.14	$0.62	$0.39	$0.31	$0.47	$0.25
Diluted income per share available to common stockholders	$0.18	$0.14	$0.61	$0.38	$0.30	$0.45	$0.25
Cash dividend per common share	$0.48	$0.33	$1.47	$1.26	$1.17	$1.08	$1.00
Weighted average common shares outstanding:
Basic	77,770,691	74,703,755	75,950,370	68,829,267	60,527,625	36,134,983	23,986,288
Diluted	80,612,660	74,895,168	77,020,890	70,435,760	62,572,937	37,442,192	24,221,732

	March 31, 2010	December 31,
		2009	2008	2007	2006	2005
(in thousands)	(unaudited)
Balance Sheet Data:
Net investments in real estate	$3,501,382	$3,157,193	$2,748,220	$2,302,500	$1,736,979	$1,194,106
Total assets	4,147,586	3,745,059	3,281,045	2,809,791	2,185,783	1,529,170
Revolving credit facility	—	205,547	138,579	299,731	145,452	181,000
Unsecured senior notes	200,000	83,000	58,000	—	—	—
Mortgages and other secured loans	1,043,361	1,063,663	1,026,594	895,507	804,686	568,067
5.875% Notes due 2020, net	491,589	—	—	—	—	—
4.125% exchangeable senior debentures due 2026, net	166,859	165,834	161,901	158,224	154,786	—
5.50% exchangeable senior debentures due 2029	266,400	266,400	—	—	—	—
Total liabilities	2,499,081	2,110,258	1,705,969	1,673,361	1,320,317	880,228
Total stockholders equity	1,574,687	1,558,995	1,503,921	1,057,167	723,576	386,497
Noncontrolling interests in operating partnership	56,384	58,192	66,797	74,335	141,890	262,239
Noncontrolling interests in consolidated joint ventures	17,434	17,614	4,358	4,928	—	206
Total liabilities and equity	$4,147,586	$3,745,059	$3,281,045	$2,809,791	$2,185,783	$1,529,170

	Three Months Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Other Data:
Ratio of earnings to fixed charges(1)	1.72	1.82	1.58	1.13	1.38	1.68

(1)	The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. “Earnings” consist of net income (loss) before noncontrolling interests and fixed charges, and “fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. Earnings and fixed charges exclude 7979 East Tufts Avenue (sold in July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before making a decision to exchange your private notes for the exchange notes in the exchange offer. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes. The risk factors set forth below are generally applicable to the private notes as well as the exchange notes.

Risks Related to Our Business and Operations

Global economic conditions could adversely affect our liquidity and financial condition.

Recent U.S., European and other international market and economic conditions have been unprecedented and challenging. Significantly tighter credit conditions and recession in all markets in which we own properties and conduct our operations persisted throughout 2009 and such markets have not fully recovered. Continued concerns about the systemic impact of potential wide-spread and long-term recession, energy costs, geopolitical issues, the availability and cost of credit, global financial and mortgage markets, corporate and consumer debt levels and declining residential and commercial real estate markets have contributed to increased market volatility and diminished expectations for the U.S., European and other economies. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, continue to contribute to substantial global volatility.

As a result of these conditions, general economic conditions and the cost and availability of capital have been and may continue to be adversely affected in all markets in which we own properties and conduct our operations. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide credit to businesses and consumers. Continued turbulence in the U.S., European and other international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. If these market and economic conditions continue, they may limit our ability, and the ability of our tenants, to replace or renew maturing liabilities on a timely basis, access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our, and our tenants’, financial condition and results of operations.

In addition, our access to funds under our revolving credit facility depend on the ability of the lenders that are parties to such facilities to meet their funding commitments to us. We cannot assure you that continuing long-term disruptions in the global economy and the continuation of tighter credit conditions among, and potential failures or nationalizations of, third party financial institutions as a result of such disruptions will not have an adverse effect on our lenders. If our lenders are not able to meet their funding commitments to us, our business, results of operation, cash flows and financial condition could be adversely affected.

If we do not have sufficient cash flow to continue operating our business and are unable to borrow additional funds, access our revolving credit facility or raise equity or debt capital, we may need to find alternative ways to increase our liquidity. Such alternatives may include, without limitation, curtailing development or redevelopment activity, disposing of one or more of our properties possibly on disadvantageous terms or entering into or renewing leases on less favorable terms than we otherwise would.

Our growth depends on external sources of capital which are outside of our control.

In order for Digital Realty Trust, Inc. to maintain its qualification as a REIT, it is required under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, to annually distribute at least 90% of its net taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, Digital Realty Trust, Inc. will be subject to income tax at regular corporate rates to the extent that it distributes less than 100% of its net taxable income, including any net capital gains. Digital Realty Trust, L.P. is required to make distributions to Digital Realty Trust, Inc. that will enable the latter to satisfy this distribution requirement and avoid tax liability. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition or redevelopment financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain equity or debt financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our business prospects and growth potential;

•	our current debt levels;

•	our current and expected future earnings, funds from operations and growth thereof;

•	our cash flow and cash distributions;

•	the market price per share of Digital Realty Trust, Inc.’s common stock; and

•	our company’s ability to maintain its investment grade credit rating with the ratings agencies.

If the United States Federal Reserve increases short-term interest rates, this would have a significant upward impact on shorter-term interest rates, including the interest rates that our variable rate debt is based upon. Furthermore, difficulties with “sub-prime” residential housing credit have impacted corporate debt. Liquidity previously provided by commercial mortgage-backed securities and collateralized debt obligations has significantly decreased. The affects on commercial real estate mortgages and other debt include:

•	higher loan spreads;

•	tighter loan covenants;

•	reduced loan to value ratios and resulting borrower proceeds; and

•	higher amortization and reserve requirements.

We cannot assure you that we will be able to obtain debt financing at all or on terms favorable or acceptable to us.

Potential future increases in interest rates and credit spreads may increase our interest expense and therefore negatively affect our financial condition, results of operations, and reduce our access to capital markets. Increased interest rates may also increase the risk that the counterparties to our swap agreements will default on their obligations, which would further increase our interest expense. Equity markets have experienced high volatility recently and we cannot assure you that we will be able to raise capital through the sale of equity securities at all or on favorable terms. Sales of equity on unfavorable terms could result in substantial dilution to Digital Realty Trust, Inc.’s common stockholders and Digital Realty Trust, L.P.’s unitholders.

If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations, pay cash dividends to Digital Realty Trust, Inc.’s stockholders or make distributions to Digital Realty Trust, L.P.’s unitholders.

Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition.

We review the carrying value of our properties when circumstances, such as adverse market conditions (including conditions resulting from the recent global economic recession), indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property.

These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for distribution and the value of our securities.

Our properties depend upon the demand for technology-related real estate.

Our portfolio of properties consists primarily of technology-related real estate and datacenter real estate in particular. A decrease in the demand for datacenter space, Internet gateway facilities or other technology-related real estate would have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base or less specialized use. Our substantial redevelopment activities make us particularly susceptible to general economic slowdowns, including recessions, as well as adverse developments in the corporate datacenter, Internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for datacenter space. Reduced demand could also result from business relocations, including to markets that we do not currently serve such as Asia. Changes in industry practice or in technology, such as virtualization technology, more efficient or miniaturization of computing or networking devices, or devices that require higher power densities than today’s devices, could also reduce demand for the physical datacenter space we provide or make the tenant improvements in our facilities obsolete or in need of significant upgrades to remain viable. In addition, the development of new technologies, the adoption of new industry standards or other factors could render many of our tenants’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, thereby increasing the likelihood that they default under their leases, become insolvent or file for bankruptcy.

We depend on significant tenants, and many of our properties are single-tenant properties or are currently occupied by single tenants.

As of March 31, 2010, the 20 largest tenants in our property portfolio represented approximately 54% of the total annualized rent generated by our properties. Our largest tenants by annualized rent are Savvis Communications and Equinix Operating Company, Inc. Savvis Communications leased approximately 1.9 million square feet of net rentable space as of March 31, 2010, representing approximately 9.4% of the total annualized rent generated by our properties. Equinix Operating Company, Inc. leased approximately 607,000 square feet of net rentable space as of March 31, 2010, representing approximately 4.5% of the total annualized rent generated by our properties. In addition, 38 of our 84 properties are occupied by single tenants, including properties occupied solely by Savvis Communications and Equinix Operating Company, Inc. Many factors, including consequences of recent global economic conditions, may cause our tenants to experience a downturn in their businesses or otherwise experience a lack of liquidity, which may weaken their financial condition and result in their failure to make timely rental payments or their default under their leases. If any tenant defaults or fails to make timely rent payments, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

Our tenants may choose to develop new data centers or expand their own existing data centers, which could result in the loss of one or more key tenants or reduce demand for our newly developed data centers, which could have a material adverse effect on our revenues and results of operations.

Our tenants may choose to develop new data centers or expand or consolidate into data centers that we do not own in the future. In the event that any of our key tenants were to do so, it could result in a loss of business to us or put pressure on our pricing. If we lose a tenant, we cannot assure you that we would be able to replace that tenant at a competitive rate or at all, which could have a material adverse effect on our revenues and results of operations.

The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties.

If any tenant becomes a debtor in a case under the federal Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. In either case, our claim for unpaid rent would likely not be paid in full. As of March 31, 2010, we had no material tenants in bankruptcy.

Our revenue and cash available for distribution could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent, or suffer a downturn in its business, or fail to renew its lease or renew on terms less favorable to us than its current terms.

Our portfolio of properties depends upon local economic conditions and is geographically concentrated in certain locations.

Our properties are located in 27 metropolitan areas. We depend upon the local economic conditions in these markets, including local real estate conditions. Many of these markets experienced downturns in recent years and are currently experiencing downturns as a result of the global economic crisis or other factors. Our operations may also be affected if too many competing properties are built in any of these markets or supply otherwise increases or exceeds demand. Our operations and our revenue and cash available for distribution could be materially adversely affected by the recent global economic downturn. We cannot assure you that these markets will grow or will remain favorable to technology-related real estate.

As of March 31, 2010, our portfolio was geographically concentrated in the following metropolitan markets.

Metropolitan Market	Percentage of 03/31/10 total annualized rent(1)
Silicon Valley	16.2%
New York Metro	11.3%
Chicago	11.1%
Northern Virginia	9.6%
Dallas	9.2%
Boston	7.2%
Phoenix	5.9%
San Francisco	4.4%
London, England	4.3%
Los Angeles	4.2%
Dublin, Ireland	3.4%
Paris, France	2.8%
Other	10.4%

100.0%

(1)	Annualized rent is monthly contractual rent under existing leases as of March 31, 2010, multiplied by 12.

In addition, we are currently developing or redeveloping properties in certain of these markets. Any negative changes in real estate, technology or economic conditions in these markets in particular could negatively impact our performance.

Our growth depends upon the successful development of our existing space held for redevelopment and new properties acquired for redevelopment and any delays or unexpected costs in such development or difficulties in leasing or operating newly developed space may delay and harm our growth prospects, future operating results and financial condition.

We had approximately 1.8 million square feet held for redevelopment at March 31, 2010, including three vacant properties. We are and intend to continue building out a large portion of this space on a speculative basis at significant cost. Our successful development and redevelopment of these projects is subject to many risks, including those associated with:

•	delays in construction;

•	budget overruns;

•	changes to the plans or specifications;

•	construction site accidents and other casualties;

•	increased prices for raw materials or building supplies;

•	lack of availability and/or increased costs for specialized data center components, including long lead time items such as generators;

•	financing availability, including our ability to obtain construction financing and permanent financing;

•	increases in interest rates or credit spreads;

•	labor availability and costs;

•	labor disputes and work stoppages with contractors, subcontractors or others that are constructing the project;

•	failure of contractors to perform on a timely basis or at all, or other misconduct on the part of contractors;

•	timing of the commencement of rental payments;

•	ability to lease the space we develop or redevelop at all, or at rates we consider favorable or expected at the time we commenced redevelopment;

•	increased supply or reduced demand for datacenters space;

•	access to sufficient power and related costs of providing such power to our tenants;

•	environmental issues;

•	fire, flooding, earthquakes and other national disasters;

•	geological, construction, excavation and equipment problems;

•	delays or denials of entitlements or permits, including zoning and related permits or other delays resulting from our dependence on the cooperation of public agencies and utility companies; and

•	other property development uncertainties.

In addition, in certain circumstances we lease data center facilities prior to their completion. If we fail to complete the facilities in a timely manner, the tenant may be entitled to terminate its lease, seek damages or penalties against us or pursue other remedies.

While we intend to develop data center properties primarily in markets we are familiar with, we may in the future develop properties in new geographic regions where we expect the development of property to result in favorable risk-adjusted returns on our investment. We may not possess the same level of familiarity with development of other property types or other markets, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance.

Development and redevelopment activities, regardless of whether they are ultimately successful, typically require a substantial portion of our company’s management’s time and attention. This may distract our company’s management from focusing on other operational activities of our business. If we are unable to complete development or redevelopment projects successfully, our business may be adversely affected.

We may be unable to lease vacant or redevelopment space or renew leases, re-lease space as leases expire.

At March 31, 2010, we owned approximately 1.8 million square feet held for redevelopment. Of this space, we are currently redeveloping 185,000 square feet. We intend to continue to add new space to our redevelopment inventory and to continue to redevelop additional space from this inventory. A substantial portion of the space that we redevelop is, and will continue to be, redeveloped on a speculative basis, meaning that we do not have a signed lease for the space when we begin the redevelopment process. We also develop or redevelop space specifically for tenants pursuant to leases signed prior to beginning the development or redevelopment process. In those cases, if we failed to meet our development or redevelopment obligations under those leases, these tenants may be able to terminate the leases and we would be required to find a new tenant for this space. We cannot assure you that once we have redeveloped a space we will be able to successfully lease it. If we are not able to successfully lease the space that we redevelop, if redevelopment costs are higher than we currently estimate, or if lease rates are lower than expected when we began the project or are otherwise undesirable, our revenue and operating results could be adversely affected.

In addition, as of March 31, 2010, leases representing 12.0% of the square footage of the properties in our portfolio, excluding space held for redevelopment, were scheduled to expire through 2011, and an additional 4.8% of the net rentable square footage excluding space held for redevelopment was available to be leased. Some of this space may require substantial capital investment to meet the power and cooling requirements of today’s advanced data centers, or may no longer be suitable for this use. In addition, we cannot assure you that leases will be renewed or that our properties will be re-leased at all, or at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates for our properties decrease, our existing tenants do not renew their leases, we do not re-lease our available space, including newly redeveloped space and space for which leases are scheduled to expire or it takes longer for us to lease or re-lease this space or for rents to commence on this space, our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt service obligations could be materially adversely affected.

We have owned certain of our properties for a limited time.

We owned 84 properties at March 31, 2010, excluding one property held as an investment in an unconsolidated joint venture. These properties are primarily located throughout North America and 13 properties are located in Europe. The properties contain a total of approximately 15.0 million net rentable square feet, including 1.8 million square feet held for redevelopment. All the properties have been under our management for less than six years, and we have owned nine of the properties for less than one year at March 31, 2010. The properties may have characteristics or deficiencies unknown to us that could affect their valuation or revenue potential. We cannot assure you that the operating performance of the properties will not decline under our management. In addition, we have a limited history operating Turn-Key Datacenters® that we have developed or redeveloped. Because we generally cannot pass operating expenses (other than energy costs) on to our tenants in Turn-Key Datacenters®, if we incur operating expenses greater than we anticipated based on our limited operating history, our results of operations could be negatively impacted.

We may have difficulty managing our growth.

We have significantly and rapidly expanded the size of our company. For example, during 2009, we acquired six properties and we increased the number and size of our redevelopment activities. Our growth may significantly strain our company’s management, operational and financial resources and systems. In addition, as a reporting company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase our accounting, legal and financial compliance costs and may strain our company’s management and financial, legal and operational resources and systems. An inability to manage our growth effectively or the increased strain on our company’s management of our resources and systems could result in deficiencies in our disclosure controls and procedures or our internal control over financial reporting and could negatively impact our cash available for distribution.

Tax protection provisions on certain properties could limit our operating flexibility.

We have agreed with the third-party contributors who contributed the direct and indirect interests in the 200 Paul Avenue 1-4 and 1100 Space Park Drive properties to indemnify them against adverse tax consequences if we were to sell, convey, transfer or otherwise dispose of all or any portion of these interests, in a taxable transaction, in these properties. However, we can sell these properties in a taxable transaction if we pay the contributors cash in the amount of their tax liabilities arising from the transaction and tax payments. The 200 Paul Avenue 1-4 and 1100 Space Park Drive properties represented 5.8% of our portfolio’s annualized rent as of March 31, 2010. These tax protection provisions apply for a period expiring on the earlier of November 3, 2013 and the date on which these contributors (or certain transferees) hold less than 25% of the units issued to them in connection with the contribution of these properties to us. Although it may be in Digital Realty Trust, Inc.’s stockholders’ and Digital Realty Trust, L.P.’s unitholders’ best interest that we sell a property, it may be economically disadvantageous for us to do so because of these obligations. We have also agreed to make up to $17.8 million of debt available for these contributors to guarantee. We agreed to these provisions in order to assist these contributors in preserving their tax position after their contributions.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under various insurance policies. We select policy specifications and insured limits which we believe to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsured losses such as loss from riots, terrorist threats, war or nuclear reaction. Most of our policies, like those covering losses due to floods, are insured subject to limitations involving large deductibles or co-payments and policy limits which may not be sufficient to cover losses. A large portion of the properties we own are located in California, an area especially subject to earthquakes. Together, these properties represented approximately 25% of our portfolio’s annualized rent as of March 31, 2010. While we carry earthquake insurance on our properties, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage relative to the risk of loss.

In addition, many of our buildings contain extensive and highly valuable technology-related improvements. Under the terms of our leases, tenants generally retain title to such improvements and are obligated to maintain adequate insurance coverage applicable to such improvements and under most circumstances use their insurance proceeds to restore such improvements after a casualty. In the event of a casualty or other loss involving one of our buildings with extensive installed tenant improvements, our tenants may have the right to terminate their leases if we do not rebuild the base building within prescribed times. In such cases, the proceeds from tenants’ insurance will not be available to us to restore the improvements, and our insurance coverage may be insufficient to replicate the technology-related improvements made by such tenants. Furthermore, the terms of our mortgage indebtedness at certain of our properties may require us to pay insurance proceeds over to our lenders under certain circumstances, rather than use the proceeds to repair the property.

If we or one or more of our tenants experiences a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Payments on our debt reduce cash available for distribution and may expose us to the risk of default under our debt obligations.

Our total consolidated indebtedness at March 31, 2010 was approximately $2.2 billion, and we may incur significant additional debt to finance future acquisition and development activities. We have a revolving credit facility, which has a borrowing limit based upon a percentage of the value of our unsecured properties included in the facility’s borrowing base. At March 31, 2010, approximately $726.5 million was available under this facility, net of letters of credit. In addition, under our contribution agreement with respect to the 200 Paul Avenue 1-4 and 1100 Space Park Drive properties, we have agreed to make available for guarantee up to $17.8 million of indebtedness and may enter into similar agreements in the future.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties, pay dividends to Digital Realty Trust, Inc.’s stockholders or make distributions to Digital Realty Trust, L.P.’s unitholders. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•

we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents beyond applicable grace periods, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt service obligations could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder Digital Realty Trust, Inc.’s ability to meet the REIT distribution requirements imposed by the Code.

We may be unable to identify and complete acquisitions and successfully operate acquired properties.

We continually evaluate the market of available properties and may acquire additional technology-related real estate when opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them may be exposed to the following significant risks:

•

we may be unable to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirors may significantly increase the purchase price or result in other less favorable terms;

•

even if we enter into agreements for the acquisition of technology-related real estate, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance acquisitions on favorable terms or at all;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•

we may be unable to integrate new acquisitions quickly and efficiently, particularly acquisitions of operating businesses or portfolios of properties, into our existing operations, and our results of operations and financial condition could be adversely affected;

•	acquired properties may be subject to reassessment, which may result in higher than expected property tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•

we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot finance property acquisitions on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt service obligations could be materially adversely affected.

We may be unable to source off-market deal flow in the future.

A component of our growth strategy is to continue to acquire additional technology-related real estate. To date, more than half of our acquisitions were acquired before they were widely marketed by real estate brokers, or “off-market.” Properties that are acquired off-market are typically more attractive to us as a purchaser because of the absence of competitive bidding, which could potentially lead to higher prices. We obtain access to off-market deal flow from numerous sources. If we cannot obtain off-market deal flow in the future, our ability to locate and acquire additional properties at attractive prices could be adversely affected.

We face significant competition, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate and datacenters, many of which own properties similar to ours in the same markets in which our properties are located, including DuPont Fabros Technology, Inc., CRG West and various local developers in the U.S., and Global Switch and various regional operators in Europe. In addition, we may in the future face competition from new entrants into the datacenter market, including new entrants who may acquire our current competitors. Some of our competitors and potential competitors have significant advantages over us, including greater name recognition, longer operating histories, pre-existing relationships with current or potential customers, significantly greater financial, marketing and other resources and more ready access to capital which allow them to respond more quickly to new or changing opportunities. If our competitors offer space that our tenants or potential tenants perceive to be superior to ours based on numerous factors, including available power, security considerations, location, or connectivity, or if they offer rental rates below current market rates, or below the rental rates we are offering, we may lose tenants or potential tenants or be required to incur costs to improve our properties or reduce our rental rates. In addition, recently many of our competitors have developed or redeveloped additional datacenter space. If the supply of datacenter space continues to increase as a result of these activities or otherwise, rental rates may be reduced or we may face delays in or be unable to lease our vacant space, including space that we develop or redevelop. Finally, if tenants or potential tenants desire services that we do not offer, we may not be able to lease our space to those tenants. Our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

Our revolving credit facility, Prudential shelf facility and 5.875% notes due 2020 restrict our ability to engage in some business activities.

Our revolving credit facility and Prudential shelf facility contain negative covenants and other financial and operating covenants that, among other things:

•	restrict our ability to incur additional indebtedness;

•	restrict our ability to make certain investments;

•	restrict our ability to merge with another company;

•	restrict our ability to create, incur or assume liens;

•	restrict Digital Realty Trust, Inc.’s ability to make distributions to its stockholders;

•	require us to maintain financial coverage ratios; and

•	require us to maintain a pool of unencumbered assets approved by the lenders.

In addition, our 5.875% notes due 2020, or the 2020 notes, are governed by an indenture, which contains various restrictive covenants, including limitations on our ability to incur indebtedness and requirements to maintain a pool of unencumbered assets. These restrictions, and the restrictions in our revolving credit facility and Prudential shelf facility, could cause us to default on our 2020 notes, revolving credit facility or Prudential shelf facility, as applicable, or negatively affect our operations or our ability to pay dividends to Digital Realty Trust, Inc.’s stockholders or distributions to Digital Realty Trust, L.P.’s unitholders.

The exchange and repurchase rights of our exchangeable debentures may be detrimental to Digital Realty Trust, Inc.’s stockholders or Digital Realty Trust, L.P.’s unitholders.

Digital Realty Trust, L.P. has outstanding $172.5 million aggregate principal amount of 4.125% Exchangeable Senior Debentures due 2026, which we refer to as the 2026 debentures. The 2026 debentures may under certain circumstances be exchanged for cash (up to the principal amount of the exchangeable debentures) and, with respect to any excess exchange value, into cash, shares of Digital Realty Trust, Inc.’s common stock or a combination of cash and shares of Digital Realty Trust, Inc.’s common stock. The exchange rate of the 2026 debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on Digital Realty Trust, Inc.’s common stock in excess of $0.265 per share per quarter, the issuance of certain rights, options or warrants to holders of Digital Realty Trust, Inc.’s common stock, subdivisions or combinations of Digital Realty Trust, Inc.’s common stock, certain distributions of assets, debt securities, capital stock or cash to holders of Digital Realty Trust, Inc.’s common stock and certain tender or exchange offers. The 2026 debentures are redeemable at our option for cash at any time on or after August 18, 2011 and are subject to repurchase for cash at the option of the holder on August 15 in the years 2011, 2016 and 2021, or upon the occurrence of certain events.

In addition, Digital Realty Trust, L.P. has outstanding $266.4 million aggregate principal amount of 5.50% Exchangeable Senior Debentures due 2029, which we refer to as the 2029 debentures. The 2029 debentures are exchangeable for Digital Realty Trust, Inc.’s common stock. The exchange rate of the 2029 debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on Digital Realty Trust, Inc.’s common stock in excess of $0.33 per share per quarter, respectively, the issuance of certain rights, options or warrants to holders of Digital Realty Trust, Inc.’s common stock, subdivisions or combinations of Digital Realty Trust, Inc.’s common stock, certain distributions of assets, debt securities, capital stock or cash to holders of Digital Realty Trust, Inc.’s common stock and certain tender or exchange offers. The 2029 debentures are redeemable at our option for cash at any time on or after April 18, 2014 and are subject to repurchase for cash at the option of the holder on April 15 in the years 2014, 2019 and 2024, or upon the occurrence of certain events.

If the 2026 debentures or 2029 debentures are not exchanged, the repurchase rights of holder of the exchangeable debentures may discourage or impede transactions that might otherwise be in the interest of Digital

Realty Trust, Inc.’s stockholders or Digital Realty Trust, L.P.’s unitholders. Further, these exchange or repurchase rights might be triggered in situations where we need to conserve our cash reserves, in which event such repurchase might adversely affect us and Digital Realty Trust, Inc.’s stockholders or Digital Realty Trust, L.P.’s unitholders.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We currently, and may in the future, co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In that event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present when a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic, tax or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Our joint venture partners may take actions that are not within our control, which would require us to dispose of the joint venture asset or transfer it to a taxable REIT subsidiary in order for Digital Realty Trust, Inc. to maintain its status as a REIT. Such investments may also lead to impasses, for example, as to whether to sell a property, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our day-to-day business. Consequently, actions by or disputes with partners or co-venturers may subject properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Finally, we may share information with our third-party partners or co-venturers. Each of these factors may result in returns on these investments being less than we expect or in losses and our financial and operating results may be adversely affected.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel of our company, particularly Michael Foust, Digital Realty Trust, Inc.’s Chief Executive Officer, A. William Stein, Digital Realty Trust, Inc.’s Chief Financial Officer and Chief Investment Officer, Scott Peterson, Digital Realty Trust, Inc.’s Senior Vice President, Acquisitions and Christopher Crosby, Digital Realty Trust, Inc.’s Senior Vice President, Corporate Development. They are important to our success for many reasons, including that each has a national or regional reputation in our industry and the investment community that attracts investors and business and investment opportunities and assists us in negotiations with investors, lenders, existing and potential tenants and industry personnel. If we lost their services, our business and investment opportunities and our relationships with lenders and other capital markets participants, existing and prospective tenants and industry personnel could suffer. Many of our company’s other senior employees also have strong technology, finance and real estate industry reputations. As a result, we have greater access to potential acquisitions, financing, leasing and other opportunities, and are better able to negotiate with tenants. As our number of competitors increases, it becomes more likely that a competitor would attempt to hire certain of these individuals away from our company. The loss of any of these key personnel would result in the loss of these and other benefits and could materially and adversely affect our results of operations.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap and interest rate swap agreements. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. Our policy is to use derivatives only to hedge interest rate risks related to our borrowings, not for speculative or trading purposes, and to enter into contracts only with major financial institutions based on their credit ratings and other factors. However, we may choose to change this policy in the future. Including loans currently subject to interest rate caps and swaps, approximately 100% of our total indebtedness as of March 31, 2010 was subject to fixed interest rates. We do not currently hedge our revolving credit facility and as our borrowings under our revolving credit facility increase, so will our percentage of indebtedness not subject to fixed rates and our exposure to interest rates increase. Hedging may reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

Our properties may not be suitable for lease to datacenter or traditional technology office tenants without significant expenditures or renovations.

Because many of our properties contain tenant improvements installed at our tenants’ expense, they may be better suited for a specific corporate enterprise datacenter user or technology industry tenant and could require modification in order for us to re-lease vacant space to another corporate enterprise datacenter user or technology industry tenant. The tenant improvements may also become outdated or obsolete as the result of technological change, the passage of time or other factors. In addition, our redevelopment space will generally require substantial improvement to be suitable for datacenter use. For the same reason, our properties also may not be suitable for lease to traditional office tenants without significant expenditures or renovations. As a result, we may be required to invest significant amounts or offer significant discounts to tenants in order to lease or re-lease that space, either of which could adversely affect our financial and operating results.

Ownership of properties located outside of the United States subjects us to foreign currency and related risks which may adversely impact our ability to make distributions.

We owned 14 properties located outside of the United States at March 31, 2010. In addition, we are currently considering, and will in the future consider, additional international acquisitions.

The ownership of properties located outside of the United States subjects us to risk from fluctuations in exchange rates between foreign currencies and the U.S. dollar. We expect that our principal foreign currency exposure will be to the British Pound and the Euro. Changes in the relation of these currencies to the U.S. dollar will affect our revenues and operating margins, may materially adversely impact our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt obligations.

We may attempt to mitigate some or all of the risk of currency fluctuation by financing our properties in the local currency denominations, although we cannot assure you that we will be able to do so or that this will be effective. We may also engage in direct hedging activities to mitigate the risks of exchange rate fluctuations.

Acquisition, development, redevelopment, operation and ownership of foreign properties involve risks greater than those faced by us in the United States.

Foreign real estate investments usually involve risks not generally associated with investments in the United States. Our international acquisitions, developments, redevelopments, operations are subject to a number of risks, including:

•	risks resulting from our lack of knowledge of local real estate markets, development and redevelopment standards, economies and business practices and customs;

•	our limited knowledge of and relationships with sellers, tenants, contractors, suppliers or other parties in these markets;

•	due diligence, transaction and structuring costs higher than those we may face in the United States;

•	complexity and costs associated with managing international development, redevelopment and operations;

•	difficulty in hiring qualified management, sales and construction personnel and service providers in a timely fashion;

•	multiple, conflicting and changing legal, regulatory, entitlement and permitting, tax and treaty environments;

•	exposure to increased taxation, confiscation or expropriation;

•	currency transfer restrictions and limitations on our ability to distribute cash earned in foreign jurisdictions to the United States;

•

difficulty in enforcing agreements in non-U.S. jurisdictions, including those entered into in connection with our acquisitions or in the event of a default by one or more of our tenants, suppliers or contractors; and

•	political and economic instability, including sovereign credit risk, in certain geographic regions.

Our inability to overcome these risks could adversely affect our foreign operations and could harm our business and results of operations.

Future consolidation in the technology industry could materially adversely affect our revenues by eliminating some of our potential tenants and could make us more dependent on a more limited number of tenants.

Mergers or consolidations of technology companies in the future could reduce the number of our tenants and potential tenants. If our tenants merge with or are acquired by other entities that are not our tenants, they may discontinue or reduce the use of our data centers in the future. Any of these developments could have a material adverse effect on our revenues and results of operations.

We depend on third parties to provide Internet connectivity to the tenants in our data centers and any delays or disruptions in connectivity may materially adversely affect our operating results and cash flow.

We are not a telecommunications carrier. Although our tenants are responsible for providing their own network connectivity, we still depend upon the presence of telecommunications carriers’ fiber networks serving the locations of our data centers in order to attract and retain tenants. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. Any carrier may elect not to offer its services within our data centers. Any carrier that has decided to provide Internet connectivity to our data centers may not continue to do so for any period of time. Further, some carriers are experiencing business difficulties or have announced consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our data centers, which could have an adverse effect on the business of our tenants and, in turn, our own operating results.

Our new data centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our data centers is complex and involves factors outside of our control, including regulatory requirements and the availability of construction resources. If the establishment of highly diverse Internet connectivity to our data centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow may be materially adversely affected. Any hardware or fiber failures on this network may result in significant loss of connectivity to our data centers. This could negatively affect our ability to attract new tenants or retain existing tenants.

Risks Related to this Offering

Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the notes and otherwise adversely impact our business and growth prospects.

We have a substantial amount of debt. At March 31, 2010, our total indebtedness was approximately $2.2 billion (exclusive of trade payables, distributions payable, accrued expenses and committed letters of credit), and we may incur significant additional debt to finance future acquisition and development and redevelopment activities. We have a revolving credit facility, which has a borrowing limit based upon a percentage of the value of our unsecured properties included in the facility’s borrowing base. $726.5 million, net of issued letters of credit, was available under this facility at March 31, 2010. In addition, under our contribution agreement with respect to the 200 Paul Avenue 1-4 and 1100 Space Park Drive properties, we have agreed to make available for guarantee up to $17.8 million of indebtedness and may enter into similar agreements in the future.

Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences to holders of the notes, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments with respect the notes and our other indebtedness;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•

we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, cash available for distribution and our ability to satisfy our debt service obligations could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder Digital Realty Trust, Inc.’s ability to meet the REIT distribution requirements imposed by the Code.

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes will be senior unsecured obligations of Digital Realty Trust, L.P. and will rank equally in right of payment with all of our other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the secured indebtedness of Digital Realty Trust, L.P. to the extent of the value of the collateral securing such indebtedness. While the indenture governing the notes limits our ability to incur additional secured indebtedness in the future, it does not prohibit us from incurring such indebtedness if we meet certain ratios and other requirements. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures the secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. As of March 31, 2010, Digital Realty Trust, L.P. had $1.1 billion of senior unsecured indebtedness (exclusive of trade payables, distributions payable, accrued expenses and committed letters of credit).

The notes also will be effectively subordinated in right of payment to all liabilities and preferred equity of the subsidiaries of Digital Realty Trust, L.P. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, Digital Realty Trust, L.P., as a common equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors and preferred equity holders. As of March 31, 2010, the total indebtedness of Digital Realty Trust, L.P.’s subsidiaries was approximately $1.0 billion, excluding intercompany debt, guarantees of debt of Digital Realty Trust, L.P., accrued expenses and trade payables. In addition, except for subsidiaries of Digital Realty Trust, L.P. which are prohibited from doing so by the terms of secured indebtedness, substantially all of the domestic subsidiaries of Digital Realty Trust, L.P., together with Digital Realty Trust, Inc., guarantee our obligations under the revolving credit facility and the notes under the Prudential shelf facility. As of March 31, 2010, there was no balance outstanding under the revolving credit facility, excluding $23.2 million of letters of credit, and $200.0 million in outstanding notes under the Prudential shelf facility. While the indenture governing the notes limits the ability of our subsidiaries to incur additional unsecured indebtedness in the future, it does not prohibit our subsidiaries from incurring such indebtedness if such subsidiaries meet certain ratios and other requirements.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

Holders of our currently outstanding exchangeable debentures have the right to require us to repurchase such debentures for cash on specified dates or upon the occurrence of designated events. In addition, with respect to our 4.125% exchangeable senior debentures due 2026, we are required to settle exchanges of such debentures in cash up to the aggregate principal amount of such debentures. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to make the required repurchase or settlement of such debentures in cash at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all. In addition, our ability to make the required repurchase or settlement may be limited by law or the terms of other debt agreements or securities. However, our failure to make the required repurchase or settlement would constitute an event of default under the applicable indentures governing our currently outstanding exchangeable notes which, in turn, could constitute an event of default under other debt agreements, including the indenture that governs the notes offered hereby, thereby resulting in their acceleration and required prepayment and further restrict our ability to make such payments and repurchases.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things, our financial condition and market conditions at the time and restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes. Accordingly, if we cannot service our indebtedness, we may have to take actions, such as seeking additional equity or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.

Despite our substantial indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our revolving credit facility and certain other indebtedness and the indenture governing the notes limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase. In addition, the credit agreement governing our revolving credit facility and the indenture governing the notes do not prevent us from incurring obligations that do not constitute indebtedness.

Digital Realty Trust, Inc. has no significant operations, other than as Digital Realty Trust, L.P.’s general partner, and no material assets, other than its investment in Digital Realty Trust, L.P.

The notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. However, Digital Realty Trust, Inc. has no significant operations, other than as Digital Realty Trust, L.P.’s general partner, and no material assets, other than its investment in Digital Realty Trust, L.P. Furthermore, Digital Realty Trust, Inc.’s guarantee of the notes will be effectively subordinated in right of payment to all unsecured and secured liabilities and preferred equity of its subsidiaries (including Digital Realty Trust, L.P. and any entity Digital Realty Trust, Inc. accounts for under the equity method of accounting). As of March 31, 2010, the total indebtedness of Digital Realty Trust, Inc.’s subsidiaries was approximately $2.2 billion (exclusive of trade payables, distributions payable, accrued expenses and committed letters of credit). In addition, except for subsidiaries of Digital Realty Trust, L.P. which are prohibited from doing so by the terms of secured indebtedness, substantially all of the domestic subsidiaries of Digital Realty Trust, L.P., together with Digital Realty Trust, Inc., guarantee our obligations under the revolving credit facility and the notes under the Prudential shelf facility. As of March 31, 2010, there was no balance outstanding under the revolving credit facility, excluding $23.2 million of letters of credit, and $200.0 million in outstanding notes under the Prudential shelf facility.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by Digital Realty Trust, Inc., could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court voided such guarantee, holders of the notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void Digital Realty Trust, Inc.’s guarantee, we cannot assure you that funds would be available to pay the notes from any of our subsidiaries or from any other source.

The indenture governing the notes contains restrictive covenants that limit our operating flexibility.

The indenture governing the notes contains financial and operating covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.

In addition, our revolving credit facility requires us to meet specified financial ratios and the indenture governing the notes requires us to maintain at all times a specified ratio of unencumbered assets to unsecured debt. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing the notes and our revolving credit facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants, including those contained in our credit facility and the indenture governing the notes, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

We cannot assure you that an active trading market will develop for the notes, and if an active trading market does not develop for the notes, you may not be able to resell them.

We cannot assure you that an active trading market will ever develop for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of the recent deterioration in global economic, credit and market conditions;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	increased interest rates and operating costs;

•	our failure to repay debt when due or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to successfully operate acquired or redeveloped properties;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development or redevelopment of properties;

•	decreased rental rates or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and space held for redevelopment;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the sections above.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On January 28, 2010, our operating partnership issued $500.0 million of the private notes to Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, RBS Securities Inc. and UBS Securities LLC, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on January 28, 2010. Pursuant to the registration rights agreement, we agreed that we would:

(1)	file an exchange offer registration statement with the SEC on or prior to June 27, 2010;

(2)	use our reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to September 25, 2010;

(3)	unless the exchange offer would not be permitted by applicable law or SEC policy, we will:

(a)	commence the exchange offer; and

(b)	use reasonable efforts to issue on or prior to 45 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

(4)	if obligated to file the shelf registration statement, we will use reasonable efforts to file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 180 days after such obligation arises.

Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to this registration statement.

Resale of the Exchange Notes

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above or other interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By delivering a prospectus, a broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

•	we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•

holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $500.0 million in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered private notes when, as and if we have given written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time on                     , 2010 (the 21st business day following commencement of the exchange offer), unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the private notes that have been tendered as of the date of such notice.

We reserve the right, in our reasonable discretion:

•	to delay accepting any private notes due to an extension of the exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate the exchange offer,

in each case by written notice of the delay, extension or termination to the Exchange Agent and by press release or other public announcement.

We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 5.875% per year (calculated using a 360-day year). Interest will be payable on the exchange notes semi-annually on each February 1 and August 1.

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes or, if no interest has been paid on the private notes, from the date of initial issuance of the private notes. We will deem the right to receive any interest accrued but unpaid on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

If you are a DTC, Euroclear or Clearstream participant that has private notes which are credited to your DTC, Euroclear or Clearstream account by book-entry and which are held of record by a nominee of DTC, Euroclear or Clearstream, as applicable, you may tender your private notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with private notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your private notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

To tender private notes in the exchange offer, you must:

•	comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below; and

•

the Exchange Agent must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP must electronically transmit their acceptance of the exchange by causing DTC to transfer the private notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. With respect to the exchange of the private notes, the term “agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering private notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Participants in Euroclear’s or Clearstream’s book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such private notes in that book-entry transfer facility. By blocking such private notes in the relevant book-entry transfer facility, each holder of private notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder’s identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

•

Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering private notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.

DTC, Euroclear and Clearstream are collectively referred to herein as the “book-entry transfer facilities” and, individually as a “book-entry transfer facility.”

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under “—Conditions,” and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

By tendering private notes in exchange for exchange notes in the exchange offer, you will be deemed to represent that:

•	the private notes are, at the time of acceptance, and will continue to be, until exchanged in this exchange offer, held by you;

•

you acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of yours shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity (if an individual) or dissolution (if an entity);

•

you will, upon request, execute and deliver any documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange of the private notes that are the subject of the electronic acceptance instruction;

•

you have full power and authority to tender, exchange, assign and transfer the private notes that are the subject of the electronic acceptance instruction and that when such notes are accepted for exchange by us, the notes will be transferred by you with full title guarantee free from all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right, together with all rights attached thereto;

•	you are not an affiliate of ours;

•	you will acquire any exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	at the time of completion of the exchange offer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the private notes for its own account as a result of market-making or other trading activities acknowledges that it must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the private notes at DTC, as a book-entry transfer facility, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book entry transfer facility’s system may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the Exchange Agent’s account at the facility in accordance with the facility’s procedures for such transfer.

In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the Exchange Agent timely receives:

•	confirmation of book-entry transfer of your private notes into the Exchange Agent’s account at DTC; and

•	a properly transmitted agent’s message.

If we do not accept any tendered private notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged private notes to your account maintained at the applicable book-entry transfer facility.

Withdrawal of Tenders

You may withdraw your tender of private notes at any time before the expiration date.

For a withdrawal to be effective, the holder must cause to be transmitted to the Exchange Agent an agent’s message, which agent’s message must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the Exchange Agent must receive a timely confirmation of book-entry transfer of the private notes out of the Exchange Agent’s account at DTC, under the applicable procedure for book-entry transfers described herein, along with a properly transmitted agent’s message, on or before the expiration date.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the expiration of the exchange offer, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to you;

•	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer, except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

If:

(1)	we are not:

(a)	required to file the exchange offer registration statement; or

(b)	permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of transfer restricted securities notifies us prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from us or one of our affiliates,

we will file with the SEC a shelf registration statement (as defined in the registration rights agreement) to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

For purposes of the foregoing, “transfer restricted securities” means each note until the earliest to occur of:

(1)	the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2)	following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3)	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)	the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act, provided that on or prior to such date either (x) the exchange offer has been consummated or (y) a shelf registration statement has been declared effective by the SEC.

If:

(1)	we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “effectiveness target date”);

(3)	we fail to consummate the exchange offer within 45 business days of the effectiveness target date with respect to the exchange offer registration statement; or

(4)	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “registration default”), then we will pay liquidated damages (“liquidated damages”) to each holder of transfer restricted securities and notify the trustee that liquidated damages apply to the transfer restricted securities.

With respect to the first 90-day period immediately following the occurrence of the first registration default, liquidated damages will be paid in an amount equal to one quarter of one percent (0.25%) per annum of the principal amount of transfer restricted securities. The amount of the liquidated damages will increase by an additional one quarter of one percent (0.25%) per annum of the principal amount of transfer restricted securities with respect to the subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of one half of one percent (0.5%) per annum of the principal amount of transfer restricted securities.

All accrued liquidated damages will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of transfer restricted securities in the form of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all registration defaults, the accrual of liquidated damages will cease.

Exchange Agent

We have appointed Wilmington Trust FSB as Exchange Agent for the exchange offer of notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

Wilmington Trust FSB

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Telecopier No.: (612) 217-5651/52

Attention: Digital Realty Administrator

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes.

Consequence of Failures to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

USE OF PROCEEDS

The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

The net proceeds from the sale of the private notes after deducting discounts, commissions and offering expenses, were approximately $487.6 million. We used the net proceeds from the sale of the private notes to temporarily repay all or a portion of our borrowings under our revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes. We intend to reborrow amounts under our revolving credit facility from time to time to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated financial and operating data for Digital Realty Trust, L.P. and Digital Realty Trust, Inc. and their respective subsidiaries. You should read the following selected financial data in conjunction with the consolidated historical financial statements and notes thereto of each of Digital Realty Trust, L.P. and Digital Realty Trust, Inc. and their respective subsidiaries and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Digital Realty Trust, L.P.

The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statement of operations data for each of the years in the three-year period ended December 31, 2009 have been derived from the historical consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2007, 2006 and 2005 and the consolidated statement of operations data for each of the years ended December 31, 2006 and 2005 have been derived from the historical consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, not audited by KPMG LLP. The consolidated balance sheet data as of the three months ended March 31, 2010 and the consolidated statement of operations data for each of the three months ended March 31, 2010 and 2009 have been derived from the unaudited condensed consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, which are included elsewhere in this prospectus. The results for the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)					(unaudited)
(Dollars in thousands, except unit and per unit data)
Statement of Operations Data:
Operating Revenues:
Rental	$152,574	$118,089	$510,772	$404,559	$319,603	$221,371	$150,072
Tenant reimbursements	39,205	31,027	125,308	107,503	75,003	50,340	35,720
Other	—	18	1,062	15,383	641	365	5,829

Total operating revenues	191,779	149,134	637,142	527,445	395,247	272,076	191,621
Operating Expenses:
Rental property operating and maintenance	53,242	42,573	176,238	151,147	109,225	59,917	39,519
Property taxes	12,721	9,211	36,004	31,102	27,181	26,890	20,189
Insurance	1,735	1,456	6,111	4,988	5,527	3,682	2,653
Depreciation and amortization	57,532	46,304	198,052	172,378	134,419	86,129	55,702
General and administrative	11,352	10,102	42,165	38,391	30,786	19,717	12,061
Other	2	285	783	1,084	431	449	1,355

Total operating expenses	136,584	109,931	459,353	399,090	307,569	196,784	131,479

Operating income	55,195	39,203	177,789	128,355	87,678	75,292	60,142

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116	2,172	2,369	449	177	—
Interest and other income	31	243	753	2,106	2,287	1,270	1,274
Interest expense	(30,902)	(18,937)	(88,442)	(63,621)	(67,054)	(50,598)	(35,381)
Tax expense	(716)	(436)	(1,038)	(1,109)	(814)	(724)	(554)
Loss from early extinguishment of debt	—	—	—	(182)	—	(527)	(1,021)

Income from continuing operations	25,586	21,189	91,234	67,918	22,546	24,890	24,460
Net income (loss) from discontinued operations	—	—	—	—	1,395	314	(103)
Gain on sale of discontinued operations	—	—	—	—	18,049	18,096	—

Net income	25,586	21,189	91,234	67,918	41,990	43,300	24,357
Net (income) loss attributable to noncontrolling interests in consolidated joint ventures	232	—	(140)	(335)	—	15	12

Net income attributable to Digital Realty Trust, L.P.	25,818	21,189	91,094	67,583	41,990	43,315	24,369
Preferred unit distributions	(10,101)	(10,101)	(40,404)	(38,564)	(19,330)	(13,780)	(10,014)

Net income available to common unitholders	$15,717	$11,088	$50,690	$29,019	$22,660	$29,535	$14,355

Per Unit Data:
Basic income per unit available to common unitholders	$0.19	$0.14	$0.62	$0.39	$0.33	$0.47	$0.26
Diluted income per unit available to common unitholders	$0.18	$0.14	$0.61	$0.38	$0.32	$0.46	$0.26
Cash distribution per common unit	$0.48	$0.33	$1.47	$1.26	$1.17	$1.08	$1.00

Weighted average common units outstanding:
Basic	83,233,100	80,550,025	81,715,226	75,160,263	68,754,024	62,562,820	55,525,443
Diluted	86,075,069	80,741,438	82,785,746	76,766,756	70,799,336	63,870,029	55,760,887

	March 31, 2010	December 31,
		2009	2008	2007	2006	2005
(in thousands)	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Net investments in real estate	$3,501,382	$3,157,193	$2,748,220	$2,302,500	$1,736,979	$1,194,106
Total assets	4,147,586	3,745,059	3,281,045	2,809,791	2,185,783	1,529,170
Revolving credit facility	—	205,547	138,579	299,731	145,452	181,000
Unsecured senior notes	200,000	83,000	58,000	—	—	—
Mortgages and other secured loans	1,043,361	1,063,663	1,026,594	895,507	804,686	568,067
5.875% notes due 2020, net	491,589	—	—	—	—	—
4.125% exchangeable senior debentures due 2026, net	166,859	165,834	161,901	158,224	154,786	—
5.50% exchangeable senior debentures due 2029	266,400	266,400	—	—	—	—
Total liabilities	2,499,081	2,110,258	1,705,969	1,673,361	1,320,317	880,228
General partner’s capital	1,622,244	1,586,942	1,553,424	1,053,788	719,386	384,853
Limited partners’ capital	60,361	60,875	71,041	74,356	141,890	262,239
Accumulated other comprehensive income (loss)	(51,534)	(30,630)	(53,747)	3,358	4,190	1,644
Noncontrolling interests in consolidated joint venture	17,434	17,614	4,358	4,928	—	206
Total liabilities and capital	$4,147,586	$3,745,059	$3,281,045	$2,809,791	$2,185,783	$1,529,170

Digital Realty Trust, Inc.

The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statement of operations data for each of the years in the three-year period ended December 31, 2009 have been derived from the historical consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries, which are included in this prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2007, 2006 and 2005 and the consolidated statement of operations data for each of the years ended December 31, 2006 and 2005 have been derived from the historical consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries, audited by KPMG LLP, whose report with respect thereto is not included or incorporated by reference in this prospectus. The consolidated balance sheet data and consolidated statement of operations data as of and for each of the three months ended March 31, 2010 and 2009 have been derived from the unaudited condensed consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries, which are included elsewhere in this prospectus. The results for the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year. Certain prior year amounts have been reclassified to conform to the current year presentation.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)
(Dollars in thousands, except share and per share data)
Statement of Operations Data:
Operating Revenues:
Rental	$152,574	$118,089	$510,772	$404,559	$319,603	$221,371	$150,072
Tenant reimbursements	39,205	31,027	125,308	107,503	75,003	50,340	35,720
Other	—	18	1,062	15,383	641	365	5,829

Total operating revenues	191,779	149,134	637,142	527,445	395,247	272,076	191,621
Operating Expenses:
Rental property operating and maintenance	53,242	42,573	176,238	151,147	109,225	59,917	39,519
Property taxes	12,721	9,211	36,004	31,102	27,181	26,890	20,189
Insurance	1,735	1,456	6,111	4,988	5,527	3,682	2,653
Depreciation and amortization	57,532	46,304	198,052	172,378	134,419	86,129	55,702
General and administrative	11,352	10,102	42,165	38,391	30,786	19,717	12,061
Other	2	285	783	1,084	431	449	1,355

Total operating expenses	136,584	109,931	459,353	399,090	307,569	196,784	131,479

Operating income	55,195	39,203	177,789	128,355	87,678	75,292	60,142

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116	2,172	2,369	449	177	—
Interest and other income	31	243	753	2,106	2,287	1,270	1,274
Interest expense	(30,902)	(18,937)	(88,442)	(63,621)	(67,054)	(50,598)	(35,381)
Tax expense	(716)	(436)	(1,038)	(1,109)	(814)	(724)	(554)
Loss from early extinguishment of debt	—	—	—	(182)	—	(527)	(1,021)

Income from continuing operations	25,586	21,189	91,234	67,918	22,546	24,890	24,460
Net income (loss) from discontinued operations	—	—	—	—	1,395	314	(103)
Gain on sale of discontinued operations	—	—	—	—	18,049	18,096	—

Net income	25,586	21,189	91,234	67,918	41,990	43,300	24,357
Net income attributable to noncontrolling interests	(741)	(793)	(3,572)	(2,664)	(3,753)	(12,570)	(8,256)

Net income attributable to Digital Realty Trust, Inc.	24,845	20,396	87,662	65,254	38,237	30,730	16,101
Preferred stock dividends	(10,101)	(10,101)	(40,404)	(38,564)	(19,330)	(13,780)	(10,014)

Net income available to common stockholders	$14,744	$10,295	$47,258	$26,690	$18,907	$16,950	$6,087

Per Share Data:
Basic income per share available to common stockholders	$0.19	$0.14	$0.62	$0.39	$0.31	$0.47	$0.25
Diluted income per share available to common stockholders	$0.18	$0.14	$0.61	$0.38	$0.30	$0.45	$0.25
Cash dividend per common share	$0.48	$0.33	$1.47	$1.26	$1.17	$1.08	$1.00
Weighted average common shares outstanding:
Basic	77,770,691	74,703,755	75,950,370	68,829,267	60,527,625	36,134,983	23,986,288
Diluted	80,612,660	74,895,168	77,020,890	70,435,760	62,572,937	37,442,192	24,221,732

	March 31, 2010	December 31,
		2009	2008	2007	2006	2005
(in thousands)	(unaudited)
Balance Sheet Data:
Net investments in real estate	$3,501,382	$3,157,193	$2,748,220	$2,302,500	$1,736,979	$1,194,106
Total assets	4,147,586	3,745,059	3,281,045	2,809,791	2,185,783	1,529,170
Revolving credit facility	—	205,547	138,579	299,731	145,452	181,000
Unsecured senior notes	200,000	83,000	58,000	—	—	—
Mortgages and other secured loans	1,043,361	1,063,663	1,026,594	895,507	804,686	568,067
5.875% notes due 2020	491,589	—	—	—	—	—
4.125% exchangeable senior debentures due 2026, net	166,859	165,834	161,901	158,224	154,786	—
5.50% exchangeable senior debentures due 2029	266,400	266,400	—	—	—	—
Total liabilities	2,499,081	2,110,258	1,705,969	1,673,361	1,320,317	880,228
Total stockholders equity	1,574,687	1,558,995	1,503,921	1,057,167	723,576	386,497
Noncontrolling interests in operating partnership	56,384	58,192	66,797	74,335	141,890	262,239
Noncontrolling interests in consolidated joint ventures	17,434	17,614	4,358	4,928	—	206
Total liabilities and equity	$4,147,586	$3,745,059	$3,281,045	$2,809,791	$2,185,783	$1,529,170

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our company. Digital Realty Trust, Inc. completed its initial public offering of common stock, or our IPO, on November 3, 2004. We believe that we have operated in a manner that has enabled us to qualify, and have elected to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code. Our company was formed on March 9, 2004. During the period from our formation until we commenced operations in connection with the completion of our IPO, we did not have any corporate activity other than the issuance of shares of Digital Realty Trust, Inc. common stock in connection with the initial capitalization of the company. Our operating partnership was formed on July 21, 2004.

Business and strategy. Our primary business objectives are to maximize: (i) sustainable long-term growth in earnings and funds from operations per share and unit and (ii) cash flow and returns to our stockholders and our operating partnership’s unitholders, including through the payment of distributions. We expect to achieve our objectives by focusing on our core business of investing in and redeveloping technology-related real estate. A significant component of our current and future internal growth is anticipated through the development of our existing space held for redevelopment and new properties. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of corporate enterprise datacenter and technology industry tenants and properties that may be redeveloped for such use. Most of our properties contain fully redundant electrical supply systems, multiple power feeds, above-standard precision cooling systems, raised floor areas, extensive in-building communications cabling and high-level security systems. We focus solely on technology-related real estate because we believe that the growth in corporate datacenter adoption and the technology-related real estate industry generally will continue to be superior to that of the overall economy.

As of March 31, 2010, we owned an aggregate of 84 technology-related real estate properties, excluding one property held as an investment in an unconsolidated joint venture, with 15.0 million rentable square feet, including approximately 1.8 million square feet of space held for redevelopment. At March 31, 2010, approximately 185,000 square feet of our space held for redevelopment was under construction for Turn-Key Datacenter® space in four U.S. markets and one European market.

We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial, technical and other criteria. We expect to continue to acquire additional assets as a part of our growth strategy. We intend to aggressively manage and lease our assets to increase their cash flow. We intend to continue to build out our redevelopment portfolio when justified by anticipated returns.

We may acquire properties subject to existing mortgage financing and other indebtedness or we may incur new indebtedness in connection with acquiring or refinancing these properties. Debt service on such indebtedness will have a priority over any cash dividends with respect to Digital Realty Trust, Inc.’s common stock and preferred stock and cash distributions with respect to our operating partnership’s units. We currently intend to limit our indebtedness to 60% of our total market capitalization and, based on the closing price of Digital Realty Trust, Inc.’s common stock on March 31, 2010 of $54.20, our ratio of debt to total market capitalization was approximately 29% as of March 31, 2010. Our total market capitalization is defined as the sum of the market value of Digital Realty Trust, Inc.’s outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), excluding options issued under our incentive award plan, plus the liquidation value of Digital Realty Trust, Inc.’s preferred stock, plus the aggregate value of our operating partnership units not held by us (with the per unit value equal to the market value of one share of Digital Realty Trust, Inc.’s common stock and excluding long-term incentive units and Class C units), plus the book value of our total consolidated indebtedness.

Revenue base. As of March 31, 2010, we owned 84 properties, excluding one property held as an investment in an unconsolidated joint venture. These properties are mainly located throughout the U.S., with 13 properties located in Europe and one property in Canada. We acquired our first portfolio property in January 2002 and have added properties as follows:

Year Ended December 31:	Properties Acquired(1)	Net Rentable Square Feet(2)	Square Feet of Space Held for Redevelopment as of March 31, 2010(3)
2002	5	1,125,292	19,890
2003	6	1,028,185	30,175
2004	10	2,587,455	99,014
2005	20	3,314,225	196,072
2006	16	2,104,209	117,389
2007(4)	13	1,641,580	265,259
2008	5	227,666	336,582
2009	6	633,090	764,217
2010	3	550,290	—

Properties owned as of March 31, 2010	84	13,211,992	1,828,598

(1)	Excludes properties sold in 2007 and 2006: 100 Technology Center Drive (March 2007), 4055 Valley View Lane (March 2007) and 7979 East Tufts Avenue (July 2006). Also excludes a leasehold interest acquired in March 2007 related to an acquisition made in 2006.
(2)	Current net rentable square feet as of March 31, 2010, which represents the current square feet at buildings under lease as specified in the applicable lease agreements plus management’s estimate of space available for lease based on engineering drawings. Includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Redevelopment space is unoccupied space that requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space. The amounts included in this table represent current redevelopment space as of March 31, 2010 in the properties acquired during the relevant period.
(4)	Includes a developed building (43915 Devin Shafron Drive) placed into service in 2010 that is being included with a property (Devin Shafron buildings) that was acquired in 2007.

As of March 31, 2010, the properties in our portfolio were approximately 95.2% leased, excluding 1.8 million square feet held for redevelopment. Due to the capital intensive and long term nature of the operations being supported, our lease terms are generally longer than standard commercial leases. As of March 31, 2010, our original average lease term was in excess of 13 years, with an average of seven years remaining. The majority of our leasing since the completion of our IPO has been at lease terms shorter than 12 years. Our lease expirations through December 31, 2011 are 12.0% of net rentable square feet, excluding space held for redevelopment as of March 31, 2010.

Operating revenues from properties outside the United States were $82.2 million, $52.2 million and $34.2 million for the years ended December 31, 2009, 2008 and 2007, respectively, and $23.2 million and $19.5 million for the three months ended March 31, 2010 and 2009, respectively. For the years ended December 31, 2009, 2008, and 2007 and the three months ended March 31, 2010 and 2009, no single foreign country comprised more than 10% of total revenues.

Factors Which May Influence Future Results of Operations

Global economic conditions

Recent U.S., European and other international market and economic conditions have been unprecedented and challenging. Significantly tighter credit conditions and recession in all markets in which we own properties and conduct our operations persisted throughout 2009 and such markets have not fully recovered. Continued

concerns about the systemic impact of potential wide-spread and long-term recession, energy costs, geopolitical issues, the availability and cost of credit, global financial and mortgage markets, corporate and consumer debt levels and declining residential and commercial real estate markets have contributed to increased market volatility and diminished expectations for the U.S., European and other economies. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, continue to contribute to substantial global volatility.

As a result of these conditions, general economic conditions and the cost and availability of capital have been and may continue to be adversely affected in all markets in which we own properties and conduct our operations. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease, to provide credit to businesses and consumers. Continued turbulence in the U.S., European and other international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. If these market and economic conditions continue, they may limit our ability, and the ability of our tenants, to replace or renew maturing liabilities on a timely basis, access the capital markets to meet liquidity and capital expenditure requirements and may adversely affect our and our tenants’ financial conditions and results of operations.

In addition, our access to funds under our revolving credit facility depends on the ability of the lenders that are parties to such facilities to meet their funding commitments to us. We cannot assure you that continuing long-term disruptions in the global economy and the continuation of tighter credit conditions among, and potential failures or nationalizations of, third party financial institutions as a result of such disruptions will not have an adverse effect on our lenders. If our lenders are not able to meet their funding commitments to us, our business, results of operation, cash flows and financial condition could be adversely affected.

If we do not have sufficient cash flow to continue operating our business and are unable to borrow additional funds, access our revolving credit facility or raise equity capital, we may need to find alternative ways to increase our liquidity. Such alternatives may include, without limitation, curtailing development or redevelopment activity, disposing of one or more of our properties, possibly on disadvantageous terms, or entering into or renewing leases on less favorable terms than we otherwise would.

Rental income. The amount of rental income generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. Excluding 1.8 million square feet held for redevelopment, as of March 31, 2010, the occupancy rate of the properties in our portfolio was approximately 95.2% of our net rentable square feet.

The amount of rental income generated by us also depends on our ability to maintain or increase rental rates at our properties. Included in our approximately 13.2 million net rentable square feet, excluding redevelopment space, at March 31, 2010 is approximately 153,000 net rentable square feet of space with extensive datacenter improvements that is currently, or will shortly be, available for lease. Since our IPO, we have leased approximately 2,103,000 square feet of similar space. These Turn-Key Datacenters® are effective solutions for tenants who lack the expertise or capital budget to provide their own extensive datacenter infrastructure and security. Our expertise in datacenter construction and operations enables us to lease space to these tenants at a significant premium over other uses. Negative trends in one or more of these factors, including as a result of the conditions described above under “Global market and economic conditions,” could adversely affect our rental income in future periods.

In addition, as of March 31, 2010, we had approximately 1.8 million square feet of redevelopment space, or approximately 12% of the total rentable space in our portfolio, including three vacant properties comprising approximately 233,000 square feet. Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use and, in addition, we may require additional time or encounter delays in securing tenants for redevelopment space. We will require additional capital to finance our redevelopment activities, which may not be available or may not be available on terms acceptable to us, including as a result of the conditions described above under “Global market and economic conditions.” Our ability to grow earnings depends in part on our ability to redevelop space and lease redevelopment space at favorable rates, which we may not be able to obtain. We may purchase additional vacant properties and properties with vacant redevelopment space in the future.

Economic downturns, including as a result of the conditions described above under “Global market and economic conditions,” or regional downturns affecting our sub-markets or downturns in the technology-related real estate industry that impair our ability to lease or renew or re-lease space, otherwise reduce returns on our investments or the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. As of March 31, 2010, we had no material tenants in bankruptcy.

Scheduled lease expirations. Our ability to re-lease expiring space at rental rates equal to or in excess of current rental rates will impact our results of operations. In addition to approximately 0.6 million square feet of available space in our portfolio, which excludes approximately 1.8 million square feet available for redevelopment as of March 31, 2010, leases representing approximately 2.9% and 9.1% of the net rentable square footage of our portfolio are scheduled to expire during the nine months ending December 31, 2010 and the year ending December 31, 2011, respectively.

Market concentration. We depend on the market for technology based real estate in specific geographic regions and significant changes in these regional markets can impact our future results. As of March 31, 2010, our portfolio was geographically concentrated in the following metropolitan markets:

Metropolitan Market	Percentage of 03/31/10 total annualized rent(1)
Silicon Valley	16.2%
New York Metro	11.3%
Chicago	11.1%
Northern Virginia	9.6%
Dallas	9.2%
Boston	7.2%
Phoenix	5.9%
San Francisco	4.4%
London, England	4.3%
Los Angeles	4.2%
Dublin, Ireland	3.4%
Paris, France	2.8%
Other	10.4%

100.0%

(1)	Annualized rent is monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.

Operating expenses. Our operating expenses generally consist of utilities, property and ad valorem taxes, property management fees, insurance and site maintenance costs, as well as rental expenses on our ground and building leases. In particular, our buildings require significant power to support the datacenter operations contained in them. Many of our leases contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. However, we generally are not entitled to reimbursement of property operating expenses and real estate taxes under our leases for Turn-Key Datacenters®. We also incur general and administrative expenses, including expenses relating to our asset management function, as well as significant legal, accounting and other expenses related to corporate governance, SEC reporting and compliance with the various provisions of the Sarbanes-Oxley Act. Increases or decreases in such operating expenses will impact our overall performance. We expect to incur additional operating expenses as we continue to expand.

In June 2009, the U.S. House of Representatives approved comprehensive clean energy and climate change legislation that is intended to cut greenhouse gas, or GHG, emissions, create new clean energy jobs and enhance the energy independence of the United States. This legislation would reduce GHG emissions in the United States through an economy-wide cap-and-trade program. The U.S. Senate is preparing its own version of clean energy and climate change legislation. Moreover, the U.S. Environmental Protection Agency, or EPA, is moving aggressively to regulate GHG emissions from large stationary sources, including electricity producers, using its own authority under the Clean Air Act. In addition, since 2005 the European Union (including the United Kingdom) has been operating under a cap-and-trade program, which directly affects the largest emitters of greenhouse gases, including electricity producers from whom we purchase power. Any additional taxation or regulation of energy use, including as a result of (i) new legislation that Congress may pass, (ii) the regulations that the U.S. EPA has proposed, or (iii) any further reductions in the EU greenhouse gas cap could significantly increase our costs, and we may not be able to effectively pass all of these costs on to our tenants.

Interest rates. As of March 31, 2010, we had approximately $255.2 million of variable rate debt, all of which was mortgage debt subject to interest rate cap or swap agreements. We can also borrow up to $750.0 million of variable rate debt under our revolving credit facility, none of which would be subject to interest rate hedging. The availability of debt and equity capital has significantly decreased as a result of the circumstances described above under “Global market and economic conditions.” The effects on commercial real estate mortgages, if available, include, but may not be limited to: higher loan spreads, tightened loan covenants, reduced loan to value ratios resulting in lower borrower proceeds and higher principal payments. Potential future increases in interest rates and credit spreads may increase our interest expense and fixed charges and negatively affect our financial condition and results of operations, potentially impacting our future access to the debt and equity capital markets. Increased interest rates may also increase the risk that the counterparties to our swap agreements will default on their obligations, which could further increase our interest expense. If we cannot obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or pay the cash dividends to Digital Realty Trust, Inc.’s stockholders necessary to maintain its qualification as a REIT.

Demand for datacenter space. Our portfolio of properties consists primarily of technology-related real estate and datacenter real estate in particular. A decrease in the demand for, or increase in supply of, datacenter space, Internet gateway facilities or other technology-related real estate would have a greater adverse effect on our business and financial condition than if we owned a portfolio with a more diversified tenant base or less specialized use. Our redevelopment activities make us particularly susceptible to general economic slowdowns, including recessions and the other circumstances described above under “Global market and economic conditions,” as well as adverse developments in the corporate datacenter, Internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for datacenter space. Reduced demand could also result from business relocations, including to markets that we do not currently serve such as Asia. Changes in industry practice or in technology, such as virtualization technology, more efficient or miniaturization of computing or networking devices, or devices that require higher power densities than today’s devices, could also reduce demand for the physical datacenter space we provide or make the tenant improvements in our facilities obsolete or in need of significant upgrades to remain viable. In addition, the development of new technologies, the adoption of new industry standards or other factors could render many of our tenants’ current products and services obsolete or unmarketable and contribute to a downturn in their businesses, thereby increasing the likelihood that they default under their leases, become insolvent or file for bankruptcy.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in note 2 to our consolidated financial statements included elsewhere in this prospectus. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and consolidated results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this prospectus.

Investments in Real Estate

Acquisition of real estate. The price that we pay to acquire a property is impacted by many factors including the condition of the property and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the property and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases, any debt assumed from the seller or loans made by the seller to us and any building leases assumed from the seller. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. These allocation assessments have a direct impact on our results of operations. For example, if we were to allocate more value to land, there would be no depreciation with respect to such amount. If we were to allocate more value to the property as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time. This potential effect occurs because the amounts allocated to property are depreciated over the estimated lives of the property whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of the value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in our consolidated statements of operations.

Useful lives of assets. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Asset impairment evaluation. We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Capitalization of Costs

We capitalize direct and indirect costs related to leasing, construction, development and redevelopment, including property taxes, insurance, financing and employee costs relating to space under development. We capitalize costs on redevelopment space until construction is substantially complete and the space is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. We consider a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with any remaining portion under construction.

Revenue Recognition

Rental income is recognized using the straight-line method over the terms of the tenant leases. Deferred rents included in our balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over the contractual rental payments that would be received under the remaining terms of the leases. Many of our leases contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. However, we generally are not entitled to reimbursement of property operating expenses, other than utility expense, and real estate taxes under our leases for Turn-Key Datacenters®. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized over the remaining term of the lease, effective as of the date the lease modification is finalized, assuming collection is not considered doubtful. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We must make subjective estimates as to when our revenue is earned and the collectability of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Share-Based Awards

We recognize compensation expense related to share-based awards. We generally amortize this compensation expense over the vesting period of the award. The calculation of the fair value of share-based awards is subjective and requires several assumptions over such items as expected stock volatility, dividend payments and future company results. These assumptions have a direct impact on our net income because a higher share-based awards amount would result in lower net income for a particular period.

Results of Operations

Three Months Ended March 31, 2010 and March 31, 2009

The discussion below relates to our financial condition and results of operations for the three months ended March 31, 2010 and 2009. A summary of our operating results from continuing operations for the three months ended March 31, 2010 and 2009 is as follows (in thousands):

	Three Months Ended March 31,
	2010	2009
Statement of Operations Data:
Total operating revenues	$191,779	$149,134
Total operating expenses	(136,584)	(109,931)

Operating income	55,195	39,203
Other expenses, net	(29,609)	(18,014)

Net income	$25,586	$21,189

Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of this growth, our period-to-period comparison of our financial performance focuses on the impact on our revenues and expenses resulting both from the new property additions to our portfolio, as well as on a “same store” property basis (same store properties are properties that were owned and operated for the entire current period and the entire immediate preceding year). The following table identifies each of the properties in our portfolio acquired from January 1, 2009 through March 31, 2010.

Acquired Buildings	Acquisition Date	Redevelopment Space as of March 31, 2010(1)	Net Rentable Square Feet Excluding Redevelopment Space(2)	Square Feet including Redevelopment Space	Occupancy Rate as of March 31, 2010(3)
As of December 31, 2008 (75 Properties)		961,144	11,999,569	12,960,713	94.9%
January 1, 2009 through March 31, 2010
1525 Comstock Street	Sep-09	—	42,385	42,385	100.0
444 Toyama Drive	Sep-09	—	42,083	42,083	100.0
904 Quality Way(4)	Sep-09	46,750	—	46,750	—
905 Security Row(4)	Sep-09	249,657	—	249,657	—
1232 Alma Road(4)	Sep-09	88,117	17,609	105,726	100.0
900 Quality Way(4)	Sep-09	112,253	—	112,253	—
1400 N. Bowser Road(4)	Sep-09	246,940	—	246,940	—
1301 International Parkway(4)	Sep-09	20,500	—	20,500	—
908 Quality Way(4)	Sep-09	—	14,400	14,400	100.0
1350 Duane Avenue/3080 Raymond Street	Oct-09	—	185,000	185,000	100.0
45901 & 45845 Nokes Boulevard	Dec-09	—	167,160	167,160	100.0
21561 & 21571 Beaumeade Circle	Dec-09	—	164,453	164,453	100.0
128 First Avenue	Jan-10	—	274,750	274,750	95.7
55 Middlesex Turnpike	Jan-10	—	106,000	106,000	87.9
60-80 Merritt Boulevard	Jan-10	—	169,540	169,540	100.0
43915 Devin Shafron Drive(5)	Jan-10	103,237	29,043	132,280	100.0

Subtotal		867,454	1,212,423	2,079,877	98.0%

Total		1,828,598	13,211,992	15,040,590	95.2%

(1)	Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space.

(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Occupancy rates exclude redevelopment space.
(4)	The seven buildings at Digital Realty Trust Datacenter Park—Dallas are considered one property for our property count.
(5)	Represents a developed building placed into service in 2010 that is being included with a property (Devin Shafron buildings) that was acquired in 2007.

In May 2008, we acquired 701 & 717 Leonard Street, a parking garage adjacent to one of our properties in Dallas, Texas; however, we exclude the acquisition from our property count.

Comparison of the Three Months Ended March 31, 2010 to the Three Months Ended March 31, 2009

Portfolio

As of March 31, 2010, our portfolio consisted of 84 properties, excluding one property held as an investment in an unconsolidated joint venture, with an aggregate of 15.0 million net rentable square feet including 1.8 million square feet held for redevelopment compared to a portfolio consisting of 75 properties, excluding one property held as an investment in an unconsolidated joint venture, with an aggregate of 13.0 million net rentable square feet including 1.2 million square feet held for redevelopment as of March 31, 2009. The increase in our portfolio reflects the acquisition of nine properties in the twelve months ended March 31, 2010.

Operating Revenues

Operating revenues during the three months ended March 31, 2010 and 2009 were as follows (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Rental	$152,574	$118,089	$34,485
Tenant reimbursements	39,205	31,027	8,178
Other	—	18	(18)

Total operating revenues	$191,779	$149,134	$42,645

As shown by the same store and new properties table below, the increases in rental revenues and tenant reimbursement revenues for the three month period ended March 31, 2010 compared to the same period in 2009 were primarily due to new leasing at our same store properties and acquisition of properties. We acquired nine properties during the twelve months ended March 31, 2010.

The following table shows operating revenues for new properties (properties that were not owned for each of the full three months ended March 31, 2010 and 2009) and same store properties (all other properties) (in thousands):

	Same Store			New Properties
	Three Months Ended March 31,			Three Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Rental	$136,010	$118,089	$17,921	$16,564	$—	$16,564
Tenant reimbursements	35,232	31,027	4,205	3,973	—	3,973
Other	—	18	(18)	—	—	—

Total operating revenues	$171,242	$149,134	$22,108	$20,537	$—	$20,537

Same store rental revenues increased for the three months ended March 31, 2010 compared to the same period in 2009 primarily as a result of new leases at our properties during the twelve months ended March 31, 2010 due to strong demand for datacenter space, including leases of completed redevelopment space, the largest of which was for space in 350 East Cermak Road, 1525 Comstock Street, Devin Shafron (3 buildings), 2440 Marsh Lane and St. Anne’s Boulevard (3 buildings). Rental revenue included amounts earned from leases with tel(x), a related party, of approximately $5.1 million and $4.2 million for the three months ended March 31, 2010 and 2009, respectively. Same store tenant reimbursement revenues increased for the three months ended March 31, 2010 as compared to the same period in 2009 primarily as a result of new leasing and higher utility and operating expenses being billed to our tenants, the largest occurrences of which were at 350 East Cermak Road, 3 Corporate Place, 1525 Comstock Street, 600 West Seventh Street and Devin Shafron (3 buildings).

For the three months ended March 31, 2010, 128 First Avenue, 60 & 80 Merritt Boulevard, 1350 Duane Avenue/3080 Raymond Street, 55 Middlesex Turnpike, 45901 & 45845 Nokes Boulevard and 21561 & 21571 Beaumeade Circle contributed $18.4 million, or approximately 90% of the total new properties increase in revenues compared to the same period in 2009.

Operating Expenses and Interest Expense

Operating expenses and interest expense during the three months ended March 31, 2010 and 2009 were as follows (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Rental property operating and maintenance	$53,242	$42,573	$10,669
Property taxes	12,721	9,211	3,510
Insurance	1,735	1,456	279
Depreciation and amortization	57,532	46,304	11,228
General and administrative	11,352	10,102	1,250
Other	2	285	(283)

Total operating expenses	$136,584	$109,931	$26,653

Interest expense	$30,902	$18,937	$11,965

As shown in the same store expense and new properties expense table below, total expenses for the three months ended March 31, 2010 increased compared to the same period in 2009 primarily as a result of higher same store utility and maintenance costs as well as increased depreciation from additional redevelopment projects placed into service and from recently acquired properties.

The following table shows expenses for new properties (properties that were not owned for each of the full three months ended March 31, 2010 and 2009) and same store properties (all other properties) (in thousands):

	Same Store			New Properties
	Three Months Ended March 31,			Three Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Rental property operating and maintenance	$47,579	$42,573	$5,006	$5,663	$—	$5,663
Property taxes	10,829	9,211	1,618	1,892	—	1,892
Insurance	1,531	1,456	75	204	—	204
Depreciation and amortization	52,419	46,304	6,115	5,113	—	5,113
General and administrative(1)	11,352	10,102	1,250	—	—	—
Other	2	285	(283)	—	—	—

Total operating expenses	$123,712	$109,931	$13,781	$12,872	$—	$12,872

Interest expense	$30,033	$18,937	$11,096	$869	$—	$869

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

Same store rental property operating and maintenance expenses increased in the three months ended March 31, 2010 compared to the same period in 2009 primarily as a result of higher utility rates in several of our properties along with redevelopment projects being placed into service leading to higher utility expense in 2010. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $4.2 million and $3.2 million for the three months ended March 31, 2010 and 2009, respectively.

Same store depreciation and amortization expense increased in the three months ended March 31, 2010 compared to the same period in 2009, principally because of depreciation of redevelopment projects that were placed into service in the final nine months of 2009 and during 2010.

General and administrative expenses for the three months ended March 31, 2010 increased compared to the same period in 2009 primarily due to the growth of our company, which resulted in more employees, additional incentive compensation, and higher professional fees and marketing expenses.

Same store interest expense increased for the three months ended March 31, 2010 as compared to the same period in 2009 primarily as a result of higher average outstanding debt balances during 2010 compared to 2009 primarily due to the issuance of our 5.875% Notes due 2020, the issuance of our 5.50% Exchangeable Senior Debentures due 2029 and draws on our Prudential shelf facility. During the three months ended March 31, 2010 and 2009, we capitalized interest of approximately $1.9 million and $3.1 million, respectively.

New property increases were caused by properties acquired during the period from January 1, 2009 to March 31, 2010. For the three months ended March 31, 2010, 128 First Avenue, 60 & 80 Merritt Boulevard, 1350 Duane Avenue/3080 Raymond Street, 55 Middlesex Turnpike, 45901 & 45845 Nokes Boulevard and 21561 & 21571 Beaumeade Circle contributed $11.3 million, or approximately 88% of the total new properties increase in total operating expenses compared to the same period in 2009.

Years Ended December 31, 2009, 2008 and 2007

The discussion below relates to our financial condition and results of operations for the years ended December 31, 2009, 2008 and 2007. A summary of our operating results from continuing operations for the years ended December 31, 2009, 2008 and 2007 was as follows (in thousands).

Year Ended December 31,	2009	2008	2007
Statement of Operations Data:
Total operating revenues	$637,142	$527,445	$395,247
Total operating expenses	(459,353)	(399,090)	(307,569)

Operating income	177,789	128,355	87,678
Other expenses, net	(86,555)	(60,437)	(65,132)

Income from continuing operations	$91,234	$67,918	$22,546

Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of such growth, a period-to-period comparison of our financial performance focuses on the impact on our revenues and expenses resulting both from the new property additions to our portfolio, as well as on a “same store” property basis (same store properties are properties that were owned and operated for the entire current period and the entire immediate preceding year). The following table identifies each of the properties in our portfolio acquired from January 1, 2007 through December 31, 2009.

Acquired Buildings	Acquisition Date	Redevelopment Space as of December 31, 2009(1)	Net Rentable Square Feet Excluding Redevelopment Space	Square Feet including Redevelopment Space	Occupancy Rate as of December 31, 2009(2)
As of December 31, 2006 (57 properties)		462,540	10,159,366	10,621,906	94.3%
Year Ended December 31, 2007
21110 Ridgetop Circle	Jan-07	—	135,513	135,513	100.0
3011 LaFayette Street	Jan-07	—	90,780	90,780	100.0
44470 Chillum Place	Feb-07	—	95,440	95,440	100.0
43791 Devin Shafron Drive(3)	Mar-07	2,194	132,806	135,000	100.0
43831 Devin Shafron Drive(3)	Mar-07	—	117,071	117,071	100.0
43881 Devin Shafron Drive(3)	Mar-07	—	180,000	180,000	98.5
Mundells Roundabout	Apr-07	—	113,464	113,464	100.0
210 N Tucker Boulevard	Aug-07	62,000	139,588	201,588	78.4
900 Walnut Street	Aug-07	—	112,266	112,266	97.3
1 Savvis Parkway	Aug-07	—	156,000	156,000	100.0
Clonshaugh Industrial Estate II(4)	Sep-07	—	124,500	124,500	100.0
1500 Space Park Drive	Sep-07	—	51,615	51,615	100.0
Cressex 1	Dec-07	—	50,847	50,847	90.6
Naritaweg 52	Dec-07	—	63,260	63,260	100.0
1 St. Anne’s Boulevard(5)	Dec-07	—	20,219	20,219	100.0
2 St. Anne’s Boulevard(5)	Dec-07	30,612	—	30,612	—
3 St. Anne’s Boulevard(5)	Dec-07	76,494	19,890	96,384	100.0

Subtotal		171,300	1,603,259	1,774,559	97.5%
Year Ended December 31, 2008
365 South Randolphville Road	Feb-08	226,530	38,262	264,792	50.6
650 Randolph Road	Jun-08	127,790	—	127,790	—
1201 Comstock Street	Jun-08	—	24,000	24,000	100.0
Manchester Technopark	Jun-08	—	38,016	38,016	100.0
7505 Mason King Court	Nov-08	—	109,650	109,650	100.0

Subtotal		354,320	209,928	564,248	91.0%
Year Ended December 31, 2009
1525 Comstock Street	Sep-09	—	42,385	42,385	100.0
444 Toyama Drive	Sep-09	—	42,083	42,083	100.0
904 Quality Way(6)	Sep-09	46,750	—	46,750	—
905 Security Row(6)	Sep-09	249,657	—	249,657	—
1232 Alma Road(6)	Sep-09	105,726	—	105,726	—
900 Quality Way(6)	Sep-09	112,253	—	112,253	—
1400 N. Bowser Road(6)	Sep-09	246,940	—	246,940	—
1301 International Parkway(6)	Sep-09	20,500	—	20,500	—
908 Quality Way(6)	Sep-09	14,400	—	14,400	—
1350 Duane Avenue/3080 Raymond Street	Oct-09	—	185,000	185,000	100.0
45901 & 45845 Nokes Boulevard	Dec-09	—	167,160	167,160	100.0
21561 & 21571 Beaumeade Circle	Dec-09	—	164,453	164,453	100.0

Subtotal		796,226	601,081	1,397,307	100.0%

Total		1,784,386	12,573,634	14,358,020	95.0%

(1)	Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space.
(2)	Occupancy rates exclude space held for redevelopment. For some of our properties, we calculate occupancy based on factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	The three buildings at Devin Shafron Drive are considered one property for our property count.
(4)	Building completed and placed into service in September 2007 on a land parcel acquired in 2006.
(5)	The three buildings at St. Anne’s Boulevard are considered one property for our property count.
(6)	The seven buildings at Digital Realty Trust Datacenter Park—Dallas are considered one property for our property count.

In May 2008, we acquired 701 & 717 Leonard Street, a parking garage adjacent to one of our properties in Dallas, Texas; however, we exclude the acquisition from our property count.

In May 2009, we acquired three parcels of land in Ashburn, Virginia to be developed. The parcels are not included in our property count.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008 and Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

Portfolio

As of December 31, 2009, our portfolio consisted of 81 properties with an aggregate of 14.4 million net rentable square feet including 1.8 million square feet held for redevelopment compared to a portfolio consisting of 75 properties with an aggregate of 13.0 million net rentable square feet including 1.6 million square feet held for redevelopment as of December 31, 2008 and a portfolio consisting of 70 properties with an aggregate of 12.3 million net rentable square feet including 1.8 million square feet held for redevelopment as of December 31, 2007. The increase in our portfolio reflects the acquisition of 13 properties in 2007, 5 properties in 2008 and 6 properties in 2009. For all periods above, the number of properties excludes one property held as an investment in an unconsolidated joint venture.

Revenues

Total operating revenues from continuing operations for the years ended December 31, 2009, 2008 and 2007 were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2009	2008	2007	2009 v 2008	2008 v 2007	2009 v 2008	2008 v 2007
Rental	$510,772	$404,559	$319,603	$106,213	$84,956	26.3%	26.6%
Tenant reimbursements	125,308	107,503	75,003	17,805	32,500	16.6%	43.3%
Other	1,062	15,383	641	(14,321)	14,742	(93.1)%	2299.8%

Total operating revenues	$637,142	$527,445	$395,247	$109,697	$132,198	20.8%	33.4%

As shown by the same store and new properties table shown below, the increases in rental revenues and tenant reimbursement revenues in the year ended December 31, 2009 compared to 2008 were primarily due to new leasing at our same store properties, including completed and leased redevelopment space, and acquisitions of properties. These factors also caused the increases in rental revenues and tenant reimbursements in the year ended December 31, 2008 compared to 2007. Other revenues changes in the years presented were primarily due to the timing of varying tenant termination revenues. We acquired 6, 5 and 13 properties during the years ended December 31, 2009, 2008 and 2007, respectively.

The following table shows total operating revenues from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2009	2008	Change	2009	2008	Change
Rental	$495,928	$402,905	$93,023	$14,844	$1,654	$13,190
Tenant reimbursements	120,431	105,870	14,561	4,877	1,633	3,244
Other	1,062	15,383	(14,321)	—	—	—

Total operating revenues	$617,421	$524,158	$93,263	$19,721	$3,287	$16,434

Same store rental revenues increased for the year ended December 31, 2009 compared to the same period in 2008 primarily as a result of new leases at our properties during 2009, the largest of which were for space in Devin Shafron Drive (three buildings), 350 East Cermak Road, 114 Rue Ambroise Croizat, 2440 Marsh Lane and Cressex 1. Same store tenant reimbursement revenues increased for the year ended December 31, 2009 compared to the same period in 2008 primarily as a result of higher utility and operating expenses being billed to our tenants in connection with new leasing, the largest occurrences of which were at 3011 Lafayette Street, Devin Shafron Drive (three buildings), 111 8th Avenue (2nd and 6th floors), 1500 Space Park Drive and 114 Rue Ambroise Croizat. The decrease in other revenue for the year ended December 31, 2009 compared to the same period in 2008 was primarily due to lease termination revenue related to an early termination of a tenant lease during the latter half of 2008.

New property increases were caused by properties acquired during the period from January 1, 2008 to December 31, 2009. For the year ended December 31, 2009, 1201 Comstock Street, Manchester Technopark, 7505 Mason King Court and 1350 Duane Avenue/3080 Raymond Street contributed $12.9 million, or approximately 78% of the total new properties increase in revenues compared to the same period in 2008.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Rental	$348,724	$302,473	$46,251	$55,835	$17,130	$38,705
Tenant reimbursements	97,420	73,343	24,077	10,083	1,660	8,423
Other	15,383	641	14,742	—	—	—

Total operating revenues	$461,527	$376,457	$85,070	$65,918	$18,790	$47,128

Same store rental revenues increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of new leases at our properties during 2008, the largest of which were for space in 350 East Cermak Road, 3 Corporate Place, 4025 Midway Road, and 200 Paul Avenue 1-4. Same store tenant reimbursement revenues increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of higher utility and operating expenses being billed to our tenants, the largest occurrences of which were at 3 Corporate Place, 350 East Cermak Road, 200 Paul Avenue 1-4, and 600 West Seventh Street. The increase in other revenue for the year ended December 31, 2008 compared to the same period in 2007 was primarily due to lease termination revenue related to an early termination of a tenant lease during the latter half of 2008.

New property increases were caused by properties acquired during the period from January 1, 2007 to December 31, 2008. For the year ended December 31, 2008, 3011 Lafayette Street, Devon Shafron Drive properties (3 buildings), 1500 Space Park Drive, 900 Walnut Street and Manchester Technopark contributed $31.9 million, or approximately 68% of the total new properties increase in revenues compared to the same period in 2007.

Expenses

Total expenses from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2009	2008	2007	2009 v 2008	2008 v 2007	2009 v 2008	2008 v 2007
Rental property operating and maintenance	$176,238	$151,147	$109,225	$25,091	$41,922	16.6%	38.4%
Property taxes	36,004	31,102	27,181	4,902	3,921	15.8%	14.4%
Insurance	6,111	4,988	5,527	1,123	(539)	22.5%	(9.8)%
Depreciation and amortization	198,052	172,378	134,419	25,674	37,959	14.9%	28.2%
General and administrative	42,165	38,391	30,786	3,774	7,605	9.8%	24.7%
Other	783	1,084	431	(301)	653	(27.8)%	151.5%

Total operating expenses	$459,353	$399,090	$307,569	$60,263	$91,521	15.1%	29.8%

Interest expense	$88,442	$63,621	$67,054	$24,821	$(3,433)	39.0%	(5.1)%

As shown in the same store expense and new properties table below, total expenses in the year ended December 31, 2009 increased compared to 2008 primarily as a result of higher same store utility and maintenance costs as well as increased depreciation from additional redevelopment projects placed into service and from recently acquired properties. The following table shows expenses from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2009	2008	Change	2009	2008	Change
Rental property operating and maintenance	$168,182	$149,120	$19,062	$8,056	$2,027	$6,029
Property taxes	34,847	31,019	3,828	1,157	83	1,074
Insurance	5,909	4,974	935	202	14	188
Depreciation and amortization	192,622	171,826	20,796	5,430	552	4,878
General and administrative(1)	42,165	38,391	3,774	—	—	—
Other	783	1,084	(301)	—	—	—

Total operating expenses	$444,508	$396,414	$48,094	$14,845	$2,676	$12,169

Interest expense	$87,041	$63,618	$23,423	$1,401	$3	$1,398

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

Same store rental property operating and maintenance expenses increased for the year ended December 31, 2009 compared to the same period in 2008 primarily as a result of higher utility rates in several of our properties along with redevelopment projects being placed into service leading to higher utility and operating expense in 2009. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $13.9 million and $10.6 million in the years ended December 31, 2009 and 2008, respectively.

Same store property taxes increased in the year ended December 31, 2009 compared to 2008, primarily as a result of newly completed redevelopment space offset by favorable property tax reassessment at 350 East Cermak Road.

Same store insurance increased in the year ended December 31, 2009 compared to 2008, primarily as a result of an increase in insurance rates on our renewal of our insurance program.

Same store depreciation and amortization expense increased in the year ended December 31, 2009 compared to 2008, principally because of depreciation of redevelopment projects that were placed into service in late 2008 and during 2009.

General and administrative expenses for the year ended December 31, 2009 increased compared to the same period in 2008 primarily due to the growth of our company, which resulted in higher employee cost, travel expenses and higher professional fees and marketing expenses offset by $1.6 million of compensation expense in 2008 related to the acceleration of the 2005 OPP Grant. For a further discussion of the acceleration of the 2005 OPP Grant, please refer to note 9 in the notes to the consolidated financial statements included elsewhere in this prospectus.

Other expenses are primarily comprised of write-offs of the carrying amounts for tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases.

Same store interest expense increased for the year ended December 31, 2009 as compared to the same period in 2008 primarily as a result of higher average outstanding debt balances during 2009 compared to 2008 due to issuance of our 2029 debentures, draws on our Prudential shelf facility, and secured financings on 3 Corporate Place, 1500 Space Park Drive, Mundells Roundabout, Cressex 1, Manchester Technopark and Clonshaugh Industrial Estate II, partially offset by a decrease in interest expense at 350 East Cermak Road due to a lower effective rate after considering impact of interest rate swap agreement and early paydown of the loan in March 2009. Interest capitalized during the years ended December 31, 2009 and 2008 was $9.2 million and $18.4 million, respectively.

New property increases were caused by properties acquired during the period from January 1, 2008 to December 31, 2009. For the year ended December 31, 2009, 1201 Comstock Street, Manchester Technopark, 365 S. Randolphville Road, 1350 Duane Avenue/3080 Raymond Street and 7505 Mason King Court contributed $10.7 million, or approximately 88% in total operating expenses compared to the same period in 2008.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2008	2007	Change	2008	2007	Change
Rental property operating and maintenance	$133,706	$104,171	$29,535	$17,441	$5,054	$12,387
Property taxes	28,546	26,408	2,138	2,556	773	1,783
Insurance	4,683	5,490	(807)	305	37	268
Depreciation and amortization	147,119	127,079	20,040	25,259	7,340	17,919
General and administrative(1)	38,391	30,786	7,605	—	—	—
Other	1,022	431	591	62	—	62

Total operating expenses	$353,467	$294,365	$59,102	$45,623	$13,204	$32,419

Interest expense	$61,371	$67,049	$(5,678)	$2,250	$5	$2,245

(1)	General and administrative expenses are included in same store as they are not allocable to specific properties.

Same store rental property operating and maintenance expenses increased for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of higher utility expenses which is attributed to new leasing and increased power rates. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $10.6 million and $5.0 million in the years ended December 31, 2008 and 2007, respectively.

Same store property taxes increased in the year ended December 31, 2008 compared to 2007, primarily as a result of newly completed redevelopment space offset by favorable property tax adjustments at 350 East Cermak Road and 200 Paul Avenue 1-4.

Same store insurance decreased in the year ended December 31, 2008 compared to 2007, primarily as a result of favorable insurance rates on our renewal of our insurance program in late 2007.

Same store depreciation and amortization expense increased in the year ended December 31, 2008 compared to 2007, principally because of depreciation of redevelopment projects that were placed into service in late 2007 and during 2008 along with the acceleration of depreciation on assets associated with leases which terminated earlier than previously estimated.

General and administrative expenses for the year ended December 31, 2008 increased compared to the same period in 2007 primarily due to the growth of our company, which resulted in more employees, additional incentive compensation, and higher professional fees and marketing expenses along with the $1.6 million of compensation expense related to the acceleration of the 2005 OPP Grant. For a further discussion of the acceleration of the 2005 OPP Grant, please refer to note 9 in the notes to the consolidated financial statements included elsewhere in this prospectus.

Other expenses are primarily comprised of write-offs of the carrying amounts for tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases.

Same store interest expense decreased for the year ended December 31, 2008 as compared to the same period in 2007 primarily as a result of higher capitalized interest during 2008 compared to 2007 along with a decrease in interest expense at 350 East Cermak Road due to a lower variable interest rate offset by higher average outstanding debt balances during 2008 compared to 2007 due to financings on 3 Corporate Place, 2045 & 2055 LaFayette Street, 150 South First Street and 1500 Space Park Drive. Interest capitalized during the years ended December 31, 2008 and 2007 was $18.4 million and $11.9 million, respectively.

New property increases were caused by properties acquired during the period from January 1, 2007 to December 31, 2008. For the year ended December 31, 2008, 3011 Lafayette Street, Devon Shafron Drive properties (3 buildings), 1500 Space Park Drive and 900 Walnut Street contributed $20.6 million, or approximately 63% in total operating expenses compared to the same period in 2007.

Equity in earnings of unconsolidated joint venture

The equity in earnings of unconsolidated joint venture relates to a 50% investment in a joint venture that owns a datacenter property in Seattle, Washington. The investment was made in November 2006. The amount recorded in 2007 includes our portion of the write-off of net costs related to the refinance of the previously outstanding mortgage loan on the property, which amounted to approximately $0.6 million.

Discontinued operations

Discontinued operations relate to the following properties:

Property	Date Acquired	Date Sold
4055 Valley View Lane	September 2003	March 2007
100 Technology Center Drive	February 2004	March 2007

Results of discontinued operations were as follows (in thousands):

Year Ended December 31, 2007
Operating revenues	$2,340
Operating expenses	(1,283)
Interest and other income	5
Interest expense	(607)
Gain on derivative instruments	940

1,395
Gain on sale of assets	18,049

Income from discontinued operations	19,444

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

As of March 31, 2010, we had $50.8 million of cash and cash equivalents, excluding $40.1 million of restricted cash. Restricted cash primarily consists of interest bearing cash deposits required by the terms of several of our mortgage loans for a variety of purposes, including real estate taxes, insurance, anticipated or contractually obligated tenant improvements, as well as capital expenditures.

Our short term liquidity requirements primarily consist of operating expenses, redevelopment costs and other expenditures associated with our properties, distributions to our operating partnership’s unitholders, capital expenditures, debt service on our loans and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, restricted cash accounts established for certain future payments and by drawing upon our revolving credit facility.

As of March 31, 2010, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. Interest on outstanding borrowings under the revolving credit facility are generally based on 1-month US LIBOR, 1-month EURIBOR and 1-month GBP LIBOR, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound Sterling, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of March 31, 2010, there was no outstanding balance under this facility, and $23.2 million of letters of credit were issued, leaving approximately $726.5 million available for use.

For a discussion of the potential impact of current global economic and market conditions on our liquidity and capital resources, see “—Factors Which May Influence Future Results of Operations—Global market and economic conditions” above.

On December 31, 2009, we entered into equity distribution agreements, which we refer to as the Original Equity Distribution Agreements, with each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, or the Original Agents, under which we could issue and sell shares of Digital Realty Trust, Inc. common stock having an aggregate offering price of up to $400,000,000 from time to time through, at our discretion, any of the Original Agents as our sales agents. On January 22, 2010, weamended and restated each Original Equity Distribution Agreement with the applicable Original Agent, and also entered into a new equity distribution agreement with Morgan Stanley & Co. Incorporated, or collectively the Equity Distribution Agreements, under which we may issue and sell shares of Digital Realty Trust, Inc. common stock having an aggregate offering price of up to $400,000,000 (including the approximately 1.1 million shares of common stock having an aggregate offering price of approximately $54.3 million sold pursuant to the Original Equity Distribution Agreements as of January 22, 2010), from time to time through, at our discretion, any of the Original Agents or Morgan Stanley & Co. Incorporated as our sales agents. The sales of common stock made under the Equity Distribution Agreements will be made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended. We have used and intend to use the proceeds from the sale of shares pursuant to the Equity Distribution Agreements to temporarily repay borrowings under our revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes, including potentially the repayment or repurchase of outstanding debt. For the three months ended March 31, 2010, we generated net proceeds of approximately $54.8 million from the issuance of approximately 1.1 million common shares under the Equity Distribution Agreements at an average price of $50.56 per share after payment of approximately $0.8 million of commissions to the sales agents. The proceeds from the issuances were contributed to our operating partnership in exchange for the issuance of 1.1 million common units to Digital Realty Trust, Inc.

On January 20, 2010, we closed the sale of $100.0 million aggregate principal amount of our operating partnership’s senior unsecured term notes to Prudential Investment Management, Inc. and certain of its affiliates, or, collectively, Prudential, pursuant to the Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. On February 3, 2010, we closed the sale of an additional $17.0 million aggregate principal amount of our operating partnership’s senior unsecured term notes, which we refer to as the series F notes, to Prudential pursuant to the Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series D, series E and series F notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility, to fund working capital and for general corporate purposes.

On January 22, 2010, we completed the acquisition of the New England Portfolio, a three-property datacenter portfolio located in Massachusetts and Connecticut, from Sentinel Properties—Needham, LLC, SP—Needham I, LLC, Sentinel Properties—Bedford LLC and Sentinel Properties—Trumbull, LLC, or, collectively, the Sellers. The purchase price, which was determined through negotiations between us and the Sellers, was approximately $375.0 million and was paid in cash funded with borrowings under our revolving credit facility.

On January 28, 2010, we closed the issuance of $500.0 million aggregate principal amount of 5.875% notes due 2020. The purchase price paid by the initial purchasers was 98.296% of the principal amount thereof. The notes are general unsecured senior obligations of the operating partnership and rank equally in right of payment with all other senior unsecured indebtedness of the operating partnership. Interest on the notes are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount, underwriting commissions and estimated expenses was approximately $487.1 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities, fund working capital and for general corporate purposes.

See “Business and Properties—Business—Recent Developments” for a discussion of recent financing and acquisition transactions.

Construction

As of March 31, 2010 and December 31, 2009, work in progress, including the proportionate land and property costs related to current construction projects, amounted to $120.4 million, or $150.0 million including construction accruals and certain capitalized costs, and $156.2 million, or $187.1 million including construction accruals and certain capitalized costs, respectively. Separately, our redevelopment program included the proportionate land and building costs related to other targeted projects in the amount of $98.2 million and $88.6 million as of March 31, 2010 and December 31, 2009, respectively. Work in progress related to non-redevelopment projects, primarily tenant and building improvements, amounted to $1.7 million and $0.4 million as of March 31, 2010 and December 31, 2009, respectively.

Future Uses of Cash

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of March 31, 2010, we had approximately 1.8 million square feet of redevelopment space and we also owned approximately 153,000 net rentable square feet of datacenter space with extensive installed tenant improvements that we may subdivide for Turn-Key Datacenter® use during the next two years rather than lease to large single tenants. Turn-Key Datacenter® space is move-in-ready space for the placement of computer and network equipment required to provide a datacenter environment. Depending on demand for additional Turn-Key Datacenter® space, we expect to incur significant tenant improvement costs to build out and redevelop these spaces. At March 31, 2010, approximately 185,000 square feet of our space held for redevelopment was under construction for Turn-Key Datacenter® space in four U.S. markets and one European market. At March 31, 2010, we had commitments under construction contracts for approximately $61.0 million. We currently expect to incur approximately $250.0 million to $300.0 million of capital expenditures for our redevelopment program during the nine months ended December 31, 2010, although this amount may increase or decrease, potentially materially, based on numerous factors, including changes in demand, leasing results and availability of debt or equity capital.

We are also subject to the commitments discussed below under “Commitments and Contingencies” and “Off-Balance Sheet Arrangements”, and “Distributions” as described below.

Consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiations often at different stages at different times. The dollar value of additional acquisitions for the remainder of the year ending December 31, 2010 will be based on numerous factors, including tenant demand, leasing results, availability of debt or equity capital and acquisition opportunities.

We may from time to time seek to retire, redeem or repurchase our outstanding debt or preferred equity through cash purchases and/or exchanges for equity securities in open market purchases, privately negotiated transactions or otherwise. Such repurchases, redemptions or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions or other factors. The amounts involved may be material.

We expect to meet our short- and long-term liquidity requirements, including to pay for scheduled debt maturities and to fund property acquisitions and non-recurring capital improvements with net cash from operations, future long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund future short- and long-term liquidity requirements, including property acquisitions and non-recurring capital improvements using our revolving credit facility pending permanent financing. If we are not able to obtain additional financing on terms attractive to us, or at all, including as a result of the circumstances described above under “Factors Which May Influence Future Results of Operations—Global market and economic conditions”, we may be required to reduce our acquisition or capital expenditure plans, which could have a material adverse effect upon our business and results of operations.

Properties Acquired in 2009

During the year ended December 31, 2009 we acquired or made investments in the following properties:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
Loudoun Exchange II(1)	Northern Virginia	May 15, 2009	$20.3
Digital Realty Trust Datacenter Park—Dallas(2)	Dallas	September 11, 2009	33.6
444 Toyama Drive	Silicon Valley	September 25, 2009	17.5
1350 Duane Avenue/3080 Raymond Street(3)	Silicon Valley	October 30, 2009	90.5
Nokes Boulevard / Beaumeade Circle(4)	Northern Virginia	December 17, 2009	63.3

Total Acquisitions—Year Ended December 31, 2009			$225.2

(1)	Represents vacant land which is not included in our operating property count.
(2)	In September 2009, we made an initial cash contribution of $1.9 million to a joint venture formed to own and redevelop Digital Realty Trust Datacenter Park—Dallas. The other member contributed seven vacant buildings with an estimated market value of $33.6 million and a third-party non-recourse loan secured by these properties of $17.0 million. We are committed to make an additional $22.9 million of capital contributions needed to fund the redevelopment project. We have determined that the joint venture is a variable interest entity and we are the primary beneficiary. As a result, we have consolidated the joint venture and presented the member interests not owned by us of $16.6 million as noncontrolling interests in consolidated joint venture. For operating property count purposes, we consider this to be one property.
(3)	Includes the assumption of a $52.8 million loan.
(4)	A two-property data center portfolio consisting of four buildings located at 21561 and 21571 Beaumeade Circle in Ashburn, Virginia and 45901 and 45905 Nokes Boulevard in Sterling, Virginia, as well as certain vacant real property located at 21551 Beaumeade Circle in Ashburn, Virginia.

We financed the purchase of these properties primarily with borrowings under our revolving credit facility. We have repaid borrowings under our revolving credit facility with portions of the proceeds from our February 2009 common stock issuance, the issuance of our 2029 debentures, sales of common stock under our Equity Distribution Agreements, the issuance of notes under our Prudential shelf facility and the issuance of our 5.875% notes due 2020.

Properties Acquired During the Quarter Ended March 31, 2010

During the quarter ended March 31, 2010 we acquired or made investments in the following properties:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
New England Portfolio(1)	Various(1)	January 22, 2010	$375.0

Total Acquisitions—Quarter Ended March 31, 2010			$375.0

(1)	The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut, located in the New York Metro metropolitan area. The New England Portfolio is considered three properties for our property count.

Dividends and Distributions

We are required to distribute 90% of Digital Realty Trust, Inc.’s REIT taxable income (excluding capital gains) on an annual basis in order for Digital Realty Trust, Inc. to continue to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to preferred stockholders, common stockholders and unitholders from cash flow from operating activities. All such distributions are at the discretion of Digital Realty Trust, Inc.’s board of directors. We may be required to use borrowings under the revolving credit facility, if necessary, to meet REIT distribution requirements and maintain Digital Realty Trust, Inc.’s REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels. We have distributed 100% of Digital Realty Trust, Inc.’s taxable income since inception to minimize corporate level federal income taxes. Amounts accumulated for distribution to stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities, which are consistent with our intention to maintain Digital Realty Trust, Inc.’s status as a REIT. The exchange rate on our $172.5 million principal amount of our 4.125% exchangeable senior debentures due 2026, the exchange rate on our 5.50% exchangeable senior debentures due 2029, the conversion rate on Digital Realty Trust, Inc.’s series C cumulative convertible preferred stock and Digital Realty Trust, Inc.’s series D cumulative convertible preferred stock are each subject to adjustment for certain events, including, but not limited to, certain dividends on Digital Realty Trust, Inc.’s common stock in excess of $0.265 per share per quarter, $0.33 per share per quarter, $0.28625 per share per quarter and $0.31 per share per quarter, respectively. Therefore, increases to Digital Realty Trust, Inc.’s quarterly dividend may increase the dilutive impact of the exchangeable debentures, series C cumulative convertible preferred stock and series D cumulative convertible preferred stock on Digital Realty Trust, Inc.’s common stockholders.

In 2009, 2008 and 2007 and the first two quarters of 2010, we declared the following dividends and distributions (in thousands):

Date dividend and distribution declared	Dividend and distribution payable date	Series A Preferred Stock(1)	Series B Preferred Stock(2)	Series C Preferred Stock(3)	Series D Preferred Stock(4)	Common Stock and Operating Partnership Common Units
February 15, 2007	April 2, 2007	2,199	1,246	—	—	19,442	(5)
May 2, 2007	July 2, 2007	2,199	1,246	1,722	—	19,458	(5)
August 1, 2007	October 1, 2007	2,199	1,246	1,914	—	19,465	(5)
November 1, 2007	December 31, 2007 for Series A, B and C Preferred Stock; January 14, 2008 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	—	22,345	(6)

Total—2007		$8,796	$4,984	$5,550	$—	$80,710

February 25, 2008	March 31, 2008	2,199	1,246	1,914	2,899	22,418	(6)
May 5, 2008	June 30, 2008	2,199	1,246	1,914	4,744	22,444	(6)
August 4, 2008	September 30, 2008	2,199	1,246	1,914	4,744	24,258	(6)
November 4, 2008	December 31, 2008 for Series A, B, C and D Preferred Stock; January 7, 2009 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	4,744	26,102	(7)

Total—2008		$8,796	$4,984	$7,656	$17,131	$95,222

February 24, 2009	March 31, 2009	2,199	1,246	1,914	4,742	27,053	(7)
April 28, 2009	June 30, 2009	2,199	1,246	1,914	4,742	27,064	(7)
July 28, 2009	September 30, 2009	2,199	1,246	1,914	4,742	29,575	(8)
October 27, 2009	December 31, 2009 for Series A, B, C and D Preferred Stock; January 15, 2010 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	4,742	37,004	(9)

Total—2009		$8,796	$4,984	$7,656	$18,968	$120,696

February 23, 2010	March 31, 2010	2,199	1,246	1,914	4,742	40,143	(10)
April 27, 2010	June 30, 2010	2,199	1,246	1,914	4,742	44,442	(10)

(1)	$2.125 annual rate of dividend per share.
(2)	$1.969 annual rate of dividend per share.
(3)	$1.094 annual rate of dividend per share.
(4)	$1.375 annual rate of dividend per share.
(5)	$1.145 annual rate of dividend and distribution per share and unit.
(6)	$1.240 annual rate of dividend and distribution per share and unit.
(7)	$1.320 annual rate of dividend and distribution per share and unit.
(8)	$1.440 annual rate of dividend and distribution per share and unit.
(9)	$1.800 annual rate of dividend and distribution per share and unit.
(10)	$1.920 annual rate of dividend and distribution per share and unit.

Distributions out of our current or accumulated earnings and profits are generally classified as ordinary income whereas distributions in excess of our current and accumulated earnings and profits, to the extent of a stockholder’s U.S. federal income tax basis in our stock, are generally classified as a return of capital. Distributions in excess of a stockholder’s U.S. federal income tax basis in our stock are generally characterized as capital gain. Cash provided by operating activities has been sufficient to fund all distributions.

The tax treatment of distributions on common stock for 2009 is as follows: 100% ordinary income and 0% return of capital. The tax treatment of distributions on common stock for 2008 is as follows: approximately 100% ordinary income and 0% return of capital. The tax treatment of distributions on common stock for 2007 is as follows: approximately 78% ordinary income and 22% return of capital. All distributions paid on our preferred stock in 2009, 2008 and 2007 were classified as ordinary income for income tax purposes.

Commitments and Contingencies

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $10,000 to the seller during the three months ended March 31, 2010 and 2009. We have recorded approximately $2.5 million and $2.1 million for this contingent liability on our balance sheet at March 31, 2010 and December 31, 2009, respectively.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other liabilities include $1.3 million for this liability as of March 31, 2010 and December 31, 2009. During the three months ended March 31, 2009, we paid approximately $0.2 million to the seller. There was no payment made during the three months ended March 31, 2010.

As of December 31, 2009, we were a party to interest rate cap and swap agreements which hedge variability in cash flows related to LIBOR, GBP LIBOR and EURIBOR based mortgage loans. Under these swaps, we pay variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amounts. See “Quantitative and Qualitative Disclosures about Market Risk” below.

Obligation	Total	2010	2011-2012	2013-2014	Thereafter
Debt principal payments(1)	$1,789,853	$236,875	$476,536	$670,866	$405,576
Interest payable(2)	401,224	91,739	151,508	105,924	52,053
Ground leases(3)	25,977	536	1,073	1,073	23,295
Operating lease	39,467	6,777	12,494	9,224	10,972
Construction contracts(4)	41,114	41,114	—	—	—

	$2,297,635	$377,041	$641,611	$787,087	$491,896

(1)	Includes $205.5 million of borrowings under our revolving credit facility, which is due to mature in August 2010 and excludes $1.3 million of net loan premiums related to assumed mortgage loans and $6.7 million discount on our 4.125% exchangeable senior debentures due 2026. Assumes we do not exercise available extension options.
(2)	Interest payable is based on the interest rate in effect on December 31, 2009, including the effect of interest rate swaps. Interest payable excluding the effect of interest rate swaps is as follows (in thousands):

2010	$84,495
2011-2012	140,194
2013-2014	101,000
Thereafter	52,053

$377,742

(3)	This is comprised of ground lease payments on 2010 East Centennial Circle, Chemin de l’Epinglier 2, Clonshaugh Industrial Estate, Paul van Vlissingenstraat 16, Gyroscoopweg 2E-2F and Naritaweg 52. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. After December 2036, rent for the remaining term of the Naritaweg 52 ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. The Chemin de l’Epinglier 2 ground lease which expires in July 2074 contains potential inflation increases which are not reflected in the table above. The Paul van Vlissingenstraat, 16 Chemin de l’Epinglier 2, Gyroscoopweg 2E-2F and Clonshaugh Industrial Estate amounts are translated at the December 31, 2009 exchange rate of $1.43 to €1.00.
(4)	From time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At December 31, 2009, we had open commitments related to construction contracts of $41.1 million.

Outstanding Consolidated Indebtedness

The table below summarizes our debt maturities and principal payments as of March 31, 2010 (in thousands):

	Revolving Credit Facility(1)	Unsecured Senior Notes	5.875% Notes due 2020	Mortgage Loans	Exchangeable Senior Debentures		Total Debt
Remainder of 2010	$—	$—	$—	$27,597	$—		$27,597
2011	—	25,000	—	113,927	172,500	(2)	311,427
2012	—	—	—	159,179	—		159,179
2013	—	33,000	—	144,576	—		177,576
2014	—	—	—	216,288	266,400	(3)	482,688
Thereafter	—	142,000	500,000	380,576	—		1,022,576

Subtotal	$—	$200,000	$500,000	$1,042,143	$438,900		$2,181,043
Unamortized discount	—	—	(8,411)	—	(5,641)		(14,052)
Unamortized premium	—	—	—	1,218	—		1,218

Total	$—	$200,000	$491,589	$1,043,361	$433,259		$2,168,209

(1)	Subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility.
(2)	Assumes maturity of 4.125% exchangeable senior debentures due 2026 at first redemption date in August 2011.
(3)	Assumes maturity of 5.50% exchangeable senior debentures due 2029 at first redemption date in April 2014.

The table below summarizes our debt, at March 31, 2010 (in millions):

Debt Summary:
Fixed rate	$1,913.0
Variable rate debt subject to interest rate swaps and caps	255.2

Total fixed rate debt (including interest rate swaps and caps)	2,168.2
Variable rate—unhedged	—

Total	$2,168.2

Percent of Total Debt:
Fixed rate (including swapped debt)	100.0%
Variable rate	0.0%

Total	100.0%

Effective Interest Rate as of March 31, 2010(1):
Fixed rate (including hedged variable rate debt)	5.91%
Variable rate	—
Effective interest rate	5.91%

(1)	Excludes impact of deferred financing cost amortization.

As of March 31, 2010, we had approximately $2.2 billion of outstanding consolidated long-term debt as set forth in the table above. Our ratio of debt to total market capitalization was approximately 29% (based on the closing price of our common stock on March 31, 2010 of $54.20). For this purpose, our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), excluding options issued under our incentive award plan, plus the liquidation value of our preferred stock, plus the aggregate value of our operating partnership’s units not held by us (with the per unit value equal to the market value of one share of our common stock and excluding long-term incentive units and Class C Units), plus the book value of our total consolidated indebtedness.

The variable rate debt shown above bears interest at interest rates based on various LIBOR, GBP LIBOR and EURIBOR rates ranging from one to twelve months, depending on the respective agreement governing the debt. Assuming maturity of our 4.125% exchangeable senior debentures due 2026 and 5.50% exchangeable senior debentures due 2029 at their first redemption dates in August 2011 and April 2014, respectively, as of March 31, 2010, our debt had a weighted average term to initial maturity of approximately 5.5 years (approximately 5.6 years assuming exercise of extension options).

Off-Balance Sheet Arrangements

As of March 31, 2010, we were party to interest rate swap and cap agreements related to $255.2 million of outstanding principal on our variable rate debt. See “Quantitative and Qualitative Disclosures about Market Risk” below.

The 4.125% exchangeable senior debentures due 2026 provide for excess exchange value to be paid in cash or shares of Digital Realty Trust, Inc.’s common stock if its stock price exceeds a certain amount. If such debentures were exchanged in full on March 31, 2010, we would owe $121.2 million to the holders of such debentures, payable in cash or shares of Digital Realty Trust, Inc.’s common stock. See note 5 to our condensed consolidated financial statements for a further description of our 4.125% exchangeable senior debentures due 2026.

Cash Flows

The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Comparison of Three Months Ended March 31, 2010 to Three Months Ended March 31, 2009

The following table shows cash flows and ending cash and cash equivalent balances for the three months ended March 31, 2010 and 2009, respectively (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Net cash provided by operating activities	$57,200	$41,378	$15,822
Net cash used in investing activities	(442,755)	(132,708)	(310,047)
Net cash provided by financing activities	364,044	96,932	267,112

Net (decrease) increase in cash and cash equivalents	$(21,511)	$5,602	$(27,113)

The increase in net cash provided by operating activities was primarily due to increased cash flows from new leasing at our same store properties, completed and leased redevelopment space and our acquisition of new operating properties which was partially offset by increased operating and interest expenses. Net cash used in investing activities increased for the three months ended March 31, 2010, as we had an increase in cash paid for acquisitions for the three months ended March 31, 2010 ($375.0 million) as compared to no expenditures in 2009 offset by a decrease in cash paid for capital expenditures for the three months ended March 31, 2010 ($66.9 million) as compared to the same period in 2009 ($137.0 million).

Net cash flows from financing activities for the company consisted of the following amounts (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Proceeds from borrowings, net of repayments	$(91,802)	$64,390	$(156,192)
Net proceeds from issuance of common/preferred stock, including exercise of stock options	56,519	83,603	(27,084)
Net proceeds from 5.875% notes due 2020	486,536	—	486,536
Dividend and distribution payments	(87,248)	(63,246)	(24,002)
Other	39	12,185	(12,146)

Net cash provided by financing activities	$364,044	$96,932	$267,112

The change in net borrowings for the three months ended March 31, 2010 as compared to the same period in 2009 was a result of increased repayments on the revolving credit facility with proceeds from the issuance of our 5.875% notes due 2020 (net proceeds of $486.5 million) and common stock (net proceeds of $54.6 million during the three months ended March 31, 2010) as compared to repayments with proceeds from the issuance of our common stock (net proceeds of $83.6 million in February 2009). The increase in dividend and distribution payments for the three months ended March 31, 2010 as compared to the same period in 2009 was a result of an increase in shares outstanding and dividend amount per share in 2010 as compared to 2009.

Net cash flows from financing activities for the operating partnership consisted of the following amounts (in thousands):

	Three Months Ended March 31,
	2010	2009	Change
Proceeds from borrowings, net of repayments	$(91,802)	$64,390	$(156,192)
Partner contributions	56,519	83,603	(27,084)
Net proceeds from 5.875% notes due 2020	486,536	—	486,536
Distribution payments	(87,248)	(63,246)	(24,002)
Other	39	12,185	(12,146)

Net cash provided by financing activities	$364,044	$96,932	$267,112

The change in net borrowings for the three months ended March 31, 2010 as compared to the same period in 2009 was a result of increased repayments on the revolving credit facility with proceeds from the issuance of our 5.875% notes due 2020 (net proceeds of $486.5 million) and the issuance of common units to the company in exchange for the proceeds from its sale of common stock (net proceeds of $54.6 million during the three months ended March 31, 2010) as compared to repayments with proceeds from the issuance of the company’s common stock (net proceeds of $83.6 million in February 2009). The increase in distribution payments for the three months ended March 31, 2010 as compared to the same period in 2009 was a result of an increase in units outstanding and distribution amount per unit in 2010 as compared to 2009.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008 and Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007

The following table shows cash flows and ending cash and cash equivalent balances for the years ended December 31, 2009, 2008 and 2007, respectively. Cash flows include the cash flows of 100 Technology Center Drive (sold in March 2007), 4055 Valley View Lane (sold in March 2007) (in thousands).

	Year Ended December 31,			Increase / (Decrease)
	2009	2008	2007	2009 v 2008	2008 v 2007
Net cash provided by operating activities (including discontinued operations)	$283,809	$217,808	$105,655	$66,001	$112,153
Net cash used in investing activities	(519,909)	(647,751)	(537,427)	127,842	(110,324)
Net cash provided by financing activities	235,086	471,925	440,863	(236,839)	31,062

Net (decrease) increase in cash and cash equivalents	$(1,014)	$41,982	$9,091	$(42,996)	$32,891

The increases in net cash provided by operating activities from 2008 to 2009 and from 2007 to 2008 were primarily due to increased cash flows from new leasing at our same store properties, completed and leased redevelopment space and our acquisition of new operating properties which was partially offset by increased operating and interest expenses. We acquired 6, 5 and 13 properties during the years ended December 31, 2009, 2008 and 2007 respectively.

Net cash used in investing activities decreased in 2009 as compared to 2008, as we had a decrease in cash paid for capital expenditures for the year ended December 31, 2009 ($392.4 million) as compared to the same period in 2008 ($545.2 million) offset by an increase in cash paid for acquisitions for the year ended December 31, 2009 ($138.0 million) as compared to the same period in 2008 ($79.2 million).

Net cash used in investing activities increased from 2007 to 2008, as we had an increase in cash payments for our redevelopment program offset by a decrease in cash paid for acquisitions in 2008 ($79.2 million) as compared to 2007 ($359.8 million) and the receipt of proceeds from the sales of 100 Technology Center Drive and 4055 Valley View Lane in March 2007.

Net cash flows from financing activities for the company consisted of the following amounts (in thousands).

	Year Ended December 31,			Increase / (Decrease)
	2009	2008	2007	2009 v 2008	2008 v 2007
Proceeds from borrowings, net of repayments	$46,657	$46,703	$216,006	$(46)	$(169,303)
Net proceeds from 5.50% exchangeable senior debentures	258,949	—	—	258,949	—
Net proceeds from issuance of common/preferred stock, including exercise of stock options	89,184	549,210	320,751	(460,026)	228,459
Dividend and distribution payments	(150,188)	(130,040)	(97,081)	(20,148)	(32,959)
Other	(9,516)	6,052	1,187	(15,568)	4,865

Net cash provided by financing activities	$235,086	$471,925	$440,863	$(236,839)	$31,062

Net proceeds from issuance of stock were primarily related to our common stock offerings in February 2009 (net proceeds of $82.9 million), July 2008 ($211.6 million) and October 2007 ($150.4 million) and preferred stock offerings in February 2008 ($333.6 million) and April 2007 ($169.1 million). Proceeds from mortgage loans were approximately $122.0 million, $174.9 million and $121.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. We issued $266.4 million of 5.50% exchangeable senior debentures due 2029 on April 20, 2009. The increase in dividend and distribution payments for the year ended December 31, 2009 as compared to the same period in 2008 was a result of an increase in shares outstanding and dividend amount per share in 2009 as compared to 2008 and dividends on our series D preferred stock being paid for a full year in 2009, whereas this series of preferred stock was outstanding for only a portion of 2008. The increase in dividend and distribution payments for the year ended December 31, 2008 as compared to the same period in 2007 was a result of an increase in shares outstanding in 2008 as compared to 2007 and dividends on our series D preferred stock being paid in 2008, whereas this series of preferred stock was not outstanding in 2007.

Net cash flows from financing activities for the operating partnership consisted of the following amounts (in thousands).

	Year Ended December 31,			Increase / (Decrease)
	2009	2008	2007	2009 v 2008	2008 v 2007
Proceeds from borrowings, net of repayments	$46,657	$46,703	$216,006	$(46)	$(169,303)
Net proceeds from 5.50% exchangeable senior debentures	258,949	—	—	258,949	—
Partner contributions	89,184	549,210	320,751	(460,026)	228,459
Distribution payments	(150,188)	(130,040)	(97,081)	(20,148)	(32,959)
Other	(9,516)	6,052	1,187	(15,568)	4,865

Net cash provided by financing activities	$235,086	$471,925	$440,863	$(236,839)	$31,062

Partner contributions were primarily related to the issuance of our operating partnership’s units to the company in connection with the company’s common stock offerings in February 2009 (net proceeds of $82.9 million), July 2008 ($211.6 million) and October 2007 ($150.4 million) and preferred stock offerings in February 2008 ($333.6 million) and April 2007 ($169.1 million). Proceeds from mortgage loans were approximately $122.0 million, $174.9 million and $121.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. We issued $266.4 million of 5.50% exchangeable senior debentures due 2029 on April 20, 2009. The increase in distribution payments for the year ended December 31, 2009 as compared to the same period in 2008 was a result of an increase in units outstanding and distribution amount per unit in 2009 as compared to 2008 and distributions on our series D preferred units being paid for a full year in 2009, whereas this series of preferred units was outstanding for only a portion of 2008. The increase in distribution payments for the year ended December 31, 2008 as compared to the same period in 2007 was a result of an increase in units outstanding in 2008 as compared to 2007 and distributions on our series D preferred units being paid in 2008, whereas this series of preferred units was not outstanding in 2007.

Noncontrolling Interests in Operating Partnership

Noncontrolling interests relate to the common units in our operating partnership that are not owned by us, which, as of December 31, 2009, amounted to 6.6% of our operating partnership common units. In conjunction with our formation, GI Partners received common units, in exchange for contributing ownership interests in properties to our operating partnership. Also in connection with acquiring real estate interests owned by third parties, our operating partnership issued common units to those sellers.

Limited partners who acquired common units in the formation transactions have the right to require our operating partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to registration rights agreements we entered into with GI Partners and the other third party contributors, we filed a shelf registration statement covering the issuance of the shares of our common stock issuable upon redemption of the common units, and the resale of those shares of common stock by the holders. As of March 31, 2007, GI Partners no longer had an ownership interest in our operating partnership.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

Analysis of Debt between Fixed and Variable Rate

We use interest rate swap and cap agreements and fixed rate debt to reduce our exposure to interest rate movements. As of March 31, 2010, our consolidated debt was as follows (in millions):

	Carrying Value	Estimated Fair Value
Fixed rate debt	$1,913.0	$2,154.4
Variable rate debt subject to interest rate swaps and caps	255.2	254.5

Total fixed rate debt (including interest rate swaps and caps)	2,168.2	2,408.9
Variable rate debt	—	—

Total outstanding debt	$2,168.2	$2,408.9

Interest rate swaps included in this table and their fair values as of March 31, 2010 and December 31, 2009 were as follows (in thousands):

Notional Amount								Fair Value at Significant Other Observable Inputs (Level 2)
As of March 31, 2010		As of December 31, 2009		Type of Derivative	Strike Rate	Effective Date	Expiration Date	As of March 31, 2010	As of December 31, 2009
$19,444	(1)	$20,831	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(779)	$(952)
65,055	(1)	69,154	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(1,905)	(299)
14,304	(2)	15,208	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(1,025)	(889)
10,349	(2)	11,003	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(770)	(675)
9,107	(2)	9,682	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(676)	(579)
42,391	(2)	45,067	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,951)	(1,887)
36,446	(2)	38,746	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,768)	(1,794)
40,599	(2)	42,993	(2)	Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(1,241)	(453)
17,552		17,737		Cap	4.000	June 24, 2009	June 25, 2012	24	70

$255,247		$270,421						$(10,091)	$(7,458)

(1)	Translation to U.S. dollars is based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.
(2)	Translation to U.S. dollars is based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.

Sensitivity to Changes in Interest Rates

The following table shows the effect if assumed changes in interest rates occurred:

Assumed event	Interest rate change (basis points)	Change ($ millions)
Increase in fair value of interest rate swaps and caps following an assumed 10% increase in interest rates	15	$1.0
Decrease in fair value of interest rate swaps and caps following an assumed 10% decrease in interest rates	(15)	$(1.0)
Increase in annual interest expense on our debt that is variable rate and not subject to swapped or capped interest following a 10% increase in interest rates	15	—
Decrease in annual interest expense on our debt that is variable rate and not subject to swapped or capped interest following a 10% increase in interest rates	(15)	—
Increase in fair value of fixed rate debt following a 10% decrease in interest rates	(15)	6.1
Decrease in fair value of fixed rate debt following a 10% increase in interest rates	15	(5.8)

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

Foreign Currency Exchange Risk

For the three months ended March 31, 2010 and 2009, we had foreign operations in the United Kingdom, Ireland, France, The Netherlands, Switzerland and Canada and, as such, are subject to risk from the effects of exchange rate movements of foreign currencies, which may affect future costs and cash flows. Our foreign operations are conducted in the British Pound, Euro and the Swiss Franc, except for our Canadian property for which the functional currency is the U.S. dollar. Our primary currency exposures are to the Euro and the British Pound. We attempt to mitigate a portion of the risk of currency fluctuation by financing our properties in the local currency denominations, although there can be no assurance that this will be effective. As a result, changes in the relation of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of shareholders’ equity. For the three months ended March 31, 2010 and 2009, operating revenues from properties outside the United States contributed $23.2 million and $19.5 million, respectively, which represented 12.1% and 13.0% of our operating revenues, respectively.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable.

BUSINESS AND PROPERTIES

Business

General

We target high-quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter users, including the information technology, or IT, departments of Fortune 100 and financial services companies. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas. Digital Realty Trust, L.P., a Maryland limited partnership, is the entity through which Digital Realty Trust, Inc., a Maryland corporation, conducts its business and owns its assets. Digital Realty Trust, Inc. operates as a real estate investment trust, or REIT, for federal income tax purposes.

At March 31, 2010, we owned 84 properties, excluding one property held as an investment in an unconsolidated joint venture. Our properties are primarily located throughout North America with 13 properties in Europe. Our properties contain a total of approximately 15.0 million net rentable square feet, including approximately 1.8 million square feet held for redevelopment. A significant component of our current and future internal growth is anticipated through the development of our existing space held for redevelopment and through acquisitions of new properties. Our operations and acquisition activities are focused on a limited number of markets where technology industry tenants and corporate datacenter users are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. As of March 31, 2010, our portfolio, excluding space held for redevelopment, was approximately 95.2% leased. The types of properties within our focus include:

•	Internet gateway datacenters, which serve as hubs for Internet and data communications within and between major metropolitan areas;

•

Corporate datacenters, which provide secure, continuously available environments for the storage and processing of critical electronic information. Data centers are used for disaster recovery purposes, transaction processing and to house corporate IT operations;

•

Technology manufacturing properties, which contain highly specialized manufacturing environments for such purposes as disk drive manufacturing, semiconductor manufacturing and specialty pharmaceutical manufacturing; and

•	Regional or national offices of technology companies that are located in our target markets.

Unlike traditional office and flex/research and development space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. In addition, many of our properties have tenant improvements that have been installed at our tenants’ expense. The tenant improvements in our facilities are generally readily adaptable for use by similar tenants. We also had approximately 1.8 million square feet available for redevelopment at March 31, 2010.

Digital Realty Trust, Inc. was incorporated in the state of Maryland on March 9, 2004. Digital Realty Trust, L.P. was organized in the state of Maryland on July 21, 2004. Our principal executive offices are located at 560 Mission Street, Suite 2900, San Francisco, California 94105. Our telephone number at that location is (415) 738-6500. Our website is located at www.digitalrealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

On June 14, 2010, we issued 1,160,950 restricted shares of our common stock, par value $0.01 per share, to our operating partnership, and our operating partnership delivered the shares and paid an incentive fee equal to $184,800 and accrued and unpaid interest equal to $503,965, in exchange for $36,960,000 in aggregate principal amount of our operating partnership’s 4.125% Exchangeable Senior Debentures due 2026 held by Hudson Bay Fund LP, a Delaware limited partnership, or Hudson Bay, pursuant to an exchange agreement, dated June 14, 2010, by and among us, our operating partnership and Hudson Bay.

On June 2, 2010, we entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, in connection with the offer and sale by us of 6,000,000 shares of our common stock and the grant of an over-allotment option for up to an additional 900,000 shares of our common stock to the underwriters, which the underwriters exercised in full. We completed the sale of 6,900,000 shares to the underwriters on June 8, 2010. We contributed the net proceeds from this offering of approximately $377.1 million after deducting estimated expenses to our operating partnership in exchange for 6,900,000 common units. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to Digital Realty Trust, Inc.’s shelf registration statement on Form S-3 (File No. 333-158958).

On June 1, 2010, we entered into a definitive asset purchase agreement with unrelated third parties to acquire a five-property data center portfolio located in California, Arizona and Virginia, which we refer to as the Rockwood Capital/365 Main Portfolio. The Rockwood Capital/365 Main Portfolio, which comprises a total of approximately 919,000 square feet and consists of: 365 Main Street, San Francisco, California; 2260 East El Segundo Boulevard, El Segundo, California; 720 2nd Street, Oakland, California; 2121 South Price Road, Chandler, Arizona; and 4030-4050 Lafayette Center Drive, Chantilly, Virginia, is being purchased from joint ventures that are majority-owned by affiliates of Rockwood Capital, LLC and managed by 365 Main, Inc. All data centers in the Rockwood Capital/365 Main Portfolio were developed in 2000 or later. The Rockwood Capital/365 Main Portfolio is leased to a diverse roster of over 200 tenants in various industries. Based on information provided by the sellers, we believe that, as of March 31, 2010, approximately 94% of the total square feet available for lease at the buildings in the Rockwood Capital/365 Main Portfolio was occupied. The total square feet available for lease in the Rockwood Capital/365 Main Portfolio is based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area. Our estimate of the percentage of occupied rentable square feet in the Rockwood Capital/365 Main Portfolio may change based on our experience operating the properties following the closing of the acquisition.

The purchase price, which was determined through negotiations between us and the sellers, will be approximately $725.0 million (subject to adjustment in limited circumstances), to be paid in cash at closing. The Rockwood Capital/365 Main Portfolio includes approximately 250,000 square feet of additional new datacenter development potential at 2121 South Price Road in Chandler, Arizona and approximately $13.0 million of uninstalled datacenter infrastructure improvements. We expect to fund the purchase price with available cash, proceeds from the June 2010 underwritten offering of common stock by Digital Realty Trust, Inc., borrowings under our revolving credit facility or the sale of additional debt or equity securities. We deposited $15.0 million into an escrow account pending closing of the transaction. The purchase of the Rockwood Capital/365 Main Portfolio is subject to satisfaction of various closing conditions, including the receipt of requisite estoppels and minimum satisfactory financing. The closing of the acquisition is expected to take place on or about July 7, 2010, and may be extended in limited circumstances. We cannot assure you that the acquisition will be consummated on the anticipated schedule or at all. If we fail to close the purchase as required after the satisfaction or waiver of all closing conditions, we may be liable to the sellers for liquidated damages in an amount equal to the deposit. There are no material relationships between us and the sellers.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•

High-Quality Portfolio that is Difficult to Replicate. Our portfolio contains state-of-the-art data center facilities with extensive tenant improvements. Based on current market rents and the estimated replacement costs of our properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Our portfolio of corporate and Internet gateway data center facilities is equipped to meet the power and cooling requirements for the most demanding corporate IT applications. Many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

•

Presence in Key Markets. Our portfolio is located in 27 metropolitan areas, including the Chicago, Dallas, Los Angeles, New York/New Jersey, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe, and is diversified so that no one market represented more than 16.2% of the aggregate annualized rent of our portfolio as of March 31, 2010.

•

Proven Ability To Sign New Leases. We have considerable experience in identifying and leasing to new tenants. The combination of our specialized data center leasing team and customer referrals continues to provide a robust pipeline of new tenants. During the year ended December 31, 2009, we commenced new leases totaling approximately 757,000 square feet, which represent approximately $80.1 million in annualized GAAP rent. During the three months ended March 31, 2010, we commenced new leases totaling approximately 116,000 square feet, which represent approximately $15.4 million in annualized GAAP rent. These leases were comprised of Powered Base Buildings®, Turn-Key Datacenters®, and ancillary office and other uses.

•

Demonstrated Acquisition Capability. As of March 31, 2010, our portfolio consisted of 84 technology-related real estate properties, excluding one property held through an investment in an unconsolidated joint venture, that we or our predecessor acquired beginning in 2002, for an aggregate of 15.0 million net rentable square feet, including approximately 1.8 million square feet held for redevelopment. We have developed detailed, standardized procedures for evaluating acquisitions, including income producing assets and vacant properties suitable for redevelopment, to ensure that they meet our financial, technical and other criteria. These procedures and our in-depth knowledge of the technology and data center industries allow us to identify strategically located properties and evaluate investment opportunities efficiently and, as appropriate, commit and close quickly. Our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate enables us to capitalize on acquisition opportunities. As a result, we acquired more than half of our properties before they were broadly marketed by real estate brokers.

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Flexible Datacenter Solutions. We provide flexible, customer oriented solutions designed to meet the needs of technology and corporate data center users, including Turn-Key Datacenter®, Powered Base Building® and build-to-suit options. Our Turn-Key Datacenters® are move-in ready, physically secure facilities with the power and cooling capabilities to support mission-critical IT enterprise applications. We believe our Turn-Key Datacenters® are effective solutions for tenants that lack the expertise, capital budget or desire to provide their own extensive data center infrastructure, management and security. For tenants that possess the ability to build and operate their own facility, our Powered Base Building® solution provides the physical location, required power and network access necessary to support a state-of-the-art data center. Our in-house engineering and design and construction professionals can also provide tenants with customized build-to-suit solutions to meet their unique specifications. Our Critical Facilities Management® services and team of technical engineers and data center operations experts provide 24/7 support for these mission-critical facilities.

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Differentiating Development Advantages. Our extensive development activity, operating scale and process-based approach to data center design, construction and operations result in significant cost savings and added value for our tenants. We have leveraged our purchasing power by securing global purchasing agreements and developing relationships with major equipment manufacturers, reducing costs and shortening delivery timeframes on key components, including major mechanical and electrical equipment. Utilizing our innovative modular data center design referred to as POD Architecture®, we deliver what we believe to be a technically superior data center environment at significant cost savings. In addition, by utilizing our POD Architecture® to develop new Turn-Key Datacenters® in our existing Powered Base Buildings®, on average we are able to deliver a fully commissioned facility in just under 30 weeks. Finally, our access to capital allows us to provide financing options for tenants that do not want to invest their own capital.

•

Diverse Tenant Base Across a Variety of Industry Sectors. We use our in-depth knowledge of the requirements and trends for Internet and data communications and corporate data center users to market our properties to domestic and international tenants with specific technology needs. At March 31, 2010, we had approximately 350 tenants across a variety of industry sectors, ranging from information technology and Internet enterprises to financial services, energy and manufacturing companies. No single tenant accounted for more than 10% of the aggregate annualized rent of our portfolio as of March 31, 2010.

•

Experienced and Committed Management Team and Organization. Our senior management team, including our Chairman, has an average of over 25 years of experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our company’s senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. At March 31, 2010, our senior management team collectively owned common equity interests in our company of approximately 1.4%, which aligns management’s interests with those of our stockholders.

•

Long-Term Leases That Complement Our Growth. We have long-term leases with stable cash flows. As of March 31, 2010, our weighted-average lease term was in excess of 13 years, with a weighted-average of over seven years remaining, excluding renewal options. Our lease expirations through December 31, 2011 are 12.0% of our net rentable square feet excluding space held for redevelopment as of March 31, 2010.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and unit and to maximize returns to our stockholders and our operating partnership’s unitholders. Our business strategies to achieve these objectives are:

•

Achieve Superior Returns on Redevelopment Inventory. At March 31, 2010, we had approximately 1.8 million square feet held for redevelopment. At March 31, 2010, approximately 185,000 square feet of our space held for redevelopment was undergoing construction for Turn-Key Datacenter® space in four U.S. markets and one European market. These projects have sufficient power capacity to meet the power and cooling requirements of today’s advanced data centers. We will continue to build-out our redevelopment portfolio when justified by anticipated returns.

•

Capitalize on Acquisition Opportunities. We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with corporate information technology groups, technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding. Furthermore, the specialized nature of technology-related real estate makes it more difficult for traditional real estate investors to understand, which results in reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

•

Access and Use Capital Efficiently. We believe we can increase stockholder returns by effectively accessing and deploying capital. Since our \ initial public offering in 2004, our company has raised over $5.0 billion of capital through common, preferred and convertible preferred equity offerings, two exchangeable debt offerings, a non-exchangeable bond offering, our revolving credit facility, secured mortgage financings and refinancings and sales of non-core assets. We will endeavor to maintain financial flexibility while using our liquidity and access to capital to support operations, including our acquisition, leasing, development and redevelopment programs, which are important sources of our growth.

•

Maximize the Cash Flow of our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout that may result in higher rents when leased to tenants seeking these improvements. We control our costs by negotiating expense pass-through provisions in tenant leases for operating expenses, including power costs and certain capital expenditures. Leases covering approximately 74% of the leased net rentable square feet in our portfolio as of March 31, 2010 required tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses.

•

Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional corporate enterprise information technology groups and technology-intensive companies to identify and comprehensively respond to their real estate needs. Our company’s leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding corporate data center and other technology tenants.

Competition

We compete with numerous developers, owners and operators of real estate and datacenters, many of which own properties similar to ours in the same markets in which our properties are located, including DuPont Fabros Technology, Inc., CoreSite and various local developers in the U.S., and Global Switch, Centrum and various regional operators in Europe. If our competitors offer space that our tenants or potential tenants perceive to be superior to ours based on numerous factors, including available power, security considerations, location, or connectivity, or if they offer rental rates below current market rates, or below the rental rates we are offering, we may lose tenants or potential tenants or be required to incur costs to improve our properties or reduce our rental rates. In addition, recently many of our competitors have developed or redeveloped additional datacenter space. If the supply of datacenter space continues to increase as a result of these activities or otherwise, rental rates may be reduced or we may face delays in or be unable to lease our vacant space, including space that we develop or redevelop. Finally, if tenants or potential tenants desire services that we do not offer, we may not be able to lease our space to those tenants. Our financial condition, results of operations, cash flow, cash available for distribution and ability to satisfy our debt service obligations could be materially adversely affected as a result of any or all of these factors.

Regulation

General

Office properties in our submarkets are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that each of our properties as of March 31, 2010 has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various laws relating to the protection of the environment, a current or previous owner or operator of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. Previous owners used some of our properties for industrial and retail purposes, so those properties may contain some level of environmental contamination. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

Some of the properties may contain asbestos-containing building materials. Environmental laws require that asbestos-containing building materials be properly managed and maintained, and may impose fines and penalties on building owners or operators for failure to comply with these requirements. These laws may also allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

In addition, some of our tenants, particularly those in the biotechnology and life sciences industry and those in the technology manufacturing industry, routinely handle hazardous substances and wastes as part of their operations at our properties. Environmental laws and regulations subject our tenants, and potentially us, to liability resulting from these activities or from previous industrial or retail uses of those properties. Environmental liabilities could also affect a tenant’s ability to make rental payments to us. We require our tenants to comply with these environmental laws and regulations and to indemnify us for any related liabilities.

Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations. However, the assessments may have failed to reveal all environmental conditions, liabilities or compliance concerns. Material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability.

Insurance

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company’s management, the properties in our portfolio are currently adequately insured. We do not carry insurance for generally uninsured losses such as loss from war, or nuclear reaction. In addition, we carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio are located in areas known to be seismically active. See “Risk Factors—Risks Related to Our Business and Operations—Potential losses may not be covered by insurance.”

Employees

As of March 31, 2010, we had 319 employees. None of these employees are represented by a labor union.

How to Obtain Our SEC Filings

All reports we will file with the SEC will be available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. We will also provide copies of our Forms 8-K, 10-K, 10-Q, Proxy Statement, Annual Report and amendments to those documents at no charge to investors upon request and make electronic copies of such reports available through our website at www.digitalrealtytrust.com as soon as reasonably practicable after filing such material with the SEC. The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this registration statement, or any other document that we file with the SEC.

Offices

Our headquarters are located in San Francisco. We have regional offices in Boston, Chicago, Dallas, Los Angeles, New York, Northern Virginia and Phoenix and international offices in Dublin, London and Paris.

Reports to Security Holders

Digital Realty Trust, Inc. is required to send an annual report to its securityholders and to our operating partnership’s unitholders.

Legal Proceedings

In the ordinary course of our business, we may become subject to tort claims, breach of contract and other claims and administrative proceedings. As of March 31, 2010, we were not a party to any legal proceedings which we believe would have a material effect on us.

Properties

Our Portfolio

As of March 31, 2010, we owned 84 properties, excluding one property held as an investment in an unconsolidated joint venture. These properties are primarily located throughout North America, with 13 properties located in Europe, and contain a total of approximately 15.0 million net rentable square feet, including 1.8 million square feet held for redevelopment. The following table presents an overview of our portfolio of properties, excluding the one property held as an investment in an unconsolidated joint venture, based on information as of March 31, 2010. All properties are held in fee except as otherwise indicated. Please refer to note 5 in the notes to the condensed consolidated financial statements of both Digital Realty Trust, Inc. and Digital Realty Trust, L.P. included elsewhere in this prospectus for a description of all applicable encumbrances as of March 31, 2010.

Property(1)	Acquisition date	Metropolitan Area	Net Rentable Square Feet Excluding Redevelopment Space(2)	Redevelopment Space(3)	Annualized Rent ($000)(4)	Percent Leased(5)	Annualized Rent per Occupied Square Foot ($)(6)
Internet Gateways
350 East Cermak Road	May-05	Chicago	1,122,749	10,990	56,625	94.1%	53.59
200 Paul Avenue 1-4	Nov-04	San Francisco	436,299	91,381	24,484	99.7%	56.29
120 E. Van Buren Street	Jul-06	Phoenix	254,497	33,017	21,894	97.5%	88.24
111 8th Avenue(7)	Mar-07	New York/New Jersey	116,843	—	17,801	95.6%	159.39
600 West Seventh Street	May-04	Los Angeles	482,089	7,633	17,608	95.2%	38.35
114 Rue Ambroise Croizat(8)	Dec-06	Paris, France	300,622	51,524	15,572	90.5%	57.25
2323 Bryan Street	Jan-02	Dallas	457,217	19,890	14,396	75.1%	41.90
1100 Space Park Drive	Nov-04	Silicon Valley	165,297	—	7,764	100.0%	46.97
36 NE 2nd Street	Jan-02	Miami	162,140	—	5,314	95.9%	34.19
600-780 S. Federal	Sep-05	Chicago	161,547	—	4,865	66.3%	45.44
6 Braham Street(9)	Jul-02	London, England	63,233	—	4,329	100.0%	68.46
900 Walnut Street	Aug-07	St. Louis	112,266	—	3,875	97.3%	35.47
125 North Myers	Aug-05	Charlotte	25,402	—	1,276	100.0%	50.23
731 East Trade Street	Aug-05	Charlotte	40,879	—	1,200	100.0%	29.35
113 North Myers	Aug-05	Charlotte	20,086	9,132	683	100.0%	34.00

			3,921,166	223,567	197,686	92.1%	54.72
Corporate Datacenters
128 First Avenue CDO	Jan-10	Boston	274,750	—	18,754	95.7%	71.35
43881 Devin Shafron Drive	Mar-07	Northern Virginia	180,000	—	17,699	98.5%	99.87
3 Corporate Place	Dec-05	New York/New Jersey	276,931	—	15,664	95.9%	58.97
300 Boulevard East	Nov-02	New York/New Jersey	311,950	—	14,216	100.0%	45.57
2440 Marsh Lane	Jan-03	Dallas	135,250	—	14,146	100.0%	104.59
60 & 80 Merritt Boulevard	Jan-10	New York Metro	169,540	—	11,932	100.0%	70.38
833 Chestnut Street	Mar-05	Philadelphia	588,770	65,988	11,521	86.0%	22.75
43791 Devin Shafron Drive	Mar-07	Northern Virginia	132,806	2,194	10,045	100.0%	75.64
55 Middlesex Turnpike	Jan-10	Boston	106,000	—	9,937	87.9%	106.63
3011 Lafayette Street	Jan-07	Silicon Valley	90,780	—	9,657	100.0%	106.38
1350 Duane Avenue/3080 Raymond Street	Oct-09	Silicon Valley	185,000	—	9,438	100.0%	51.02
Unit 9, Blanchardstown Corporate Park(8)	Dec-06	Dublin, Ireland	120,000	—	8,951	98.8%	75.52
Clonshaugh Industrial Estate II(8)	Feb-06	Dublin, Ireland	124,500	—	8,694	100.0%	69.83
1500 Space Park Drive	Sep-07	Silicon Valley	51,615	—	8,534	100.0%	165.34
1525 Comstock Street	Sep-07	Silicon Valley	42,385	—	8,429	100.0%	198.87
4025 Midway Road	Jan-06	Dallas	87,964	12,626	8,404	99.8%	95.75
2055 East Technology Circle(11)	Oct-06	Phoenix	76,350	—	7,767	100.0%	101.73
Mundells Roundabout(9)	Apr-07	London, England	113,464	—	7,089	100.0%	62.48
150 South First Street	Sep-04	Silicon Valley	179,761	—	6,738	100.0%	37.48
2045 & 2055 LaFayette Street	May-04	Silicon Valley	300,000	—	6,660	100.0%	22.20
Cressex 1(9)	Dec-07	London, England	50,847	—	6,496	100.0%	127.76
11830 Webb Chapel Road	Aug-04	Dallas	365,647	—	6,049	96.6%	17.12
3 St. Anne’s Boulevard(9)	Dec-07	London, England	29,168	67,216	5,764	100.0%	197.61
14901 FAA Boulevard	Jun-06	Dallas	263,700	—	4,700	100.0%	17.82
2334 Lundy Place	Dec-02	Silicon Valley	130,752	—	4,600	100.0%	35.18
375 Riverside Parkway	Jun-03	Atlanta	220,016	30,175	4,502	100.0%	20.46
1201 Comstock Street	Jun-08	Silicon Valley	24,000	—	4,323	100.0%	180.13
45901 & 45845 Nokes Boulevard	Dec-09	Northern Virginia	167,160	—	4,288	100.0%	25.65
44470 Chillum Place	Feb-07	Northern Virginia	95,440	—	4,103	100.0%	42.99
12001 North Freeway	Apr-06	Houston	280,483	20,222	3,900	75.4%	18.43
43915 Devin Shafron Drive	May-09	Northern Virginia	29,043	103,237	3,510	100.0%	120.86
2401 Walsh Street	Jun-05	Silicon Valley	167,932	—	3,509	100.0%	20.90
115 Second Avenue	Oct-05	Boston	66,730	—	3,437	100.0%	51.51
8534 Concord Center Drive	Jun-05	Denver	85,660	—	3,362	100.0%	39.25

Property(1)	Acquisition date	Metropolitan Area	Net Rentable Square Feet Excluding Redevelopment Space(2)	Redevelopment Space(3)	Annualized Rent ($000)(4)	Percent Leased(5)	Annualized Rent per Occupied Square Foot ($)(6)
365 S. Randolphville Road	Feb-08	New York/New Jersey	56,000	208,792	3,212	34.6%	165.96
4849 Alpha Road	Apr-04	Dallas	125,538	—	2,856	100.0%	22.75
21110 Ridgetop Circle	Jan-07	Northern Virginia	135,513	—	2,739	100.0%	20.21
21561 & 21571 Beaumeade Circle	Dec-09	Northern Virginia	164,453	—	2,682	100.0%	16.31
1807 Michael Faraday Court	Oct-06	Northern Virginia	19,237	—	2,610	100.0%	135.68
Naritaweg 52(8)(10)	Dec-07	Amsterdam, Netherlands	63,260	—	2,592	100.0%	40.97
200 North Nash Street	Jun-05	Los Angeles	113,606	—	2,374	100.0%	20.90
210 N. Tucker Boulevard	Aug-07	St. Louis	139,588	62,000	2,337	78.4%	21.35
2403 Walsh Street	Jun-05	Silicon Valley	103,940	—	2,172	100.0%	20.90
Paul van Vlissingenstraat 16(8)	Aug-05	Amsterdam, Netherlands	77,472	35,000	2,132	58.8%	46.81
Manchester Technopark(9)	Jun-08	Manchester, England	38,016	—	1,928	100.0%	50.72
4700 Old Ironsides Drive	Jun-05	Silicon Valley	90,139	—	1,884	100.0%	20.90
4650 Old Ironsides Drive	Jun-05	Silicon Valley	84,383	—	1,763	100.0%	20.89
7505 Mason King Court	Nov-08	Northern Virginia	109,650	—	1,735	100.0%	15.82
444 Toyama Drive	Sep-09	Silicon Valley	42,083	—	1,725	100.0%	40.99
3015 Winona Avenue	Dec-04	Los Angeles	82,911	—	1,640	100.0%	19.78
Chemin de l’Epinglier 2(8)	Nov-05	Geneva, Switzerland	59,190	—	1,616	100.0%	27.30
3065 Gold Camp Drive	Oct-04	Sacramento	62,957	—	1,555	100.0%	24.70
251 Exchange Place	Nov-05	Northern Virginia	70,982	—	1,547	100.0%	21.79
6800 Millcreek Drive	Apr-06	Toronto, Canada	83,758	—	1,530	100.0%	18.27
3300 East Birch Street	Aug-03	Los Angeles	68,807	—	1,458	100.0%	21.19
43831 Devin Shafron Drive	Mar-07	Northern Virginia	117,071	—	1,439	100.0%	12.29
1125 Energy Park Drive	Mar-05	Minneapolis/St. Paul	112,827	—	1,437	100.0%	12.74
Clonshaugh Industrial Estate(8)	Feb-06	Dublin, Ireland	20,000	—	1,419	100.0%	70.95
101 Aquila Way	Apr-06	Atlanta	313,581	—	1,411	100.0%	4.50
Gyroscoopweg 2E-2F(8)	Jul-06	Amsterdam, Netherlands	55,585	—	1,190	100.0%	21.41
8100 Boone Boulevard(7)	Oct-06	Northern Virginia	17,015	—	917	100.0%	53.89
600 Winter Street	Sep-06	Boston	30,400	—	810	100.0%	26.64
2300 NW 89th Place	Sep-06	Miami	64,174	—	616	100.0%	9.60
1232 Alma Road	Sep-09	Dallas	17,609	88,117	615	100.0%	34.93
7620 Metro Center Drive	Dec-05	Austin	45,000	—	605	100.0%	13.44
1 St. Anne’s Boulevard(9)	Dec-07	London, England	20,219	—	251	100.0%	12.41
7500 Metro Center Drive	Dec-05	Austin	—	74,962	—	0.0%	—
900 Quality Way	Sep-09	Dallas	—	112,253	—	0.0%	—
1400 N. Bowser Road	Sep-09	Dallas	—	246,940	—	0.0%	—
1301 International Parkway	Sep-09	Dallas	—	20,500	—	0.0%	—
904 Quality Way	Sep-09	Dallas	—	46,750	—	0.0%	—
905 Quality Way	Sep-09	Dallas	—	249,657	—	0.0%	—
650 Randolph Road	Jun-08	New York/New Jersey	—	127,790	—	0.0%	—

			8,129,358	1,574,419	331,615	96.3%	42.37
Technology Manufacturing
34551 Ardenwood Boulevard 1-4	Jan-03	Silicon Valley	307,657	—	8,874	100.0%	28.84
47700 Kato Road & 1055 Page Avenue	Sep-03	Silicon Valley	183,050	—	3,908	100.0%	21.35
2010 East Centennial Circle(12)	May-03	Phoenix	113,405	—	2,852	100.0%	25.15
2 St. Anne’s Boulevard	Dec-07	London, England	—	30,612	—	0.0%	—

			604,112	30,612	15,634	100.0%	25.88
Technology Office
100 & 200 Quannapowitt Parkway	Jun-04	Boston	386,956	—	7,222	94.9%	19.68
1 Savvis Parkway	Aug-07	St. Louis	156,000	—	2,644	100.0%	16.95
908 Quality Way	Sep-09	Dallas	14,400	—	—	100.0%	—

			557,356	—	9,866	96.4%	18.36

Portfolio Total/Weighted Average			13,211,992	1,828,598	$554,801	95.2%	44.10

(1)	We have categorized the properties in our portfolio by their principal use based on annualized rent. However, many of our properties support multiple uses.
(2)	Net rentable square feet at a building represents the current square feet at that building under lease as specified in the lease agreements plus management’s estimate of space available for lease based on engineering drawings. Net rentable square feet includes tenants’ proportional share of common areas but excludes space held for redevelopment.
(3)	Redevelopment space is unoccupied space that requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership or tenants and requires a large capital investment in order to build out the space.
(4)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.
(5)	Excludes space held for redevelopment. Includes unoccupied space for which we are receiving rent and excludes space for which leases had been executed as of March 31, 2010, but for which we are not receiving rent. We estimate the total square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(6)	Annualized rent per square foot represents annualized rent as computed above, divided by the total square footage under lease as of the same date.
(7)

111 Eighth Avenue (2nd and 6th floors), 8100 Boone Boulevard and 111 Eighth Avenue (3rd and 7th floors) are leased by us pursuant to leases that expire in June 2014, September 2017 and February 2022, respectively.

(8)	Rental amounts for Unit 9, Blanchardstown Corporate Park, 114 Rue Ambroise Croizat, Naritaweg 52, Paul van Vlissingenstraat 16, Chemin de l’Epinglier 2, Clonshaugh Industrial Estate, Clonshaugh Industrial Estate II and Gyroscoopweg 2E-2F were calculated based on the exchange rate in effect on March 31, 2010 of $1.35 to €1.00. Paul Van Vlissingenstraat 16, Chemin de l’Epinglier 2 and Clonshaugh Industrial Estate are subject to ground leases, which expire in the years 2054, 2074 and 2981, respectively.
(9)	Rental amounts for 6 Braham Street, Mundells Roundabout, Cressex 1, Manchester Technopark, 1 St. Anne’s Boulevard and 3 St. Anne’s Boulevard were calculated based on the exchange rate in effect on March 31, 2010 of $1.52 to £1.00. Manchester Technopark is subject to a ground lease, which expires in the year 2125.
(10)	We are party to a ground sublease for this property. This is a perpetual ground sublease. Lease payments were prepaid by the prior owner of this property through December 2036.
(11)	We are party to a ground sublease for this property. The term of the ground sublease expires in September 2083. All of the lease payments were prepaid by the prior owner of this property.
(12)	We are party to a ground sublease for this property. The term of the ground sublease expires in the year 2082.

Tenant Diversification

As of March 31, 2010, our portfolio was leased to approximately 350 companies, many of which are nationally recognized firms. The following table sets forth information regarding the 20 largest tenants in our portfolio based on annualized rent as of March 31, 2010 (dollar amounts in thousands).

	Tenant	Number of Locations	Total Occupied Square Feet(1)	Percentage of Net Rentable Square Feet	Annualized Rent(2)	Percentage of Annualized Rent	Weighted Average Remaining Lease Term in Months
1	Savvis Communications	18	1,888,628	14.3%	$51,990	9.4%	109
2	Equinix Operating Company, Inc.(3)	4	607,401	4.6%	24,767	4.5%	92
3	Qwest Communications International, Inc.	15	637,712	4.8%	20,577	3.7%	78
4	Facebook, Inc.	3	134,999	1.0%	18,136	3.3%	86
5	NTT Communications Company	5	307,887	2.3%	18,114	3.3%	62
6	Morgan Stanley	3	121,494	0.9%	17,199	3.1%	49
7	TelX Group, Inc.	10	126,130	1.0%	16,328	2.9%	200
8	AT & T	14	553,828	4.2%	14,693	2.6%	103
9	JPMorgan Chase & Co.	3	149,935	1.1%	14,593	2.6%	117
10	Level 3 Communications, LLC(4)	21	326,585	2.5%	11,631	2.1%	105
11	Microsoft Corporation	3	329,254	2.5%	9,817	1.8%	65
12	Yahoo! Inc.	2	110,847	0.8%	9,763	1.8%	91
13	TATA Communications (UK)	2	105,366	0.8%	9,650	1.7%	96
14	BT Americas, Inc.	3	47,286	0.4%	9,101	1.6%	93
15	T-Systems North America, Inc.	3	82,610	0.6%	9,047	1.6%	45
16	Pfizer, Inc.	1	76,487	0.6%	8,983	1.6%	93
17	Sprint Communications Co., LP	6	173,319	1.3%	8,891	1.6%	54
18	eircom Limited	1	124,500	0.9%	8,694	1.6%	112
19	Carpathia Hosting	3	51,784	0.4%	7,924	1.4%	86
20	Comverse Technology, Inc.	1	367,033	2.8%	7,222	1.3%	10

	Total/Weighted Average		6,323,085	47.8%	$297,120	53.5%	90

(1)	Occupied square footage is defined as leases that have commenced on or before March 31, 2010. For some of our properties, we calculate occupancy based on factors in addition to contractually leased square feet, including available power, required support space and common area.
(2)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12. We estimate the total net rentable square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	Equinix Operating Company, Inc. announced its intention to acquire Switch & Data Facilities Company, Inc. on October 20, 2009. The acquisition closed in April 2010. On a pro forma basis, total occupied square feet and annualized rent would be 706,154 and $28,236, respectively.
(4)	Level 3 Communications includes Wiltel Communications & Broadwing Communications.

Lease Distribution

The following table sets forth information relating to the distribution of leases in the properties in our portfolio, based on net rentable square feet (excluding approximately 1.8 million square feet held for redevelopment at March 31, 2010) under lease as of March 31, 2010.

Square Feet Under Lease	Number of Leases(1)	Percentage of All Leases	Total Net Rentable Square Feet(2)	Percentage of Net Rentable Square Feet(2)	Annualized Rent(000)(3)	Percentage of Annualized Rent
Available			631,253	4.8%	—	—
2,500 or less	610	58.4%	314,170	2.4%	$42,891	7.7%
2,501 - 10,000	204	19.6%	1,192,281	9.0%	83,702	15.1%
10,001 - 20,000	84	8.1%	1,494,061	11.3%	87,093	15.7%
20,001 - 40,000	64	6.1%	1,898,005	14.4%	108,759	19.6%
40,001 - 100,000	51	4.9%	3,295,988	24.9%	123,340	22.3%
Greater than 100,000	30	2.9%	4,386,234	33.2%	109,016	19.6%

Portfolio Total	1,043	100.0%	13,211,992	100.0%	$554,801	100.0%

(1)	Includes license and similar agreements that upon expiration will be automatically renewed, primarily on a month-to-month basis. Number of leases represents the leased-unit count; a lease could include multiple units.
(2)	The percentage of net rentable square feet leased is determined based on contractually leased square feet. We estimate the total net rentable square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.

Lease Expirations

The following table sets forth a summary schedule of the lease expirations for leases in place as of March 31, 2010 plus available space for ten calendar years at the properties in our portfolio, excluding approximately 1.8 million square feet held for redevelopment at March 31, 2010. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year	Number of Leases Expiring(1)	Square Footage of Expiring Leases(2)	Percentage of Net Rentable Square Feet(2)	Annualized Rent(000)(3)	Percentage of Annualized Rent	Annualized Rent Per Occupied Square Foot	Annualized Rent Per Occupied Square Foot at Expiration	Annualized Rent at Expiration(000)
Available		631,253	4.8%	—	0.0%
2010	138	383,002	2.9%	$20,782	3.7%	$54.26	$54.37	$20,825
2011	111	1,197,673	9.1%	31,558	5.7%	26.35	26.77	32,056
2012	119	184,826	1.4%	16,701	3.0%	90.36	95.13	17,583
2013	91	1,003,590	7.6%	50,403	9.1%	50.22	53.96	54,152
2014	122	1,147,180	8.7%	63,851	11.5%	55.66	60.35	69,235
2015	92	2,017,441	15.3%	72,737	13.1%	36.05	39.15	78,981
2016	61	1,030,678	7.8%	38,049	6.9%	36.92	42.62	43,927
2017	42	735,239	5.6%	29,971	5.4%	40.76	49.05	36,066
2018	57	685,093	5.2%	35,025	6.3%	51.12	63.11	43,238
2019	59	1,470,444	11.1%	84,257	15.2%	57.30	67.24	98,866
Thereafter	151	2,725,573	20.5%	111,467	20.1%	40.90	55.42	151,063

Portfolio Total / Weighted Average	1,043	13,211,992	100.0%	$554,801	100.0%	$44.10	$51.35	$645,992

(1)	Includes license and similar agreements that upon expiration will be automatically renewed, primarily on a month-to-month basis. Number of expiring leases represents the expiring leased-unit count; a lease could include multiple units.

(2)	The percentage of net rentable square feet leased is determined based on contractually leased square feet. We estimate the total net rentable square feet available for lease based on a number of factors in addition to contractually leased square feet, including available power, required support space and common area.
(3)	Annualized rent represents the monthly contractual rent under existing leases as of March 31, 2010 multiplied by 12.

350 East Cermak Road, Chicago, Illinois

350 East Cermak Road is an eight-story telecommunications carrier facility and data center located in the “south loop” area of the Chicago central business district. The building contains 1,122,749 rentable square feet, excluding 11,000 square feet of space held for redevelopment, and is on the historic register. This noted Chicago landmark was completely renovated in 1999-2000 to create a state-of-the-art datacenter and Internet gateway facility. The property is a premier Internet gateway facility in the Midwestern region of the country, and it houses numerous carriers, including AT&T, Deutsche Telekom, Qwest Communications International, XO Communications, 360 Networks, Verio and Verizon. Additionally, the property provides mission critical data center space for several large enterprise tenants, including Computer Sciences Corporation and Fidelity Information Services. Most of these tenants have invested significant amounts of their own capital into improving their spaces within the building.

The aggregation of service providers in this building creates a cost-effective operating environment for cross connections and passing traffic (voice, data and Internet) between networks without costly local access charges. Both long-haul, backbone networks and local/regional metropolitan area networks operate in the building, and several have a point-of-presence in the building-managed colocation facility. The abundance of bandwidth and telecom carriers operating in the building also attracts large-scale data center users requiring cost-efficient bandwidth solutions from multiple providers.

The facility offers tenants superior electrical and mechanical systems infrastructure, including abundant electrical power and UPS/backup power generation, telecommunications quality HVAC capacity and distribution, ample telecommunications and electrical riser and conduit capacity, and multiple telecommunications networks that provide service to, and interconnect within, the building. Because it was initially constructed as an RR Donnelley book publishing and printing plant, the building also features heavy floor loading capacity which is well suited to data center users. Cooling capacity is provided via an adjacent chilled water plant operated by the Metropolitan Pier Expo Authority (MPEA).

We acquired a fee simple interest in this property from an unrelated party in May 2005. We have agreed with the seller to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012.

The property is currently 94.1% leased, excluding 11,000 square feet held for redevelopment, to 37 tenants, primarily as telecommunications or data center/colocation facilities. The following table summarizes information regarding the primary tenants of the property as of March 31, 2010:

Principal Nature of Business	Lease Expiration	Renewal Options	Annualized Rent	Percentage of Property Annualized Rent

Telecommunications			$3,513,735	6.2%
	Jun. 2015	2 x 5 yrs	3,417,805	6.0
	Feb. 2016		95,930	0.2
Data Centers			10,697,144	18.9
	Mar. 2015	1x 5 yrs	4,013,144	7.1
	Jul. 2021	1x 5 yrs	6,684,000	11.8
Telecommunications	Aug. 2015	2 x 5 yrs	3,226,021	5.7
			$17,436,900	30.8%

The following table sets forth the lease expirations for leases in place at the property as of March 31, 2010 plus available space for each of the ten full or partial calendar years beginning April 1, 2010, assuming that tenants exercise no renewal options and all early termination options. As of March 31, 2010, the weighted average lease term remaining in the building was 5.9 years.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases(1)	Percentage of Property Square Feet	Annualized Rent	Percentage of Property Annualized Rent	Annualized Rent Per Leased Square Foot	Annualized Rent Per Leased Square Foot at Expiration
Available	—	66,063	5.9%	$—	—%	$—	$—
2010	7	16,085	1.4	2,300,793	4.1	143.04	143.04
2011	6	3,924	0.4	424,906	0.8	108.28	111.07
2012	8	43,549	3.9	1,875,112	3.3	43.06	45.70
2013	13	110,516	9.8	8,184,045	14.5	74.05	79.68
2014	10	148,000	13.2	7,434,431	13.1	50.23	54.86
2015	10	431,495	38.4	11,426,178	20.2	26.48	30.23
2016	7	20,367	1.8	642,986	1.1	31.57	37.07
2017	7	52,422	4.7	2,284,332	4.0	43.58	53.59
2018	2	48,650	4.3	2,681,914	4.7	55.13	69.83
2019	2	58,429	5.2	6,408,600	11.3	109.68	118.89
Thereafter	14	123,249	11.0	12,960,322	22.9	105.16	145.98

Total/Weighted Average	86	1,122,749	100.0%	$56,623,619	100.0%	$53.59	$63.02

(1)	Excludes 11,000 square feet of space held for redevelopment.

The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for 350 East Cermak Road as of the indicated date.

Date	Percent Leased(1)	Annualized Rent Per Leased Square Foot	Annualized Net Effective Rent Per Leased Square Foot
March 31, 2010	94.1%	$53.59	$52.97
December 31, 2009	92.3%	$52.01	$49.68
December 31, 2008	96.0%	$43.81	$42.08
December 31, 2007	98.3%	$33.54	$31.40
December 31, 2006	94.2%	$27.69	$25.51
December 31, 2005	92.2%	$23.23	$20.22

(1)	Excludes space held for redevelopment.

The current real estate tax rate for 350 East Cermak Road is $48 per $1,000 of equalized assessed value. The total annual tax for the property at this rate for the 2010 tax year is $9,577,540 (at a taxable equalized assessed value of $198,869,416). There were no direct assessments imposed on the property by the City of Chicago for the 2009 tax year.

The following table sets forth the (i) federal tax basis, (ii) rate, (iii) method and (iv) life claimed with respect to 350 East Cermak Road and each component thereof for purposes of depreciation.

	Federal Tax Basis	Rate	Method	Life
Land	$8,466,000	0%	n/a	0
Personal Property	330,656	10%	Straight line	10
Building	285,646,783	2.5%	Straight line	40

Total	$294,443,439

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and management and, in general, may be amended or revised from time to time by our board of directors or management without a vote of our securityholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders and our operating partnership’s unitholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of the properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership by our operating partnership of currently owned properties and other acquired properties and assets. We currently intend to invest primarily in technology-related real estate. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in future investment activities in a manner that is consistent with maintaining our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing technology-related and other types of properties for long-term investment, expand and improve the properties we presently own or subsequently acquire, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions on our operating partnership’s units or distributions to our stockholders. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

While our current portfolio consists of, and our business objectives emphasize, equity investments in technology-related real estate, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and gross income tests necessary for our REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interest of our stockholders. Any decision to dispose of a property will be made by our board of directors and may be delegated to management in certain circumstances. We may be obligated to indemnify certain contributors against adverse tax consequences to them in the event that we sell or dispose of certain properties in taxable transactions under the tax indemnification provisions of the contribution agreement related to the 200 Paul Avenue and 1100 Space Park Drive properties. See “—Conflict of Interest Policies.”

Financing Policies

Our board of directors has adopted a policy of limiting our debt to 60% of our total market capitalization. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio) and liquidation preference of our preferred stock, excluding options issued under our incentive award plan, plus the aggregate value of our operating partnership units not owned by us, plus the book value of our total consolidated debt. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common and preferred stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. Our charter and bylaws do not limit the amount of debt that we may incur or the ratio of our debt to our total market capitalization. We are, however, subject to certain debt limitations pursuant to the restrictive covenants of our outstanding indebtedness. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common and preferred stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to the operating partnership’s unitholders and Digital Realty Trust, Inc.’s stockholders. We have adopted a policy not to use derivatives for speculative or trading purposes and will only enter into contracts with major financial institutions based on their credit rating and other factors. See “Risk Factors—Risks Related to Our Business and Operations—Payments on our debt reduce cash available for distribution and may expose us to the risk of default under our debt obligations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Conflict of Interest Policies

Sale or Refinancing of Properties

Upon the sale of certain of our properties and on the repayment of indebtedness, certain unitholders of the operating partnership could incur adverse tax consequences which are different from the tax consequences to holders of Digital Realty Trust, Inc.’s common and preferred stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

While Digital Realty Trust, Inc. has the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors, subject to delegation to management. The limited partners of our operating partnership have agreed that in the event of a conflict in the fiduciary duties owed by Digital Realty Trust, Inc. to its stockholders and, in its capacity as our operating partnership’s general partner, to such limited partners, Digital Realty Trust, Inc. will fulfill its fiduciary duties to Digital Realty Trust, L.P. by acting in the best interests of its stockholders. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.”

Policies Applicable to All Directors and Officers

We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and directors and our company without the approval of our board of directors. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all our stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board of directors, and our board of directors or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Furthermore, under Maryland law (where the operating partnership is formed), Digital Realty Trust, Inc. as the operating partnership’s general partner has a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that Digital Realty Trust, Inc. owes to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). Digital Realty Trust, Inc. adopted a policy which requires that all contracts and transactions between it, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although our board of directors will have no obligation to do so.

Policies With Respect To Other Activities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Digital Realty Trust, L.P.,” Digital Realty Trust, Inc. expects, but is not obligated, to issue common stock to holders of our operating partnership units upon exercise of their redemption rights. We may from time to time seek to retire, redeem or repurchase our outstanding preferred equity or debt through cash purchases and/or exchanges for equity securities in open market purchases, privately negotiated transactions or otherwise. Our board of directors has the power, without further stockholder approval, to increase the number of authorized shares of common stock or preferred stock and issue additional shares of common stock or preferred stock, in one or more series, in any manner, and on the terms and for the consideration, it deems appropriate. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury Regulations, our board of directors determines that it is no longer in its best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DIRECTORS AND EXECUTIVE OFFICERS

This section reflects information with respect to the directors and executive officers of Digital Realty Trust, Inc. The operating partnership is managed by Digital Realty Trust, Inc., its sole general partner. Consequently, the operating partnership does not have its own separate directors or executive officers.

Digital Realty Trust, Inc. held its annual meeting of stockholders on April 27, 2010. At that time, Digital Realty Trust, Inc.’s stockholders voted on the election of directors. At the annual meeting, all of the nominees for election as directors of Digital Realty Trust, Inc. were elected.

The following table sets forth the names and ages as of June 17, 2010 of the directors of Digital Realty Trust, Inc.:

Name	Age	Position	Director Since
Richard A. Magnuson	52	Director and Chairman of the Board	2004
Michael F. Foust	54	Chief Executive Officer and Director	2004
Laurence A. Chapman	61	Director	2004
Kathleen Earley	58	Director	2004
Ruann F. Ernst, Ph.D.	63	Director	2004
Dennis E. Singleton	65	Director	2004
Robert H. Zerbst	63	Director	2009

The following are biographical summaries for the directors of Digital Realty Trust, Inc.:

Richard A. Magnuson has served as a director since Digital Realty Trust, Inc.’s inception. Mr. Magnuson is the Chairman of Digital Realty Trust, Inc.’s Board and served as Executive Chairman of Digital Realty Trust, Inc.’s Board from its inception through 2006. Mr. Magnuson is a founder of, and since February 2001 has served as Chief Executive Officer of, GI Partners, an international private equity fund manager which oversees the activities of GI Partners Funds I, II and III. From November 1999 until May 2007, Mr. Magnuson served as Executive Managing Director of CB Richard Ellis Investors, where he formed and managed the investments and activities of GI Partners Fund I. From 1994 through 1999, Mr. Magnuson held various positions with Nomura Securities, most recently as Deputy Managing Director of their London-based Principal Finance Group. From 1989 until 1994, Mr. Magnuson was a director in the Investment Banking division of Merrill Lynch. Mr. Magnuson previously served as a director of Glenborough Realty Trust until its sale and is presently a director of two private companies. Mr. Magnuson received a Bachelor of Arts degree with honors from Dartmouth College and a Master of Business Administration degree from Stanford University Graduate School of Business. Digital Realty Trust, Inc.’s Board selected Mr. Magnuson to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with real estate investments and management and experience serving on the board of directors of a public REIT.

Michael F. Foust has served as Digital Realty Trust, Inc.’s Chief Executive Officer and as a director since Digital Realty Trust, Inc.’s inception. Mr. Foust is a founder of GI Partners and served as a managing director of GI Partners’ advisor from its inception in February 2001 until Digital Realty Trust, Inc.’s initial public offering. During his tenure at GI Partners, Mr. Foust directed technical property acquisitions and portfolio management. Mr. Foust has over 24 years of experience in institutional real estate investments and portfolio management. Prior to the founding of GI Partners, from 1999 to 2001, he was a senior director at CB Richard Ellis Investors. From 1995 to 1999, Mr. Foust was a Senior Vice President at CB Richard Ellis, where he managed regional asset services operations. During the period from 1985 to 1995, Mr. Foust held senior portfolio management and investment positions at UBS Asset Management, Karsten Realty Advisors and Trammell Crow Company. Prior to his real estate career, from 1979 to 1985, Mr. Foust participated in the origination of two related international telecommunications companies, Consortium Communications International and Progressive Systems Inc. The companies provided message switching and turn-key networks for multinational corporations. Mr. Foust received a Bachelor of Arts degree magna cum laude from Harvard University and a Master of Business Administration degree from Harvard Business School. Digital Realty Trust, Inc.’s Board selected Mr. Foust to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with property acquisition, operations, development and management.

Laurence A. Chapman has served as a director of Digital Realty Trust, Inc. since 2004. Mr. Chapman is currently Chair of Digital Realty Trust, Inc.’s Audit Committee and a member of Digital Realty Trust, Inc.’s Nominating and Corporate Governance Committee. Mr. Chapman served as Senior Vice President and Chief Financial Officer of Goodrich Corp. from 1999 until his retirement in 2000. Mr. Chapman served as Senior Vice President and Chief Financial Officer of Rohr, Inc., an aerospace company, from 1994 until 1999, when Rohr, Inc. merged with Goodrich Corp. His responsibilities at both companies included accounting, treasury, tax, insurance, investor relations, financial planning and information technology functions. Prior to his service at Rohr, Inc., Mr. Chapman was employed at Westinghouse Electric Corporation from 1981 through 1994. From 1992 through 1994, Mr. Chapman was the Vice President and Treasurer of Westinghouse Electric Corporation where he was responsible for the financing activities of Westinghouse Electric Corporation and Westinghouse Credit Corp. His responsibilities included supervising corporate finance, cash and short-term funding, project finance, bank relations and international treasury. Mr. Chapman received a Bachelor of Commerce degree with Great Distinction from McGill University and a Master of Business Administration degree from Harvard Business School. Digital Realty Trust, Inc.’s Board selected Mr. Chapman to serve as a director because it believes he possesses valuable financial and accounting expertise, including at companies with extensive real estate interests and his extensive experience in his prior positions of Chief Financial Officer.

Kathleen Earley has served as a director of Digital Realty Trust, Inc. since 2004. Ms. Earley is currently Chair of Digital Realty Trust, Inc.’s Nominating and Corporate Governance Committee and a member of Digital Realty Trust, Inc.’s Compensation Committee. Ms. Earley is the former President and Chief Operating Officer of TriZetto Group, Inc. where she worked from November 2004 until she retired in September 2008. From 1994 through September 2001, Ms. Earley was employed at AT&T Corporation. While at AT&T Corporation, Ms. Earley served as Senior Vice President of Enterprise Networking and Chief Marketing Officer, where she oversaw all AT&T Corporation business-related brand, image and advertising and marketing strategy. One of Ms. Earley’s largest contributions was as President of AT&T Data & Internet Services, a business unit that provided Internet Protocol (IP), web hosting, data and managed network services. Under her leadership, AT&T’s network became one of the largest Internet backbones in the industry. Prior to joining AT&T Corporation, Ms. Earley was employed by IBM Corporation for 17 years with positions in sales, marketing, planning and strategy development. Ms. Earley is currently a member of the board of directors of one other public company, Switch & Data Facilities Company, and a privately-held company, Gateway EDI, and previously served on the board of Vignette Corp. prior to its sale. Ms. Earley received a Bachelor of Science degree and a Master of Business Administration degree, both from the University of California, Berkeley. Digital Realty Trust, Inc.’s Board selected Ms. Earley to serve as a director because it believes she possesses valuable expertise in the telecommunications and co-location industries, as well as in strategic planning and operations, including extensive experience with sales, marketing and technology-related operations.

Ruann F. Ernst, Ph.D. has served as a director of Digital Realty Trust, Inc. since 2004. Ms. Ernst is currently a member of Digital Realty Trust, Inc.’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Ms. Ernst served as Chief Executive Officer of Digital Island, Inc., an e-business delivery network company, from June 1998 until her retirement in January 2002. Ms. Ernst was Chairperson of the Board of Digital Island from December 1999 through July 2001, when the company was acquired by Cable & Wireless, Plc. From 1988 through 1998, Ms. Ernst worked for Hewlett Packard Company, an electronics equipment and computer company, in various management positions, most recently as General Manager, Financial Services Business Unit, and also worked as a Vice President for General Electric Information Services Company. Prior to her work in industry, Ms. Ernst served on the faculty of The Ohio State University, was Director of Medical Research and Computing and served as a Congressional Fellow in the Office of Technology Assessment. Ms. Ernst serves on the board of directors for IHS Inc., which is listed on the New York

Stock Exchange. She also serves on the board of directors of Red Planet for NASA and on two non-profit entities: Azimuth Foundation (Kids Sports Stars) and The Ohio State University Foundation. Ms. Ernst received a Bachelor of Science, a Master of Science and a Ph.D. from The Ohio State University. Digital Realty Trust, Inc.’s Board selected Ms. Ernst to serve as a director because it believes she possesses valuable expertise in the telecommunications and co-location industries, including extensive experience working with and leading technology companies.

Dennis E. Singleton has served as a director of Digital Realty Trust, Inc. since 2004. Mr. Singleton is currently Chair of Digital Realty Trust, Inc.’s Compensation Committee and a member of Digital Realty Trust, Inc.’s Audit Committee. Mr. Singleton was a founding partner of Spieker Partners, the predecessor of Spieker Properties, Inc., one of the largest owners and operators of commercial property on the west coast prior to its $7.2 billion acquisition by Equity Office Properties Trust in 2001. Mr. Singleton served as Chief Financial Officer and Director of Spieker Properties, Inc. from 1993 to 1995, Chief Investment Officer and Director from 1995 to 1997 and Vice Chairman and Director from 1998 until his retirement in 2001. During his tenure, Mr. Singleton was involved in identifying and analyzing strategic portfolio acquisition and operating opportunities and oversaw the acquisition and development of more than 20 million square feet of commercial property. From 2001 to the present, Mr. Singleton has managed personal investments in real estate. Mr. Singleton is currently a member of the board of directors and serves on the audit committee of BRE Properties, Inc. Mr. Singleton received a Bachelor of Science degree from Lehigh University and a Master of Business Administration degree from Harvard Business School. Digital Realty Trust, Inc.’s Board selected Mr. Singleton to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with acquisition, financing and operation of commercial property.

Robert H. Zerbst has served as a director of Digital Realty Trust, Inc. since October 2009. Mr. Zerbst is a member of Digital Realty Trust, Inc.’s Compensation Committee and Nominating and Corporate Governance Committee (effective 2010). Mr. Zerbst currently serves as a Special Advisor to CB Richard Ellis Investors. Mr. Zerbst joined CB Richard Ellis Investors as President in 1997. He served as Chief Executive Officer from 1998 through 2006 and served as Chairman during 2007 and 2008. In 1981, Mr. Zerbst founded and served as Chief Executive Officer of Piedmont Realty Advisors, a San Francisco-based real estate investment manager. In 1991, Piedmont merged with The RREEF Funds. While a partner at RREEF, Mr. Zerbst was responsible for all investments in the western United States and opportunistic investments nationally. Mr. Zerbst is a member of the Pension Real Estate Association (PREA), current Chairman of the National Association of Real Estate Investment Managers (NAREIM), board member of the National Council of Real Estate Investment Fiduciaries (NCREIF), Real Estate Round Table, Los Angeles World Affairs Council, Asia Society and the Policy Advisory Board of the Fisher Center at the Haas School of Business, University of California at Berkeley and a Trustee of the San Francisco Conservatory of Music. Mr. Zerbst received a Bachelor of Arts from Miami University and a Master of Arts in Economics, a Master of Business Administration and a Ph.D. in Finance and Real Estate Economics from The Ohio State University. He has also earned the CRE and MAI professional designations. Digital Realty Trust, Inc.’s Board selected Mr. Zerbst to serve as a director because it believes he possesses valuable financial and real estate industry expertise, including extensive experience with real estate acquisition and investment.

Executive Officers

The following table sets forth the names, ages as of June 17, 2010 and positions of Digital Realty Trust, Inc.’s Chief Executive Officer, Digital Realty Trust, Inc.’s Chief Financial Officer and the other three most highly compensated officers of Digital Realty Trust, Inc. for the year ended December 31, 2009, including Digital Realty Trust, Inc.’s Chairman (the “named executive officers”):

Name	Age	Position	Executive Officer Since
Michael F. Foust	54	Chief Executive Officer and Director (principal executive officer)	2004
A. William Stein	56	Chief Financial Officer, Chief Investment Officer and Secretary (principal financial officer)	2004
Scott E. Peterson	48	Senior Vice President, Acquisitions	2004
Christopher J. Crosby, Jr.	38	Senior Vice President, Corporate Development	2004
Richard A. Magnuson	52	Chairman of the Board	2004

The following are biographical summaries for Digital Realty Trust, Inc.’s executive officers other than Messrs. Magnuson and Foust, for whom biographical summaries can be found in the preceding section.

A. William Stein joined GI Partners as a consultant in April 2004 and has served as Digital Realty Trust, Inc.’s Chief Financial Officer, Chief Investment Officer and Secretary since July 2004. Mr. Stein has over 30 years of investment, financial and operating management experience in both large company environments and small, rapidly growing companies. Prior to joining Digital Realty Trust, Inc., Mr. Stein provided turnaround management advice to both public and private companies. From 2000 to 2001, Mr. Stein served as Co-Head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group where he was responsible for directing the delivery of PNC’s products and services to VentureBank’s high technology and emerging growth client base. Before joining PNC, Mr. Stein was President and Chief Operating Officer of TriNet Corporate Realty Trust, a real estate investment trust (“REIT”) that was acquired by Starwood Financial Trust (now called iStar Financial) in late 1999. Prior to being named President of TriNet, Mr. Stein was Executive Vice President, Chief Financial Officer and Secretary. TriNet’s portfolio consisted of office, industrial and retail properties throughout the U.S. Before joining TriNet in 1995, Mr. Stein held a number of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein practiced law for eight years, specializing in financial transactions and litigation. Mr. Stein received a Bachelor of Arts degree from Princeton University, a Juris Doctor degree from the University of Pittsburgh and a Master of Science degree with Distinction from the Graduate School of Industrial Administration at Carnegie Mellon University.

Scott E. Peterson is Digital Realty Trust, Inc.’s Senior Vice President responsible for acquisition activities and has served in such role since October 2004. Mr. Peterson was a managing director of GI Partners from August 2002 until October 2004. While at GI Partners, Mr. Peterson was responsible for property acquisitions with an emphasis on technical properties. Mr. Peterson has over 22 years of real estate experience and was most recently a Senior Vice President with GIC Real Estate, the real estate investment entity for the Government of Singapore Investment Corporation, from May 1994 to August 2002. Previously, Mr. Peterson was active in investments, development and asset management with LaSalle Partners, a real estate services company, and Trammell Crow Company, a real estate developer. Mr. Peterson received a Bachelor of Arts degree from Northwestern University and a Master of Business Administration degree from Northwestern University.

Christopher J. Crosby, Jr. has served as Digital Realty Trust, Inc.’s Senior Vice President of Corporate Development since August 2009. Prior to this role, Mr. Crosby served as Digital Realty Trust, Inc.’s Senior Vice President of Sales and Technical Services since October 2005. Mr. Crosby joined Digital Realty Trust, Inc. in October 2004 as Vice President of our sales and technical services activities. From 2003 until joining Digital

Realty Trust, Inc., Mr. Crosby was a Managing Director of Proferian, LLC, a former service provider to GI Partners. While at Proferian, Mr. Crosby was responsible for leasing and sales within the GI Partners portfolio with an emphasis on technology-related leasing, including turn-key datacenter space. Mr. Crosby has over 17 years of technology and technology leasing experience. From 2001 to 2002, Mr. Crosby was a consultant for CRG West, LLC, an operating partner of The Carlyle Group, formed in 2001 to oversee and enhance strategic telecom assets managed by Carlyle Realty Group. Previously, Mr. Crosby was active in sales, sales management and product development at Nortel Networks, then a leading supplier of products and services that support the Internet and other public and private data, voice and multimedia communications networks. Mr. Crosby received a Bachelor of Science degree from the University of Texas at Austin.

EXECUTIVE COMPENSATION

This section reflects information with respect to the directors and executive officers of Digital Realty Trust, Inc. The operating partnership is managed by Digital Realty Trust, Inc., its sole general partner. Consequently, the operating partnership does not have its own separate directors or executive officers.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for Digital Realty Trust, Inc.’s named executive officers, which consist of Digital Realty Trust, Inc.’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, as determined under the rules of the SEC.

Overview of Digital Realty Trust, Inc.’s Executive Compensation Program

Objectives of Digital Realty Trust, Inc.’s Executive Compensation Program

Digital Realty Trust, Inc.’s Compensation Committee is responsible for establishing, modifying and approving the compensation program for Digital Realty Trust, Inc.’s executive officers. The objective of Digital Realty Trust, Inc.’s executive compensation program is to attract, retain and motivate experienced and talented executives who can help maximize Digital Realty Trust, Inc.’s stockholder value. Digital Realty Trust, Inc. believes that a significant portion of the compensation paid to executive officers should be closely aligned with Digital Realty Trust, Inc.’s performance on both a short-term and long-term basis. In order to achieve this objective, in addition to annual base salaries, Digital Realty Trust, Inc.’s executive compensation program uses a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. Digital Realty Trust, Inc. uses equity-based awards as long-term incentives because it views its company-wide performance and growth as the relevant long-term metric, while its annual cash awards can be targeted to reward the attainment of narrower, short-term performance objectives. The program is intended to encourage high performance, promote accountability and ensure that the interests of the executives are aligned with the interests of Digital Realty Trust, Inc.’s stockholders by linking a significant portion of executive compensation directly to achievement of corporate goals and increases in stockholder value. Digital Realty Trust, Inc. seeks to provide total compensation to its executive officers that is competitive with the total compensation paid by comparable REITs and other real estate companies in its peer group, as discussed in more detail below.

The following are Digital Realty Trust, Inc.’s principal objectives in establishing compensation for executive officers:

•	Attract and retain individuals with superior ability, managerial talent and leadership capability;

•	Ensure that executive officer compensation is aligned with Digital Realty Trust, Inc.’s corporate strategies, business objectives and the long-term interests of its stockholders;

•	Incentivize management to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•

Enhance the officers’ incentive to increase Digital Realty Trust, Inc.’s stock price and maximize stockholder value, as well as promote retention of key executives, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in Digital Realty Trust, Inc. through equity awards, including awards of long-term incentive units in the operating partnership.

Elements of Compensation

The major elements of compensation for the named executive officers are (1) a base salary, intended to provide a stable annual income for each executive officer at a level consistent with such officer’s individual contributions, (2) annual cash performance bonuses, intended to link each executive officer’s compensation to Digital Realty Trust, Inc.’s performance and to such officer’s performance, and (3) long-term compensation, which includes grants of long-term incentive units in the operating partnership and other equity-based compensation intended to encourage actions to maximize stockholder value. Each of these elements is discussed in more detail below.

The named executive officers are also entitled to certain benefits upon a change in control of Digital Realty Trust, Inc., including severance benefits and full vesting of all long-term incentive units (other than certain performance-based vesting units that have not met their performance-based vesting requirement) and stock options. Digital Realty Trust, Inc. provides these benefits to the named executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to Digital Realty Trust, Inc. and to encourage retention through a potential change in control. These items are described below under “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Digital Realty Trust, Inc. believes that each of these elements plays an important role in the overall executive compensation program and together serve to achieve Digital Realty Trust, Inc.’s compensation objectives. The Compensation Committee allocates total compensation between the cash components and equity compensation based on review of the practices of Digital Realty Trust, Inc.’s peer group, while considering the balance among providing stability, short-term incentives and long-term incentives to align the interests of management with Digital Realty Trust, Inc.’s stockholders. In 2009, the percentage of salary and cash bonus (including annual cash incentive awards paid under Digital Realty Trust, Inc.’s Incentive Award Plan) to total compensation ranged from 40% to 65% for the named executive officers and is set forth for each named executive officer in footnote 6 to our Summary Compensation Table below.

Determination of Compensation Awards

The Compensation Committee annually reviews and determines the total compensation to be paid to the named executive officers. Digital Realty Trust, Inc.’s management, after reviewing competitive market data and advice from compensation consultants engaged by the Compensation Committee, makes recommendations regarding the compensation packages for its officers. The Compensation Committee in its review of these recommendations and in establishing the total compensation for each of the named executive officers considers several factors, including each executive’s roles and responsibilities, each executive’s performance, any significant accomplishments of the executive, Digital Realty Trust, Inc.’s financial and operating performance and competitive market data applicable to each executive’s position and functional responsibilities.

Competitive Market Data and Compensation Consultant

In December 2008 and January and February 2009, the Compensation Committee reviewed the salary, bonus and equity compensation paid to the named executive officers and directors. In conducting this review, the Compensation Committee retained the services of Watson Wyatt as the Compensation Committee’s independent compensation consultant. Watson Wyatt does not provide any other services to Digital Realty Trust, Inc..

For its consulting services, Watson Wyatt was instructed to review Digital Realty Trust, Inc.’s existing compensation program, provide current data with regard to industry trends, provide information regarding long-term compensation plan alternatives, identify and provide commentary on a peer group and provide cash and equity incentive award information for the peer group and to provide recommendations as to possible modification to the design and implementation of the long-term incentive program.

Peer Group Review

The Compensation Committee reviews total cash and long-term compensation levels against those of Digital Realty Trust, Inc.’s peer group companies in order to ensure executive compensation is set at levels that will attract and motivate qualified executives while rewarding performance based on corporate objectives. However, the Compensation Committee does not target compensation levels against any particular percentile within Digital Realty Trust, Inc.’s peer group of companies. The Compensation Committee sets compensation levels for each executive officer on the basis of several factors, including the executive officer’s level of experience, tenure with Digital Realty Trust, Inc., competitive market data applicable to the executive officer’s positions and functional responsibilities, the performance of the executive officer and Digital Realty Trust, Inc.’s annual and long-term performance.

The peer group used to review 2009 base salaries, bonus targets and long-term equity awards consisted of the following 23 companies: Alexandria Real Estate Equities, Inc., AMB Property Corporation, AvalonBay Communities, Inc., BioMed Realty Trust, Inc., Boston Properties, Inc., Brandywine Realty Trust, CBL & Associates Properties Inc., Corporate Office Properties Trust Inc., Duke Realty Corporation, DuPont Fabros Technology, Inc., Essex Property Trust, Inc., Federal Realty Investment Trust, Health Care REIT, Inc., Kilroy Realty Corporation, KIMCO Realty Corporation, Lexington Realty Trust, Liberty Property Trust, Mack-Cali Realty Corporation, Nationwide Health Properties, Inc., PS Business Parks, Inc., Simon Property Group, Inc., Washington Real Estate Investment Trust and Weingarten Realty Investors. In reviewing Mr. Magnuson’s 2009 base salary, bonus targets and long-term incentive awards, Digital Realty Trust, Inc. did not rely on information from the peer group, in part because Digital Realty Trust, Inc. did not expect to, nor did Digital Realty Trust, Inc., modify Mr. Magnuson’s compensation levels (except for a minimal increase to Mr. Magnuson’s base salary which was generally provided to all employees without regard to performance and market criteria), and in part because it is difficult to identify positions within the peer group that are truly comparable to Mr. Magnuson’s position of Chairman of Digital Realty Trust, Inc.’s Board.

In order to review 2009 base salaries, bonus targets and long-term incentive awards, Digital Realty Trust, Inc. adjusted its 2008 peer group. Additions to and deletions from Digital Realty Trust, Inc.’s peer group resulted from an in-depth review of its 2008 peer group with advice from its compensation consultant. The Compensation Committee and management, along with the consultant, reviewed a wide array of publicly-traded REITS and co-location service providers in order to select appropriate and comparable peers based on their industries, their business focus and their size, as measured by sales, market capitalization and enterprise value. Based on this review, Digital Realty Trust, Inc. deleted the following companies from its peer group: Akamai Technologies, Inc., Equinix, Inc., Healthcare Realty Trust Incorporated, Infospace, Inc., Internap Network Services Corporation, Switch & Data Facilities Company, Inc., Savvis, Inc. and Terremark Worldwide, Inc. In addition, Digital Realty Trust, Inc. added the following companies to its peer group: AMB Property Corporation, AvalonBay Communities, Inc., Boston Properties, Inc., Essex Property Trust, Inc., Federal Realty Investment Trust, Health Care REIT, Inc., PS Business Parks, Inc., Simon Property Group, Inc., Washington Real Estate Investment Trust and Weingarten Realty Investors.

Annual Performance Reviews

To aid the Compensation Committee in setting base salaries, cash incentive targets and long-term equity awards, management provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers. The Board annually reviews the performance of its Chairman and its Chief Executive Officer, and its Chief Executive Officer reviews the performance of the remaining named executive officers. All of these reviews are presented to the Compensation Committee to provide input about their contributions to Digital Realty Trust, Inc.’s success for the period being assessed.

Description of Individual Elements of Compensation

During the year ended December 31, 2009, compensation for the named executive officers was composed of base salary, annual performance-based cash bonuses and equity compensation awards.

Annual Base Salary

Digital Realty Trust, Inc. provides named executive officers and other employees with base salaries to compensate them for services rendered each year. Base salaries comprise the stable part of the compensation program that is not dependent on Digital Realty Trust, Inc.’s performance. This compensation element is necessary to provide the financial certainty that Digital Realty Trust, Inc.’s executives seek when they are considering whether to join or remain with Digital Realty Trust, Inc.. Digital Realty Trust, Inc.’s Compensation Committee approved new base salaries for each of the named executive officers in February 2009. The new base salaries became effective in March 2009. The base salaries for 2009 were determined based in part on the analysis by Watson Wyatt of the compensation practices of companies in Digital Realty Trust, Inc.’s peer group. The Compensation Committee also considered the performance of each of the named executive officers and their contributions to Digital Realty Trust, Inc.’s overall success. Based on their review, the Compensation Committee increased the salaries of the named executive officers for 2009. The 2009 salaries are set forth below under the heading “Executive Compensation—Summary Compensation Table.”

Annual Incentive Bonuses

Digital Realty Trust, Inc.’s annual incentive bonus program is structured to reward named executive officers based on Digital Realty Trust, Inc.’s performance and the individual executive’s contribution to that performance. Annual incentive bonuses are paid in cash if and to the extent performance objectives established by the Compensation Committee at the beginning of the year are achieved. The Compensation Committee believes that the payment of the annual incentive bonus in cash provides the incentive necessary to retain executive officers and reward them for short-term company performance.

Each named executive officer’s annual incentive bonus opportunity for 2009 was established by Digital Realty Trust, Inc.’s Compensation Committee and is described in “Executive Compensation—Grants of Plan-Based Awards.” Each named executive officer’s bonus opportunity provides for target and maximum bonus amounts, expressed as a percentage of base salary. In setting these amounts, Digital Realty Trust, Inc.’s Compensation Committee considers, among other factors, each executive’s roles and responsibilities within Digital Realty Trust, Inc., the total compensation package associated with that position and competitive market data applicable to that position.

For 2009, the target and maximum bonus amounts, expressed as a percentage of base salary, were 150% and 200% for Mr. Magnuson, 100% and 150% for Mr. Foust, 75% and 100% for Mr. Stein and 100% and 100% for Mr. Peterson. The target bonus for Mr. Crosby was equal to 50% of base salary, plus a bonus based on leasing results up to a maximum of $300,000.

For 2009, based on the recommendations of management, a review of Digital Realty Trust, Inc.’s business plan and the analysis provided by Watson Wyatt, the Compensation Committee established financial and operating goals and organizational development goals for each named executive officer. The financial and operating goals included funds from operations (“FFO”) targets, financing objectives, acquisitions targets, leasing and marketing objectives, operations objectives and organizational development objectives. FFO is used by industry analysts and investors as a supplemental performance measure of a REIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs), after adjustments for unconsolidated partnerships and joint ventures. In excluding real estate-related depreciation and amortization and gains and losses from property dispositions, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The target and maximum levels of FFO established by the Compensation Committee were $2.81 and $2.86, respectively, per diluted share and unit and were equivalent to the midpoint and high end of the range of Digital Realty Trust, Inc.’s initial guidance for 2009. These amounts were set by the Compensation Committee based on a number of factors, including expectations surrounding acquisitions and leasing assumptions, financing assumptions, earnings growth, general economic conditions, real estate and technology fundamentals and other specific circumstances facing Digital Realty Trust, Inc.. For the purpose of determining bonuses, the Compensation Committee may adjust FFO to exclude profits, losses or expenses which the Compensation Committee determines to be non-recurring to give a more accurate picture of Digital Realty Trust, Inc.’s annual performance. 2009 FFO, as adjusted by the Compensation Committee, was $2.93 per diluted share and unit. The financing objective included many factors, including those related to ensuring adequate liquidity to comfortably meet Digital Realty Trust, Inc.’s business needs, achieving the lowest cost of capital for market conditions, maximizing risk-adjusted equity returns while maintaining financial flexibility, obtaining debt or equity financing appropriate for business needs, seeking out equity joint venture opportunities for Digital Realty Trust, Inc.’s portfolio assets and ensuring timely and accurate financial reporting, tax and forecasting. The acquisitions target set by the Compensation Committee for 2009 included completion of $50 to $100 million of income producing properties at an average cash capitalization rate of 10%, completion of the acquisition of certain redevelopment assets and assistance in underwriting prospective joint venture opportunities for Digital Realty Trust, Inc.’s assets.

For 2009, Digital Realty Trust, Inc. completed $196.5 million of income producing properties at a cash capitalization rate in excess of 10.5%. Digital Realty Trust, Inc. calculates cash capitalization rate by dividing the expected net operating income to be derived from the property by the total purchase price of the property. Net operating income represents rental revenue and tenant reimbursement revenue from the acquired property less rental property operating and maintenance, property taxes and insurance expense. The leasing objective was based on achieving certain leasing targets in 2009. Management met each of the objectives in 2009 and exceeded the maximum FFO target.

The organizational development goals for 2009 included achievement of certain organizational targets, leadership, development and motivation of employees to achieve high performance and to focus on company goals and the fostering of cross-organizational teamwork. The operations objectives for 2009 included implementation of consistent operations reporting and forecasting, continued implementation of the customer service program and web-based tenant portal and implementation of an appropriate staffing plan. The operations objectives for 2009 also included meeting or exceeding property level operating budgets, meeting or exceeding a portfolio level gross operating margin target and the achievement of tenant retention goals.

The specific financial and operating goals and organizational development goals for each named executive officer were established by the Compensation Committee based on their areas of responsibility. Mr. Foust’s bonus was based 70% on financial and operating goals and 30% on organizational development goals. Mr. Stein’s bonus was based 80% on financial and operating goals and 20% on organizational development goals. Mr. Peterson’s bonus was based 90% on financial and operating goals and 10% on organizational development goals. The portion of Mr. Crosby’s bonus that was not based on leasing results was based 80% on financial and operating goals and 20% on organizational development goals. Mr. Magnuson’s bonus was based on the same criteria, however, the percentages for each category were not specified.

The Compensation Committee, based in part on the recommendations of management, determined each named executive officer’s bonus based on the achievement of the established goals. For 2009, the Compensation Committee determined that all established goals had been achieved or exceeded. Accordingly, the Compensation Committee awarded Mr. Magnuson, Mr. Foust, Mr. Stein and Mr. Peterson their maximum bonus for 2009 plus an additional amount in consideration of their performance under challenging economic conditions.

Equity Incentive Compensation

Digital Realty Trust, Inc. has historically granted to the executive officers stock options and long-term incentive units in the operating partnership under Digital Realty Trust, Inc.’s Incentive Award Plan. Digital Realty Trust, Inc. believes that a significant portion of the compensation paid to executive officers should be closely aligned with its performance on both a short-term and long-term basis. The Compensation Committee believes that, while Digital Realty Trust, Inc.’s annual bonus program provides awards for positive short-term performance, equity participation creates a vital long-term partnership between executive officers and stockholders. The program is intended to encourage high performance, promote accountability and ensure that the interests of the executives are aligned with the interests of Digital Realty Trust, Inc.’s stockholders by linking a significant portion of executive compensation directly to increases in stockholder value.

2009 Long-Term Incentive Unit Awards

The Compensation Committee believes that long-term incentive units are an effective incentive to retain the executive officers and increase their performance and closely align the interests of the executive officers with the long-term interests of Digital Realty Trust, Inc.’s stockholders. Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of the operating partnership. Long-term incentive units, other than class C profits interest units, whether vested or not, receive the same quarterly per-unit distributions as common units in the operating partnership, which equal the per-share distributions on Digital Realty Trust, Inc.’s common stock.

Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. (The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.)

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to Digital Realty Trust, Inc. or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’

capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

The Compensation Committee approves awards of long-term incentive units on the basis of several factors, including the executive officer’s total compensation package, the executive officer’s roles and responsibilities within Digital Realty Trust, Inc., the executive officer’s performance, any significant accomplishments of the executive officer, Digital Realty Trust, Inc.’s financial and operating performance and competitive market data applicable to each executive officer’s position and functional responsibilities.

On February 24, 2009, the Compensation Committee approved an award of long-term incentive profits interest units in the operating partnership to all of the named executive officers, other than Mr. Magnuson, as set forth below in the “Executive Compensation—Grants of Plan-Based Awards” table. The awards were granted to the executives on March 2, 2009. Except for accelerated vesting in the event of a change in control of Digital Realty Trust, Inc., long-term incentive units awarded in 2009 were subject to either time-based vesting or both time-based and performance-based vesting. Each executive received a number of performance-based long-term incentive units equal to 125% of the number of time-based long-term incentive units received by the executive. Based on the recommendations of management and a review of Digital Realty Trust, Inc.’s business plan, the vesting of the performance-based long-term incentive units was based on Digital Realty Trust, Inc.’s achievement of FFO per diluted share and unit results for the fiscal year ended December 31, 2009 (the “Performance Condition”). The Compensation Committee may adjust FFO to exclude profits, losses or expenses which the Compensation Committee determines to be non-recurring to give a more accurate picture of Digital Realty Trust, Inc.’s annual performance. If Digital Realty Trust, Inc.’s 2009 FFO had been less than $2.76 per diluted share and unit, none of the long-term incentive units would have satisfied the Performance Condition. If Digital Realty Trust, Inc.’s 2009 FFO per diluted share and unit had been between $2.76 and $2.86, then a number of performance-based long-term incentive units equal to between 75% and 125% of the time-based long term incentive units would have satisfied the Performance Condition. Based on Digital Realty Trust, Inc.’s 2009 FFO per diluted share and unit, as adjusted by the Compensation Committee, of $2.93, all of these long-term incentive units satisfied the Performance Condition. All of the long-term incentive units granted in 2009 are subject to time-based vesting based on the executive’s satisfaction of certain service conditions. The time-based service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the grant date and 30% vesting on each of the third and fourth anniversaries of the grant date, provided the executive continues to be employed with Digital Realty Trust, Inc. on each anniversary date.

Employment Agreements

Digital Realty Trust, Inc. has entered into employment agreements with the named executive officers to help provide stability and security and encourage them to remain with Digital Realty Trust, Inc.. These agreements include severance and change in control benefits, among other things. The terms of these severance and change in control arrangements are described below in more detail under the caption “Executive Compensation—Potential Payments upon Termination or Change in Control.” Digital Realty Trust, Inc. provides these benefits to the named executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to Digital Realty Trust, Inc. and to encourage retention through a potential change in control.

Perquisites

Digital Realty Trust, Inc. generally provides the named executive officers with perquisites and other personal benefits that apply uniformly to all of Digital Realty Trust, Inc.’s employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. In 2009, Digital Realty Trust, Inc. provided the named executive officers other than Mr. Magnuson with basic life insurance, medical, dental, vision and disability plan benefits, for which the named executive officers were charged the same rates as all other employees, 401(k) matching funds and parking. Digital Realty Trust, Inc. provided Mr. Magnuson with basic life insurance benefits. Other than these standard benefits, Digital Realty Trust, Inc. does not provide any other perquisites.

Tax and Accounting Considerations

Internal Revenue Code Section 162(m)

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers other than compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Despite the fact that Digital Realty Trust, Inc.’s annual incentive bonuses and certain equity-based compensation awards are determined based on the evaluation of Digital Realty Trust, Inc.’s performance and take into consideration certain financial and strategic goals, the Compensation Committee does not apply these factors on a strict formulaic basis. As a result, this compensation may not satisfy the requirements of Section 162(m) of the Code. Digital Realty Trust, Inc. believes that it qualifies as a REIT under the Code and generally is not subject to federal income taxes, provided Digital Realty Trust, Inc. distributes to its stockholders at least 100% of its taxable income each year. As a result, Digital Realty Trust, Inc. does not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to it, provided it continues to distribute at least 100% of its taxable income each year. In appropriate circumstances, the Compensation Committee therefore may elect to implement programs that recognize a full range of performance criteria important to Digital Realty Trust, Inc.’s success and to ensure its executive officers are compensated in a manner consistent with Digital Realty Trust, Inc.’s best interests and those of its stockholders, even where the compensation paid under such programs may not be deductible under Section 162(m) of the Code.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) (formerly known as Financial Accounting Standard No. 123(R), Share-Based Payments) requires Digital Realty Trust, Inc. to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, Digital Realty Trust, Inc. may revise certain programs to appropriately align accounting expenses of its equity awards with its overall executive compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks, and none of Digital Realty Trust, Inc.’s employees participates on the Compensation Committee.

COMPENSATION RISK ASSESSMENT

Digital Realty Trust, Inc. believes that its compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2010, the Compensation Committee and management conducted an extensive review of the design and operation of Digital Realty Trust, Inc.’s compensation program and presented their findings to the Board. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, Digital Realty Trust, Inc. believes that its compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Executive Compensation

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)(6)
Michael F. Foust,	2009	$591,000	$263,500	(7)	$2,250,001	$—	$886,500	(7)	$214,930	(8)	$4,205,931
Chief Executive Officer	2008	542,500			1,687,496	—	813,750		102,095		3,145,841
	2007	508,333			1,770,000	105,050	762,500		50,052		3,195,935

A. William Stein,	2009	386,567	115,933	(9)	1,349,995	—	386,567	(9)	141,877	(10)	2,380,939
Chief Financial Officer, Chief Investment Officer and Secretary	2008	372,000	93,000	(9)	1,012,490	—	372,000	(9)	68,581		1,918,071
	2007	356,667	89,175	(9)	885,000	105,050	267,525	(9)	40,014		1,743,431

Scott E. Peterson,	2009	337,155	162,845	(11)	562,493	—	337,155	(11)	79,522	(12)	1,479,170
Senior Vice President, Acquisitions	2008	325,500			337,484	—	325,500		50,737		1,039,221
	2007	312,500			826,000	105,050	312,500		41,825		1,597,875

Christopher J. Crosby, Jr.,	2009	267,583			871,859	—	410,000		113,536	(13)	1,662,978
Senior Vice President, Corporate Development	2008	258,333			871,865	—	429,167		69,217		1,628,582
	2007	241,667			1,332,497	210,100	420,900		38,118		2,243,282

Richard A. Magnuson,	2009	214,067	2,427	(14)	—	—	428,133	(14)	705	(15)	645,332
Chairman	2008	206,667			—	—	413,333		694		620,694
	2007	191,667			1,770,000	—	383,400		5,089		2,350,156

(1)	Represents salaries paid during each applicable year.
(2)	The amounts in this column represent the full grant date fair value of long-term incentive units and class C profits interest units granted during the applicable fiscal year in accordance with ASC Topic 718. For additional information on the valuation assumptions for 2009, refer to Note 9 to Digital Realty Trust, Inc.’s consolidated financial statements included elsewhere in this prospectus.

The amounts shown include the grant date fair value of performance-based long-term incentive units granted in March 2009, based on the probable outcome of the performance conditions to which such long-term incentive units are subject, calculated in accordance with ASC Topic 718. These long-term incentive units are subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—2009 Long-Term Incentive Unit Awards.”

The grant date fair value of the performance-based long-term incentive units granted in March 2009 based on the maximum level of performance is as follows: $1,250,000 for Mr. Foust; $750,000 for Mr. Stein; $312,493 for Mr. Peterson; and $484,363 for Mr. Crosby. Mr. Magnuson did not receive a performance-based long-term incentive unit award during 2009.

(3)	The amounts in this column represent the full grant date fair value of stock options granted during 2007 in accordance with ASC Topic 718. None of the named executive officers were granted stock options during 2008 or 2009. For additional information on the valuation assumptions, refer to Note 9 to Digital Realty Trust, Inc.’s consolidated financial statements included elsewhere in this prospectus.

(4)	The amounts in this column represent performance-based cash incentive award payments that were earned during the specified year and paid in the following year.
(5)	The amounts in this column represent medical, dental, vision and disability insurance premiums, basic life insurance premiums, 401(k) matching funds, parking and distributions on unvested long-term incentive units, but exclude distributions paid on vested long-term incentive units.
(6)	Total salary paid in 2009 plus bonus and cash incentive awards paid in 2010 that were earned during 2009 constituted the following percentages of total compensation for each named executive officer:

Michael F. Foust	47.6%
A. William Stein	44.0%
Scott E. Peterson	57.8%
Christopher J. Crosby, Jr.	40.3%
Richard A. Magnuson	64.5%

(7)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Foust’s actual bonus relative to his target bonus for 2009. The portion of Mr. Foust’s 2009 bonus in excess of the maximum bonus target of 150% of base salary in 2009 does not constitute Non-Equity Incentive Plan Compensation and therefore is presented separately under the heading “Bonus.”
(8)	Includes $12,233 for medical, dental, vision and disability insurance premiums, $189,732 from distributions on unvested long-term incentive units and other amounts related to parking, basic life insurance premiums and 401(k) matching funds.
(9)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Stein’s actual bonus relative to his target bonus for 2009. The portions of Mr. Stein’s 2009, 2008 and 2007 bonuses in excess of the maximum bonus targets of 100% of base salary in 2009, 100% of base salary in 2008 and 75% of base salary in 2007 do not constitute Non-Equity Incentive Plan Compensation and therefore are presented separately under the heading “Bonus.”
(10)	Includes $15,676 for medical, dental, vision and disability insurance premiums, $113,236 from distributions on unvested long-term incentive units and other amounts related to parking, basic life insurance premiums and 401(k) matching funds.
(11)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Peterson’s actual bonus relative to his target bonus for 2009. The portion of Mr. Peterson’s 2009 bonus in excess of the maximum bonus target of 100% of base salary in 2009 does not constitute Non-Equity Incentive Plan Compensation and therefore is presented separately under the heading “Bonus.”
(12)	Includes $18,262 for medical, dental, vision and disability insurance premiums, $48,295 from distributions on unvested long-term incentive units and other amounts related to parking, basic life insurance premiums and 401(k) matching funds.
(13)	Includes $18,262 for medical, dental, vision and disability insurance premiums, $84,769 from distributions on unvested long-term incentive units and other amounts related to basic life insurance premiums and 401(k) matching funds.
(14)	See “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—Annual Incentive Bonuses” for a discussion of Mr. Magnuson’s actual bonus relative to his target bonus for 2009. The portion of Mr. Magnuson’s 2009 bonus in excess of the maximum bonus target of 200% of base salary in 2009 does not constitute Non-Equity Incentive Plan Compensation and therefore is presented separately under the heading “Bonus.”
(15)	Includes basic life insurance premiums.

Grants of Plan-Based Awards

The following table provides information concerning target payouts under plan-based awards granted or awarded during 2009 to each of the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael F. Foust,	03/02/2009		$591,000	(5)	$886,500	27,819	—	46,365		$1,250,000
Chief Executive Officer	03/02/2009								37,092	1,000,000

A. William Stein,	03/02/2009		289,925	(5)	386,567	16,691	—	27,819		750,000
Chief Financial Officer, Chief Investment Officer and Secretary	03/02/2009								22,255	599,995

Scott E. Peterson,	03/02/2009		337,155	(5)	337,155	6,955	—	11,591		312,493
Senior Vice President, Acquisitions	03/02/2009								9,273	250,000

Christopher J. Crosby, Jr.,	03/02/2009		433,792	(5)	433,792	10,780	—	17,966		484,363
Senior Vice President, Corporate Development	03/02/2009								14,373	387,496

Richard A. Magnuson,	—		321,100	(5)	428,133	—	—	—	—	—
Chairman

(1)	Represents cash incentive awards payable in 2010 based on 2009 performance. There were no threshold bonus award amounts. See the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for actual 2009 bonuses paid.
(2)	Represents performance-based long-term incentive units the operating partnership awarded in 2009. Indicated threshold and maximum amounts correspond to the number of long-term incentive units that would have been earned in the event that specified minimum and maximum FFO targets, respectively, were achieved. For more information on 2009 long-term incentive unit awards, see “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—2009 Long-Term Incentive Unit Awards.”
(3)	Represents time-based long-term incentive units in the operating partnership awarded in 2009. For more information on the 2009 long-term incentive unit awards, see “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—2009 Long-Term Incentive Unit Awards.”
(4)	Represents the full grant date fair value of performance-based long-term incentive units and time-based long-term incentive units granted during 2009 in accordance with ASC Topic 718. For additional information on the valuation assumptions, refer to Note 9 to Digital Realty Trust, Inc.’s consolidated financial statements included elsewhere in this prospectus.

The amounts shown include the grant date fair value of performance-based long-term incentive units granted in March 2009, based on the probable outcome of the performance conditions to which such long-term incentive units are subject, calculated in accordance with ASC Topic 718. These long-term incentive units are subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis—Description of Individual Elements of Compensation – 2009 Long-Term Incentive Unit Awards.”

The grant date fair value of the performance-based long-term incentive units granted in March 2009 based on the maximum level of performance is as follows: $1,250,000 for Mr. Foust; $750,000 for Mr. Stein; $312,493 for Mr. Peterson; and $484,363 for Mr. Crosby. Mr. Magnuson did not receive a performance-based long-term incentive unit award during 2009.

(5)	Represents target cash incentive awards based on amounts established for 2009. Actual cash incentive awards reflect salaries actually paid in 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

2007 Outperformance Awards

On May 2, 2007, the Compensation Committee approved the grant to each of the named executive officers of an award of class C profits interest units of the operating partnership under Digital Realty Trust, Inc.’s Incentive Award Plan. If the performance condition and the other vesting conditions are satisfied with respect to a class C profits interest unit, the class C profits interest unit will be treated in the same manner as the existing long-term incentive units issued by the operating partnership. Initially, class C profits interest units, like other long-term incentive units, will not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested class C profits interest units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights. For a discussion of the manner in which class C profits interest units may achieve parity with common units, see “Compensation Discussion and Analysis—Description of Individual Elements of Compensation—2009 Long-Term Incentive Unit Awards.”

The class C profits interest units subject to each 2007 award will satisfy the performance condition based on the achievement of a total stockholder return (which Digital Realty Trust, Inc. refers to as the performance condition) as measured on November 1, 2008 (which Digital Realty Trust, Inc. refers to as the first measurement date) and May 1, 2010 (which Digital Realty Trust, Inc. refers to as the second measurement date). If:

•

with respect to the first measurement date, Digital Realty Trust, Inc. achieves a total stockholder return equal to at least 18% over a period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, Digital Realty Trust, Inc. achieves a total stockholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of Digital Realty Trust, Inc., the performance condition will be deemed satisfied with respect to a number of class C profits interest units that is based on the executive’s allocated percentage of an aggregate performance award pool. For purposes of calculating the total stockholder return during this period, the initial value of Digital Realty Trust, Inc.’s common stock will be equal to $40.51 (which represents the five day trailing average of the closing prices of Digital Realty Trust, Inc.’s common stock ending on May 1, 2007) and the ending value of Digital Realty Trust, Inc.’s common stock will be based on the thirty day trailing average as of the applicable measurement date and will include an amount that would have been realized if all cash dividends paid during the performance period were reinvested in common stock on the applicable dividend payment date. Digital Realty Trust, Inc. did not satisfy the performance condition at the first measurement date.

The aggregate amount of the performance award pool will be equal to 8% of the “excess stockholder value” created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the performance award pool as of the first measurement date) for the second measurement date.

“Excess stockholder value” is equal to the excess of:

•

the aggregate market value of the total number of shares of common stock and units outstanding at the end of the performance period, plus the cumulative value of dividends paid during the performance period (assuming reinvestment in Digital Realty Trust, Inc.’s common stock), over

•

an increase in the aggregate market value of the common stock and units as of May 1, 2007 of 18% with respect to the first measurement date and 36% with respect to the second measurement date, plus in each case a prorated increase in the aggregate market value of new shares of common stock and units issued by Digital Realty Trust, Inc. or the operating partnership during the performance period.

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive calendar days ending prior to November 1, 2008 the performance award pool, if calculated on each trading day during such period, equals or exceeds $17 million on each such trading day, the first measurement date will be accelerated to the last calendar day of the 60-day period; and

•

in the event that during any 60 consecutive calendar days ending prior to May 1, 2010, the performance award pool, if calculated on each trading day during such period, equals or exceeds $40 million on each such trading day, the second measurement date will instead be accelerated to the last calendar day of the 60-day period.

Except in the event of a change in control of Digital Realty Trust, Inc., 60% of the class C profits interest units that satisfy the performance condition will vest at the end of the three-year performance period ending on May 1, 2010 and an additional 1/60th of such class C profits interest units will vest on the date of each monthly anniversary thereafter, provided that the executive’s service has not terminated prior to the applicable vesting date. If, however, a change in control of Digital Realty Trust, Inc. occurs on or before April 30, 2010 and Digital Realty Trust, Inc. achieves a total annual stockholder return (based on the price per share paid in the change in control transaction) equivalent to at least 36% (prorated to the date of the change of control), 100% of the class C profits interest units that satisfy the performance condition as of the change in control date will vest immediately prior to the change in control. In addition, if a change in control of Digital Realty Trust, Inc. occurs after the second measurement date and the executive remains a service provider, the class C profits interest units that satisfied the performance condition will fully vest immediately prior to the change in control.

If the executive’s service is terminated due to death or disability (or without cause or for good reason if the executive’s employment agreement defines “cause” or contemplates a “good reason” termination) prior to the end of the performance period or change in control date and Digital Realty Trust, Inc. later satisfies the performance condition, a pro rata portion of the class C profits interest units will then vest based on the executive’s length of service during the performance period (20% if the executive remained in service through May 1, 2008 and 1/60th on each subsequent monthly anniversary thereafter).

To the extent that any class C profits interest units fail to satisfy the performance condition at the end of the performance period (or the change in control date, if earlier), such class C profits interest units will automatically be cancelled and forfeited by the executive. In addition, any class C profits interest units which are not eligible for pro rata vesting in the event of a termination of the executive’s employment due to death or disability (or without cause or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the executive’s employment.

In the event that the value of the executive’s allocated portion of the award pool that satisfies the performance condition equates to a number of class C profits interest units that is greater than the number of class C profits interest units awarded to the executive, Digital Realty Trust, Inc. will make an additional payment to the executive in the form of a number of shares of Digital Realty Trust, Inc.’s restricted stock equal to the difference. Sixty percent of the shares of restricted stock will be vested at the time of issuance and 1/60th of such shares will vest on each monthly anniversary thereafter, subject to full accelerated vesting in the event of a subsequent change in control of Digital Realty Trust, Inc.. If, however, this additional payment is made in connection with a change in control of Digital Realty Trust, Inc. that satisfies the performance condition, all of the shares issued will be fully vested at the time of issuance. If the executive’s service is terminated due to death or disability (or without cause or for good reason, if applicable) prior to the end of the performance period or change in control date, the executive will be entitled to receive a similar pro rata payment, based on his service during the performance period, in the form of shares of fully vested common stock rather than restricted stock, subject to compliance with applicable federal and state securities laws.

All determinations, interpretations and assumptions relating to the vesting and calculation of the awards under the class C profits interest units agreements will be made by the administrator of Digital Realty Trust, Inc.’s Incentive Award Plan (presently the Compensation Committee). In addition, the administrator may, in its discretion, adjust or modify the methodology for calculating the vesting of the awards (other than the executive’s allocated percentage of the performance award pool) to account for events affecting the value of Digital Realty Trust, Inc.’s common stock which the administrator of Digital Realty Trust, Inc.’s Incentive Award Plan does not consider indicative of Digital Realty Trust, Inc.’s performance, such as the issuance of new common stock, stock repurchases, stock splits, issuances and/or exercises of stock grants or stock options, and similar events.

Employment Agreements

Michael F. Foust

On August 7, 2008, Digital Realty Trust, Inc. entered into a new employment agreement with Mr. Foust, Digital Realty Trust, Inc.’s Chief Executive Officer. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Foust’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Foust’s annual base salary pursuant to the employment agreement, as adjusted, is currently $700,000, subject to increase in accordance with Digital Realty Trust, Inc.’s policies in effect from time to time. Mr. Foust is eligible for an annual cash performance bonus under Digital Realty Trust, Inc.’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Foust are currently 100% and 150%, respectively, of his base salary. Mr. Foust is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

Mr. Foust’s employment agreement provides that if his employment is terminated (i) by Digital Realty Trust, Inc. without “cause,” (ii) by Mr. Foust for “good reason” (each as defined in the employment agreement) or (iii) by Mr. Foust for any reason on or within 30 days after the six month anniversary of a “change in control” (as defined in Digital Realty Trust, Inc.’s Incentive Award Plan), then, subject to Mr. Foust’s execution and non-revocation of a general release of claims, he will be entitled to a lump-sum termination payment within 30 days after the date of such termination in an amount equal to the sum of (a) three times the sum of his then-current annual base salary plus his maximum annual bonus for the fiscal year in which the termination date occurs, (b) the prorated portion of 150% of his then-current annual base salary for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (c) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or 150% of his base salary actually paid for such preceding year (the “prior year bonus”), if any. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Foust, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), shall become fully vested and exercisable. With respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), Mr. Foust will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest. Further, in the event of any such termination described in this paragraph, Mr. Foust will be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the first anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan.

Mr. Foust’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his maximum annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Foust will be subject to the severance provisions described in the preceding paragraph.

Mr. Foust is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and Digital Realty Trust, Inc. will not be required to make the gross-up payment.

The employment agreement of Mr. Foust contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that, except in limited circumstances, Mr. Foust generally may not compete with Digital Realty Trust, Inc. through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with Digital Realty Trust, Inc..

A. William Stein

On August 7, 2008, Digital Realty Trust, Inc. entered into a new employment agreement with Mr. Stein, Digital Realty Trust, Inc.’s Chief Financial Officer and Chief Investment Officer. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Stein’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Stein’s annual base salary pursuant to the employment agreement, as adjusted, is currently $445,000, subject to increase in accordance with Digital Realty Trust, Inc.’s policies in effect from time to time. Mr. Stein is eligible for an annual cash performance bonus under Digital Realty Trust, Inc.’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. Subject to amendment of his employment agreement, the target annual bonus for Mr. Stein will be 100% of his base salary. Mr. Stein is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

Mr. Stein’s employment agreement provides that if his employment is terminated by Digital Realty Trust, Inc. without “cause” or by Mr. Stein for “good reason” (each as defined in the employment agreement), then, subject to Mr. Stein’s execution and non-revocation of a general release of claims, he will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the prorated portion of the maximum annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or the maximum bonus (the “prior year bonus”), if any.

Pursuant to Mr. Stein’s employment agreement, in the event of a termination of Mr. Stein’s employment by Digital Realty Trust, Inc. without “cause” or by the executive for “good reason” on or within one year after a “change in control” (as defined in Digital Realty Trust, Inc.’s Incentive Award Plan), in lieu of the severance payment set forth in the preceding paragraph, Mr. Stein will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) two times the amount of his then-current base salary, (ii) two times the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid for the immediately preceding fiscal year, (iii) the stub year bonus and (iv) the prior year bonus, if any. Mr. Stein will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the first anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Stein, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units and other outperformance awards), shall become fully vested and exercisable; provided, that with respect to any stock options and other equity-based awards that were subject to a performance condition (including unvested class C profits interest units and 2009 long-term incentive unit awards), such stock options or other equity-based awards shall only vest to the extent provided in the applicable award agreement.

Mr. Stein’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his maximum annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Stein will be subject to the severance provisions described in the preceding paragraph, except that with respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), Mr. Stein will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest.

Mr. Stein is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and Digital Realty Trust, Inc. will not be required to make the gross-up payment.

The employment agreement of Mr. Stein contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that, except in limited circumstances, Mr. Stein generally may not compete with Digital Realty Trust, Inc. through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with Digital Realty Trust, Inc..

Scott E. Peterson

On December 24, 2008, Digital Realty Trust, Inc. entered into an amended and restated employment agreement with Mr. Peterson, Senior Vice President, Acquisitions. Mr. Peterson’s employment under this agreement is at-will and either party may terminate his employment for any reason or for no reason by giving 30 days notice to the other party.

Mr. Peterson’s annual base salary pursuant to the employment agreement, as adjusted, is currently $350,940, subject to increase in accordance with Digital Realty Trust, Inc.’s policies in effect from time to time. Mr. Peterson is eligible for an annual cash performance bonus under Digital Realty Trust, Inc.’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Peterson are currently 100% and 100%, respectively, of his base salary. Mr. Peterson is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated employees.

Mr. Peterson’s employment agreement provides that if his employment is terminated by Digital Realty Trust, Inc. without “cause” (as defined in the employment agreement), then, subject to Mr. Peterson’s execution and non-revocation of a general release of claims, he will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to 50% of the sum of (i) his then-current annual base salary and (ii) his target bonus for the fiscal year in which the termination date occurs.

Pursuant to Mr. Peterson’s employment agreement, in the event of a termination of Mr. Peterson’s employment by Digital Realty Trust, Inc. without “cause” on or within one year after a “change in control” (as defined in Digital Realty Trust, Inc.’s Incentive Award Plan), in lieu of the severance payment set forth in the preceding paragraph, Mr. Peterson will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current base salary and (ii) the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid for the immediately preceding fiscal year. Mr. Peterson’s employment agreement further provides that in the event of a termination of Mr. Peterson’s employment by us without “cause” within the six-month period immediately preceding a “change in control” in connection with such “change in control,” Mr. Peterson will be entitled to receive a lump-sum severance payment, within the earlier of (i) the six-month anniversary of his date of termination or (ii) the date on which the “change in control” occurs, in an amount equal to the excess of the amount of severance payable under the preceding sentence over the amount of severance payable under the preceding paragraph. Further, in the event of any such termination described in this paragraph, all outstanding unvested stock options and other equity-based awards held by Mr. Peterson, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units), shall become fully vested and exercisable; provided, that with respect to any stock options and other equity-based awards that were subject to a performance condition (including unvested class C profits interest units and 2009 long-term incentive unit awards), such stock options or other equity-based awards shall only vest to the extent provided in the applicable award agreement.

Mr. Peterson’s employment agreement does not provide for any payments or benefits upon death or disability, or additional tax gross-up payment on so-called “excess parachute payments” under Section 4999 of the Code.

The employment agreement of Mr. Peterson contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a six-month period thereafter.

Christopher J. Crosby, Jr.

On August 7, 2008, Digital Realty Trust, Inc. entered into a new employment agreement with Mr. Crosby, Senior Vice President, Corporate Development. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Crosby’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Crosby’s annual base salary pursuant to the employment agreement, as adjusted, is currently $300,000, subject to increase in accordance with Digital Realty Trust, Inc.’s policies in effect from time to time. Mr. Crosby is eligible for an annual cash performance bonus under Digital Realty Trust, Inc.’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. Subject to amendment of his employment agreement in connection with his new role as Senior Vice President, Corporate Development, the target annual bonus for Mr. Crosby will be 75% of his base salary. Mr. Crosby is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.

Mr. Crosby’s employment agreement provides that if his employment is terminated by Digital Realty Trust, Inc. without “cause” or by Mr. Crosby for “good reason” (each as defined in the employment agreement), then, subject to Mr. Crosby’s execution and non-revocation of a general release of claims, he will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the prorated portion of the maximum annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (iii) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or the maximum bonus (the “prior year bonus”), if any.

Pursuant to Mr. Crosby’s employment agreement, in the event of a termination of Mr. Crosby’s employment by Digital Realty Trust, Inc. without “cause” or by the executive for “good reason” on or within one year after a “change in control” (as defined in Digital Realty Trust, Inc.’s Incentive Award Plan), in lieu of the severance payment set forth in the preceding paragraph, Mr. Crosby will be entitled to receive a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) two times the amount of his then-current base salary, (ii) two times the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid for the immediately preceding fiscal year, (iii) the stub year bonus and (iv) the prior year bonus, if any. Mr. Crosby will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the first anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Crosby, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units and other outperformance awards), shall become fully vested and exercisable; provided, that with respect to any stock options and other equity-based awards that were subject to a performance condition (including unvested class C profits interest units and 2009 long-term incentive unit awards), such stock options or other equity-based awards shall only vest to the extent provided in the applicable award agreement.

Mr. Crosby’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his maximum annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Crosby will be subject to the severance provisions described in the preceding paragraph, except that with respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units and 2009 long-term incentive unit awards), Mr. Crosby will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest.

Mr. Crosby is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and Digital Realty Trust, Inc. will not be required to make the gross-up payment.

The employment agreement of Mr. Crosby contains confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that, except in limited circumstances, Mr. Crosby generally may not compete with Digital Realty Trust, Inc. through the acquisition or ownership of technology-related real estate properties in the United States or Europe during the term of his employment with Digital Realty Trust, Inc..

Richard A. Magnuson

On August 7, 2008, Digital Realty Trust, Inc. entered into a new employment agreement with Mr. Magnuson, the Chairman of Digital Realty Trust, Inc.’s Board. On December 24, 2008, the employment agreement was amended for further compliance with Section 409A of the Code. The current term of Mr. Magnuson’s employment agreement extends until August 6, 2011, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to August 6, 2011.

Mr. Magnuson has agreed to waive his right to receive all cash compensation payable to him for serving as a member of Digital Realty Trust, Inc.’s Board. Mr. Magnuson’s annual base salary pursuant to the employment agreement, as adjusted, is currently $215,280, subject to increase in accordance with Digital Realty Trust, Inc.’s policies in effect from time to time. Mr. Magnuson is eligible for an annual cash performance bonus under Digital Realty Trust, Inc.’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The target and maximum annual bonuses for Mr. Magnuson are currently 150% and 200%, respectively, of his base salary.

Mr. Magnuson’s employment agreement provides that if he is terminated (i) by Digital Realty Trust, Inc. without “cause,” (ii) by Mr. Magnuson for “good reason” (each as defined in the employment agreement) or (iii) by Mr. Magnuson for any reason on or within 30 days after the six month anniversary of a “change in control” (as defined in Digital Realty Trust, Inc.’s Incentive Award Plan), then, subject to Mr. Magnuson’s execution and non-revocation of a general release of claims, he will be entitled to a lump-sum termination payment within 30 days after the date of such termination in an amount equal to the sum of (a) three times the sum of his then-current annual base salary plus his target annual bonus for the fiscal year in which the termination date occurs, (b) the prorated portion of the target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”) and (c) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus, if determined, or the target bonus (the “prior year bonus”), if any. In addition, all outstanding unvested stock options and other equity-based awards held by Mr. Magnuson, other than any equity award that is subject to performance-based vesting (including unvested class C profits interest units), shall become fully vested and exercisable. With respect to any outstanding unvested stock options and other equity-based awards subject to performance-based vesting (including unvested class C profits interest units), Mr. Magnuson will continue to be deemed a “service provider” under the applicable award agreements until all such awards that ultimately satisfy the performance conditions, if any, vest. Further, termination of Mr. Magnuson as an employee of Digital Realty Trust, Inc. or operating partnership will not automatically affect his status as a director or as the Chairman of Digital Realty Trust, Inc.’s Board.

Mr. Magnuson’s employment agreement further provides that upon death or disability, he will be entitled to a lump-sum severance payment in an amount equal to the sum of (i) his then-current annual base salary, (ii) his target annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) the prior year bonus, if any. In addition, all equity-based awards held by Mr. Magnuson will be subject to the severance provisions described in the preceding paragraph.

Mr. Magnuson is entitled to an additional tax gross-up payment under his employment agreements if any amounts paid or payable to him would be subject to the excise tax on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments of 10% or less would render the excise tax inapplicable, then the payments will be reduced by such amount and Digital Realty Trust, Inc. will not be required to make the gross-up payment.

Mr. Magnuson’s employment agreement contains confidentiality provisions which apply indefinitely and fiduciary duty provisions that will apply during the term of his employment.

Definitions

As used in the employment agreements of each of the named executive officers, “cause” shall generally mean the occurrence of any one or more of the following events:

•

With respect to Messrs. Foust, Stein, Crosby and Magnuson: (i) willful and continued failure to substantially perform the executive’s duties with Digital Realty Trust, Inc. (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) willful commission of an act of fraud or dishonesty resulting in economic or financial injury to Digital Realty Trust, Inc. or its subsidiaries or affiliates; (iii) conviction of, or entry of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (iv) willful breach by the executive of any fiduciary duty owed to Digital Realty Trust, Inc. which results in economic or other injury to Digital Realty Trust, Inc. or its subsidiaries or affiliates; (v) willful and gross misconduct in the performance of the executive’s duties that results in economic or other injury to Digital Realty Trust, Inc. or its subsidiaries or affiliates; (vi) willful and material breach of the restrictive covenants set forth in the employment agreement; or (vii) material breach by the executive of any of his other obligations under the employment agreement. Solely with respect to Messrs. Foust and Magnuson, each of their employment agreements provides that in the event of a termination of employment by Digital Realty Trust, Inc. (other than by reason of death or disability or pursuant to clause (iii) of this paragraph) on or within one year after a change in control or within the six month period immediately preceding a “change in control” in connection with such change in control, it shall be presumed that such termination was effected by Digital Realty Trust, Inc. other than for cause unless the contrary is established by Digital Realty Trust, Inc..

•

With respect to Mr. Peterson: (i) willful and gross misconduct which materially injures the general reputation of any member of Digital Realty Trust, Inc. or interferes with contracts or operations of any member of Digital Realty Trust, Inc.; (ii) conviction of, or entry of a guilty or no contest plea to, a felony or any crime involving moral turpitude; (iii) fraud, misrepresentation, or breach of trust by him in the course of his employment which adversely affects any member of Digital Realty Trust, Inc.; (iv) willful and gross misconduct in the performance of his duties hereunder that results in economic or other injury to Digital Realty Trust, Inc. or its subsidiaries or affiliates; (v) a material breach of the restrictive covenants set forth in the employment agreement; or (vi) a material breach by him of any of his obligations under the employment agreement.

As used in the employment agreements of Messrs. Foust, Stein, Crosby and Magnuson, “disability” shall mean a disability that qualifies or, had the executive been a participant, would qualify him to receive long-term disability payments under Digital Realty Trust, Inc.’s group long-term disability insurance plan or program, as it may be amended from time to time.

As used in the employment agreements of Messrs. Foust, Stein, Crosby and Magnuson, “good reason” shall generally mean the occurrence of any one or more of the following events without the executive’s prior written consent, along with Digital Realty Trust, Inc.’s failure to cure within 30 days after the receipt of notice thereof:

•

With respect to Messrs. Foust, Stein and Crosby: (i) assignment of any duties materially inconsistent with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by Digital Realty Trust, Inc. which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Digital Realty Trust, Inc.; (ii) reduction in the case of Mr. Foust, and material reduction in the case of Messrs. Stein and Crosby, of annual base salary or bonus opportunity, each as in effect on the date of the employment agreement or as the same may be increased from time to time; (iii) the relocation of our offices at which the executive is principally employed to a location more than 45 miles from such location, or Digital Realty Trust, Inc.’s requiring him to be based at a location more than 45 miles from such principal place of employment, except for required travel on company business; or (iv) failure to obtain a satisfactory agreement from any successor to assume and agree to perform Digital Realty Trust, Inc.’s obligations under the employment agreement.

•

With respect to Mr. Magnuson: (i) assignment of any duties materially inconsistent with those duties or responsibilities as contemplated by the employment agreement, or any other action by Digital Realty Trust, Inc. which results in a material diminution in his position, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the; (ii) reduction of annual base compensation or bonus opportunity, each as in effect on the date of the employment agreement or as the same may be increased from time to time; (iii) the relocation of our offices at which he is principally employed to a location more than 45 miles from such location, or Digital Realty Trust, Inc.’s requiring him to be based at a location more than 45 miles from such principal place of employment, except for required travel on company business; (iv) failure to obtain a satisfactory agreement from any successor to assume and agree to perform Digital Realty

Trust, Inc.’s obligations under the employment agreement; or (v) the failure of Digital Realty Trust, Inc.’s stockholders to re-elect him to the Board (other than by reason of his choosing not to stand for re-election), or Digital Realty Trust, Inc.’s (or a successor’s) removal of him from, or failure to nominate him to, the Board (unless cause exists for such removal or failure).

As used in the employment agreements of each of the named executive officers, “change in control” means the occurrence of any of the following events:

•

the acquisition, directly or indirectly, by any person or group of beneficial ownership of securities entitled to vote generally in the election of directors (referred to as voting securities) that represent 35% or more of the combined voting power of Digital Realty Trust, Inc.’s then outstanding voting securities, subject to certain exceptions;

•

individuals who, as of the date of the closing of Digital Realty Trust, Inc.’s initial public offering constitute the Board cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of the agreement whose election by Digital Realty Trust, Inc.’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the incumbent Board will be considered as though such individual were a member of the incumbent Board;

•

Digital Realty Trust, Inc.’s consummation (whether directly or indirectly through one or more intermediaries) of a merger, consolidation, reorganization or business combination or a sale or other disposition of all or substantially all of its assets or the acquisition of assets or stock of another entity, in each case, other than a transaction;

•

which results in Digital Realty Trust, Inc.’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Digital Realty Trust, Inc. or the person that, as a result of the transaction, controls, directly or indirectly, Digital Realty Trust, Inc. or owns, directly or indirectly, all or substantially all of Digital Realty Trust, Inc.’s assets or otherwise succeeds to Digital Realty Trust, Inc.’s business) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

•

after which no person or group, other than Global Innovation Partners, LLC or CALPERS, or any affiliate thereof, beneficially owns voting securities representing 35% or more of the combined voting power of the successor entity; or

•	approval by Digital Realty Trust, Inc.’s stockholders of Digital Realty Trust, Inc.’s liquidation or dissolution.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael F. Foust,	5,683	5,317	—	$41.73	05/02/17	126,290	$6,349,861	112,608	—
Chief Executive Officer

A. William Stein,	5,683	5,317	—	41.73	05/02/17	75,488	3,795,537	56,304	—
Chief Financial Officer, Chief Investment Officer and Secretary

Scott E. Peterson,	5,683	5,317	—	41.73	05/02/17	31,464	1,582,010	52,551	—
Senior Vice President, Acquisitions

Christopher J. Crosby, Jr.,	834	9,167	—	20.37	11/08/15	56,380	2,834,786	65,688	—
Senior Vice President, Corporate Development	11,366	10,634	—	41.73	05/02/17

Richard A. Magnuson,	125,263	—	—	12.00	10/28/14	—	—	112,608	—
Chairman

(1)	Represents long-term incentive units in the operating partnership. Each award will vest with respect to 20% of the long-term incentive units subject thereto on each of the first and second anniversaries of the date of grant, and with respect to 30% of the long-term incentive units subject thereto on each of the third and fourth anniversaries of the date of grant.
(2)	Based on the closing market price of Digital Realty Trust, Inc.’s common stock on December 31, 2009 (the last trading day of the 2009 fiscal year) of $50.28 per share.
(3)	Represents class C profits interest units in the operating partnership granted in 2007. The vesting of such class C profits interest units depends on satisfaction of the performance condition at the second measurement date and the other factors described under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2007 Outperformance Awards.”
(4)	Represents a zero payout value for the class C profits interest units issued in 2007, assuming the measurement date for determining satisfaction of the performance condition was December 31, 2009. On May 1, 2010, we determined that 613,485 of the Class C Units granted in 2007 satisfied the market condition on the second measurement date (May 1, 2010), with the value of these units equal to the maximum amount of the award pool payable pursuant to the 2007 Grant on the second measurement date. Of the Class C Units that satisfied the market condition on May 1, 2010, 60% vested on May 1, 2010 and the remaining 40% are scheduled to vest ratably each month thereafter for 24 months.

Option Exercises and Stock Vested

The following table discloses the number of options exercised by the named executive officers during 2009, and the value realized by these officers on exercise. The following table also discloses the number of long-term incentive units and class C profits interest units which vested during 2009, and the value realized by these officers on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael F. Foust,	31,316	$1,019,412	17,144	$559,224
Chief Executive Officer

A. William Stein,	36,312	1,100,092	9,912	321,415
Chief Financial Officer, Chief Investment Officer and Secretary

Scott E. Peterson,	—	—	5,867	204,314
Senior Vice President, Acquisitions

Christopher J. Crosby, Jr.,	29,319	645,087	8,418	271,906
Senior Vice President, Corporate Development

Richard A. Magnuson,	—	—	—	—
Chairman

(1)	Value realized on exercise of stock options is calculated based on the difference between the per share closing market price of Digital Realty Trust, Inc.’s common stock on the date of exercise and the exercise price of such options.
(2)	Value realized on vesting of long-term incentive units is calculated based on the per share closing market price of Digital Realty Trust, Inc.’s common stock on the vesting dates of such units and assumes those units were exchanged for common stock and sold on that date.

Potential Payments upon Termination or Change in Control

The named executive officers are entitled to certain benefits upon a change in control of Digital Realty Trust, Inc., including that all long-term incentive units (other than certain performance-based vesting units) and stock options held by them will become fully vested and exercisable upon a change in control, even absent a termination of employment. In addition, class C profits interest units will vest to the extent that specified performance targets are satisfied at the time of the change in control. The named executive officers are also entitled to severance payments pursuant to the terms of their employment agreements, as set forth under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” above.

The following table sets forth an estimate of the payments to be made to the named executive officers in the event any of the terminations described above or a change in control occurs, assuming that the triggering event took place on December 31, 2009.

Name	Without Cause or for Good Reason (without Change in Control)		Death or Disability		Without Cause or for Good Reason (with Change in Control)
Michael F. Foust,						(1)
Chief Executive Officer
Severance Payment	$5,359,500		$2,386,500		$5,359,500
Unvested Stock Options	45,460		45,460		45,460
Unvested Profits Interest Units	6,349,861		6,349,861		6,349,861
Class C Profits Interest Units	—	(2)	—	(2)	—	(2)
Health Insurance	12,233		—		12,233
280G Tax Gross-up Payment	—		—		2,230,913

A. William Stein,
Chief Financial Officer, Chief Investment Officer and Secretary
Severance Payment	$775,567		$1,162,133		$2,094,567
Unvested Stock Options	—		45,460		45,460
Unvested Profits Interest Units	—		3,795,537		3,795,537
Class C Profits Interest Units	—		—	(2)	—
Health Insurance	—		—		15,676
280G Tax Gross-up Payment	—		—		865,371

Scott E. Peterson,
Senior Vice President, Acquisitions
Severance Payment	$338,111	(3)	—		$676,221	(3)
Unvested Stock Options	—		—		45,460
Unvested Profits Interest Units	—		—		1,582,010
Class C Profits Interest Units	—		—		—

Christopher J. Crosby, Jr.,
Senior Vice President, Corporate Development
Severance Payment	$702,892		$1,136,683		$1,839,575
Unvested Stock Options	—		365,106		365,106
Unvested Profits Interest Units	—		2,834,786		2,834,786
Class C Profits Interest Units	—		—	(2)	—
Health Insurance	—		—		18,262
280G Tax Cutback Amount	—		—		(116,570	)(4)

Richard A. Magnuson,						(1)
Chairman
Severance Payment	$1,930,240		$857,480		$1,930,240
Unvested Stock Options	—		—		—
Unvested Profits Interest Units	—		—		—
Class C Profits Interest Units	—	(2)	—	(2)	—	(2)
280G Tax Gross-up Payment	—		—		726,808

(1)	Pursuant to the executive’s employment agreement, this includes a resignation by the executive for any reason on or within 30 days after the six month anniversary of a “change in control” (as defined in Digital Realty Trust, Inc.’s Incentive Award Plan).
(2)

Pursuant to the executive’s employment agreement, the executive will continue to be deemed a “service provider” under all performance-based vesting awards, including the 2007 class C profits interest units, until all such awards that ultimately satisfy their performance conditions, if any, vest. Table assumes no further vesting of the 2007 class C profits interest units subsequent to December 31, 2009. Determination of the number and value of class C units that meet the performance condition is subject to calculation by Digital Realty Trust, Inc.’s Compensation Committee based on numerous factors and considerations. For purposes of this table, Digital Realty Trust, Inc. has assumed that none of the class C units met the performance condition assuming a termination as a result of a change of control as of December 31, 2009. Digital Realty Trust, Inc. will need to include the value of any class C units that satisfy the performance condition in connection with calculating any gross-up payment it is required to make upon the termination of an executive, and these amounts may be significant. For a discussion of how the Compensation Committee will calculate the number of class C units that will meet the performance condition, see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2007 Outperformance Awards.”

(3)	Mr. Peterson’s employment agreement does not provide for any benefits upon termination by Mr. Peterson “for good reason.”
(4)	Pursuant to the terms of Mr. Crosby’s employment agreement, the tax gross-up payment to which Mr. Crosby is entitled may be reduced if a reduction in the payments to him upon a change of control of 10% or less would render the excise tax inapplicable. Accordingly, Digital Realty Trust, Inc. estimates that Mr. Crosby’s payments upon a change of control on December 31, 2009 would have been reduced by $116,570 had the triggering event took place on December 31, 2009.

2010 Salary and Bonus Targets

In February 2010, the Compensation Committee set the following salaries for the named executive officers. The 2010 salaries became effective March 1, 2010, except with respect to Mr. Crosby whose salary became effective retroactive to January 1, 2010.

Name	2010 Salary
Michael F. Foust	$700,000
A. William Stein	445,000
Scott E. Peterson	350,940
Christopher J. Crosby	300,000
Richard A. Magnuson	215,280

The Compensation Committee increased Mr. Stein’s target bonus amount to 100% of base salary, subject to amendment of his employment agreement. In addition, the Compensation Committee fixed Mr. Crosby’s target bonus amount at 75%, subject to amendment of his employment agreement. Target and maximum bonus amounts were not changed for Mr. Foust, Mr. Peterson and Mr. Magnuson.

For 2010, based on the recommendations of management, a review of Digital Realty Trust, Inc.’s business plan and the analysis provided by the Compensation Committee’s compensation consultant, the Compensation Committee established financial and operating goals and organizational development goals for each named executive officer. The financial and operating goals include FFO, financing objectives, acquisitions targets, leasing and marketing objectives and operations objectives. For the purpose of determining bonuses, the Compensation Committee may adjust FFO to exclude profits, losses or expenses which the Compensation Committee determined to be non-recurring to give a more accurate picture of Digital Realty Trust, Inc.’s annual performance.

The organizational development goals for 2010 include the achievement of certain organizational targets, leadership, development and motivation of employees to achieve high performance and to focus on company goals, and the fostering of cross-organizational teamwork. The operations objectives for 2010 include integration of the customer service organization into Europe, reduction of the cost of certain national contracts and transfer of the West region property management in house by year end. The operations objectives for 2010 also include meeting or exceeding property level operating budgets, meeting or exceeding a portfolio level gross operating margin target and the achievement of tenant retention goals.

The specific financial and operating goals and organizational development goals for each named executive officer were established by the Compensation Committee based on their areas of responsibility. Mr. Foust’s bonus will be based 70% on financial and operating goals and 30% on organizational development goals. Mr. Stein’s bonus will be based 85% on financial and operating goals and 15% on organizational development goals. Mr. Peterson’s bonus will be based 80% on financial and operating goals and 20% on organizational development goals. Mr. Crosby’s bonus will be based 80% on financial and operating goals and 20% on organizational development goals. Mr. Magnuson’s bonus will be based on the same criteria, however, the percentages for each category were not specified.

NON-EMPLOYEE DIRECTOR COMPENSATION

Digital Realty Trust, Inc. uses a combination of cash and equity-based incentive compensation to attract and retain qualified non-employee director candidates to serve on its Board. In setting non-employee director compensation, Digital Realty Trust, Inc. considers the significant amount of time that directors spend in fulfilling their duties to Digital Realty Trust, Inc. as well as the skill level Digital Realty Trust, Inc. requires of members of its Board.

Compensation of Directors

On October 27, 2009, Digital Realty Trust, Inc.’s Board approved certain changes to its director compensation program. Each of Digital Realty Trust, Inc.’s directors who is not an employee of Digital Realty Trust, Inc. or any of its subsidiaries receives an annual cash retainer of $40,000 for services as a director. Directors receive annual fees for service on the following committees, in addition to the foregoing retainer of $40,000: Audit Committee ($7,500), Compensation Committee ($5,000) and Nominating and Corporate Governance Committee ($2,500). The director who serves as the chair of the Audit Committee receives an additional annual retainer of $15,000; the director who serves as the chair of the Compensation Committee receives an additional annual retainer of $10,000; and the director who serves as the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Directors are reimbursed separately for out-of-pocket expenses incurred while performing their duties.

Prior to October 27, 2009, each of Digital Realty Trust, Inc.’s directors who was not an employee of Digital Realty Trust, Inc. or any of its subsidiaries received an annual fee of $25,000 for services as a director and received $1,500 for each meeting attended in person and $750 for each meeting attended telephonically. Directors who served on the Audit, Nominating and Corporate Governance and/or Compensation Committees received a fee of $1,000 for each committee meeting attended in person and $750 for each committee meeting attended telephonically. The director who served as the chair of the Audit Committee received an additional annual retainer of $15,000; the director who served as the chair of the Compensation Committee received an additional annual retainer of $7,500; and the director who served as the chair of the Nominating and Corporate Governance Committee received an additional annual retainer of $5,000.

Directors who are also Digital Realty Trust, Inc.’s employees or employees of any of its subsidiaries do not receive compensation for their services as directors.

Digital Realty Trust, Inc.’s Incentive Award Plan was amended on October 27, 2009 to provide for new formula grants of long-term incentive units to non-employee directors as follows:

•

Pro Rata Grant. Commencing after the 2009 Annual Meeting of Stockholders, each person who first becomes a non-employee director on a date other than the date of an annual meeting of stockholders will, on the date of such person first becoming a non-employee director, be granted a number of long-term incentive units equal to the product of (A) the quotient obtained by dividing (x) $70,000 by (y) the fair market value of a share of common stock on such date, multiplied by (B) the quotient obtained by dividing (x) 12 minus the number of months that have elapsed since the immediately preceding annual meeting of stockholders, by (y) 12. The award will be fully vested on the date of grant.

•

Annual Grant. Commencing as of the 2010 Annual Meeting of Stockholders, each person who first becomes a non-employee director at such annual meeting and each person who otherwise continues to be a non-employee director immediately following such annual meeting will, on the date of such annual meeting, be granted a number of long-term incentive units equal to the quotient obtained by dividing (x) $70,000 by (y) the fair market value of a share of common stock on the date of such annual meeting. The award will be fully vested on the date of grant.

In addition, effective for any grant of long-term incentive units to a non-employee director after the 2009 Annual Meeting of Stockholders, the director may elect in advance to receive in lieu thereof an equivalent number of shares in the form of a stock payment or restricted stock, as applicable, subject to the same vesting schedule (if any) as would have applied to the corresponding grant of long-term incentive units. If a non-employee director does not qualify as an “accredited investor” within the meaning of Regulation D of the Securities Act, on the date of any grant of long-term incentive units to such director, then the director will not receive such grant of long-term incentive units, and in lieu thereof will automatically be granted an equivalent number of shares in the form of a stock payment or restricted stock, as applicable, subject to the same vesting schedule (if any) as would have applied to the corresponding grant of long-term incentive units.

Prior to the October 27, 2009 amendment, Digital Realty Trust, Inc.’s Incentive Award Plan provided for formula grants of long-term incentive units to non-employee directors as follows:

•

Each person who was a non-employee director as of the date of the pricing of Digital Realty Trust, Inc.’s initial public offering in 2004 (the “pricing date”) was granted 6,448 fully vested long-term incentive units on that date. Pursuant to the terms of the Incentive Award Plan, each person who was a non-employee director as of the pricing date will automatically be granted 1,000 long-term incentive units on the date of each annual meeting of stockholders after the date of Digital Realty Trust, Inc.’s initial public offering at which the director is re-elected to Digital Realty Trust, Inc.’s Board, commencing with the third annual meeting after the date of its initial public offering. Pursuant to the terms of the Incentive Award Plan, each person who is initially elected to Digital Realty Trust, Inc.’s Board after the pricing date and who is a non-employee director at the time of his or her initial election will automatically be granted (i) 6,448 fully vested long-term incentive units on the date of the initial election and (ii) 1,000 long-term incentive units on the date of each annual meeting of stockholders after the initial election at which the director is re-elected to Digital Realty Trust, Inc.’s Board, commencing with the third annual meeting after the initial election. If a non-employee director does not qualify as an “accredited investor” within the meaning of Regulation D of the Securities Act on the date of any grant of long-term incentive units to the director, then he or she will not receive a grant of long-term incentive units, and instead will automatically be granted an equivalent number of shares of Digital Realty Trust, Inc.’s common stock at a per share purchase price equal to the par value of the stock, and subject to the same vesting schedule as would have applied to the corresponding grant of long-term incentive units.

•

All initial grants of long-term incentive units awarded to non-employee directors as described above will be vested in full as of the date of grant. On May 5, 2008, Digital Realty Trust, Inc.’s Incentive Award Plan was amended to provide that, effective for all subsequent annual grants awarded to non-employee directors on or after the fourth annual meeting of Digital Realty Trust, Inc.’s stockholders following Digital Realty Trust, Inc.’s initial public offering, each award will vest with respect to 20% of the long-term incentive units subject thereto on each of the first and second anniversaries of the date of grant, and with respect to 30% of the long-term incentive units subject thereto on each of the third and fourth anniversaries of the date of grant. Any subsequent annual grants made prior to the amendment will continue to vest with respect to 20% of the long-term incentive units subject thereto on the first anniversary of the grant date and with respect to an additional 1/60th of the long-term incentive units subject thereto on each monthly anniversary thereafter.

•

Effective for any grant of long-term incentive units to a non-employee director on or after the 2009 Annual Meeting of Stockholders, the director was entitled to elect in advance to receive in lieu thereof an equivalent number of shares of restricted stock, subject to the same vesting schedule as would have applied to the corresponding grant of long-term incentive units.

The table below summarizes the compensation Digital Realty Trust, Inc. paid to non-employee directors for the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Laurence A. Chapman	$28,750	$36,600	—	—	N/A	$3,194	$68,544
Kathleen Earley	24,625	36,600	—	—	N/A	3,194	64,419
Ruann F. Ernst, Ph.D.	28,250	36,600	—	—	N/A	3,194	68,044
Dennis E. Singleton	24,625	36,600	—	—	N/A	3,194	64,419
Robert H. Zerbst	10,000	35,019	—	—	N/A	—	45,019

(1)	The amounts in this column represent the full grant date fair value of long-term incentive units granted during 2009 in accordance with ASC Topic 718. For additional information on the valuation assumptions for 2009, refer to Note 9 to Digital Realty Trust, Inc.’s consolidated financial statements for the fiscal year ended December 31, 2009, included in Digital Realty Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	As of December 31, 2009, the following number of shares of common stock are issuable upon redemption of outstanding long-term incentive units held by Digital Realty Trust, Inc.’s non-employee directors as of December 31, 2009: Mr. Chapman, 1,284; Ms. Earley, 2,684; Ms. Ernst, 3,000; Mr. Singleton, 9,448; and Mr. Zerbst, 771.
(3)	Reflects distributions on unvested long-term incentive units and restricted stock. Excludes distributions on vested long-term incentive units.

Stock Ownership Guideline

Effective 2009, Digital Realty Trust, Inc.’s Board adopted guidelines encouraging each director to hold shares of Digital Realty Trust, Inc.’s stock, which may include long-term incentive units in the operating partnership, in an amount equal to 2.5 times the aggregate number of shares and units granted to such director pursuant to the Incentive Award Plan during the preceding fiscal year, and to achieve this ownership level by the sixth year of such director’s Board membership. This guideline is non-binding and the number of shares of Digital Realty Trust, Inc.’s stock owned by any director is a personal decision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

200 Paul Avenue and 1100 Space Park Drive Contribution Agreement

In connection with the consummation of Digital Realty Trust, Inc.’s initial public offering, the operating partnership entered into a contribution agreement with San Francisco Wave Exchange, LLC, Santa Clara Wave Exchange, LLC and Exchange Colocation, LLC, referred to below as the eXchange parties, pursuant to which the eXchange parties contributed their interests in 200 Paul Avenue, 1100 Space Park Drive, the eXchange colocation business and other specified assets and liabilities to the operating partnership in exchange for cash, units and the assumption of debt.

Under the eXchange parties’ contribution agreement, we agreed to indemnify each eXchange party against adverse tax consequences in the event the operating partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors hold less than 25% of the units issued to them in the formation transactions consummated concurrently with Digital Realty Trust, Inc.’s initial public offering. These tax indemnities do not apply to the disposition of a restricted property pursuant to a transaction described in Section 721, 1031 or 1033 of the Code, or other applicable non-recognition provision under the Code.

Under the eXchange parties’ contribution agreement, we also agreed to make $17.8 million of indebtedness available for guaranty by these parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the units issued to them in the formation transactions consummated concurrently with Digital Realty Trust, Inc.’s initial public offering.

Registration Rights

We have granted those persons who received units in the formation transactions, including Cambay Tele.com, LLC and Wave Exchange, LLC (affiliates of the eXchange parties), certain registration rights with respect to the shares of Digital Realty Trust, Inc.’s common stock that may be acquired by them in connection with the exercise of the redemption/exchange rights under the partnership agreement of the operating partnership. These registration rights require Digital Realty Trust, Inc. to use its commercially reasonable efforts to keep effective a “shelf” registration statement covering all such shares of common stock. In addition, Cambay Tele.com, LLC and Wave Exchange, LLC have the right, on one occasion, to require Digital Realty Trust, Inc. to undertake a “demand” registration.

tel(x) Agreements

In December 2006, we entered into ten leases with tel(x), in which tel(x) provides enhanced meet-me-room services to customers, and during 2008 we entered into two turn-key datacenter leases with tel(x). tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, Digital Realty Trust, Inc.’s Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our consolidated statements of operations include rental revenues of approximately $20.6 million from tel(x) for the year ended December 31, 2009. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. We also entered into an agreement with tel(x), effective as of December 1, 2006, with respect to percentage rent arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Percentage rent earned during the year ended December 31, 2009 amounted to approximately $1.5 million. In addition, in connection with the lease agreements, we entered into a management agreement with tel(x), effective as of December 1, 2007, pursuant to which tel(x) agreed to provide us with certain management services in exchange for a management fee of one percent of rents actually collected by tel(x).

Indemnification Agreements

The operating partnership is managed by Digital Realty Trust, Inc., its sole general partner. This sections reflects information with respect to the directors and executive officers of Digital Realty Trust, Inc..

Digital Realty Trust, Inc. has entered into indemnification agreements with all of the named executive officers and other executive officers and with each of Digital Realty Trust, Inc.’s directors that obligate Digital Realty Trust, Inc. to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•

If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of Digital Realty Trust, Inc., by reason of such director’s or executive officer’s status as a director, officer or employee of Digital Realty Trust, Inc., Digital Realty Trust, Inc. must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•

If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of Digital Realty Trust, Inc. to procure a judgment in Digital Realty Trust, Inc.’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of Digital Realty Trust, Inc., Digital Realty Trust, Inc. must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•

the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or services;

provided, however, that Digital Realty Trust, Inc. will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to Digital Realty Trust, Inc. with respect to such proceeding.

•	Upon application of a director or executive officer of Digital Realty Trust, Inc. to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•

the court determines that such director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporation Law (the “MGCL”), in which case the director or executive officer shall be entitled to recover from Digital Realty Trust, Inc. the expenses of securing such indemnification; or

•

the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL;

provided, however, that Digital Realty Trust, Inc.’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of Digital Realty Trust, Inc. or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•

Notwithstanding, and without limiting any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of Digital Realty Trust, Inc., and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, Digital Realty Trust, Inc. must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•

Digital Realty Trust, Inc. must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes Digital Realty Trust, Inc. with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by Digital Realty Trust, Inc. has been met and a written undertaking to reimburse Digital Realty Trust, Inc. if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•

Digital Realty Trust, Inc. must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to Digital Realty Trust, Inc..

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Independence

New York Stock Exchange, or NYSE, listing standards require NYSE-listed companies, such as Digital Realty Trust, Inc., to have a majority of independent board members and a nominating and corporate governance committee, compensation committee and audit committee each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).

In addition, the NYSE listing standards provide that a director is not independent if:

(i) the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;

(ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) (A) the director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

(iv) the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board of Digital Realty Trust, Inc. by resolution has affirmatively determined that, based on the standards set forth in NYSE rules and our corporate governance documents, all of the directors elected to Digital Realty Trust, Inc.’s Board at the 2010 Annual Meeting are independent, except for Messrs. Magnuson and Foust.

DESCRIPTION OF OTHER INDEBTEDNESS

A summary of outstanding indebtedness as of March 31, 2010 is as follows (in thousands):

Properties	Interest Rate at March 31, 2010	Maturity Date		Principal Outstanding March 31, 2010
Mortgage loans:
Secured Term Debt(1)(2)	5.65%	Nov. 11, 2014		$143,426
3 Corporate Place(2)	6.72%	Aug. 1, 2011	(3)	80,000
200 Paul Avenue 1-4(2)	5.74%	Oct. 8, 2015		77,391
2045 & 2055 LaFayette Street(2)	5.93%	Feb. 6, 2017		67,053
Mundells Roundabout	3-month GBP LIBOR + 1.20%(5)	Nov. 30, 2013		65,055	(7)
600 West Seventh Street	5.80%	Mar. 15, 2016		55,190
34551 Ardenwood Boulevard 1-4(2)	5.95%	Nov. 11, 2016		54,778
1100 Space Park Drive(2)	5.89%	Dec. 11, 2016		54,775
1350 Duane Avenue/3080 Raymond Street(2)	5.42%	Oct. 1, 2012		52,800
150 South First Street(2)	6.30%	Feb. 6, 2017		52,601
114 Rue Ambroise Croizat(4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012		42,391	(6)
Clonshaugh Industrial Estate II	3-month EURIBOR + 4.50%(5)	Sep. 4, 2014		40,599	(6)
1500 Space Park Drive(2)	6.15%	Oct. 5, 2013		41,400
2334 Lundy Place(2)	5.96%	Nov. 11, 2016		39,838
Unit 9, Blanchardstown Corporate Park(4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012		36,445	(6)
Cressex 1(8)	5.68%	Oct. 16, 2014		27,739	(7)
6 Braham Street	3-month GBP LIBOR + 0.90%(5)	Apr. 10, 2011		19,445	(7)
1201 Comstock Street	1-month LIBOR + 3.50%(5)	Jun. 24, 2012	(3)	17,551
Datacenter Park—Dallas	5.00%	Sep. 15, 2010	(3)	17,000
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60%(5)	Jul. 18, 2013		14,304	(6)
Chemin de l’Epinglier 2	3-month EURIBOR + 1.50%(5)	Jul. 18, 2013		10,390	(6)
Gyroscoopweg 2E-2F(9)	3-month EURIBOR + 1.50%(5)	Oct. 18, 2013		9,107	(6)
1125 Energy Park Drive(2)	7.62%(10)	Mar. 1, 2032		9,166
Manchester Technopark(8)	5.68%	Oct. 16, 2014		8,438	(7)
731 East Trade Street	8.22%	Jul. 1, 2020		5,261

				1,042,143
Revolving credit facility	Various(11)	Aug. 31, 2010	(3)	—
Unsecured senior notes—Series A	7.000%	Jul. 24, 2011		25,000
Unsecured senior notes—Series B	9.320%	Nov. 5, 2013		33,000
Unsecured senior notes—Series C	9.680%	Jan. 6, 2016		25,000
Unsecured senior notes—Series D	4.570%	Jan. 20, 2015		50,000
Unsecured senior notes—Series E	5.730%	Jan. 20, 2017		50,000
Unsecured senior notes—Series F	4.500%	Feb. 3, 2015		17,000
5.875% notes due 2020	5.875%	Feb. 1, 2020		500,000
4.125% exchangeable senior debentures due 2026	4.125%	Aug. 15, 2026	(12)	172,500
5.50% exchangeable senior debentures due 2029	5.500%	Apr. 15, 2029	(13)	266,400

Total principal outstanding				2,181,043
Unamortized discount on 5.875% notes due 2020				(8,411)
Unamortized discount on 4.125% exchangeable senior debentures due 2026				(5,641)
Unamortized premium—1125 Energy Park Drive, 731 East Trade Street, 1500 Space Park Drive and 1350 Duane Avenue/3080 Raymond Street mortgages				1,218

Total indebtedness				$2,168,209

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.
(2)	The respective borrower’s assets and credit are not available to satisfy the debts and other obligations of affiliates or any other person.
(3)	Two one-year extensions are available, which we may exercise if certain conditions are met except for 1201 Comstock Street, which has a one-year extension available.

(4)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.
(5)	We have entered into interest rate swap or interest rate cap agreements as a cash flow hedge for interest generated by these US LIBOR, EURIBOR and GBP LIBOR based loans. See note 9 for further information.
(6)	Based on exchange rate of $1.35 to €1.00 as of March 31, 2010.
(7)	Based on exchange rate of $1.52 to £1.00 as of March 31, 2010.
(8)	These loans are also secured by a £7.8 million letter of credit. These loans are cross-collateralized by the two properties.
(9)	This loan is also secured by a €1.3 million letter of credit.
(10)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(11)	The interest rate under our revolving credit facility equals either (i) US LIBOR, EURIBOR and GBP LIBOR (ranging from 1- to 6-month maturities) plus a margin of between 1.10% and 2.00% or (ii) the greater of (x) the base rate announced by the lender and (y) 1/2 of 1% per annum above the federal funds rate, plus a margin of between 0.100%—1.000%. In each case, the margin is based on our total leverage ratio. We incur a fee ranging from 0.125% to 0.20% for the unused portion of our unsecured revolving credit facility.
(12)	The holders of the debentures have the right to require the operating partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.
(13)	The holders of the debentures have the right to require the operating partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of April 15, 2014, April 15, 2019 and April 15, 2024. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on April 18, 2014.

Revolving Credit Facility

As of March 31, 2010, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. Interest on outstanding borrowings under the revolving credit facility are generally based on 1-month US LIBOR, 1-month EURIBOR and 1-month GBP LIBOR, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our operating partnership’s total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound Sterling, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of March 31, 2010, there was no outstanding balance under this facility, and $23.2 million of letters of credit were issued.

The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable Digital Realty Trust, Inc. to maintain its status as a REIT for federal income tax purposes, Digital Realty Trust, Inc. is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2010, we were in compliance with all of such covenants.

4.125% Exchangeable Senior Debentures due 2026

On August 15, 2006, our operating partnership issued $172.5 million of its 4.125% exchangeable senior debentures due August 15, 2026. The 2026 debentures are general unsecured senior obligations of our operating partnership, rank equally in right of payment with all other senior unsecured indebtedness of our operating partnership and are fully and unconditionally guaranteed by Digital Realty Trust, Inc.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The 2026 debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the 2026 debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the 2026 debentures) and, with respect to any excess exchange value, into cash, shares of Digital Realty Trust, Inc.’s common stock or a combination of cash and shares of Digital Realty Trust, Inc.’s common stock at an exchange rate that was initially 30.6828 shares per $1,000 principal amount of 2026 debentures. The exchange rate on the 2026 debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on Digital Realty Trust, Inc.’s common stock in excess of $0.265 per share per quarter (the “reference dividend”). Effective March 11, 2010, the exchange rate has been adjusted to 31.411 shares per $1,000 principal amount of 2026 debentures as a result of the aggregate dividends in excess of the reference dividend that we declared and paid on Digital Realty Trust, Inc.’s common stock beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2010.

Prior to August 18, 2011, our operating partnership may not redeem the 2026 debentures except to preserve Digital Realty Trust, Inc.’s status as a REIT for U.S. federal income tax purposes. On or after August 18, 2011, at our operating partnership’s option, the 2026 debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2026 debentures.

The holders of the 2026 debentures have the right to require our operating partnership to repurchase the 2026 debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2026 debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of Digital Realty Trust, Inc.’s capital stock, a substantial turnover of Digital Realty Trust, Inc.’s directors within a 12- month period and Digital Realty Trust, Inc.’s ceasing to be the general partner of our operating partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2026 debentures, including a default for 30 days in payment of any installment of interest under the 2026 debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2026 debentures and our operating partnership’s failure to deliver cash or any shares of Digital Realty Trust, Inc.’s common stock within 15 days after the due date upon an exchange of the 2026 debentures, together with any cash due in lieu of fractional shares of Digital Realty Trust, Inc.’s common stock.

In addition, the 2026 debentures are exchangeable (i) prior to July 15, 2026, during any fiscal quarter after the fiscal quarter ended September 30, 2006, if the closing sale price of Digital Realty Trust, Inc.’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the exchange price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to July 15, 2026, during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of 2026 debentures was equal to or less than 98% of the product of the closing sale price of the common stock during such period, multiplied by the applicable exchange rate, (iii) if we call the 2026 debentures for redemption and (iv) any time on or after July 15, 2026.

Digital Realty Trust, Inc. has entered into a registration rights agreement whereby it agreed to register the shares of common stock which could be issued in the future upon exchange of the 2026 debentures. Digital Realty Trust, Inc. filed the shelf registration statement with the SEC in April 2007.

On June 14, 2010, the operating partnership repurchased $36,960,000 aggregate principal amount of the 2026 debentures in a private transaction.

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, our operating partnership issued $266.4 million of its 5.50% exchangeable senior debentures due April 15, 2029. The 2029 debentures are general unsecured senior obligations of our operating partnership, rank equally in right of payment with all other senior unsecured indebtedness of our operating partnership and are fully and unconditionally guaranteed by Digital Realty Trust, Inc.

Interest is payable on October 15 and April 15 of each year beginning October 15, 2009 until the maturity date of April 15, 2029. The 2029 debentures bear interest at 5.50% per annum and may be exchanged for shares of Digital Realty Trust, Inc.’s common stock at an exchange rate that was initially 23.2558 shares per $1,000 principal amount of 2029 debentures. The exchange rate on the 2029 debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on Digital Realty Trust, Inc.’s common stock in excess of $0.33 per share per quarter (the “reference dividend”). Due to the fact that the exchange feature for the 2029 debentures must be settled in Digital Realty Trust, Inc.’s common stock, new accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion does not apply.

Prior to April 18, 2014, our operating partnership may not redeem the 2029 debentures except to preserve Digital Realty Trust, Inc.’s status as a REIT for U.S. federal income tax purposes. On or after April 18, 2014, at our operating partnership’s option, the 2029 debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2029 debentures.

The holders of the 2029 debentures have the right to require our operating partnership to repurchase the 2029 debentures in cash in whole or in part on each of April 15, 2014, April 15, 2019 and April 15, 2024, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2029 debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of Digital Realty Trust, Inc.’s capital stock, a substantial turnover of our Digital Realty Trust, Inc.’s directors within a 12-month period without the approval of existing members and Digital Realty Trust, Inc.’s ceasing to be the general partner of our operating partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2029 debentures, including a default for 30 days in payment of any installment of interest under the 2029 debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2029 debentures and our operating partnership’s failure to deliver shares of Digital Realty Trust, Inc.’s common stock within 15 days after the due date upon an exchange of the 2029 debentures, together with any cash due in lieu of fractional shares of Digital Realty Trust, Inc.’s common stock.

Digital Realty Trust, Inc. has entered into a registration rights agreement whereby it must register the shares of common stock which could be issued in the future upon exchange of the 2029 debentures. Digital Realty Trust, Inc. filed the shelf registration statement with the SEC in December 2009.

5.875% Notes due 2020

On January 28, 2010, our operating partnership issued $500.0 million aggregate principal amount of notes, maturing on February 1, 2020 with an interest rate of 5.875% per annum. The 2020 notes are general unsecured senior obligations of our operating partnership, rank equally in right of payment with all other senior unsecured indebtedness of our operating partnership and are fully and unconditionally guaranteed by Digital Realty Trust, Inc. Interest on the 2020 notes is payable on February 1 and August 1 of each year, beginning on August 1, 2010.

The indenture relating to the 2020 notes contains certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 40% and (3) an interest coverage ratio of greater than 1.50, and also requires us to maintain total unencumbered assets of not less than 150% of the aggregate principal amount of unsecured debt. At March 31, 2010, we were in compliance with each of these financial restrictions and requirements.

Our operating partnership has entered into a registration rights agreement whereby it must register notes to be issued in an exchange offer for the 2020 notes. If our operating partnership does not fulfill certain of its obligations under the registration rights agreement, it will be required to pay liquidated damages to the holders of the 2020 notes. The registration statement of which this prospectus forms a part was filed in accordance with the registration rights agreement.

Unsecured Senior Notes

On January 20, 2010, our operating partnership closed the sale of $100.0 million aggregate principal amount of its senior unsecured term notes to Prudential pursuant to the Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. On February 3, 2010, our operating partnership closed the sale of an additional $17.0 million aggregate principal amount of its senior unsecured term notes, which we refer to as the series F notes, to Prudential pursuant to the Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. As of March 31, 2010 and December 31, 2009, there was $200.0 million and $83.0 million of unsecured senior notes outstanding, respectively.

The Prudential shelf facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable Digital Realty Trust, Inc. to maintain its status as a REIT for federal income tax purposes, Digital Realty Trust, Inc. is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2010, we were in compliance with all of such covenants.

DESCRIPTION OF NOTES

The following description summarizes certain terms and provisions of the notes and the indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture, which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. As used in this section, the terms “we,” “us,” “our” or “Digital Realty Trust, L.P.” refer to Digital Realty Trust, L.P. and not to any of its subsidiaries. Unless the context requires otherwise, references to “notes” in this section mean the exchange notes, the term “interest” includes liquidated damages, if any, as described below and references to dollars mean U.S. dollars.

General

We issued the private notes and will issue the exchange notes pursuant to an indenture, dated as of January 28, 2010, among Digital Realty Trust, L.P., Digital Realty Trust, Inc., as guarantor, and Wilmington Trust FSB, as trustee. You may request copies of the indenture and the form of the notes from us.

The notes will be senior unsecured obligations of Digital Realty Trust, L.P. and will rank equally in right of payment with each other and with all of Digital Realty Trust, L.P.’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to Digital Realty Trust, L.P.’s mortgages and its other secured indebtedness (to the extent of the value of the collateral securing the same) and to all preferred equity and liabilities, whether secured or unsecured, of Digital Realty Trust, L.P.’s subsidiaries (including guarantees of certain subsidiaries of indebtedness of Digital Realty Trust, L.P. under the revolving credit facility and the Prudential notes). As of March 31, 2010, Digital Realty Trust, L.P. had outstanding $1.1 billion of senior unsecured indebtedness (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and committed letters of credit) and subsidiaries of Digital Realty Trust, L.P. had $1.0 billion of total indebtedness, excluding intercompany debt, guarantees of debt of Digital Realty Trust, L.P., accrued expenses and trade payables. Except for subsidiaries of Digital Realty Trust, L.P. which are prohibited from doing so by the terms of secured indebtedness, substantially all of the domestic subsidiaries of Digital Realty Trust, L.P., together with Digital Realty Trust, Inc., guarantee our obligations under the revolving credit facility and the notes under the Prudential shelf facility. See “Risk Factors—Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the notes and otherwise adversely impact our business and growth prospects” and “Risk Factors—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.” As of March 31, 2010, there was no balance outstanding under the revolving credit facility, excluding $23.2 million of letters of credit, we could borrow $726.5 million under the revolving credit facility, and there was $200.0 million principal amount of outstanding notes under the Prudential shelf facility.

The notes will initially be limited to an aggregate principal amount of $500.0 million. We may from time to time, without notice to or consent of existing note holders, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus in all respects, except for the issue date and, under certain circumstances, the issue price and first payment of interest thereon, provided that such issuance complies with the covenants described under “—Certain Covenants.” Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes, but will not necessarily be fungible with such previously outstanding notes. The notes offered by this prospectus and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

The notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under “—Book-Entry, Delivery and Form.” The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. All payments will be made in U.S. dollars.

The terms of the notes provide that we are permitted to withhold from interest payments and payments upon a redemption or maturity of the notes any amounts we are required to withhold by law. For example, non-U.S. holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. See “United States Federal Income Tax Considerations—Non-U.S. Holders” in this prospectus.

Except as described in this prospectus under the headings “—Certain Covenants—Limitations on Incurrence of Indebtedness” and “—Merger, Consolidation or Sale,” the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of:

•	a highly leveraged or similar transaction involving us or any of our affiliates;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving us or Digital Realty Trust, Inc. that may adversely affect you.

We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any notes so repurchased may not be reissued or resold and will be canceled promptly.

Guarantee

Digital Realty Trust, Inc. will fully and unconditionally guarantee our obligations under the notes on a senior unsecured basis, including the due and punctual payment of principal of and interest and premium on the notes, whether at stated maturity, by declaration of acceleration, call for redemption, notice of repurchase or otherwise. The guarantee will be a senior unsecured obligation of Digital Realty Trust, Inc. and will rank equally in right of payment with other senior unsecured obligations of Digital Realty Trust, Inc.

Interest

Interest on the notes will accrue at the rate of 5.875% per year from and including January 28, 2010 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2010. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the January 15 or July 15 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the private notes. Holders whose private notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued but unpaid on the private notes.

If we redeem the notes in accordance with the terms of such note, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such note for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

Maturity

The notes will mature on February 1, 2020 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option, as described under “—Optional Redemption at Our Election” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption at Our Election

We may redeem on any one or more occasions some or all of the notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date and (2) a make-whole premium. Notwithstanding the foregoing, if the notes are redeemed on or after 90 days prior to the maturity date, the redemption price will not include a make-whole premium.

We will calculate the make-whole premium with respect to any note redeemed before the 90th day prior to the maturity date of the notes as the excess, if any, of:

•

the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on the 90th day prior to the maturity date, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the 90th day prior to the maturity date; over

•	the principal amount of such note.

“Reinvestment Rate” means 0.375 percent (0.375%), plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available prior to the date of determining the make-whole premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by us) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the then-remaining maturity of the notes. If no maturity exactly corresponds to such maturity of the notes, the applicable Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such maturity of the notes.

We will give you notice of any optional redemption at your address, as shown in the security register, at least 30, but not more than 60, days before the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

If we decide to redeem the notes in part, the trustee will select the notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or such other method it deems fair and appropriate or is required by the depository for the notes.

In the event of any redemption of notes in part, we will not be required to:

•

issue or register the transfer of any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Certain Covenants

Limitations on Incurrence of Indebtedness.

Limitation on Total Outstanding Debt. We will not, and will not permit any of our Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by us or any of our Subsidiaries in compliance with the indenture governing the notes, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, Total Outstanding Debt would be greater than 60% of Total Assets as of the end of the fiscal quarter covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be.

Secured Debt. In addition to the preceding limitation on the Incurrence of Indebtedness, we will not, and will not permit any of our Subsidiaries to, Incur any Secured Debt, other than guarantees of Secured Debt Incurred by us or any of our Subsidiaries in compliance with the indenture governing the notes, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of Secured Debt would be greater than 40% of Total Assets as of the end of the fiscal quarter covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be.

Unencumbered Assets. We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt.

Ratio of Consolidated EBITDA to Interest Expense. In addition to the preceding limitations on the Incurrence of Indebtedness, we will not, and will not permit any Subsidiary to, Incur any Indebtedness other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by us or any of our Subsidiaries in compliance with the indenture governing the notes, if the ratio of Consolidated EBITDA to Interest Expense for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)) prior to the date on which such additional Indebtedness is to be Incurred shall have been less than 1.50:1.00 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

•

such Indebtedness and any other Indebtedness Incurred by us and our Subsidiaries since the first day of such quarterly period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

•

the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the preceding bullet and not this bullet) by us and our Subsidiaries since the first day of such quarterly period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

•

in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•

in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by us or any of our Subsidiaries from the first day of such quarterly period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service, had occurred as of the first day of such period, with appropriate adjustments to Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

Reports. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm. Notwithstanding the foregoing, prior to this consummation of the exchange offer, we may satisfy our obligation to furnish the reports described above by furnishing reports for Digital Realty Trust, Inc. In addition, following the consummation of this exchange offer, we will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make the reports available on our website within those time periods.

If, at any time after consummation of this exchange offer, we are not subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. We will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will post the reports referred to in the preceding paragraphs on our website within the time periods that would apply if we were required to file those reports with the SEC.

In addition, we agree that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the reports required by the preceding paragraphs, we will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Certain Definitions

Set forth below are certain defined terms used in this prospectus and the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Capitalization Rate” means 9.0%.

“Consolidated EBITDA” means, for any period of time, without duplication, consolidated net income (loss) of Digital Realty Trust, L.P. and its Consolidated Subsidiaries plus amounts which have been deducted and minus amounts which have been added for, without duplication, (a) Interest Expense, (b) depreciation and amortization and other non-cash items deducted in arriving at net income (loss), (c) provision for taxes based on income or profits, (d) non-recurring or other unusual items, as determined by us in good faith (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), (e) extraordinary items, (f) noncontrolling interests, (g) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP, and (h) gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges; provided, however, that in no event will Consolidated EBITDA include (x) net income (loss) (whether pursuant to the equity method of accounting or otherwise) on account of any of our or our Consolidated Subsidiaries’ unconsolidated subsidiaries and other partially owned entities or (y) net income (loss) generated from our real property under construction or Redevelopment Properties; provided, further, that all amounts for such period shall be reasonably determined by us in accordance with GAAP to the extent GAAP is applicable. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (i) in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of the assets in service or removal of the assets from service as if the placement of the assets in service or removal of the assets from service occurred at the beginning of the period; and (ii) in the case of any acquisition or disposition of any asset or group of assets from the beginning of the period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of Digital Realty Trust, L.P. that is consolidated in the Consolidated Financial Statements of Digital Realty Trust, L.P.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of us or any Subsidiary of ours will be deemed to be Incurred by us or such Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligation of a Subsidiary of ours existing prior to the time it became a Subsidiary of ours will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary of ours; and Indebtedness or other obligation of a Person existing prior to a merger or consolidation of such Person with us or any Subsidiary of ours in which such Person is the successor to us or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than us, Digital Realty Trust, Inc. or any Consolidated Subsidiary or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not us, Digital Realty Trust, Inc. or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” of us, Digital Realty Trust, Inc. or any Consolidated Subsidiary means, without duplication, any of our indebtedness or that of any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by us or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than us, Digital Realty Trust, Inc. or a Consolidated Subsidiary which is secured by any lien on property owned by us, Digital Realty Trust, Inc. or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by us, Digital Realty Trust, Inc. or any Consolidated Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles. Indebtedness also includes, to the extent not otherwise included, any obligation by us, Digital Realty Trust, Inc. or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than us or any of our Consolidated Subsidiaries) of the type described in clauses (a)-(d) of this definition.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of us, Digital Realty Trust, Inc. and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which we or Digital Realty Trust, Inc. is the borrower, such Indebtedness is subordinate in right of payment to the notes.

“Interest Expense” means, for any period of time, consolidated interest expense for such period of time, whether paid, accrued or capitalized, without deduction of consolidated interest income, of Digital Realty Trust, L.P. and its Consolidated Subsidiaries, including, without limitation or duplication, or, to the extent not so included, with the addition of (a) the portion of any rental obligation in respect of any capital lease obligation allocable to interest expense in accordance with GAAP and (b) the amortization of Indebtedness discounts, but excluding prepayment penalties, in all cases as reflected in the applicable Consolidated Financial Statements.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Redevelopment Property” means a property owned by us or a Consolidated Subsidiary (a) where the commenced leased square footage is less than 60% of the sum of net rentable square feet and redevelopment space, with reasonable adjustments to leased square footage determined in good faith by us, including adjustments for available power, required support space and common area and (b) that we reasonably characterize as held in whole or in part for redevelopment.

“Secured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

“Total Assets” as of any date means the sum, without duplication, of (a) Consolidated EBITDA for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, (b) the undepreciated cost basis of our and our Consolidated Subsidiaries’ real property under construction and Redevelopment Property as of the end of the quarterly period used for purposes of clause (a) above, in each case as determined by us in good faith, and (c) for all assets of us and our Consolidated Subsidiaries other than the assets referred to in (a) and (b) above, the undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangible assets).

“Total Outstanding Debt” means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P. as of that date, excluding Intercompany Indebtedness; and (2) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P.’s Consolidated Subsidiaries, all as of that date, excluding Intercompany Indebtedness.

“Total Unencumbered Assets” means, as of any time, the sum of (a) Unencumbered Consolidated EBITDA for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, and (b) to the extent not subject to any Secured Debt, the value of the assets described in clauses (b) and (c) of the definition of Total Assets.

“Unencumbered Consolidated EBITDA” means, for any quarter, Consolidated EBITDA for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to the time of determination less any portion thereof attributable to any properties or assets subject to any Secured Debt, as determined in good faith by us.

“Unsecured Debt” means that portion of Total Outstanding Debt that is not Secured Debt.

Merger, Consolidation or Sale

Digital Realty Trust, L.P. and Digital Realty Trust, Inc. may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•

Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•

immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to the notes:

•	default for 30 days in the payment of any installment of interest under the notes;

•	default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable;

•

our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•

failure to pay any Indebtedness that is (a) of Digital Realty Trust, L.P., Digital Realty Trust, Inc., any Subsidiary in which Digital Realty Trust, L.P. has invested at least $50,000,000 in capital (a “Significant Subsidiary”) or any entity in which Digital Realty Trust, L.P. is the general partner, and (b) in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes); or

•

certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Significant Subsidiary or any substantial part of their respective property.

If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to Digital Realty Trust, L.P. and Digital Realty Trust, Inc. (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding notes may rescind and annul the declaration and its consequences if:

•

Digital Realty Trust, L.P. or Digital Realty Trust, Inc. shall have deposited with the trustee all required payments of the principal of and interest and premium on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•

all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or interest and premium on the notes have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of or interest or premium on the notes; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes within 90 days of a default actually known to the trustee under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or interest and premium on the notes) if a committee of responsible officers of the trustee considers the withholding to be in the interest of the holders.

The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and interest or premium on the notes at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. The holders of not less than a majority in principal amount of the outstanding notes (or of all notes then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the notes not joining therein.

Within 120 days after the close of each fiscal year, Digital Realty Trust, L.P. and Digital Realty Trust, Inc. must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification, Waiver and Meetings

Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of the holder of each note:

•

change the stated maturity of the principal of or any installment of interest on the notes, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the notes, or adversely affect any right of repayment of the holder of the notes, change the place of payment, or the coin or currency, for payment of principal of or interest or premium on any note or impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

•

reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or change voting requirements set forth in the indenture;

•	modify or affect in any manner adverse to the holders the terms and conditions of the obligations of Digital Realty Trust, Inc. in respect of the payment of principal and interest and premium; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by Digital Realty Trust, L.P., Digital Realty Trust, Inc. and the trustee without the consent of any holder of the notes for any of the following purposes:

•	to evidence a successor to Digital Realty Trust, L.P. as obligor or Digital Realty Trust, Inc. as guarantor under the indenture;

•

to add to the covenants of Digital Realty Trust, L.P. or Digital Realty Trust, Inc. for the benefit of the holders of the notes or to surrender any right or power conferred upon Digital Realty Trust, L.P. or Digital Realty Trust, Inc. in the indenture;

•	to add Events of Default for the benefit of the holders of the notes;

•	to amend or supplement any provisions of the indenture; provided that no amendment or supplement shall materially adversely affect the interests of the holders of any notes then outstanding;

•	to secure the notes;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the notes; provided that the action shall not adversely affect the interests of the holders of the notes in any material respect; and

•

to conform the text of the indenture, any guarantee or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, such guarantee or the notes (as certified in an officers’ certificate).

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of notes, the indenture provides that notes owned by Digital Realty Trust, L.P. or any other obligor upon the notes or any affiliate of Digital Realty Trust, L.P. or of the other obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by Digital Realty Trust, L.P., Digital Realty Trust, Inc. or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of notes with respect to any action that the indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes.

Trustee

Wilmington Trust FSB will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at our option.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of Digital Realty Trust, L.P. or Digital Realty Trust, Inc. or any of their respective Subsidiaries, as such, will have any liability for any obligations of Digital Realty Trust, L.P. or Digital Realty Trust, Inc. under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

The exchange notes will initially be represented by a global note in registered form without interest coupons attached (the “Global Notes”). The Global Note representing the notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2)	we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	upon request from DTC if there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

The following is only a summary of certain terms and provisions of the Eighth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., which we refer to as the partnership agreement, and is subject to, and qualified in its entirety by, the partnership agreement, a copy of which is filed as an exhibit to the registration statement.

Voting Rights

Under the partnership agreement, Digital Realty Trust, Inc., as the operating partnership’s sole general partner, exercises exclusive and complete responsibility and discretion in the operating partnership’s day-to-day management and control, can cause the operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions, and may not be removed as general partner by the limited partners. The limited partners do not have voting rights relating to the operating partnership’s operation and management, except in connection with matters, as described more fully below, involving amendments to the partnership agreement and transfers of the general partner’s interest.

The limited partners expressly acknowledged that Digital Realty Trust, Inc., as the operating partnership’s general partner, is acting for the benefit of the operating partnership, its limited partners and Digital Realty Trust, Inc.’s stockholders collectively. Neither Digital Realty Trust, Inc. nor its board of directors is under any obligation to give priority to the separate interests of the limited partners or Digital Realty Trust, Inc.’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of Digital Realty Trust, Inc.’s stockholders on one hand and the operating partnership’s limited partners on the other, Digital Realty Trust, Inc. will endeavor in good faith to resolve the conflict in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners; provided, however, that for so long as Digital Realty Trust, Inc. owns a controlling interest in the operating partnership, any conflict that cannot be resolved in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners will be resolved in favor of Digital Realty Trust, Inc.’s stockholders. Digital Realty Trust, Inc. is not liable under the partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that it has acted in good faith.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, Digital Realty Trust, Inc., as general partner, may not voluntarily withdraw from the operating partnership, or transfer or assign all or any portion of its interest in the operating partnership, without the consent of the holders of a majority of the limited partnership interests. Any transfer of units by the limited partners, except to immediate family members, to a trust for the benefit of a charitable beneficiary, to a lending institution as collateral for a bona fide loan or to an affiliate or member of such limited partner, will be subject to a right of first refusal by Digital Realty Trust, Inc. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by Digital Realty Trust, Inc., as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner) holding a majority of all outstanding units held by limited partners.

As general partner, Digital Realty Trust, Inc. has the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to Digital Realty Trust, Inc.’s obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the partnership agreement;

•

reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for Digital Realty Trust, Inc., as general partner, to maintain its status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner), Digital Realty Trust, Inc., as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the partnership agreement;

•

enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with its role as the operating partnership’s general partner and its operation as a REIT;

•	acquire an interest in real or personal property other than through the operating partnership;

•	withdraw from the operating partnership or transfer any portion of its general partnership interest; or

•	be relieved of its obligations under the partnership agreement following any permitted transfer of its general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. Digital Realty Trust, Inc., as the sole holder of the operating partnership’s series A preferred units, series B preferred units, series C preferred units and series D preferred units, receives distributions from the operating partnership with respect to such preferred units in order to make the distributions to series A preferred stockholders, series B preferred stockholders, series C preferred stockholders and series D preferred stockholders of Digital Realty Trust, Inc.

Redemption/Exchange Rights

Limited partners have the right to require the operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of Digital Realty Trust, Inc. common stock at the time of the redemption. Alternatively, Digital Realty Trust, Inc. may elect to acquire those units in exchange for shares of Digital Realty Trust, Inc. common stock. Digital Realty Trust, Inc.’s acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Digital Realty Trust, Inc. presently anticipates that it will elect to issue shares of its common stock in exchange for units in connection with each redemption request, rather than having the operating partnership redeem the units for cash. With each redemption or exchange, Digital Realty Trust, Inc.’s percentage ownership interest in the operating partnership increases. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of Digital Realty Trust, Inc. common stock being issued, any person’s actual or constructive stock ownership would exceed Digital Realty Trust, Inc.’s ownership limits, or any other limit as provided in its charter or as otherwise determined by its board of directors.

In addition, if the number of units delivered by a limited partner for redemption exceeds 9.8% of Digital Realty Trust, Inc.’s outstanding common stock and $50.0 million in gross value (based on a unit value equal to the trailing ten-day daily price of Digital Realty Trust, Inc. common stock) and Digital Realty Trust, Inc. is eligible to file a registration statement on Form S-3 under the Securities Act, then it may also elect to redeem the units with the proceeds from a public offering or private placement of its common stock. In the event it elects this option, Digital Realty Trust, Inc. may require the other limited partners also to elect whether or not to participate. If it does so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash the operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of Digital Realty Trust, Inc. common stock, if exchanging the common units for shares of Digital Realty Trust, Inc. common stock would violate the ownership limits set forth in Digital Realty Trust, Inc.’s charter.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As the operating partnership’s sole general partner, Digital Realty Trust, Inc. has the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, Digital Realty Trust, Inc. may issue additional shares of its common stock or convertible securities, but only if it causes the operating partnership to issue to it partnership interests or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s interests issued are substantially similar to the economic interests of the securities that Digital Realty Trust, Inc. has issued.

Tax Matters

Digital Realty Trust, Inc. is the operating partnership’s tax matters partner and, as such, it has authority to make tax elections under the Code on the operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The operating partnership’s net income will generally be allocated to Digital Realty Trust, Inc. to the extent of the accrued preferred return on its preferred units, and then to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective percentage interests in the common units issued by the operating partnership. Net loss will generally be allocated to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective common percentage interests in the operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to Digital Realty Trust, Inc. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

In addition, Digital Realty Trust, Inc. may from time to time issue long-term incentive units, which are also referred to as profits interest units, to persons who provide services to the company for such consideration or for no consideration as it may determine to be appropriate, and admit such persons as limited partners. The long-term incentive units are similar to the operating partnership’s common units in many respects and rank pari passu with the operating partnership’s common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to Digital Realty Trust, Inc. or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

We may also from time to time issue class C profits interest units, or class C units, to persons who provide services to us for such consideration or for no consideration as we may determine to be appropriate. If all applicable performance and other vesting conditions are satisfied with respect to a class C unit, the class C unit will be treated in the same manner as the long-term incentive units issued by us. Class C units are not entitled to quarterly distributions prior to the satisfaction of all applicable performance conditions. Class C units are subject to the same conditions as other long-term incentive units with respect to achieving full parity with common units.

Operations

The partnership agreement provides that Digital Realty Trust, Inc., as general partner, will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is our net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that the operating partnership will assume and pay when due, or reimburse Digital Realty Trust, Inc. for payment of all costs and expenses relating to the operating partnership’s operations, or for the operating partnership’s benefit.

Termination Transactions

The partnership agreement provides that Digital Realty Trust, Inc. may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of its common stock, which we refer to as a termination transaction, unless in connection with a termination transaction:

(i)	it obtains the consent of the holders of at least 35% of the operating partnership’s common units, long-term incentive units and class C units (including units held by it), and

(ii)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of Digital Realty Trust, Inc. common stock into which each unit is then exchangeable, and

•

the greatest amount of cash, securities or other property paid to the holder of one share of Digital Realty Trust, Inc. common stock in consideration of one share of Digital Realty Trust, Inc. common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Digital Realty Trust, Inc. common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of Digital Realty Trust, Inc. common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	the following conditions are met:

•

substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•

the holders of common units, long-term incentive units and class C units own a percentage interest of the surviving partnership based on the relative fair market value of the operating partnership’s net assets and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•

the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•

the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to paragraph (A) in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and Digital Realty Trust, Inc. common stock.

Term

The operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with the operating partnership’s terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies Digital Realty Trust, Inc., as general partner, and its officers, directors, employees, agents and any other persons it may designate from and against any and all claims arising from operating partnership’s operations in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•

the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, Digital Realty Trust, Inc., as the operating partnership’s general partner, and its officers, directors, agents or employees, are not liable or accountable to the operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as Digital Realty Trust, Inc. acted in good faith.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of old notes for new notes pursuant to the exchange offer and the purchase, ownership and disposition of the notes but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon Code, current, temporary and proposed U.S. Treasury Regulations issued thereunder (the “Treasury Regulations”), the legislative history of the Code, Internal Revenue Service (“IRS”) rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. For example, except to the extent discussed under the headings “—Non-U.S. Holders,” special rules not discussed here may apply to you if you are:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a REIT;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Code;

•	holding the notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	holding the notes through a partnership or other pass-through entity;

•	non-U.S. corporations or partnerships, and persons who are not residents or citizens of the United States;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If a prospective investor is a partner of a partnership holding the notes, it should consult its tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

Exchange Pursuant to the Exchange Offer

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted tax basis and holding period.

U.S. Holders

Interest

A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. Holder acquires a note at a cost that is less than its stated redemption price at maturity (i.e., its stated principal amount), the amount of such difference is treated as “market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. . If a U.S. Holder disposes of a note with market discount in certain otherwise nontaxable transactions, such holder must include accrued market discount as ordinary income as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Amortizable Bond Premium

If a U.S. Holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess. Generally, a U.S. Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the note. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Election of Constant Yield Method

U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium, by using a constant yield prescribed in the Code and applicable Treasury Regulations. This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS A U.S. Holder’s tax basis in a note will be increased by each accrual of income under the constant yield election described in this paragraph.

Additional Amounts

As described under “Description of Notes—Optional Redemption at Our Election,” upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. In addition, we may be obligated to pay Liquidated Damages if we do not meet certain obligations under the registration rights agreement. These contingencies may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any amounts paid to a holder pursuant to any such redemption would be taxable as described below in “—U.S. Holders—Sale or Other Taxable Disposition of the Notes,” and any payments of Liquidated Damages in the event we do not comply with our obligations under the registration rights agreement should be taxable as additional ordinary income when received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the notes. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, redemption (including a partial redemption), retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note (or a portion thereof) generally will be the U.S. Holder’s cost therefor decreased by any payment on the note other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the note has been held for more than one year, such capital gain will be subject to tax at a maximum tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•

in the case of interest payments, other than certain amounts attributable to accrued interest on sales of debentures between interest payment dates, such holder is notified by the IRS of a failure to properly report payments of interest or dividends; or

•

in the case of interest payments, other than certain amounts attributable to accrued interest on sales of debentures between interest payment dates, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

For purposes of this discussion, “Non-U.S. Holder” means a beneficial owner of the notes that is not a “U.S. Holder.” Special rules may apply to holders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes and to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest

Interest paid to a Non-U.S. Holder on its notes will not be subject to U.S. federal withholding tax provided that:

•	such holder does not actually or constructively own a 10% or greater interest in the operating partnership’s capital or profits;

•	such holder is not a controlled foreign corporation with respect to which the operating partnership is a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

(a) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address,

(b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or

(c) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

A Non-U.S. Holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment”) (as discussed below under “—Non-U.S. Holders—U.S. Trade or Business”) and the holder provides us with a properly executed IRS Form W-8ECI (or applicable successor form).

If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the Non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a Non-U.S. Holder must generally complete an IRS Form W-8BEN (or applicable successor form) and claim the reduction or exemption on the form.

Additional Amounts

As described under “Description of Notes—Optional Redemption at Our Election,” upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. In addition, we may be obligated to pay Liquidated Damages if we do not meet certain obligations under the registration rights agreement. Such payments may be treated as interest, subject to the rules described under “—Non-U.S. Holders—Interest” and “—Non-U.S. Holders—U.S. Trade or Business,” or additional amounts paid for the notes, subject to the rules described under “—Non-U.S. Holders—Sale or Other Taxable Disposition of the Notes” or “—Non-U.S. Holders—U.S. Trade or Business,” as applicable, or as other income subject to the U.S. federal withholding tax. A Non-U.S. Holder that is subject to the U.S. federal withholding tax should consult its tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or Other Taxable Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) and (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A Non-U.S. Holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on a note.

U.S. Trade or Business

If interest paid on a note or gain from a disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder of a note if the holder certifies as to its non-U.S. status in the manner described above under “—Non-U.S. Holders—Interest.” However, information reporting generally will still apply with respect to payments of interest. Payments of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments, if the broker has certain enumerated connections with the U.S., provided, however, that such information reporting will not apply if the broker has documentary evidence in its records that the Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption from information reporting.

Payment of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status in the manner described above under “—Non-U.S. Holders— Interest” or otherwise establishes an exemption from information reporting and backup withholding.

A Non-U.S. Holder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other party) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to one year after the date that this registration statement is declared effective by the SEC, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes will be passed upon for us by Latham & Watkins LLP, San Francisco, California. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law.

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statement of revenue and certain expenses of the New England Portfolio for the year ended December 31, 2009 has been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report refers to the fact that the combined statement of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the SEC and are not intended to be a complete presentation of revenue and expenses.

The combined statement of revenue and certain expenses of the Rockwood Predecessor Data Centers for the year ended December 31, 2009 included in this prospectus has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon. Such combined statement of revenue and certain expenses of the Rockwood Predecessor Data Centers is included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For further information about us and the notes, you should refer to the Registration Statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our Registration Statement.

Digital Realty Trust, Inc. files and Digital Realty Trust, L.P. will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document Digital Realty Trust, Inc. files or Digital Realty Trust, L.P. will file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the Public Reference Room. Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s filings with the SEC are also available to the public from the SEC’s web site at www.sec.gov.

You may request a copy of these filings at no cost by writing or telephoning Digital Realty Trust, Inc. at: 560 Mission Street, Suite 2900, San Francisco, California 94105-2712 Attention: Investor Relations, telephone (415) 738-6500.

You should rely only upon the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

FINANCIAL STATEMENTS UNDER RULE 3-14 OF REGULATION S-X

New England Portfolio

Independent Auditors’ Report	F-201

Combined Statement of Revenue and Certain Expenses for the year ended December 31, 2009	F-202

Notes to the Combined Statement of Revenue and Certain Expenses	F-203

Rockwood Capital/365 Main Portfolio

Independent Auditors’ Report	F-205

Combined Statements of Revenue and Certain Expenses for the year ended December 31, 2009 and for the three months ended March 31, 2010 (unaudited)	F-206

Notes to the Combined Statements of Revenue and Certain Expenses for the year ended December 31, 2009 and for the three months ended March 31, 2010 (unaudited)	F-207

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Investments in real estate:
Properties:
Land	$400,787	$382,763
Acquired ground leases	2,695	2,767
Buildings and improvements	3,318,299	2,952,330
Tenant improvements	274,460	272,462

Total investments in properties	3,996,241	3,610,322
Accumulated depreciation and amortization	(502,141)	(459,521)

Net investments in properties	3,494,100	3,150,801
Investment in unconsolidated joint venture	7,282	6,392

Net investments in real estate	3,501,382	3,157,193
Cash and cash equivalents	50,809	72,320
Accounts and other receivables, net of allowance for doubtful accounts of $2,797 and $2,691 as of March 31, 2010 and December 31, 2009, respectively	54,090	46,086
Deferred rent	155,633	145,550
Acquired above market leases, net	33,745	25,861
Acquired in place lease value and deferred leasing costs, net	266,008	224,216
Deferred financing costs, net	23,294	21,073
Restricted cash	40,145	37,810
Other assets	22,480	14,950

Total assets	$4,147,586	$3,745,059

LIABILITIES AND EQUITY
Revolving credit facility	$—	$205,547
Unsecured senior notes	200,000	83,000
5.875% notes due 2020, net of discount	491,589	—
4.125% exchangeable senior debentures due 2026, net of discount	166,859	165,834
5.50% exchangeable senior debentures due 2029	266,400	266,400
Mortgage loans	1,043,361	1,063,663
Accounts payable and other accrued liabilities	165,615	151,229
Accrued dividends and distributions	—	37,004
Acquired below market leases, net	91,034	69,311
Security deposits and prepaid rents	74,223	68,270

Total liabilities	2,499,081	2,110,258

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS—(Continued)

(in thousands, except share and per share data)

	March 31, 2010	December 31, 2009
	(unaudited)
Commitments and contingencies
Equity:
Stockholders’ Equity:
Preferred Stock: $0.01 par value, 30,000,000 authorized:
Series A Cumulative Redeemable Preferred Stock, 8.50%, $103,500,000 liquidation preference ($25.00 per share), 4,140,000 issued and outstanding	99,297	99,297
Series B Cumulative Redeemable Preferred Stock, 7.875%, $63,250,000 liquidation preference ($25.00 per share), 2,530,000 issued and outstanding	60,502	60,502
Series C Cumulative Convertible Preferred Stock, 4.375%, $174,998,875 liquidation preference ($25.00 per share), 6,999,955 issued and outstanding	169,067	169,067
Series D Cumulative Convertible Preferred Stock, 5.500%, $344,887,500 liquidation preference ($25.00 per share), 13,795,500 issued and outstanding	333,472	333,472
Common Stock: $0.01 par value, 145,000,000 authorized, 78,176,655 and 76,812,783 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	779	766
Additional paid-in capital	1,213,766	1,155,709
Dividends in excess of earnings	(254,639)	(231,871)
Accumulated other comprehensive loss, net	(47,557)	(27,947)

Total stockholders’ equity	1,574,687	1,558,995

Noncontrolling Interests:
Noncontrolling interests in operating partnership	56,384	58,192
Noncontrolling interests in consolidated joint ventures	17,434	17,614

Total noncontrolling interests	73,818	75,806

Total equity	1,648,505	1,634,801

Total liabilities and equity	$4,147,586	$3,745,059

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(unaudited in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Operating Revenues:
Rental	$152,574	$118,089
Tenant reimbursements	39,205	31,027
Other	—	18

Total operating revenues	191,779	149,134

Operating Expenses:
Rental property operating and maintenance	53,242	42,573
Property taxes	12,721	9,211
Insurance	1,735	1,456
Depreciation and amortization	57,532	46,304
General and administrative	11,352	10,102
Other	2	285

Total operating expenses	136,584	109,931

Operating income	55,195	39,203
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116
Interest and other income	31	243
Interest expense	(30,902)	(18,937)
Tax expense	(716)	(436)

Net income	25,586	21,189
Net income attributable to noncontrolling interests	(741)	(793)

Net income attributable to Digital Realty Trust, Inc.	24,845	20,396
Preferred stock dividends	(10,101)	(10,101)

Net income available to common stockholders	$14,744	$10,295

Net income per share available to common stockholders:
Basic	$0.19	$0.14
Diluted	$0.18	$0.14

Weighted average common shares outstanding:
Basic	77,770,691	74,703,755
Diluted	80,612,660	74,895,168

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited in thousands)

	Three months ended March 31,
	2010	2009
Net income	$25,586	$21,189
Other comprehensive income (loss):
Foreign currency translation adjustments	(18,287)	(7,984)
Decrease in fair value of interest rate swaps	(4,276)	(2,291)
Reclassification to interest expense from interest rate swaps	1,659	232

Comprehensive income	4,682	11,146
Comprehensive (income) loss attributable to noncontrolling interests	553	(74)

Comprehensive income attributable to Digital Realty Trust, Inc.	$5,235	$11,072

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income	$25,586	$21,189
Adjustments to reconcile net income to net cash provided by operating activities
Equity in earnings of unconsolidated joint venture	(1,978)	(1,116)
Distributions from unconsolidated joint venture	1,000	1,000
Write-off of net assets due to early lease terminations	2	285
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground leases	46,025	35,955
Amortization of share-based unearned compensation	2,695	1,780
Allowance for doubtful accounts	106	(42)
Amortization of deferred financing costs	2,406	1,662
Amortization of debt discount/premium	1,095	852
Amortization of acquired in place lease value and deferred leasing costs	11,507	10,349
Amortization of acquired above market leases and acquired below market leases, net	(2,283)	(2,139)
Changes in assets and liabilities:
Restricted cash	(1,734)	12,590
Accounts and other receivables	(9,415)	(1,073)
Deferred rent	(11,111)	(11,308)
Deferred leasing costs	(5,132)	(3,098)
Other assets	(8,179)	(780)
Accounts payable and other accrued liabilities	(746)	(34,727)
Security deposits and prepaid rents	7,356	9,999

Net cash provided by operating activities	57,200	41,378

Cash flows from investing activities:
Acquisitions of properties	(375,000)	—
Receipt of value added tax refund	916	5,022
Refundable value added tax paid	(1,115)	(1,697)
Change in restricted cash	(588)	1,086
Improvements to investments in real estate	(66,877)	(137,046)
Improvement advances to tenants	(114)	(1,631)
Collection of advances from tenants for improvements	23	1,558

Net cash used in investing activities	(442,755)	(132,708)

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(unaudited in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from financing activities:
Borrowings on revolving credit facility	$270,000	$191,278
Repayments on revolving credit facility	(475,547)	(72,000)
Borrowings on unsecured senior notes	117,000	25,000
Borrowings on unsecured senior notes due 2020	491,480	—
Proceeds from mortgage loans	—	19,709
Principal payments on mortgage loans	(3,255)	(99,349)
Change in restricted cash	(13)	560
Payment of loan fees and costs	(4,944)	(248)
Capital contributions received from noncontrolling interests in joint venture	52	11,625
Gross proceeds from the sale of common stock	55,601	83,750
Common stock offering costs paid	(977)	(198)
Proceeds from exercise of stock options	1,895	51
Payment of dividends to preferred stockholders	(10,101)	(10,101)
Payment of dividends to common stockholders and distributions to noncontrolling interests in operating partnership	(77,147)	(53,145)

Net cash provided by financing activities	364,044	96,932

Net (decrease) increase in cash and cash equivalents	(21,511)	5,602
Cash and cash equivalents at beginning of period	72,320	73,334

Cash and cash equivalents at end of period	$50,809	$78,936

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$22,231	$21,398
Cash paid for taxes	174	186
Supplementary disclosure of noncash investing and financing activities:
Change in net assets related to foreign currency translation adjustments	$(18,287)	$(7,984)
(Decrease) Increase in accounts payable and other accrued liabilities and other assets, respectively, related to increase in fair value of interest rate swaps	(4,276)	(2,291)
Noncontrolling interests in operating partnership redeemed for or converted to shares of common stock	1,711	1,465
Accrual for additions to investments in real estate and tenant improvement advances included in accounts payable and accrued expenses	71,527	73,669
Allocation of purchase price of properties/investment in partnership to:
Investments in real estate	346,436	—
Acquired above market leases	9,714	—
Acquired below market leases	(26,450)	—
Acquired in place lease value and deferred leasing costs	45,300	—

Cash paid for acquisition of properties	$375,000	$—

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010 and 2009

(unaudited)

1. Organization and Description of Business

Digital Realty Trust, Inc. through its controlling interest in Digital Realty Trust, L.P. (the Operating Partnership) and the subsidiaries of the Operating Partnership (collectively, we, our, us or the Company) is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. As of March 31, 2010, our portfolio consisted of 84 properties, excluding one property held as an investment in an unconsolidated joint venture, of which 71 are located throughout North America and 13 are located in Europe. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Operating Partnership was formed on July 21, 2004 in anticipation of our initial public offering (IPO) on November 3, 2004 and commenced operations on that date. As of March 31, 2010, we own a 93.5% common interest and a 100% preferred interest in the Operating Partnership. As general partner, we have control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace us as the general partner nor do they have participating rights, although they do have certain protective rights.

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

The accompanying interim condensed consolidated financial statements include all of the accounts of Digital Realty Trust, Inc., the Operating Partnership and the subsidiaries of the Operating Partnership. Intercompany balances and transactions have been eliminated.

Property interests contributed to the Operating Partnership by our predecessor, Global Innovation Partners, LLC (GI Partners) in exchange for Operating Partnership units have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the contributed assets and assumed liabilities were recorded at the predecessor’s historical cost basis. Property interests acquired from third parties for cash or units are accounted for using purchase accounting. The accompanying interim condensed consolidated financial statements are unaudited, but have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information and in compliance with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature, except as otherwise indicated. The results of operations for the interim periods are not necessarily indicative of the results to be obtained for the full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our annual report on Form 10-K for the year ended December 31, 2009.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(b) Cash Equivalents

For the purpose of the condensed consolidated statements of cash flows, we consider short-term investments with original maturities of 90 days or less to be cash equivalents. As of March 31, 2010, cash equivalents consist of investments in money market instruments.

(c) Share Based Compensation

We account for share based compensation using the fair value method of accounting. The estimated fair value of the stock options granted by us is being amortized on a straight-line basis over the vesting period of the stock options. The estimated fair value of the long-term incentive units and Class C Units (discussed in note 9(b)) granted by us is being amortized on a straight-line basis over the expected service period.

For share based compensation awards with performance conditions, we estimate the fair value of the award for each of the possible performance condition outcomes and amortize the compensation cost based on management’s projected performance outcome. In the instance management’s projected performance outcome changes prior to the final measurement date, compensation cost is adjusted accordingly.

(d) Income Taxes

We have elected to be treated and believe that we have operated in a manner that has enabled us to qualify as a REIT for federal income tax purposes. As a REIT, we generally are not required to pay federal corporate income and excise taxes on our taxable income to the extent it is currently distributed to our stockholders.

However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including tests related to annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

Even if we qualify for taxation as a REIT, we are taxed in certain states in which we operate. Our consolidated taxable REIT subsidiaries are subject to both federal and state income taxes to the extent there is taxable income. We are also taxed in non-U.S. countries where we operate that do not recognize U.S. REITs under their respective tax laws. Accordingly, we recognize and accrue income taxes for taxable REIT subsidiaries, certain states and non-U.S. jurisdictions, as appropriate.

We assess our significant tax positions in accordance with U.S. GAAP for all open tax years and determine whether we have any material unrecognized liabilities from uncertain tax benefits. If a tax position is not considered “more-likely-than-not” to be sustained solely on its technical merits, no benefits of the tax position are to be recognized (for financial statement purposes). As of March 31, 2010, we have no liabilities for uncertain tax positions. We classify interest and penalties on tax liabilities from significant uncertain tax positions as interest expense and operating expense, respectively, in our condensed consolidated statements of operations. For the three months ended March 31, 2010 and 2009, we had no such interest or penalties.

See Note 7 for further discussion on income taxes.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(e) Presentation of Transactional-based Taxes

We account for transactional-based taxes, such as value added tax, or VAT, for our international properties on a net basis.

(f) Asset Retirement Obligations

We record accruals for estimated retirement obligations as required by current accounting guidance. The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. As of March 31, 2010 and December 31, 2009, the amount included in accounts payable and other accrued liabilities on our condensed consolidated balance sheets was approximately $1.3 million, and the related asset is recorded at $1.2 million, net of accumulated depreciation.

(g) Assets and Liabilities Measured at Fair Value

On January 1, 2008, we adopted new accounting guidance establishing a framework for measuring fair-value and expanding disclosures regarding related fair-value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the guidance does not require any new fair-value measurements of reported balances.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(h) Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

expenses during the reporting period. Actual results could differ from those estimates made. On an on-going basis, we evaluate our estimates, including those related to acquiring, developing and assessing the carrying values of our real estate properties, accrued liabilities, performance-based equity compensation plans, and qualification as a REIT. We base our estimates on historical experience, current market conditions, and various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could vary under different assumptions or conditions.

(i) Newly Adopted Significant Accounting Policies

On January 1, 2010, we adopted amended guidance related to the consolidation of variable-interest entities. This amended guidance requires an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009 and for subsequent interim and annual reporting periods.

(j) Segment Information

All of our properties generate similar revenues and expenses related to tenant rent and reimbursements and operating expenses. The delivery of our products is consistent across all properties and although services are provided to a wide range of customers, the types of services provided to them are limited to a few core principles. As such, the properties in our portfolio have similar economic characteristics and the nature of the products and services provided to our customers and the method to distribute such services are consistent throughout the portfolio. Consequently, our properties qualify for aggregation into one reporting segment.

3. Acquisitions

We acquired the following real estate properties during the three months ended March 31, 2010:

Location	Metropolitan Area		Date Acquired	Amount (in millions)
New England Portfolio(1)	Various	(1)	January 22, 2010	$375.0

(1)	The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut, located in the New York Metro area. The New England Portfolio is considered three properties for our property count.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The properties’ aggregate acquisition amounts were allocated as follows: $21.2 million to land, $323.0 million to buildings and improvements, $2.2 million to tenant improvements, $55.0 million to identified intangible assets and $26.4 million to identified intangible liabilities. There was no contingent consideration associated with the acquisition. Revenues and operating income for the New England Portfolio for the quarter ended March 31, 2010 and the operating revenues and operating income of the combined entity had the acquisition date been January 1, 2010 or January 1, 2009, are:

	Operating Revenues	Operating Income
	(in millions)
Actual from January 22, 2010 through March 31, 2010	$13.1	$4.0
Supplemental pro forma January 1, 2010 through March 31, 2010(1)	195.8	56.4
Supplemental pro forma January 1, 2009 through March 31, 2009(1)	164.2	43.1

(1)	These unaudited pro forma results do not purport to be indicative of what operating results would have been had the acquisitions occurred on January 1, 2010 and January 1, 2009, respectively, and may not be indicative of future operating results.

4. Acquired Intangible Assets and Liabilities

The following summarizes our acquired intangible assets (acquired in place lease value and acquired above-market lease value) and intangible liabilities (acquired below-market lease value) as of March 31, 2010 and December 31, 2009.

	Balance as of
(Amounts in thousands)	March 31, 2010	December 31, 2009
Acquired in place lease value:
Gross amount	$421,294	$377,336
Accumulated amortization	(224,189)	(215,030)

Net	$197,105	$162,306

Acquired above market leases:
Gross amount	$72,096	$62,757
Accumulated amortization	(38,351)	(36,896)

Net	$33,745	$25,861

Acquired below market leases:
Gross amount	$173,070	$147,938
Accumulated amortization	(82,036)	(78,627)

Net	$91,034	$69,311

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Amortization of acquired below-market lease value, net of acquired above-market lease value, resulted in an increase to rental revenues of $2.3 million and $2.1 million for the three months ended March 31, 2010 and 2009, respectively. Estimated annual amortization of acquired below-market lease value, net of acquired above-market lease value, for each of the five succeeding years, commencing January 1, 2011 is as follows:

(Amounts in thousands)
2011	$9,391
2012	6,332
2013	6,269
2014	5,535
2015	4,789

Amortization of acquired in place lease value (a component of depreciation and amortization expense) was $9.9 million and $9.1 million for the three months ended March 31, 2010 and 2009, respectively. Estimated annual amortization of acquired in place lease value for each of the five succeeding years, commencing January 1, 2011 is as follows:

(Amounts in thousands)
2011	$32,321
2012	27,347
2013	26,312
2014	22,680
2015	17,309

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

5. Debt

A summary of outstanding indebtedness as of March 31, 2010 and December 31, 2009, respectively, is as follows (in thousands):

Properties	Interest Rate at March 31, 2010	Maturity Date		Principal Outstanding March 31, 2010		Principal Outstanding December 31, 2009
Mortgage loans:
Secured Term Debt(1)(2)	5.65%	Nov. 11, 2014		$143,426		$144,078
3 Corporate Place(2)	6.72%	Aug. 1, 2011	(3)	80,000		80,000
200 Paul Avenue 1-4(2)	5.74%	Oct. 8, 2015		77,391		77,803
2045 & 2055 LaFayette Street(2)	5.93%	Feb. 6, 2017		67,053		67,271
Mundells Roundabout	3-month GBP LIBOR + 1.20%(5)	Nov. 30, 2013		65,055	(7)	69,154	(7)
600 West Seventh Street	5.80%	Mar. 15, 2016		55,190		55,524
34551 Ardenwood Boulevard 1-4(2)	5.95%	Nov. 11, 2016		54,778		54,945
1100 Space Park Drive(2)	5.89%	Dec. 11, 2016		54,775		54,944
1350 Duane Avenue/3080 Raymond Street(2)	5.42%	Oct. 1, 2012		52,800		52,800
150 South First Street(2)	6.30%	Feb. 6, 2017		52,601		52,760
114 Rue Ambroise Croizat(4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012		42,391	(6)	45,067	(6)
Clonshaugh Industrial Estate II	3-month EURIBOR + 4.50%(5)	Sep. 4, 2014		40,599	(6)	42,993	(6)
1500 Space Park Drive(2)	6.15%	Oct. 5, 2013		41,400		41,883
2334 Lundy Place(2)	5.96%	Nov. 11, 2016		39,838		39,960
Unit 9, Blanchardstown Corporate Park(4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012		36,445	(6)	38,746	(6)
Cressex 1(8)	5.68%	Oct. 16, 2014		27,739	(7)	29,486	(7)
6 Braham Street	3-month GBP LIBOR + 0.90%(5)	Apr. 10, 2011		19,445	(7)	20,831	(7)
1201 Comstock Street	1-month LIBOR + 3.50%(5)	Jun. 24, 2012	(3)	17,551		17,737
Datacenter Park—Dallas	5.00%	Sep. 15, 2010	(3)	17,000		17,000
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60%(5)	Jul. 18, 2013		14,304	(6)	15,208	(6)
Chemin de l'Epinglier 2	3-month EURIBOR + 1.50%(5)	Jul. 18, 2013		10,390	(6)	11,046	(6)
Gyroscoopweg 2E-2F(9)	3-month EURIBOR + 1.50%(5)	Oct. 18, 2013		9,107	(6)	9,682	(6)
1125 Energy Park Drive(2)	7.62%(10)	Mar. 1, 2032		9,166		9,203
Manchester Technopark(8)	5.68%	Oct. 16, 2014		8,438	(7)	8,970	(7)
731 East Trade Street	8.22%	Jul. 1, 2020		5,261		5,315

				1,042,143		1,062,406
Revolving credit facility	Various(11)	Aug. 31, 2010	(3)	—	(12)	205,547	(12)
Unsecured senior notes—Series A	7.000%	Jul. 24, 2011		25,000		25,000
Unsecured senior notes—Series B	9.320%	Nov. 5, 2013		33,000		33,000
Unsecured senior notes—Series C	9.680%	Jan. 6, 2016		25,000		25,000
Unsecured senior notes—Series D	4.570%	Jan. 20, 2015		50,000		—
Unsecured senior notes—Series E	5.730%	Jan. 20, 2017		50,000		—
Unsecured senior notes—Series F	4.500%	Feb. 3, 2015		17,000		—
5.875% notes due 2020	5.875%	Feb. 1, 2020		500,000		—
4.125% exchangeable senior debentures due 2026	4.125%	Aug. 15, 2026	(13)	172,500		172,500
5.50% exchangeable senior debentures due 2029	5.50%	Apr. 15, 2029	(14)	266,400		266,400

Total principal outstanding				2,181,043		1,789,853
Unamortized discount on 5.875% unsecured senior notes due 2020				(8,411)		—
Unamortized discount on 4.125% exchangeable senior debentures due 2026				(5,641)		(6,666)
Unamortized premium—1125 Energy Park Drive, 731 East Trade Street, 1500 Space Park Drive and 1350 Duane Avenue/3080 Raymond Street mortgages				1,218		1,257

Total indebtedness				$2,168,209		$1,784,444

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.
(2)	The respective borrower’s assets and credit are not available to satisfy the debts and other obligations of affiliates or any other person.
(3)	Two one-year extensions are available, which we may exercise if certain conditions are met except for 1201 Comstock Street, which has a one-year extension available.
(4)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.
(5)	We have entered into interest rate swap or interest rate cap agreements as a cash flow hedge for interest generated by these US LIBOR, EURIBOR and GBP LIBOR based loans. See note 9 for further information.
(6)	Based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.
(7)	Based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.
(8)	These loans are also secured by a £7.8 million letter of credit. These loans are cross-collateralised by the two properties.
(9)	This loan is also secured by a €1.3 million letter of credit.
(10)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(11)	The interest rate under our revolving credit facility equals either (i) US LIBOR, EURIBOR and GBP LIBOR (ranging from 1- to 6-month maturities) plus a margin of between 1.10% and 2.00% or (ii) the greater of (x) the base rate announced by the lender and (y) 1/2 of 1% per annum above the federal funds rate, plus a margin of between 0.100%—1.000%. In each case, the margin is based on our total leverage ratio. We incur a fee ranging from 0.125% to 0.20% for the unused portion of our unsecured revolving credit facility.
(12)	Balances as of March 31, 2010 and December 31, 2009 are as follows (balances, in thousands):

Denomination of Draw	Balance as of March 31, 2010	Weighted-average interest rate	Balance as of December 31, 2009		Weighted- average interest rate
US ($)	$—	—	$195,500		1.34%
Euro (€)	—	—	10,047	(a)	1.58%

Total	$—	—	$205,547		1.35%

(a)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009.

(13)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.
(14)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of April 15, 2014, April 15, 2019 and April 15, 2024. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on April 18, 2014.

As of March 31, 2010, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. Interest on outstanding borrowings under the revolving credit facility are generally based on 1-month US LIBOR, 1-month EURIBOR and 1-month GBP LIBOR, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our Operating Partnership’s total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound Sterling, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of March 31, 2010, there was no outstanding balance under this facility, and $23.2 million of letters of credit were issued.

The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable us to maintain our status as a REIT for federal income tax purposes, we are not permitted during any four consecutive fiscal

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2010, we were in compliance with all of such covenants.

Some of our mortgage loans are subject to prepayment lock-out periods. The terms of the following mortgage loans contain prepayment lock-out periods through the dates listed below:

Loan	Date
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011

During the three months ended March 31, 2010 and 2009, we capitalized interest of approximately $1.9 million and $3.1 million, respectively.

4.125% Exchangeable Senior Debentures due 2026

On August 15, 2006, the Operating Partnership issued $172.5 million of its 4.125% exchangeable senior debentures due August 15, 2026 (the 2026 Debentures). Costs incurred to issue the 2026 Debentures were approximately $5.4 million, net of the amount allocated to the equity component of the debentures. These costs are being amortized over a period of five years, which represents the estimated term of the 2026 Debentures, and are included in deferred financing costs, net in the condensed consolidated balance sheet. The 2026 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The 2026 Debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the 2026 Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of our common stock or a combination of cash and shares of our common stock at an exchange rate that was initially 30.6828 shares per $1,000 principal amount of 2026 Debentures. The exchange rate on the 2026 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in excess of $0.265 per share per quarter (the “reference dividend”). Effective March 11, 2010, the exchange rate has been adjusted to 31.411 shares per $1,000 principal amount of 2026 Debentures as a result of the aggregate dividends in excess of the reference dividend that we declared and paid on our common stock beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2010.

Prior to August 18, 2011, the Operating Partnership may not redeem the 2026 Debentures except to preserve its status as a REIT for U.S. federal income tax purposes. On or after August 18, 2011, at the Operating Partnership’s option, the 2026 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2026 Debentures.

The holders of the 2026 Debentures have the right to require the Operating Partnership to repurchase the 2026 Debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2026 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of our capital stock, a substantial turnover of our company’s directors within a 12- month period and our ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2026 Debentures, including a default for 30 days in payment of any installment of interest under the 2026 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2026 Debentures and the Operating Partnership’s failure to deliver cash or any shares of our common stock within 15 days after the due date upon an exchange of the 2026 Debentures, together with any cash due in lieu of fractional shares of our common stock.

In addition, the 2026 Debentures are exchangeable (i) prior to July 15, 2026, during any fiscal quarter after the fiscal quarter ended September 30, 2006, if the closing sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the exchange price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to July 15, 2026, during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of 2026 Debentures was equal to or less than 98% of the product of the closing sale price of the common stock during such period, multiplied by the applicable exchange rate, (iii) if we call the 2026 Debentures for redemption and (iv) any time on or after July 15, 2026.

We have entered into a registration rights agreement whereby we agreed to register the shares of common stock which could be issued in the future upon exchange of the 2026 Debentures. We filed the shelf registration statement with the U.S. Securities and Exchange Commission in April 2007.

The following table provides additional information about the 2026 Debentures as of the date presented pursuant to requirements under U.S. GAAP for convertible debt instruments that require the principal amount to be settled in cash upon conversion:

	4.125% Exchangeable Senior Debentures due 2026
($ and shares in thousands, except exchange price)	March 31, 2010	December 31, 2009
Carrying amount of the equity component	$18,280	$18,280
Principal amount of the liability component	$172,500	$172,500
Unamortized discount of the liability component	$5,641	$6,666
Net carrying amount of the liability component	$166,859	$165,834
Remaining amortization period of discount	16 months	19 months
Exchange price	$31.84	$32.22
Number of shares to be issued upon exchange(a)	2,236	1,923
The amount by which the if-exchanged value exceeds the principal amount(a)	$121,177	$96,693
Effective interest rate on liability component	6.75%	6.75%
Non-cash interest cost recognized for the period ended	$1,025	$959	(b)
Coupon rate interest cost recognized for the period ended	$1,779	$1,779	(b)

(a)

In accordance with accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion, we are required to disclose the exchange price and the number of shares on which the aggregate consideration to be delivered upon exchange is determined (principal plus excess value). Our exchangeable senior debentures require the entire principal amount to be settled in cash,

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

and at our option, any excess value above the principal amount may be settled in cash or common shares. Based on the March 31, 2010 and December 31, 2009 closing share prices of our common shares and the conversion prices in the table above, the excess value was approximately $121.2 million and $96.7 million, respectively; accordingly, approximately 2.2 million and 1.9 million common shares, respectively, would be issued if these Debentures were settled on these dates and we elected to settle the excess value in shares of our common stock.

(b)	Amounts are for the three months ended March 31, 2009.

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, the Operating Partnership issued $266.4 million of its 5.50% exchangeable senior debentures due April 15, 2029 (the 2029 Debentures). Costs incurred to issue the 2029 Debentures were approximately $7.8 million. These costs are being amortized over a period of five years, which represents the estimated term of the 2029 Debentures, and are included in deferred financing costs, net in the condensed consolidated balance sheet. The 2029 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on October 15 and April 15 of each year beginning October 15, 2009 until the maturity date of April 15, 2029. The 2029 Debentures bear interest at 5.50% per annum and may be exchanged for shares of our common stock at an exchange rate that was initially 23.2558 shares per $1,000 principal amount of 2029 Debentures. The exchange rate on the 2029 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in excess of $0.33 per share per quarter (the “reference dividend”). Due to the fact that the exchange feature for the 2029 Debentures must be settled in the common stock of the Company, new accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion does not apply.

Prior to April 18, 2014, the Operating Partnership may not redeem the 2029 Debentures except to preserve its status as a REIT for U.S. federal income tax purposes. On or after April 18, 2014, at the Operating Partnership’s option, the 2029 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2029 Debentures.

The holders of the 2029 Debentures have the right to require the Operating Partnership to repurchase the 2029 Debentures in cash in whole or in part on each of April 15, 2014, April 15, 2019 and April 15, 2024, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2029 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of our capital stock, a substantial turnover of our company’s directors within a 12-month period without the approval of existing members and our ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2029 Debentures, including a default for 30 days in payment of any installment of interest under the 2029 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2029 Debentures and the Operating Partnership’s failure to deliver shares of our common stock within 15 days after the due date upon an exchange of the 2029 Debentures, together with any cash due in lieu of fractional shares of our common stock.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

We have entered into a registration rights agreement whereby we must register the shares of common stock which could be issued in the future upon exchange of the 2029 Debentures. We filed the shelf registration statement with the U.S. Securities and Exchange Commission in December 2009.

5.875% Notes due 2020

On January 28, 2010, the Operating Partnership issued $500.0 million aggregate principal amount of notes, maturing on February 1, 2020 with an interest rate of 5.875% per annum (the 2020 Notes). The purchase price paid by the initial purchasers was 98.296% of the principal amount. The 2020 Notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by us. Interest on the 2020 Notes are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount of approximately $8.5 million and underwriting commissions and expenses of approximately $4.4 million was approximately $487.1 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities and for general corporate purposes. The 2020 Notes have been reflected net of discount in the condensed consolidated balance sheet.

The indenture relating to the 2020 Notes contains certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 40% and (3) an interest coverage ratio of greater than 1.50, and also requires us to maintain total unencumbered assets of not less than 150% of the aggregate principal amount of unsecured debt. At March 31, 2010, we were in compliance with each of these financial restrictions and requirements.

Unsecured Senior Notes

On January 20, 2010, our operating partnership closed the sale of $100.0 million aggregate principal amount of its senior unsecured term notes to Prudential Investment Management, Inc. and certain of its affiliates, or, collectively, Prudential, pursuant to the Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. On February 3, 2010, our operating partnership closed the sale of an additional $17.0 million aggregate principal amount of its senior unsecured term notes, which we refer to as the series F notes, to Prudential pursuant to the Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series D, series E and series F notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility, to fund working capital and for general corporate purposes. As of March 31, 2010 and December 31, 2009, there was $200.0 million and $83.0 million of unsecured senior notes outstanding, respectively.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The table below summarizes our debt maturities and principal payments as of March 31, 2010 (in thousands):

	Revolving Credit Facility(1)	Unsecured Senior Notes	5.875% Notes due 2020	Mortgage Loans	Exchangeable Senior Debentures		Total Debt
Remainder of 2010	$—	$—	$—	$27,597	$—		$27,597
2011	—	25,000	—	113,927	172,500	(2)	311,427
2012	—	—	—	159,179	—		159,179
2013	—	33,000	—	144,576	—		177,576
2014	—	—	—	216,288	266,400	(3)	482,688
Thereafter	—	142,000	500,000	380,576	—		1,022,576

Subtotal	$—	$200,000	$500,000	$1,042,143	$438,900		$2,181,043
Unamortized discount	—	—	(8,411)	—	(5,641)		(14,052)
Unamortized premium	—	—	—	1,218	—		1,218

Total	$—	$200,000	$491,589	$1,043,361	$433,259		$2,168,209

(1)	Subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility.
(2)	Assumes maturity of the 2026 Debentures at first redemption date in August 2011.
(3)	Assumes maturity of the 2029 Debentures at first redemption date in April 2014.

6. Income per Share

The following is a summary of basic and diluted income per share (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2010	2009
Net income available to common stockholders	$14,744	$10,295

Weighted average shares outstanding—basic	77,770,691	74,703,755
Potentially dilutive common shares:
Stock options	195,652	191,413
Class C Units (2007 Grant)	581,052	—
Excess exchange value of the 2026 Debentures	2,065,265	—

Weighted average shares outstanding—diluted	80,612,660	74,895,168

Income per share:
Basic	$0.19	$0.14

Diluted	$0.18	$0.14

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

On or after July 15, 2026, the 2026 Debentures may be exchanged at the then applicable exchange rate for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of our common stock or a combination of cash and shares of our common stock. The 2026 Debentures are also exchangeable prior to July 15, 2026, but only upon the occurrence of certain specified events. During the three months ended March 31, 2010, the weighted average common stock price exceeded the strike price as of March 31, 2010 of $31.84. Therefore, using the treasury method, 2,065,265 shares of common stock contingently issuable upon settlement of the excess exchange value were included as potentially dilutive common shares in determining diluted earnings per share for the three months ended March 31, 2010. During the three months ended March 31, 2009, the weighted average common stock price did not exceed the current strike price of $32.22 per share and no excess exchange value existed as of March 31, 2009. Therefore, using the treasury method, no common stock contingently issuable upon settlement of the excess exchange value was included in the diluted share count in determining diluted earnings per share for the three months ended March 31, 2009.

We have excluded the following potentially dilutive securities in the calculations above as they would be antidilutive or not dilutive:

	Three Months Ended March 31,
	2010	2009
Weighted average of common Operating Partnership units not owned by us	5,462,409	5,846,270
Potentially dilutive outstanding stock options	6,284	565,592
Potentially dilutive 2029 Debentures	6,195,345	—
Potentially dilutive outstanding Class C Units (2007 Grant)	—	750,724
Potentially dilutive Series C Cumulative Convertible Preferred Stock	3,657,477	3,614,777
Potentially dilutive Series D Cumulative Convertible Preferred Stock	8,215,221	8,215,221

	23,536,736	18,992,584

7. Income Taxes

We have elected to be taxed as a REIT and believe that we have complied with the REIT requirements of the Code. As a REIT, we are generally not subject to corporate level federal income and excise taxes on taxable income to the extent it is currently distributed to our stockholders. Since inception, we have distributed 100% of our taxable income and intend to do so for tax year ending December 31, 2010. As such, no provision for federal income taxes has been included in the accompanying interim condensed consolidated financial statements for the three months ended March 31, 2010 and 2009.

As a REIT, we are subject to local and state taxes in certain states where we operate. We are also subject to foreign income taxes in countries that do not recognize U.S. REITs under their respective tax laws. Income taxes for these jurisdictions are accrued, as necessary, for the three months ended March 31, 2010 and 2009.

We have elected taxable REIT subsidiary (TRS) status for some of our consolidated subsidiaries. In general, a TRS may provide services that would otherwise be considered impermissible for REITs and hold assets that REITs cannot hold directly. Income taxes for TRS entities are accrued, as necessary, for the three months ended March 31, 2010 and 2009.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

For our TRS entities and foreign subsidiaries that are subject to U.S. federal, state and foreign income taxes, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if we believe it is more likely than not that the deferred tax asset may not be realized.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

8. Equity

(a) Stockholders’ and Noncontrolling Interests Equity

The following table presents a reconciliation of the carrying amount of equity for the period indicated ($ in thousands):

	Preferred Stock	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Dividends in Excess of Earnings	Accumulated Other Comprehensive Loss, net	Total Stockholders’ Equity	Noncontrolling Interests in Operating Partnership	Noncontrolling Interests in Consolidated Joint Venture	Total Noncontrolling Interests	Total Equity
Balance as of December 31, 2009	$662,338	76,812,783	$766	$1,155,709	$(231,871)	$(27,947)	$1,558,995	$58,192	$17,614	$75,806	$1,634,801
Conversion of units to common stock	—	151,394	1	1,710	—	—	1,711	(1,711)	—	(1,711)	—
Issuance of restricted stock, net of forfeitures	—	62,572	—	—	—	—	—	—	—	—	—
Net proceeds from sale of common stock	—	1,099,379	11	54,613	—	—	54,624	—	—	—	54,624
Exercise of stock options	—	50,527	1	1,894	—	—	1,895	—	—	—	1,895
Amortization of unearned compensation regarding share based awards	—	—	—	2,695	—	—	2,695	—	—	—	2,695
Dividends declared on preferred stock	—	—		—	(10,101)	—	(10,101)	—	—	—	(10,101)
Dividends and distributions on common stock and common and incentive units	—	—	—	—	(37,512)	—	(37,512)	(2,631)	—	(2,631)	(40,143)
Reclassification of vested share based awards	—	—	—	(2,855)	—	—	(2,855)	2,855	—	2,855	—
Contributions from noncontrolling interests in consolidated joint ventures	—	—	—	—	—	—	—		52	52	52
Net income	—	—	—	—	24,845	—	24,845	973	(232)	741	25,586
Other comprehensive income - foreign currency translation adjustments	—	—	—	—	—	(17,155)	(17,155)	(1,132)	—	(1,132)	(18,287)
Other comprehensive income - fair value of interest rate swaps	—	—	—	—	—	(4,011)	(4,011)	(265)	—	(265)	(4,276)
Other comprehensive income - reclassification of other comprehensive income to interest expense	—	—	—	—	—	1,556	1,556	103	—	103	1,659

Balance as of March 31, 2010	$662,338	78,176,655	$779	$1,213,766	$(254,639)	$(47,557)	$1,574,687	$56,384	$17,434	$73,818	$1,648,505

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(b) Noncontrolling Interests in Operating Partnership

Noncontrolling interests in the Operating Partnership relate to the interests that are not owned by us. The following table shows the ownership interest in the Operating Partnership as of March 31, 2010 and December 31, 2009:

	March 31, 2010		December 31, 2009
	Number of units	Percentage of total	Number of units	Percentage of total
The Company	78,176,655	93.5%	76,812,783	93.4%
Noncontrolling interests consist of:
Common units held by third-parties	4,235,549	5.0	4,360,549	5.3
Incentive units held by employees and directors (see note 9)	1,226,540	1.5	1,058,548	1.3

	83,638,744	100.0%	82,231,880	100.0%

Limited partners have the right to require the Operating Partnership to redeem part or all of their common units for cash based on the fair market value of an equivalent number of shares of our common stock at the time of redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to authoritative accounting guidance, we evaluated whether we control the actions or events necessary to issue the maximum number of shares that could be required to be delivered under the share settlement of the noncontrolling Operating Partnership common and incentive units. Based on the results of this analysis, we concluded that the common and incentive Operating Partnership units met the criteria to be classified within equity.

The redemption value of the noncontrolling Operating Partnership common and the vested incentive units was approximately $265.8 million and $249.5 million based on the closing market price of the Company’s common stock on March 31, 2010 and December 31, 2009, respectively.

The following table shows activity for the noncontrolling interests in the Operating Partnership for the three months ended March 31, 2010:

	Common Units	Incentive Units	Total
As of December 31, 2009	4,360,549	1,058,548	5,419,097
Redemption of common units for shares of our common stock(1)	(125,000)	—	(125,000)
Conversion of incentive units held by employees and directors for shares of our common stock(1)	—	(26,394)	(26,394)
Grant of incentive units to employees and directors	—	194,386	194,386

As of March 31, 2010	4,235,549	1,226,540	5,462,089

(1)	This redemption was recorded as a reduction to noncontrolling interests in Operating Partnership and an increase to common stock and additional paid in capital based on the book value per unit in the accompanying condensed consolidated balance sheet.

Under the terms of certain third parties’ (the eXchange parties) contribution agreements signed in the third quarter of 2004, we have agreed to indemnify each eXchange party against adverse tax consequences in the event

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

the Operating Partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue 1-4 or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the Operating Partnership common units issued to them in the formation transactions consummated concurrently with the IPO. Under the eXchange parties’ amended contribution agreement, the Operating Partnership has agreed to make approximately $17.8 million of indebtedness available for guaranty by the eXchange parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the Operating Partnership common units issued to them in the formation transactions consummated concurrently with the IPO, and we have agreed to indemnify each eXchange party against adverse tax consequences if the Operating Partnership does not provide such indebtedness to guarantee.

(c) Dividends and Distributions

In 2010, we have declared the following dividends and equivalent distributions on units in our Operating Partnership (in thousands):

Date dividend and distribution declared	Dividend and distribution payable date	Series A Preferred Stock(1)	Series B Preferred Stock(2)	Series C Preferred Stock(3)	Series D Preferred Stock(4)	Common Stock and Operating Partnership Common and Incentive Units
February 23, 2010	March 31, 2010	$2,199	$1,246	$1,914	$4,742	$40,143	(5)

(1)	$2.125 annual rate of dividend per share.
(2)	$1.969 annual rate of dividend per share.
(3)	$1.094 annual rate of dividend per share.
(4)	$1.375 annual rate of dividend per share.
(5)	$1.920 annual rate of dividend and distribution per share and unit.

Distributions out of our current or accumulated earnings and profits are generally classified as ordinary income whereas distributions in excess of our current and accumulated earnings and profits, to the extent of a stockholder’s U.S. federal income tax basis in our stock, are generally classified as a return of capital. Distributions in excess of a stockholder’s U.S. federal income tax basis in our stock are generally characterized as capital gain. Cash provided by operating activities has been sufficient to fund all distributions.

9. Incentive Plan

Our 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees are eligible to receive incentive stock options under the 2004 Incentive Award Plan. Initially, we had reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. On May 2, 2007, our stockholders approved the First Amended and Restated Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (the Amended and Restated 2004 Incentive Award Plan). The Amended and Restated 2004 Incentive Award Plan increases the aggregate number of shares of stock which may be issued or transferred under the plan by 5,000,000 shares to a total of 9,474,102 shares, and provides that the maximum number of shares of stock with respect to awards granted to any one

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

participant during a calendar year will be 1,500,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award not denominated in stock or otherwise for which the foregoing limitation would not be an effective limitation for purposes of Section 162(m) of the Code will be $10.0 million.

As of March 31, 2010, 3,813,576 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Amended and Restated 2004 Incentive Award Plan. Each long-term incentive and Class C Unit issued under the Amended and Restated 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the Amended and Restated 2004 Incentive Award Plan and the individual award limit discussed above.

(a) Long Term Incentive Units

Long-term incentive units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as Operating Partnership common units, which equal per share distributions on our common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of our Operating Partnership at any time, and thereafter enjoy all the rights of common units of our Operating Partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the Operating Partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the Operating Partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the Operating Partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the Operating Partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of our Operating Partnership prior to the allocation of gain to the Company or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the Operating Partnership’s

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the Company’s assets but that require certain adjustments to the value of the Operating Partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the Operating Partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the Operating Partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the Operating Partnership, the acquisition of an additional interest in the Operating Partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the Operating Partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the Operating Partnership, in connection with the grant of an interest in the Operating Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Operating Partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

During the three months ended March 31, 2010 and 2009, certain employees were granted an aggregate of 107,993 and 148,310 long-term incentive units, respectively, which, in addition to a service condition, are subject to a performance condition that impacts the number of units ultimately granted to the employee. The performance condition is based upon our achievement of the respective fiscal years’ Funds From Operations per share targets. Upon evaluating the results of the performance condition, the final number of units is determined and such units vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2009 FFO per diluted share and unit, as adjusted by our compensation committee, all of the 2009 long-term incentive units satisfied the performance condition. The grant date fair values, which equal the market price of our common stock, are being expensed on a straight-line basis over the vesting period of the long-term incentive units, which ranges from four to five years.

The expense recorded for the three months ended March 31, 2010 and 2009 related to long-term incentive units was approximately $1.2 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively. Unearned compensation representing the unvested portion of the long-term incentive units totaled $17.7 million and $9.3 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 3.2 years on a weighted average basis.

(b) Class C Profits Interest Units

On May 2, 2007, we granted an award of Class C Profits Interest Units of the Operating Partnership or restricted stock units, which we refer to collectively as the Class C Units, under the First Amended and Restated 2004 Incentive Award Plan (2007 Grant) to each of our named executive officers and certain other officers and employees.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The Class C Units subject to this award will vest based on the achievement of a total shareholder return (which we refer to as the market condition) as measured on November 1, 2008 (which we refer to as the first measurement date) and May 1, 2010 (which we refer to as the second measurement date). If:

•	with respect to the first measurement date, we achieve a total shareholder return equal to at least 18% over the period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, we achieve a total shareholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of our company, the aggregate amount of the 2007 Grant award pool will be equal to 8% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the award pool as of the first measurement date) for the second measurement date.

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive days ending prior to November 1, 2008, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $17.0 million on each such day, the first measurement date will be accelerated to the last day of the 60-day period;

•

in the event that during any 60 consecutive days ending prior to May 1, 2010, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $40.0 million on each such day, the second measurement date will be accelerated to the last day of the 60-day period; and

•	upon a change in control of the Company.

Except in the event of a change in control of our company, 60% of the Class C Units that satisfy the applicable market condition will vest at the end of the three year period subsequent to grant and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date. The market condition with respect to the first measurement date was not achieved.

If the market condition and the other service conditions, as described above, are satisfied with respect to a Class C Unit, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership, including with respect the conditions for achieving parity with common units.

To the extent that any Class C Units fail to satisfy the market condition on the measurement dates discussed above, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

In the event that the value of the employee’s allocated portion of the award pool that satisfies the market condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of our restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

As of March 31, 2010 and December 31, 2009, approximately 685,000 Class C Units related to the 2007 Grant had been awarded to our executive officers and other employees. The fair value of the 2007 Grant was measured on the grant date using a Monte Carlo simulation to estimate the probability of the multiple market conditions being satisfied. The Monte Carlo simulation uses a statistical formula underlying the Black-Scholes and binomial formulas, and such simulation was run approximately 100,000 times. For each simulation, the value of the payoff was calculated at the settlement date and was then discounted to the grant date at a risk-free interest rate. The expected value of the Class C units on the grant date was determined by multiplying the average of the values over all simulations by the number of outstanding shares of common stock and Operating Partnership units. The valuation was performed in a risk-neutral framework, so no assumption was made with respect to an equity risk premium. Other significant assumptions used in the valuation included an expected term of 36 months, expected stock price volatility of 23%, a risk-free interest rate of 4.6%, and a dividend growth rate of 5.0 percent. The fixed award limit under the plan is $17 million for the first market condition and $40 million for the second market condition, and there were 69.2 million shares of common stock and Operating Partnership units outstanding as of the 2007 grant date. The grant date fair value of these awards of approximately $11.8 million will be recognized as compensation expense on a straight line basis over the expected service period of five years. The unearned compensation as of March 31, 2010 and December 31, 2009 was $4.5 million and $5.0 million, respectively. As of March 31, 2010 and December 31, 2009, none of the above awards had vested. We recognized compensation expense related to these Class C Units of $0.5 million and $0.2 million for the three months ended March 31, 2010 and 2009, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $0.1 million for the three months ended March 31, 2010.

(c) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model. For the three months ended March 31, 2010 and 2009, no stock options were granted. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the three months ended March 31, 2010 and 2009 was approximately $0.2 million. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.1 million for both the three months ended March 31, 2010 and 2009. Unearned compensation representing the unvested portion of the stock options totaled $2.2 million and $2.5 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 1.9 years on a weighted average basis.

The following table summarizes the 2004 Incentive Award Plan’s stock option activity for the three months ended March 31, 2010:

	Three months ended March 31, 2010
	Shares	Weighted average exercise price
Options outstanding, beginning of period	620,276	$30.63
Exercised	(50,527)	37.50
Cancelled / Forfeited	—	—

Options outstanding, end of period	569,749	$30.02

Exercisable, end of period	353,586	$24.45

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The following table summarizes information about stock options outstanding and exercisable as of March 31, 2010:

Options outstanding					Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value
$12.00-13.02	182,369	4.58	$12.01	$7,694,697	182,369	4.58	$12.01	$7,694,697
$20.37-28.09	36,641	5.75	23.47	1,125,836	19,303	5.71	$22.89	604,463
$33.18-41.73	350,739	6.99	40.07	4,955,642	151,914	6.96	39.59	2,219,116

	569,749	6.14	$30.02	$13,776,175	353,586	5.66	$24.45	$10,518,276

(d) Restricted Stock

During the three months ended March 31, 2010 and 2009, certain employees were granted an aggregate of 30,329 and 47,815 shares of restricted stock, respectively. The grant date fair values, which equal the market price of our common stock, are being expensed on a straight-line basis over the vesting period of the restricted stock, which is four years. During the three months ended March 31, 2010 and 2009, certain employees were also granted an aggregate of 37,914 and 53,909 shares of restricted stock which, in addition to a service condition, are subject to a performance condition that impacts the number of shares ultimately granted to the employee. The performance condition is based upon our achievement of the respective year’s FFO per share targets. Upon evaluating the results of the performance condition, the final number of shares is determined and such shares vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2009 FFO per diluted share and unit, as adjusted by our compensation committee, all of the 2009 restricted stock satisfied the performance condition.

The expense recorded for the three months ended March 31, 2010 and 2009 related to grants of restricted stock was approximately $0.3 million and $0.2 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively. Unearned compensation representing the unvested portion of the restricted stock totaled $6.1 million and $3.3 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 3.3 years on a weighted average basis.

10. Derivative Instruments

Currently, we use interest rate caps and swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

To comply with the provisions of fair value accounting guidance, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements related to US LIBOR, GBP LIBOR and EURIBOR based mortgage loans. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Under an interest rate cap, if the reference interest rate, such as one-month LIBOR, increases above the cap rate, the holder of the instrument receives a payment based on the notional value of the instrument, the length of the period, and the difference between the current reference rate and the cap rate. If the reference rate increases above the cap rate, the payment received under the interest rate cap will offset the increase in the payments due under the variable rate notes payable.

We record all our interest rate swaps and caps on the condensed consolidated balance sheet at fair value. In determining the fair value of our interest rate swaps and caps, we consider the credit risk of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The current and pervasive disruptions in the financial markets have heightened the risks to these institutions.

Interest rate caps are viewed as a series of call options or caplets which exist for each period the cap agreement is in existence. As each caplet expires, the related cost of the expired caplet is amortized to interest expense with the remaining caplets carried at fair value. The value of interest rate caps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero. The purchase price of an interest rate cap is amortized to interest expense over the contractual life of the instrument. For interest rate caps that are designated as cash flow hedges under accounting guidance as it relates to derivative instruments, the change in the fair value of an effective interest rate cap is recorded to accumulated other comprehensive income in equity. Amounts we are entitled to under interest rate caps, if any, are recognized on an accrual basis, and are recorded to as a reduction against interest expense in the accompanying condensed consolidated statements of operations.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Our agreements with some of our derivative counterparties provide either that (1) we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness or that (2) we could be declared in default on our derivative obligations if we default on any of our indebtedness, including a default where repayment of the underlying indebtedness has not been accelerated by the lender.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2010, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The fair value of these derivatives was ($10.1) million and ($7.5) million at March 31, 2010 and December 31, 2009, respectively. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three months ended March 31, 2010 and 2009, respectively, there were no ineffective portions to our interest rate swaps.

Amounts reported in accumulated other comprehensive loss related to interest rate swaps will be reclassified to interest expense as interest payments are made on our debt. As of March 31, 2010, we estimate that an additional $6.2 million will be reclassified as an increase to interest expense during the twelve months ending March 31, 2011, when the hedged forecasted transactions impact earnings.

As of March 31, 2010 and December 31, 2009, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (in thousands):

Notional Amount								Fair Value at Significant Other Observable Inputs (Level 2)
As of March 31, 2010		As of December 31, 2009		Type of Derivative	Strike Rate	Effective Date	Expiration Date	As of March 31, 2010	As of December 31, 2009
$19,444	(1)	$20,831	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(779)	$(952)
65,055	(1)	69,154	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(1,905)	(299)
14,304	(2)	15,208	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(1,025)	(889)
10,349	(2)	11,003	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(770)	(675)
9,107	(2)	9,682	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(676)	(579)
42,391	(2)	45,067	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,951)	(1,887)
36,446	(2)	38,746	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,768)	(1,794)
40,599	(2)	42,993	(2)	Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(1,241)	(453)
17,552		17,737		Cap	4.000	June 24, 2009	June 25, 2012	24	70

$255,247		$270,421						$(10,091)	$(7,458)

(1)	Translation to U.S. dollars is based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.
(2)	Translation to U.S. dollars is based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.

We do not have any fair value measurements using significant unobservable inputs (Level 3) as of March 31, 2010 or December 31, 2009.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

11. Fair Value of Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

Current accounting guidance requires the Company to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Company’s disclosures of estimated fair value of financial instruments at March 31, 2010 and December 31, 2009, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 10, the interest rate cap and interest rate swaps are recorded at fair value.

We calculate the fair value of our mortgage loans, unsecured senior notes and exchangeable senior debentures based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms, including excess exchange value which exists related to our 2026 Debentures. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt. The carrying value of our revolving credit facility approximates fair value, due to the short-term nature of this instrument along with the variability of interest rates.

As of March 31, 2010 and December 31, 2009, the aggregate estimated fair value and carrying value of our revolving credit facility, mortgage loans, unsecured senior notes, the 2020 Notes and exchangeable senior debentures were as follows (in thousands):

	As of March 31, 2010		As of December 31, 2009
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Revolving credit facility(1)	$—	$—	$205,547	$205,547
Unsecured senior notes(2)	211,552	200,000	94,470	83,000
5.875% notes due 2020(2)(3)	490,855	491,589	—	—
Mortgage loans(2)	1,048,950	1,043,361	1,054,293	1,063,663
Exchangeable senior debentures(2)(3)	657,495	433,259	624,618	432,234

	$2,408,852	$2,168,209	$1,978,928	$1,784,444

(1)	The carrying value of our revolving credit facility approximates estimated fair value, due to the short-term nature of this instrument along with the variability of interest rates.
(2)	Valuations for our unsecured senior notes and mortgage loans are determined based on the expected future payments discounted at risk-adjusted rates. The 2020 Notes and exchangeable senior debentures are valued based on quoted market prices.
(3)	The carrying value of the 2020 Notes is net of discount of $8,411 as of March 31, 2010. The carrying values of our exchangeable senior debentures are net of discount of $5,641 and $6,666 as of March 31, 2010 and December 31, 2009, respectively related to our 2026 Debentures.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

12. Related Party Transactions

In December 2006, we entered into ten leases with tel(x), pursuant to which tel(x) provides enhanced meet-me-room services to our customers. The initial terms of these leases expire in 2026, and tel(x) has options to extend them through 2046. tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, our Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our condensed consolidated statements of operations include rental revenues of approximately $5.1 million and $4.2 million from tel(x) for the three months ended March 31, 2010 and 2009, respectively. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. As of March 31, 2010, tel(x) leases 126,130 square feet from us under 26 lease agreements.

We also entered into an agreement with tel(x), effective as of December 1, 2006, with respect to percentage rent arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Percentage rent earned during the three months ended March 31, 2010 amounted to approximately $11,000. No percentage rent was earned during the three months ended March 31, 2009.

In addition, in connection with the lease agreements, we entered into a management agreement with tel(x), effective as of December 1, 2007, pursuant to which tel(x) agreed to provide us with certain management services in exchange for a management fee of one percent of rents actually collected by tel(x).

13. Commitments and Contingencies

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $10,000 to the seller during the three months ended March 31, 2010 and 2009. We have recorded approximately $2.5 million and $2.1 million for this contingent liability on our balance sheet at March 31, 2010 and December 31, 2009, respectively.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other liabilities include $1.3 million for this liability as of March 31, 2010 and December 31, 2009. During the three months ended March 31, 2009, we paid approximately $0.2 million to the seller. There was no payment made during the three months ended March 31, 2010.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements and from time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At March 31, 2010, we had open commitments related to construction contracts of approximately $61.0 million.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

14. Tenant Leases

Revenues recognized from Savvis Communications comprised approximately 9.2% and 10.4% of total operating revenues, for the three months ended March 31, 2010 and 2009, respectively. Other than noted here, for the three months ended March 31, 2010 and 2009 no single tenant accounted for more than 10% of total operating revenues.

15. Subsequent Events

On May 1, 2010, we determined that 613,485 of the Class C Units granted in 2007 described in Note 9(b) above satisfied the market condition on the second measurement date (May 1, 2010), with the value of these units equal to the maximum amount of the award pool payable pursuant to the 2007 Grant on the second measurement date. Of the Class C Units that satisfied the market condition on May 1, 2010, 60% vested on May 1, 2010 and the remaining 40% will vest ratably each month thereafter for 24 months.

On April 27, 2010, we declared the following dividends per share and the Operating Partnership declared an equivalent distribution per unit.

Share Class	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Common stock and common unit
Dividend and distribution amount	$0.531250	$0.492188	$0.273438	$0.343750	$0.480000
Dividend and distribution payable date	June 30, 2010	June 30, 2010	June 30, 2010	June 30, 2010	June 30, 2010
Dividend payable to shareholders of record on	June 15, 2010	June 15, 2010	June 15, 2010	June 15, 2010	June 15, 2010
Annual equivalent rate of dividend and distribution	$2.125	$1.969	$1.094	$1.375	$1.920

Management’s Report on Internal Control over Financial Reporting

The management of Digital Realty Trust, Inc. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f). Our internal control system was designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial and Investment Officer, we assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment, management concluded that as of December 31, 2009, the Company’s internal control over financial reporting is effective based on those criteria.

Our independent registered public accounting firm has issued an audit report on the Company’s internal control over financial reporting. This report appears on page F-39.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Digital Realty Trust, Inc.:

We have audited the accompanying consolidated balance sheets of Digital Realty Trust Inc. (the Company) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule III, properties and accumulated depreciation. These consolidated financial statements and financial statement schedule III are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, properties and accumulated depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/    KPMG LLP

San Francisco, California

February 26, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Digital Realty Trust, Inc.:

We have audited Digital Realty Trust Inc.’s (the Company) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Digital Realty Trust, Inc., maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009 and the financial statement schedule III, and our report dated February 26, 2010 expressed an unqualified opinion on those consolidated financial statements and financial statement schedule III.

/s/    KPMG LLP

San Francisco, California

February 26, 2010

DIGITAL REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2009	December 31, 2008
ASSETS
Investments in real estate:
Properties:
Land	$382,763	$316,318
Acquired ground leases	2,767	2,733
Buildings and improvements	2,952,330	2,467,830
Tenant improvements	272,462	255,818

Total investments in properties	3,610,322	3,042,699
Accumulated depreciation and amortization	(459,521)	(302,960)

Net investments in properties	3,150,801	2,739,739
Investment in unconsolidated joint venture	6,392	8,481

Net investments in real estate	3,157,193	2,748,220
Cash and cash equivalents	72,320	73,334
Accounts and other receivables, net of allowance for doubtful accounts of $2,691 and $2,109 as of December 31, 2009 and December 31, 2008, respectively	46,086	39,108
Deferred rent	145,550	99,957
Acquired above market leases, net of accumulated amortization of $36,896 and $31,128 as of December 31, 2009 and December 31, 2008, respectively	25,861	31,352
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $229,852 and $188,348 as of December 31, 2009 and December 31, 2008, respectively	224,216	222,389
Deferred financing costs, net of accumulated amortization of $20,934 and $14,344 as of December 31, 2009 and December 31, 2008, respectively	21,073	16,275
Restricted cash	37,810	45,470
Other assets	14,950	4,940

Total assets	$3,745,059	$3,281,045

LIABILITIES AND EQUITY
Revolving credit facility	$205,547	$138,579
Unsecured senior notes	83,000	58,000
Mortgage loans	1,063,663	1,026,594
4.125% exchangeable senior debentures due 2026, net of discount	165,834	161,901
5.50% exchangeable senior debentures due 2029	266,400	—
Accounts payable and other accrued liabilities	151,229	171,176
Accrued dividends and distributions	37,004	26,092
Acquired below market leases, net of accumulated amortization of $78,627 and $64,706 as of December 31, 2009 and December 31, 2008, respectively	69,311	76,660
Security deposits and prepaid rents	68,270	46,967

Total liabilities	2,110,258	1,705,969

DIGITAL REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS—(Continued)

(in thousands, except share data)

	December 31, 2009	December 31, 2008
Commitments and contingencies

Equity:
Stockholders’ Equity:
Preferred Stock: $0.01 par value, 30,000,000 authorized:
Series A Cumulative Redeemable Preferred Stock, 8.50%, $103,500,000 liquidation preference ($25.00 per share), 4,140,000 issued and outstanding	99,297	99,297
Series B Cumulative Redeemable Preferred Stock, 7.875%, $63,250,000 liquidation preference ($25.00 per share), 2,530,000 issued and outstanding	60,502	60,502
Series C Cumulative Convertible Preferred Stock, 4.375%, $174,998,875 liquidation preference ($25.00 per share), 6,999,955 and 7,000,000 issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	169,067	169,068
Series D Cumulative Convertible Preferred Stock, 5.500%, $344,887,500 liquidation preference ($25.00 per share), 13,795,500 and 13,800,000 issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	333,472	333,581
Common Stock; $0.01 par value: 125,000,000 authorized, 76,812,783 and 73,306,703 shares issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	766	732
Additional paid-in capital	1,155,709	1,057,107
Dividends in excess of earnings	(231,871)	(166,863)
Accumulated other comprehensive loss, net	(27,947)	(49,503)

Total stockholders’ equity	1,558,995	1,503,921

Noncontrolling Interests:
Noncontrolling interests in operating partnership	58,192	66,797
Noncontrolling interests in consolidated joint ventures	17,614	4,358

Total noncontrolling interests	75,806	71,155

Total equity	1,634,801	1,575,076

Total liabilities and equity	$3,745,059	$3,281,045

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Year Ended December 31,
	2009	2008	2007
Operating Revenues:
Rental	$510,772	$404,559	$319,603
Tenant reimbursements	125,308	107,503	75,003
Other	1,062	15,383	641

Total operating revenues	637,142	527,445	395,247

Operating Expenses:
Rental property operating and maintenance	176,238	151,147	109,225
Property taxes	36,004	31,102	27,181
Insurance	6,111	4,988	5,527
Depreciation and amortization	198,052	172,378	134,419
General and administrative	42,165	38,391	30,786
Other	783	1,084	431

Total operating expenses	459,353	399,090	307,569

Operating income	177,789	128,355	87,678
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	2,172	2,369	449
Interest and other income	753	2,106	2,287
Interest expense	(88,442)	(63,621)	(67,054)
Tax expense	(1,038)	(1,109)	(814)
Loss from early extinguishment of debt	—	(182)	—

Income from continuing operations	91,234	67,918	22,546

Income from discontinued operations before gain on sale of assets	—	—	1,395
Gain on sale of assets	—	—	18,049

Income from discontinued operations	—	—	19,444

Net income	91,234	67,918	41,990
Net income attributable to noncontrolling interests	(3,572)	(2,664)	(3,753)

Net income attributable to Digital Realty Trust, Inc.	87,662	65,254	38,237
Preferred stock dividends	(40,404)	(38,564)	(19,330)

Net income available to common stockholders	$47,258	$26,690	$18,907

Income per share from continuing operations available to common stockholders:
Basic	$0.62	$0.39	$0.04
Diluted	$0.61	$0.38	$0.04

Income per share from discontinued operations available to common stockholders:
Basic	$—	$—	$0.27
Diluted	$—	$—	$0.26

Net income per share available to common stockholders:
Basic	$0.62	$0.39	$0.31
Diluted	$0.61	$0.38	$0.30

Weighted average common shares outstanding:
Basic	75,950,370	68,829,267	60,527,625
Diluted	77,020,890	70,435,760	62,572,937

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share data)

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Dividends in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Operating Partnership	Noncontrolling Interests in Consolidated Joint Ventures	Total Noncontrolling Interests	Total Equity
Balance as of December 31, 2006	$99,297	$60,502	$—	$—	54,257,691	$542	$611,799	$(52,754)	$4,190	$723,576	$141,890	$—	$141,890	$865,466

Conversion of units to common stock	—	—	—	—	7,042,054	70	71,082	—	—	71,152	(71,152)		(71,152)	—
Net proceeds from sale of common stock	—	—	—	—	4,025,000	40	150,407	—	—	150,447	—	—	—	150,447
Issuance of series C preferred stock, net of offering costs	—	—	169,068	—	—	—	—	—	—	169,068	—	—	—	169,068
Exercise of stock options	—	—	—	—	81,495	2	1,034	—	—	1,036	—	—	—	1,036
Amortization of unearned compensation regarding share based awards	—	—	—	—	—	—	4,367	—	—	4,367	—	—	—	4,367
Dividends declared on preferred stock	—	—	—	—	—	—	—	(19,330)	—	(19,330)	—	—	—	(19,330)
Dividends and distributions on common stock and common and incentive units	—	—	—	—	—	—	—	(72,259)	—	(72,259)	(8,451)	—	(8,451)	(80,710)
Adjustment for noncontrolling interests	—	—	—	—	—	—	(8,316)	—	—	(8,316)	8,316	—	8,316	—
Contributions from noncontrolling members	—	—	—	—	—	—	—	—	—	—	—	4,928	4,928	4,928
Net income	—	—	—	—				38,237		38,237	3,753	—	3,753	41,990
Other comprehensive income—foreign currency translation adjustments	—	—	—	—	—	—	—	—	(222)	(222)	93	—	93	(129)
Other comprehensive income—fair value of interest rate swaps	—	—	—	—	—	—	—	—	1,631	1,631	241	—	241	1,872
Other comprehensive income—reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	—	—	(2,220)	(2,220)	(355)	—	(355)	(2,575)

Comprehensive income										37,426			3,732	41,158

Balance as of December 31, 2007	$99,297	$60,502	$169,068	$—	65,406,240	$654	$830,373	$(106,106)	$3,379	$1,057,167	$74,335	$4,928	$79,263	$1,136,430

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(in thousands, except share data)

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Dividends in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Operating Partnership	Noncontrolling Interests in Consolidated Joint Ventures	Total Noncontrolling Interests	Total Equity
Conversion of units to common stock	—	—	—	—	1,825,157	19	20,341	—	—	20,360	(20,360)		(20,360)	—
Net proceeds from sale of common stock	—	—	—	—	5,750,000	57	211,554	—	—	211,611	—	—	—	211,611
Issuance of series D preferred stock, net of offering costs	—	—	—	333,581	—	—	—	—	—	333,581	—	—	—	333,581
Exercise of stock options	—	—	—	—	208,703	2	4,203	—	—	4,205	—	—	—	4,205
Issuance of restricted stock, net of forfeitures	—	—	—	—	116,603	—	—	—	—	—	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	—	—	—	9,805	—	—	9,805	—	—	—	9,805
Dividends declared on preferred stock	—	—	—	—	—	—	—	(38,564)	—	(38,564)	—	—	—	(38,564)
Dividends and distributions on common stock and common and incentive units	—	—	—	—	—	—	—	(87,447)	—	(87,447)	(7,775)	—	(7,775)	(95,222)
Adjustment for noncontrolling interests	—	—	—	—	—	—	(22,491)	—	—	(22,491)	22,491	—	22,491	—
Acquisition of consolidated joint venture interest	—	—	—	—	—	—	—	—	—	—	—	1,887	1,887	1,887
Contributions from noncontrolling members	—	—	—	—	—	—	—	—	—	—	—	16,452	16,452	16,452
Distributions from noncontrolling members	—	—	—	—	—	—	—	—	—	—	—	(8,276)	(8,276)	(8,276)
Adjustments due to purchase of noncontrolling interests	—	—	—	—	—	—	3,322	—	—	3,322	—	(10,968)	(10,968)	(7,646)
Net income	—	—	—	—	—	—	—	65,254	—	65,254	2,329	335	2,664	67,918
Other comprehensive income—foreign currency translation adjustments	—	—	—	—	—	—	—	—	(44,813)	(44,813)	(3,578)	—	(3,578)	(48,391)
Other comprehensive income—fair value of interest rate swaps	—	—	—	—	—	—	—	—	(7,325)	(7,325)	(579)	—	(579)	(7,904)
Other comprehensive income—reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	—	—	(744)	(744)	(66)	—	(66)	(810)

Comprehensive income (loss)										12,372			(1,559)	10,813

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(in thousands, except share data)

	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Dividends in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Operating Partnership	Noncontrolling Interests in Consolidated Joint Ventures	Total Noncontrolling Interests	Total Equity
Balance as of December 31, 2008	$99,297	$60,502	$169,068	$333,581	73,306,703	$732	$1,057,107	$(166,863)	$(49,503)	$1,503,921	$66,797	$4,358	$71,155	$1,575,076

Conversion of units to common stock	—	—	—	—	650,511	6	7,626	—	—	7,632	(7,632)	—	(7,632)	—
Issuance of restricted stock, net of forfeitures	—	—	—	—	103,700	—	—	—	—	—	—	—	—	—
Net proceeds from sale of common stock	—	—	—	—	2,500,000	25	82,834	—	—	82,859	—	—	—	82,859
Exercise of stock options	—	—	—	—	249,167	3	6,322	—	—	6,325	—	—	—	6,325
Amortization of unearned compensation regarding share based awards	—	—	—	—	—	—	9,829	—	—	9,829	—	—	—	9,829
Conversion of series C and D preferred stock	—	—	(1)	(109)	2,702	—	110	—	—	—	—	—	—	—
Dividends declared on preferred stock	—	—	—	—	—	—	—	(40,404)	—	(40,404)	—	—	—	(40,404)
Dividends and distributions on common stock and common and incentive units	—	—	—	—	—	—	—	(112,266)	—	(112,266)	(8,430)	—	(8,430)	(120,696)
Reclassification of vested share based awards	—	—	—	—	—	—	(2,464)	—	—	(2,464)	2,464	—	2,464	—
Contributions from noncontrolling interests in consolidated joint ventures	—	—	—	—	—	—	—	—	—	—	—	33,787	33,787	33,787
Adjustments due to purchase of joint venture interests	—	—	—	—	—	—	(5,655)	—	—	(5,655)	—	(20,671)	(20,671)	(26,326)
Net income	—	—	—	—	—	—	—	87,662	—	87,662	3,432	140	3,572	91,234
Other comprehensive income—foreign currency translation adjustments	—	—	—	—	—	—	—	—	22,816	22,816	1,660	—	1,660	24,476
Other comprehensive income—fair value of interest rate swaps	—	—	—	—	—	—	—	—	(5,047)	(5,047)	(372)	—	(372)	(5,419)
Other comprehensive income—reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	—	—	3,787	3,787	273	—	273	4,060

Comprehensive income										109,218			5,133	114,351

Balance as of December 31, 2009	$99,297	$60,502	$169,067	$333,472	76,812,783	$766	$1,155,709	$(231,871)	$(27,947)	$1,558,995	$58,192	$17,614	$75,806	$1,634,801

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from operating activities:
Net income	$91,234	$67,918	$41,990
Adjustments to reconcile net income to net cash provided by operating activities
Gain on sale of assets	—	—	(18,049)
Equity in earnings of unconsolidated joint venture	(2,172)	(2,369)	(449)
Distributions from unconsolidated joint venture	4,350	3,019	1,383
Write-off of net assets due to early lease terminations	783	1,085	430
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground leases	156,828	118,364	81,305
Amortization of share-based unearned compensation	9,829	9,805	4,367
Allowance for doubtful accounts	582	(1,058)	1,135
Amortization of deferred financing costs	7,925	5,579	5,161
Write-off of deferred financing costs, included in net loss on early extinguishment of debt	—	182	—
Amortization of debt discount/premium	3,550	2,435	2,553
Amortization of acquired in place lease value and deferred leasing costs	41,224	54,014	53,493
Amortization of acquired above market leases and acquired below market leases, net	(8,040)	(9,689)	(10,412)
Changes in assets and liabilities:
Restricted cash	7,723	(1,640)	(12,716)
Accounts and other receivables	(16,173)	4,878	5,134
Deferred rent	(45,342)	(36,006)	(23,376)
Deferred leasing costs	(10,606)	(10,776)	(14,417)
Other assets	(4,936)	4,064	(138)
Accounts payable and other accrued liabilities	26,229	(8,004)	(19,129)
Security deposits and prepaid rents	20,821	16,007	7,390

Net cash provided by operating activities	283,809	217,808	105,655

Cash flows from investing activities:
Acquisitions of properties	(137,996)	(79,243)	(359,849)
Purchase of prepaid ground lease	—	—	(1,192)
Proceeds from sale of assets, net of sales costs	—	—	78,191
Deposits paid for acquisitions of properties	—	(760)	(459)
Receipt of value added tax refund	14,095	20,241	6,800
Refundable value added tax paid	(5,208)	(20,337)	(11,059)
Change in restricted cash	358	(2,340)	427
Improvements to investments in real estate	(392,386)	(545,223)	(265,682)
Improvement advances to tenants	(2,964)	(20,182)	(27,256)
Collection of advances from tenants for improvements	4,192	21,315	25,836
Return of investment in unconsolidated joint venture	—	—	20,500
Purchase of joint venture partners’ interests	—	(21,222)	(3,684)

Net cash used in investing activities	(519,909)	(647,751)	(537,427)

DIGITAL REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from financing activities:
Borrowings on revolving credit facility	$574,563	$1,142,555	$612,472
Repayments on revolving credit facility	(506,732)	(1,296,610)	(463,980)
Borrowings on unsecured senior notes	25,000	58,000	—
Proceeds from mortgage loans	121,994	174,900	121,288
Principal payments on mortgage loans	(163,242)	(26,719)	(48,238)
Proceeds from 5.5% exchangeable senior debentures	266,400	—	—
Change in restricted cash	(421)	(188)	(869)
Payment of loan fees and costs	(12,377)	(5,423)	(5,536)
Capital distributions to noncontrolling interests in joint venture	—	(11,358)	—
Capital contributions received from noncontrolling interests in joint venture	17,231	17,598	2,056
Gross proceeds from the sale of common stock	83,750	220,915	158,545
Gross proceeds from the sale of preferred stock	—	334,650	175,000
Common stock offering costs paid	(891)	(9,304)	(8,098)
Preferred stock offering costs paid	—	(1,027)	(5,932)
Proceeds from exercise of stock options	6,325	3,976	1,236
Payment of dividends to preferred stockholders	(40,404)	(38,564)	(19,329)
Payment of dividends to common stockholders and distributions to noncontrolling interests in operating partnership	(109,784)	(91,476)	(77,752)
Purchase of noncontrolling interests	(26,326)	—	—

Net cash provided by financing activities	235,086	471,925	440,863

Net (decrease) increase in cash and cash equivalents	(1,014)	41,982	9,091
Cash and cash equivalents at beginning of period	73,334	31,352	22,261

Cash and cash equivalents at end of period	$72,320	$73,334	$31,352

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$81,820	$72,339	$69,028
Cash paid for taxes	785	1,099	604
Supplementary disclosure of noncash investing and financing activities:
Change in net assets related to foreign currency translation adjustments	$24,476	$(48,391)	$(129)
Accrual of dividends and distributions	37,004	26,092	22,345
(Decrease) Increase in accounts payable and other accrued liabilities and other assets, respectively, related to increase in fair value of interest rate swaps	(5,419)	(7,904)	1,872
Reclassification of owner’s equity to noncontrolling interest in the Operating Partnership	—	(22,491)	(8,316)
Noncontrolling interests in operating partnership redeemed for or converted to shares of common stock	7,632	20,360	71,152
Non-cash allocation of investment in partnership to:
Land	17,632	2,093	6,732
Building	15,924	1,607	6,325
Accounts and other receivables	—	46	38
Other assets	—	10	—
Mortgage loans	(17,000)	(2,836)	(5,541)
Accounts payable and other accrued liabilities	—	—	(998)
Change to noncontrolling interest in consolidated joint venture	(16,556)	(920)	(6,556)
Accrual for additions to investments in real estate and tenant improvement advances included in accounts payable and accrued expenses	57,292	103,277	97,512

DIGITAL REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Allocation of purchase price of properties/investment in partnership to:
Investments in real estate	180,110	78,516	329,999
Accounts and other receivables	—	—	3,486
Other assets	2	—	952
Acquired above market leases	100	440	335
Acquired below market leases	(5,859)	(3,104)	(22,214)
Acquired in place lease value and deferred leasing costs	15,712	3,493	50,876
Mortgage loan assumed, net of discount	(51,985)	—	—
Accounts payable and other accrued liabilities	—	(38)	(2,146)
Security deposits and prepaid rents	(84)	(64)	(247)

Cash paid for acquisition of properties	$137,996	$79,243	$361,041

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Digital Realty Trust, Inc. through its controlling interest in Digital Realty Trust, L.P. (the Operating Partnership) and the subsidiaries of the Operating Partnership (collectively, we or the Company) is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. As of December 31, 2009, our portfolio consisted of 81 properties, excluding one property held as an investment in an unconsolidated joint venture, of which 68 are located throughout North America and 13 are located in Europe. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Chicago, Dallas, Los Angeles, New York/New Jersey, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Operating Partnership was formed on July 21, 2004 in anticipation of our initial public offering (IPO) on November 3, 2004 and commenced operations on that date. As of December 31, 2009, we own a 93.4% common interest and a 100% preferred interest in the Operating Partnership. As general partner, we have control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace us as the general partner nor do they have participating rights, although they do have certain protective rights.

We continue to operate and expand the business of our predecessor (the Predecessor). The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners LLC, or GI Partners, contributed to us in connection with the IPO, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

Pursuant to a contribution agreement among GI Partners, the owner of the Predecessor, and the Operating Partnership, certain of GI Partners’ properties were contributed to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership (Units) and the assumption of debt and other specified liabilities. Additionally, pursuant to contribution agreements between the Operating Partnership and third parties, which were also executed in July 2004, the Operating Partnership received contributions of interests in certain additional real estate properties in exchange for Units and the assumption of specified liabilities.

We have operated in a manner that we believe has enabled us to qualify to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code).

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of Digital Realty Trust, Inc., the Operating Partnership and the subsidiaries of the Operating Partnership. Intercompany balances and transactions have been eliminated.

(b) Cash Equivalents

For the purpose of the consolidated statements of cash flows, we consider short-term investments with original maturities of 90 days or less to be cash equivalents. As of December 31, 2009 and 2008, cash equivalents consist of investments in money market instruments.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Acquired ground leases	Terms of the related lease
Buildings and improvements	5-39 years
Tenant improvements	Shorter of the estimated useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Investment in Unconsolidated Joint Venture

The Company’s investment in unconsolidated joint venture is accounted for using the equity method, whereby the investment is increased for capital contributed and our share of the joint venture’s net income and decreased by distributions we receive and our share of any losses of the joint venture.

(e) Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investments in real estate has occurred.

(f) Purchase Accounting for Acquisition of Investments in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired from third parties. In accordance with current accounting guidance, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above market rate loans, or loan discounts, in the case of below market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair values of the tangible assets of an acquired property are determined based on comparable land sales for land and replacement costs adjusted for physical and market obsolescence for the improvements. The fair values of the tangible assets of an acquired property are also determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below market fixed rate renewal periods.

In addition to the intangible value for above market leases and the intangible negative value for below market leases, there is intangible value related to having tenants leasing space in the purchased property, which is referred to as in-place lease value and tenant relationship value. Such value results primarily from the buyer of a leased property avoiding the costs associated with leasing the property and also avoiding rent losses and unreimbursed operating expenses during the lease up period. The estimated avoided costs and avoided revenue losses are calculated and this aggregate value is allocated between in-place lease value and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for our real estate because such value and its consequence to amortization expense is immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

The fair value of intangible assets and liabilities acquired during the years ended December 31, 2009 and 2008 were as follows (in thousands):

	2009	2008
Acquired in place lease value	$15,712	$3,493
Acquired above market lease value	100	440
Acquired below market lease value	(5,859)	(3,104)

The estimated future amortization of intangible assets and liabilities (assuming no early termination of leases acquired) at December 31, 2009 is as follows (in thousands):

	Acquired in place lease value	Acquired above market lease value	Acquired below market lease value
2010	$32,987	$5,365	$(13,229)
2011	26,331	4,215	(11,838)
2012	21,999	3,665	(8,225)
2013	21,255	3,582	(8,122)
2014	18,438	3,482	(7,157)
Thereafter	41,296	5,552	(20,740)

	$162,306	$25,861	$(69,311)

On January 1, 2009, we adopted new accounting guidance for the accounting for business combinations. The accounting guidance provides for recognizing and measuring assets acquired and liabilities

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assumed in an acquisition at fair value. This accounting guidance also requires that transaction costs in an acquisition be expensed as incurred. The guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption did not have a material impact on our consolidated financial statements for the year ended December 31, 2009. In April 2009, the FASB issued revised guidance for recognizing and measuring pre-acquisition contingencies in a business combination. Under the revised guidance, pre-acquisition contingencies are recognized at their acquisition-date fair value if a fair value can be determined during the measurement period. If the acquisition-date fair value cannot be determined during the measurement period, a contingency (best estimate) is to be recognized if it is probable that an asset existed or liability had been incurred at the acquisition date and the amount can be reasonably estimated. The revised guidance does not prescribe specific accounting for subsequent measurement and accounting for contingencies. The revised guidance is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We expect the revised guidance will have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, term and size of the acquired contingencies.

(g) Capitalization of costs

We capitalize direct and indirect costs related to construction and development, including property taxes, insurance and financing costs relating to space under development. Interest capitalized during the years ended December 31, 2009 and 2008 was $9.2 million and $18.4 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $13.9 million and $10.6 million for the years ended December 31, 2009 and 2008, respectively.

(h) Deferred Leasing Costs

Deferred leasing commissions and other direct and indirect costs associated with the acquisition of tenants are capitalized and amortized on a straight line basis over the terms of the related leases.

(i) Foreign Currency Translation

Assets and liabilities of the subsidiaries outside the United States with non-U.S. dollar functional currencies are translated into U.S. dollars using exchange rates as of the balance sheet dates. Income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are recorded as a component of accumulated other comprehensive income.

(j) Deferred Financing Costs

Loan fees and costs are capitalized and amortized over the life of the related loans on a straight-line basis, which approximates the effective interest method. Such amortization is included as a component of interest expense.

(k) Restricted Cash

Restricted cash consists of deposits for real estate taxes and insurance and other amounts as required by our loan agreements including funds for leasing costs and improvements related to unoccupied space.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(l) Offering Costs

Underwriting commissions and other offering costs are reflected as a reduction in additional paid-in capital, or in the case of preferred stock, as a reduction of the carrying value of preferred stock.

(m) Share Based Compensation

We account for share based compensation using the fair value method of accounting. The estimated fair value of the stock options granted by us is being amortized on a straight-line basis over the vesting period of the stock options. The estimated fair value of the long-term incentive units and Class C Units (discussed in note 9) granted by us is being amortized on a straight-line basis over the expected service period.

For share based compensation awards with performance conditions, we estimate the fair value of the award for each of the possible performance condition outcomes and amortize the compensation cost based on management’s projected performance outcome. In the instance management’s projected performance outcome changes prior to the final measurement date, compensation cost is adjusted accordingly.

(n) Accounting for Derivative Instruments and Hedging Activities

We account for our derivative instruments and hedging activities in accordance with the accounting standard for derivative and hedging activities. The accounting standard requires us to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. See disclosures below related to our adoption of the accounting standard for fair value measurements and disclosures.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2009, 2008 and 2007, respectively, there were no ineffective portions to our interest rate swaps.

We actively manage our ratio of fixed-to-floating rate debt. To manage our fixed and floating rate debt in a cost-effective manner, we, from time to time, enter into interest rate swap agreements as cash flow hedges, under which we agree to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts.

(o) Assets and Liabilities Measured at Fair Value

On January 1, 2008, we adopted new accounting guidance establishing a framework for measuring fair-value and expanding disclosures regarding fair-value measurements related to financial instruments. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the guidance does not require any new fair-value measurements of reported balances. On January 1, 2009, we adopted this guidance for non-financial instruments subject to this pronouncement.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(p) Income Taxes

We have elected to be treated and believe that we have operated in a manner that has enabled us to qualify as a REIT for federal income tax purposes. As a REIT, we generally are not required to pay federal corporate income and excise taxes on our taxable income to the extent it is currently distributed to our stockholders.

However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including tests related to annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

Even if we qualify for taxation as a REIT, we are taxed in certain states in which we operate. Our consolidated taxable REIT subsidiaries are subject to both federal and state income taxes to the extent there is taxable income. We are also taxed in non-U.S. countries where we operate that do not recognize U.S. REITs under their respective tax laws. Accordingly, we recognize and accrue income taxes for taxable REIT subsidiaries, certain states and non-U.S. jurisdictions, as appropriate.

We assess our significant tax positions in accordance with U.S. GAAP for all open tax years and determine whether we have any material unrecognized liabilities from uncertain tax benefits. If a tax position is not considered “more-likely-than-not” to be sustained solely on its technical merits, no benefits of the tax position are to be recognized (for financial statement purposes). As of December 31, 2009, we have no liabilities for uncertain tax positions. We classify interest and penalties on tax liabilities from significant uncertain tax positions as interest expense and operating expense, respectively, in our consolidated statements of operations. For the years ended December 31, 2009, 2008 and 2007, we had no such interest or penalties.

See Note 7 for further discussion on income taxes.

(q) Presentation of Transactional-based Taxes

We account for transactional-based taxes, such as value added tax, or VAT, for our international properties on a net basis.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(r) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts and other receivables.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized over the new remaining term of the lease, effective as of the date the lease modification is finalized, and assuming collection is probable.

A provision for loss is made if the collection of the receivable balances related to contractual rent, rent recorded on a straight-line basis, tenant reimbursements and lease termination fees are considered to be doubtful.

(s) Asset Retirement Obligations

We record accruals for estimated retirement obligations as required by current accounting guidance. The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. As of December 31, 2009 and 2008, the amount included in accounts payable and other accrued liabilities on our consolidated balance sheets was approximately $1.3 million and $1.5 million, respectively, and the equivalent asset is recorded at $1.2 million and $1.3 million, respectively, net of accumulated depreciation.

(t) Discontinued Operations

Discontinued operations represent a component of an entity that has either been disposed of or is classified as held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. Current accounting guidance provides that the assets and liabilities of the component of the entity that has been classified as discontinued operations be presented separately in the entity’s balance sheet. The results of operations of the component of the entity that has been classified as discontinued operations are also reported as discontinued operations for all periods presented. A property is classified as held for sale when certain criteria, as outlined in the current accounting guidance, are met. At such time, depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets. The results of operations of assets held for sale are reported as discontinued operations. As of December 31, 2009 and 2008, no assets were held for sale. During 2007, we sold 100 Technology Center Drive and 4055 Valley View Lane and accounted for these properties as discontinued operations in the accompanying consolidated statements of operations.

(u) Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made. On an on-going basis, we evaluate our estimates, including those related to acquiring, developing and assessing the carrying values of our real estate properties, accrued liabilities, performance-based equity compensation plans, and

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

qualification as a REIT. We base our estimates on historical experience, current market conditions, and various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could vary under different assumptions or conditions.

(v) Other Newly Adopted Significant Accounting Policies

On January 1, 2009, we adopted new accounting guidance, which requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The equity component of the convertible debt is included in the additional paid-in capital section of stockholders’ equity and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the debt security. The resulting debt discount will be accreted as additional interest expense over the non-cancellable term of the instrument. Retrospective application was required and has been reflected in all periods presented herein and was previously reported in a previous filing on Form 8-K in 2009.

Our 2006 Debentures were impacted by the new accounting guidance. Upon the original issuance of this debt instrument in 2006, the Company recorded the debentures as a liability in accordance with applicable accounting standards at that time. To adopt the new accounting guidance, effective January 1, 2009, the Company estimated the fair value, as of the date of issuance, of its exchangeable senior debentures as if the instrument was issued without the exchange option. The difference between the fair value and the principal amount of the debt instrument was $18.9 million. This amount was retrospectively recorded as a debt discount and as a component of equity as of the issuance date in August 2006. The discount is being amortized over the expected five-year life of the debentures resulting in non-cash increase to interest expense in historical and future periods.

On January 1, 2009, we adopted new accounting guidance which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a separate component of equity in the consolidated financial statements. The new guidance also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, it establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. As a result of the issuance of the new guidance, if noncontrolling interests are determined to be redeemable, they are to be carried at their redemption value as of the balance sheet date and reported as temporary equity. The new guidance on noncontrolling interests was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. As a result, we reclassified noncontrolling interests to permanent equity in the accompanying consolidated balance sheets for all periods presented. In subsequent periods, the Company will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

In June 2009, the FASB issued the FASB Accounting Standards Codification (Codification) which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of its financial statements that are presented in conformity with GAAP. Effective September 30, 2009, we have adopted the Codification, which did not have a material impact on our consolidated financial statements.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(w) Segment Information

All of our properties generate similar revenues and expenses related to tenant rent and reimbursements and operating expenses. The delivery of our products is consistent across all properties and although services are provided to a wide range of customers, the types of services provided to them are limited to a few core principles. As such, the properties in our portfolio have similar economic characteristics and the nature of the products, services provided to its customers and the method to distribute such services are consistent throughout the portfolio. Consequently, our properties qualify for aggregation into one reporting segment.

(x) Reclassifications

Certain reclassifications to prior year amounts have been made to conform to the current year presentation.

3. Investment in Real Estate

	As of December 31, 2009
Property Type	Land	Ground Lease	Building and Improvements(1)	Tenant Improvements	Accumulated Depreciation and Amortization	Net Investment in Properties
Internet Gateway Datacenters	$84,603	$—	$1,007,658	$81,981	$(188,880)	$985,362
Corporate Datacenters	245,753	1,290	1,786,799	176,575	(241,818)	1,968,599
Technology Manufacturing	24,811	1,477	70,166	5,938	(16,097)	86,295
Technology Office	25,431	—	58,156	7,968	(12,214)	79,341
Other	2,165	—	29,551	—	(512)	31,204

	$382,763	$2,767	$2,952,330	$272,462	$(459,521)	$3,150,801

	As of December 31, 2008
Property Type	Land	Ground Lease	Building and Improvements(1)	Tenant Improvements	Accumulated Depreciation and Amortization	Net Investment in Properties
Internet Gateway Datacenters	$84,663	$—	$876,148	$78,525	$(130,737)	$908,599
Corporate Datacenters	186,388	1,256	1,429,808	163,387	(148,688)	1,632,151
Technology Manufacturing	24,401	1,477	67,670	5,938	(13,599)	85,887
Technology Office	18,701	—	51,183	7,968	(9,480)	68,372
Other	2,165	—	43,021	—	(456)	44,730

	$316,318	$2,733	$2,467,830	$255,818	$(302,960)	$2,739,739

(1)	Balances related to construction in progress, without the proportionate acquisition cost of land and property, the construction cost amounted to $82.4 million, or $113.3 million including construction accruals and other capitalized costs, and $164.9 million, or $244.5 million including construction accruals and other capitalized costs, as of December 31, 2009 and 2008, respectively. Including the proportionate acquisition cost of land and property, the amounts are $156.5 million, or $187.5 million including construction accruals and other capitalized costs, and $327.7 million, or $407.4 million including construction accruals and other capitalized costs, as of December 31, 2009 and 2008, respectively. These amounts, without the proportionate acquisition cost of land and property, included within building and improvements, are primarily related to construction on datacenters.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We made the following acquisitions of real estate properties during the years ended December 31, 2009 and 2008:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
Loudoun Exchange II(1)	Northern Virginia	May 15, 2009	20.3
Digital Realty Trust Datacenter Park—Dallas(2)	Dallas	September 11, 2009	33.6
444 Toyama Drive	Silicon Valley	September 25, 2009	17.5
1350 Duane Avenue/3080 Raymond Street(3)	Silicon Valley	October 30, 2009	90.5
Nokes Boulevard / Beaumeade Circle(4)	Northern Virginia	December 17, 2009	63.3

Total Acquisitions—Year Ended December 31, 2009			$225.2

365 South Randolphville Road	New York	February 14, 2008	$20.2
701 & 717 Leonard Street(5)	Dallas	May 13, 2008	12.0
650 Randolph Road	New York	June 13, 2008	10.7
Manchester Technopark Plot C1, Birley Fields	Manchester	June 20, 2008	23.3
1201 Comstock Street(6)	Silicon Valley	June 30, 2008	1.9
7505 Mason King Court	Northern Virginia	November 20, 2008	10.5

Total Acquisitions—Year Ended December 31, 2008			$78.6

(1)	Represents vacant land which is not included in our operating property count.
(2)	In September 2009, we made an initial cash contribution of $1.9 million to a joint venture formed to own and redevelop Digital Realty Trust Datacenter Park—Dallas. The other member contributed seven vacant buildings with an estimated market value of $33.6 million and a third-party non-recourse loan secured by these properties of $17.0 million. We are committed to make an additional $22.9 million of capital contributions needed to fund the redevelopment project. We have determined that the joint venture is a variable interest entity and we are the primary beneficiary. As a result, we have consolidated the joint venture and presented the member interests not owned by us of $16.6 million as noncontrolling interests in consolidated joint venture. For operating property count purposes, we consider this to be one property.
(3)	Includes the assumption of a $52.8 million loan.
(4)	A two-property data center portfolio consisting of four buildings located at 21561 and 21571 Beaumeade Circle in Ashburn, Virginia and 45901 and 45905 Nokes Boulevard in Sterling, Virginia, as well as certain vacant real property located at 21551 Beaumeade Circle in Ashburn, Virginia.
(5)	Acquisition of a parking garage adjacent to one of our properties in Dallas, Texas. The parking garage is not included in our property count.
(6)	Represents the amount to acquire a 50% interest in a joint venture that owns this above building. Since we control the joint venture, we have consolidated the joint venture in the accompanying consolidated financial statements. Upon consolidation, we included total assets of $3.8 million and noncontrolling interests of $1.9 million.

On January 22, 2010, we completed the acquisition of a three-property datacenter portfolio located in Massachusetts and Connecticut, which we refer to as the New England Portfolio. The purchase price was approximately $375.0 million and was funded with borrowings under our revolving credit facility. The New England Portfolio comprises a total of approximately 550,290 square feet.

We will account for this acquisition under current purchase accounting guidance, and will include the New England Portfolio’s results of operations in our consolidated financial statements beginning on January 22, 2010,

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the acquisition date. Under current purchase accounting guidance, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Given the recent date on which we acquired the New England Portfolio, we are unable to provide the acquisition date fair value of assets acquired. Accordingly, we are also unable to provide a qualitative description of the factors that make up identified intangible assets and liabilities to be recognized, if any, such as above-market and below-market lease values, in-place lease value and tenant relationship value. The presentation of supplemental pro forma financial information requires an assessment of pro forma adjustments to arrive at a fair presentation of the combined entity. Given the date we acquired the New England Portfolio, we have not yet completed our assessment of these pro forma adjustments. As such, we have not provided supplemental pro forma financial information required under current purchase accounting guidance as it is impracticable to do so.

4. Investment in Unconsolidated Joint Venture

As of December 31, 2009, the investment in unconsolidated joint venture consists of an effective 50% interest in a joint venture that owns a datacenter property in Seattle, Washington. Cash distributions from the joint venture are allocated pro rata among the partners based on the respective ownership interests. Following is the condensed balance sheet information for the joint venture as of December 31, 2009 and 2008 (in thousands):

	December 31,
	2009	2008
Assets
Investments in real estate, net	$36,409	$38,824
Other assets	8,877	6,199

Total assets	$45,286	$45,023

Liabilities and Equity
Mortgage loans	$110,000	$110,000
Other liabilities	7,118	6,947
Our equity	(35,696)	(35,275)
Other equity	(36,136)	(36,649)

Total liabilities and equity	$45,286	$45,023

Our investment in unconsolidated joint venture included in our consolidated balance sheet exceeds our equity presented in the joint venture’s balance sheet since our purchase accounting adjustments are not pushed down to the joint venture. The difference between our investment in unconsolidated joint venture and the owners’ equity account in the joint venture is principally due to the purchase accounting adjustments of $42.1 million not pushed down to the joint venture.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Following is the condensed statement of operations information for the joint venture for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2009	2008	2007
Statements of Operations:
Revenues	$28,841	$23,950	$20,396
Operating expenses	(8,700)	(8,124)	(7,039)

Net operating income	20,141	15,826	13,357
Interest and other income	11	142	418
Interest expense	(7,082)	(6,846)	(4,786)
Other expense	(76)	—	—
Loss from early extinguishment of debt	—	—	(4,346)
Depreciation and amortization	(6,301)	(5,405)	(3,802)

Net income	$6,693	$3,717	$841

Add: Historical depreciation and amortization	6,301	5,405	3,802
Net income before purchase accounting adjustments	$12,994	$9,122	$4,643
Company share of historical net income	6,497	4,561	2,275
Debt premium writeoff related to loss from early extinguishment of debt	—	—	1,544
Purchase accounting adjustments	(4,325)	(2,192)	(3,370)

Equity in earnings of unconsolidated joint venture	$2,172	$2,369	$449

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Debt

A summary of outstanding indebtedness as of December 31, 2009 and 2008 is as follows (in thousands):

Properties	Interest Rate at December 31, 2009	Maturity Date		Principal Outstanding December 31, 2009		Principal Outstanding December 31, 2008
Mortgage loans:
Secured Term Debt(1)(2)	5.65%	Nov. 11, 2014		$144,078		$146,486
350 East Cermak Road(2)	1-month LIBOR + 2.20%(3)(7)	Jun. 9, 2009		—		96,573
3 Corporate Place(2)	6.72%	Aug. 1, 2011	(4)	80,000		80,000
200 Paul Avenue 1-4(2)	5.74%	Oct. 8, 2015		77,803		79,336
2045 & 2055 LaFayette Street(2)	5.93%	Feb. 6, 2017		67,271		68,000
Mundells Roundabout	3-month GBP LIBOR + 1.20%(7)	Nov. 30, 2013		69,154	(9)	—
600 West Seventh Street	5.80%	Mar. 15, 2016		55,524		56,814
2323 Bryan Street(2)	6.04%	Nov. 6, 2009		—	(5)	55,048
34551 Ardenwood Boulevard 1-4(2)	5.95%	Nov. 11, 2016		54,945		55,000
1100 Space Park Drive(2)	5.89%	Dec. 11, 2016		54,944		55,000
1350 Duane Avenue/3080 Raymond Street	5.42%	Oct. 1, 2012		52,800		—
150 South First Street(2)	6.30%	Feb. 6, 2017		52,760		53,288
114 Rue Ambroise Croizat(6)	3-month EURIBOR + 1.35%(7)	Jan. 18, 2012		45,067	(8)	44,564	(8)
Clonshaugh Industrial Estate II	3-month EURIBOR + 4.50%	Sep. 4, 2014		42,993	(8)	—
1500 Space Park Drive(2)	6.15%	Oct. 5, 2013		41,883		43,708
2334 Lundy Place(2)	5.96%	Nov. 11, 2016		39,960		40,000
Unit 9, Blanchardstown Corporate Park(6)	3-month EURIBOR + 1.35%(7)	Jan. 18, 2012		38,746	(8)	38,315	(8)
Cressex 1(10)	5.68%	Oct. 16, 2014		29,486	(9)	—
6 Braham Street	3-month GBP LIBOR + 0.90%(7)	Apr. 10, 2011		20,831	(9)	19,239	(9)
1201 Comstock Street	1-month LIBOR + 3.50%(7)	Jun. 24, 2012	(4)	17,737		—
Datacenter Park—Dallas	5.00%	Sep. 15, 2010	(4)	17,000		—
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60%(7)	Jul. 18, 2013		15,208	(8)	15,041	(8)
Chemin de l’Epinglier 2	3-month EURIBOR + 1.50%(7)	Jul. 18, 2013		11,046	(8)	10,923	(8)
Gyroscoopweg 2E-2F(11)	3-month EURIBOR + 1.50%(7)	Oct. 18, 2013		9,682	(8)	9,575	(8)
1125 Energy Park Drive	7.62%(12)	Mar. 1, 2032		9,203		9,335
Manchester Technopark(10)	5.68%	Oct. 16, 2014		8,970	(9)	—
731 East Trade Street	8.22%	Jul. 1, 2020		5,315		5,520

				1,062,406		981,765
Revolving credit facility	Various(12)	Aug. 31, 2010	(4)(13)	205,547	(14)	138,579	(14)
Unsecured senior notes—Series A	7.00%	Jul. 24, 2011		25,000		25,000
Unsecured senior notes—Series B	9.32%	Nov. 5, 2013		33,000		33,000
Unsecured senior notes—Series C	9.68%	Jan. 6, 2016		25,000		—
4.125% exchangeable senior debentures due 2026	4.125%	Aug. 15, 2026	(15)	172,500		172,500
5.50% exchangeable senior debentures due 2029	5.50%	Apr. 15, 2029	(16)	266,400		—
Mundells Roundabout construction loan	1-month GBP LIBOR + 1.75%	Nov. 30, 2013		—		42,374	(9)

Total principal outstanding				1,789,853		1,393,218
Unamortized discount on 4.125% exchangeable senior debentures due 2026				(6,666)		(10,599)
Unamortized premium—1125 Energy Park Drive, 731 East Trade Street, 1500 Space Park Drive and 1350 Duane Avenue/3080 Raymond Street mortgages				1,257		2,455

Total indebtedness				$1,784,444		$1,385,074

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.
(2)	The respective borrower’s assets and credit are not available to satisfy the debts and other obligations of affiliates or any other person.
(3)	This is the weighted average interest rate as of December 31, 2008. The first note, in a principal amount of $77.3 million, bears interest at a rate of 1-month LIBOR + 1.375% per annum and the second note, in a principal amount of $19.3 million, bears interest at a rate of 1-month LIBOR + 5.5% per annum. These notes were repaid in full in March 2009.
(4)	Two one-year extensions are available, which we may exercise if certain conditions are met except for 1201 Comstock Street, which has a one-year extension available.
(5)	This mortgage loan was repaid in full in August 2009.
(6)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.
(7)	We have entered into interest rate swap or interest rate cap agreements as a cash flow hedge for interest generated by these US LIBOR, EURIBOR and GBP LIBOR based loans. See note 9 for further information.
(8)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.
(9)	Based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.
(10)	These loans are also secured by a £7.8 million letter of credit. These loans are cross-collateralized by the two properties.
(11)	This loan is also secured by a €1.3 million letter of credit.
(12)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(13)	The interest rate under our revolving credit facility equals either (i) US LIBOR, EURIBOR and GBP LIBOR (ranging from 1- to 6-month maturities) plus a margin of between 1.10% and 2.00% or (ii) the greater of (x) the base rate announced by the lender and (y) 1/2 of 1% per annum above the federal funds rate, plus a margin of between 0.100%—1.000%. In each case, the margin is based on our total leverage ratio. We incur a fee ranging from 0.125% to 0.20% for the unused portion of our unsecured revolving credit facility.
(14)	Balances as of December 31, 2009 and 2008 are as follows (balances, in thousands):

Denomination of Draw	Balance as of December 31, 2009		Weighted-average interest rate	Balance as of December 31, 2008		Weighted- average interest rate
US ($)	$195,500		1.34%	$92,000		1.79%
Euro (€)	10,047	(a)	1.58%	8,701	(a)	4.05%
British Sterling (£)	—		—	37,878	(b)	3.55%

Total	$205,547		1.35%	$138,579		2.41%

(a)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.
(b)	Based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.
(15)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.
(16)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of April 15, 2014, April 15, 2019 and April 15, 2024. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on April 18, 2014.

Net loss from early extinguishment of debt related to prepayment costs and unamortized deferred financing costs written off when we prepaid the related loans or terminated the related loan facility. In 2008, we terminated the construction facility related to 3 Corporate Place.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009, principal payments due for our borrowings are as follows (in thousands):

2010	$236,875
2011	312,766
2012	163,770
2013	183,619
2014	487,247
Thereafter	405,576

Total	$1,789,853

As of December 31, 2009, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. As of December 31, 2009, borrowings under the revolving credit facility bore interest at a blended rate of 1.34% (US Dollar), and 1.58% (Euro), which are based on 1-month US LIBOR and 1-month EURIBOR, respectively, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our Operating Partnership’s total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of December 31, 2009, approximately $205.5 million was drawn under this facility, and $22.6 million of letters of credit were issued.

The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable us to maintain our status as a REIT for federal income tax purposes, we are not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of December 31, 2009, we were in compliance with all of such covenants.

Some of our mortgage loans are subject to prepayment lock-out periods. The terms of the following mortgage loans contain prepayment lock-out periods through the dates listed below:

Loan	Date
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011

4.125% Exchangeable Senior Debentures due 2026

On August 15, 2006, the Operating Partnership issued $172.5 million of its 4.125% exchangeable senior debentures due August 15, 2026 (the 2006 Debentures). Costs incurred to issue the 2006 Debentures were approximately $5.4 million, net of the amount allocated to the equity component of the debentures. These costs are being amortized over a period of five years, which represents the estimated term of the 2006 Debentures, and are included in deferred financing costs, net in the consolidated balance sheet. The 2006 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The 2006 Debentures bear interest at 4.125% per annum and contain an

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exchange settlement feature, which provides that the 2006 Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the 2006 Debentures) and, with respect to any excess exchange value, into cash, shares of our common stock or a combination of cash and shares of our common stock at an exchange rate that was initially 30.6828 shares per $1,000 principal amount of 2006 Debentures. The exchange rate on the 2006 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in excess of $0.265 per share per quarter (the “reference dividend”). Effective March 12, 2009, the exchange rate has been adjusted to 31.0370 shares per $1,000 principal amount of 2006 Debentures as a result of the aggregate dividends in excess of the reference dividend that we declared and paid on our common beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2009.

Prior to August 18, 2011, the Operating Partnership may not redeem the 2006 Debentures except to preserve its status as a REIT for U.S. federal income tax purposes. On or after August 18, 2011, at the Operating Partnership’s option, the 2006 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2006 Debentures.

The holders of the 2006 Debentures have the right to require the Operating Partnership to repurchase the 2006 Debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2006 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of our capital stock, a substantial turnover of our company’s directors within a 12- month period and our ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2006 Debentures, including a default for 30 days in payment of any installment of interest under the 2006 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2006 Debentures and the Operating Partnership’s failure to deliver cash or any shares of our common stock within 15 days after the due date upon an exchange of the 2006 Debentures, together with any cash due in lieu of fractional shares of our common stock.

In addition, the 2006 Debentures are exchangeable (i) prior to July 15, 2026, during any fiscal quarter after the fiscal quarter ended September 30, 2006, if the closing sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the exchange price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to July 15, 2026, during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of 2006 Debentures was equal to or less than 98% of the product of the closing sale price of the common stock during such period, multiplied by the applicable exchange rate, (iii) if we call the 2006 Debentures for redemption and (iv) any time on or after July 15, 2026.

We have entered into a registration rights agreement whereby we agreed to register the shares of common stock which could be issued in the future upon exchange of the 2006 Debentures. We filed the shelf registration statement with the U.S. Securities and Exchange Commission in April 2007.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides additional information about the 2006 Debentures as of the date presented pursuant to requirements under new accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion:

	4.125% Exchangeable Senior Debentures due 2026
($ and shares in thousands, except exchange price)	December 31, 2009	December 31, 2008
Carrying amount of the equity component	$18,280	$18,280
Principal amount of the liability component	$172,500	$172,500
Unamortized discount of the liability component	$6,666	$10,599
Net carrying amount of the liability component	$165,834	$161,901
Remaining amortization period of discount	19 months		(a)
Exchange price	$32.22		(a)
Number of shares to be issued upon exchange(b)	1,923		(a)
The amount by which the if-exchanged value exceeds the principal amount(b)	$96,693		(a)
Effective interest rate on liability component	6.75%		(a)
Non-cash interest cost recognized for the year ended	$3,933		(a)
Coupon rate interest cost recognized for the year ended	$7,116		(a)

(a)	Data not required by new accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion.
(b)	In accordance with new accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion, we are required to disclose the exchange price and the number of shares on which the aggregate consideration to be delivered upon exchange is determined (principal plus excess value). Our exchangeable senior debentures require the entire principal amount to be settled in cash, and at our option, any excess value above the principal amount may be settled in cash or common shares. Based on the December 31, 2009 closing share price of our common shares and the conversion price in the table above, the excess value was approximately $96.7 million; accordingly, approximately 1.9 million common shares would be issued if these Debentures were settled on this date and we elected to settle the excess value in shares of our common stock.

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, the Operating Partnership issued $266.4 million of its 5.50% exchangeable senior debentures due April 15, 2029 (the 2009 Debentures). Costs incurred to issue the 2009 Debentures were approximately $7.8 million. These costs are being amortized over a period of five years, which represents the estimated term of the 2009 Debentures, and are included in deferred financing costs, net in the consolidated balance sheet. The 2009 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on October 15 and April 15 of each year beginning October 15, 2009 until the maturity date of April 15, 2029. The 2009 Debentures bear interest at 5.50% per annum and may be exchanged for shares of our common stock at an exchange rate that was initially 23.2558 shares per $1,000 principal amount of 2009 Debentures. The exchange rate on the 2009 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in excess of $0.33 per share per quarter (the “reference dividend”). Due to the fact that the exchange feature for the 2009 Debentures must be settled in the common stock of the Company, new accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion does not apply.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to April 18, 2014, the Operating Partnership may not redeem the 2009 Debentures except to preserve its status as a REIT for U.S. federal income tax purposes. On or after April 18, 2014, at the Operating Partnership’s option, the 2009 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2009 Debentures.

The holders of the 2009 Debentures have the right to require the Operating Partnership to repurchase the 2009 Debentures in cash in whole or in part on each of April 15, 2014, April 15, 2019 and April 15, 2024, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2009 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of our capital stock, a substantial turnover of our company’s directors within a 12-month period without the approval of existing members and our ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2009 Debentures, including a default for 30 days in payment of any installment of interest under the 2009 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2009 Debentures and the Operating Partnership’s failure to deliver shares of our common stock within 15 days after the due date upon an exchange of the 2009 Debentures, together with any cash due in lieu of fractional shares of our common stock.

We have entered into a registration rights agreement whereby we must register the shares of common stock which could be issued in the future upon exchange of the 2009 Debentures. We filed the shelf registration statement with the U.S. Securities and Exchange Commission in December 2009.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Income per Share

The following is a summary of the elements used in calculating basic and diluted income per share (in thousands, except share and per share amounts):

	Year Ended December 31,
	2009	2008	2007
Income from continuing operations	$91,234	$67,918	$22,546
Income from continuing operations attributable to noncontrolling interests	(3,572)	(2,664)	(489)
Preferred stock dividends	(40,404)	(38,564)	(19,330)

Income from continuing operations available to common stockholders	47,258	26,690	2,727
Income from discontinued operations	—	—	19,444
Discontinued operations attributable to noncontrolling interests	—	—	(3,264)
Net income available to common stockholders	$47,258	$26,690	$18,907

Weighted average shares outstanding—basic	75,950,370	68,829,267	60,527,625

Potentially dilutive common shares:
Stock options	138,944	219,993	317,354
Class C Units (2005 Grant)	—	673,192	903,482
Excess exchange value of 2006 Debentures	931,576	713,308	824,476

Weighted average shares outstanding—diluted	77,020,890	70,435,760	62,572,937

Income per share—basic:
Income per share from continuing operations available to common stockholders	$0.62	$0.39	$0.04
Income per share from discontinued operations	—	—	$0.27

Net income per share available to common stockholders	$0.62	$0.39	$0.31

Income per share—diluted:
Income per share from continuing operations available to common stockholders	$0.61	$0.38	$0.04
Income per share from discontinued operations	—	—	0.26

Net income per share available to common stockholders	$0.61	$0.38	$0.30

On or after July 15, 2026, the 2006 Debentures may be exchanged at the then applicable exchange rate for cash (up to the principal amount of the Debentures) and, with respect to any excess exchange value, into cash, shares of our common stock or a combination of cash and shares of our common stock at an initial exchange rate of 30.6828 shares per $1,000 principal amount of 2006 Debentures. The 2006 Debentures are also exchangeable prior to July 15, 2026, but only upon the occurrence of certain specified events. For the year ended December 31, 2009, the weighted average common stock price exceeded the current strike price of $32.22 per share and for the years ended December 31, 2008 and 2007, the weighted average common stock price exceeded the strike price of $32.59 per share. Therefore, using the treasury method, 931,576 and 713,308 and 824,476 shares of common stock contingently issuable upon settlement of the excess exchange value were included as potentially dilutive common shares in determining diluted earnings per share for the years ended December 31, 2009, 2008 and 2007, respectively.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have excluded the following potentially dilutive securities in the calculations above as they would be antidilutive or not dilutive:

	Year Ended December 31,
	2009	2008	2007
Weighted average of common Operating Partnership units not owned by us	5,764,856	6,330,996	8,226,399
Potentially dilutive outstanding stock options	389,016	554,294	616,168
Potentially dilutive 2009 Debentures	4,345,228	—	—
Potentially dilutive outstanding Class C Units (2007 Grant)	685,036	750,724	750,724
Potentially dilutive Series C Cumulative Convertible Preferred Stock	3,617,214	3,614,800	3,614,800
Potentially dilutive Series D Cumulative Convertible Preferred Stock	8,215,220	7,429,882	—

	23,016,570	18,680,696	13,208,091

7. Income Taxes

We have elected to be taxed as a REIT and believe that we have complied with the REIT requirements of the Code. As a REIT, we are generally not subject to corporate level federal income and excise taxes on taxable income to the extent it is currently distributed to our stockholders. Since inception, we have distributed 100% of our taxable income including tax year ended December 31, 2009. As such, no provision for federal income taxes has been included in the accompanying consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.

As a REIT, we are subject to local and state taxes in certain states where we operate. We are also subject to foreign income taxes in countries that do not recognize U.S. REITs under their respective tax laws. Income taxes for these jurisdictions are accrued, as necessary, for the years ended December 31, 2009, 2008 and 2007.

We have elected taxable REIT subsidiary (TRS) status for some of our consolidated subsidiaries. In general, a TRS may provide services that would otherwise be considered impermissible for REITs and hold assets that we cannot hold directly. Income taxes for TRS entities are accrued, as necessary, for the year ended December 31, 2009 and 2008. No tax provision is provided for the year ended December 31, 2007 due to taxable losses incurred.

8. Stockholders Equity

(a) Redeemable Preferred Stock

8.50% Series A Cumulative Redeemable Preferred Stock

We currently have outstanding 4,140,000 shares of our 8.50% series A cumulative redeemable preferred stock, or series A preferred stock. Dividends are cumulative on our series A preferred stock from the date of original issuance in the amount of $2.125 per share each year, which is equivalent to 8.50% of the $25.00 liquidation preference per share. Dividends on our series A preferred stock are payable quarterly in arrears. Our series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series A preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and rank on parity with our series B preferred stock, series C preferred stock and series D preferred stock. We are not allowed to redeem our series A preferred stock before February 9, 2010, except in limited circumstances to preserve our status as a REIT. On or after February 9, 2010, we may, at our option, redeem our series A preferred stock, in whole or in

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. Holders of our series A preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series A preferred stock is not convertible into or exchangeable for any other property or securities of our company.

7.875% Series B Cumulative Redeemable Preferred Stock

We currently have outstanding 2,530,000 shares of our 7.875% series B cumulative redeemable preferred stock, or series B preferred stock. Dividends are cumulative on our series B preferred stock from the date of original issuance in the amount of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share. Dividends on our series B preferred stock are payable quarterly in arrears. Our series B preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series B preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and rank on parity with our series A preferred stock, series C preferred stock and series D preferred stock. We are not allowed to redeem our series B preferred stock before July 26, 2010, except in limited circumstances to preserve our status as a REIT. On or after July 26, 2010, we may, at our option, redeem our series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. Holders of our series B preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series B preferred stock is not convertible into or exchangeable for any other property or securities of our company.

(b) Convertible Preferred Stock

4.375% Series C Cumulative Convertible Preferred Stock

On April 10, 2007, we issued 7,000,000 shares of our 4.375% series C cumulative convertible preferred stock, or series C preferred stock. Dividends are cumulative on our series C preferred stock from the date of original issuance in the amount of $1.09375 per share each year, which is equivalent to 4.375% of the $25.00 liquidation preference per share. Dividends on our series C preferred stock are payable quarterly in arrears. Our series C preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series C preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and rank on parity with our series A preferred stock, series B preferred stock and series D preferred stock. We are not allowed to redeem our series C preferred stock, except in limited circumstances to preserve our status as a REIT. Holders of our series C preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances.

Holders of shares of series C preferred stock may convert some or all of their outstanding shares of series C preferred stock initially at a conversion rate of 0.5164 shares of common stock per $25.00 liquidation preference. Effective December 11, 2009, the conversion rate has been adjusted to 0.5225 shares of common stock per $25.00 liquidation preference as a result of the aggregate dividends in excess of the reference dividend that we declared and paid on our common beginning with the quarter ended June 30, 2007 and through the quarter ended December 31, 2009. Except as otherwise provided, shares of our series C preferred stock will be convertible only into shares of our common stock. On or after April 10, 2012, we may, at our option, convert some or all of our series C preferred stock into that number of shares of common stock that are issuable at the then-applicable conversion rate. We may exercise this conversion option only if (1) the closing sale price per share of our common stock equals or exceeds 130% of the then-applicable conversion price of our series C preferred stock for

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our conversion option; and (2) on or prior to the effective date of our conversion option, we have either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on our series C preferred stock. The conversion rate on the series C preferred stock is subject to adjustment, including, but not limited to, for certain dividends on our common stock in excess of $0.28625 per share per quarter, subject to adjustment. If holders of shares of the series C preferred stock elect to convert their shares of the series C preferred stock in connection with a fundamental change that occurs on or prior to April 10, 2014, we will increase the conversion rate for shares of the series C preferred stock surrendered for conversion by a number of additional shares determined based on the stock price at the time of such fundamental change and the effective date of such fundamental change. The aggregate number of shares of our common stock issuable in connection with the exercise of the fundamental change conversion right may not exceed 7.3 million shares.

5.500% Series D Cumulative Convertible Preferred Stock

On February 6, 2008, we issued 13,800,000 shares of our 5.500% series D cumulative convertible preferred stock, or series D preferred stock. Dividends are cumulative on our series D preferred stock from the date of original issuance in the amount of $1.375 per share each year, which is equivalent to 5.500% of the $25.00 liquidation preference per share. Dividends on our series D preferred stock are payable quarterly in arrears. Our series D preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series D preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and rank on parity with our series A preferred stock, series B preferred stock and series C preferred stock. We are not allowed to redeem our series D preferred stock, except in limited circumstances to preserve our status as a REIT. Holders of our series D preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances.

Holders of shares of series D preferred stock may convert some or all of their outstanding shares of series D preferred stock initially at a conversion rate of 0.5955 shares of common stock per $25.00 liquidation preference. Except as otherwise provided, shares of our series D preferred stock will be convertible only into shares of our common stock. On or after February 6, 2013, we may, at our option, convert some or all of our series D preferred stock into that number of shares of common stock that are issuable at the then-applicable conversion rate. We may exercise this conversion option only if (1) the closing sale price per share of our common stock equals or exceeds 130% of the then-applicable conversion price of our series D preferred stock for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our conversion option; and (2) on or prior to the effective date of our conversion option, we have either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on our series D preferred stock. The conversion rate on the series D preferred stock is subject to adjustment, including, but not limited to, for certain dividends on our common stock in excess of $0.31 per share per quarter, subject to adjustment. If holders of shares of the series D preferred stock elect to convert their shares of the series D preferred stock in connection with a fundamental change that occurs on or prior to February 6, 2015, we will increase the conversion rate for shares of the series D preferred stock surrendered for conversion by a number of additional shares determined based on the stock price at the time of such fundamental change and the effective date of such fundamental change. The aggregate number of shares of our common stock issuable in connection with the exercise of the fundamental change conversion right may not exceed 16.4 million shares.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Noncontrolling Interests in Operating Partnership

Noncontrolling interests in the Operating Partnership relate to the interests that are not owned by us. The following table shows the ownership interest in the Operating Partnership as of December 31, 2009 and December 31, 2008:

	December 31, 2009		December 31, 2008
	Number of units	Percentage of total	Number of units	Percentage of total
The Company	76,812,783	93.4%	73,306,703	92.6%
Noncontrolling interests consist of:
Common units held by third-parties	4,360,549	5.3	4,530,549	5.7
Incentive units held by employees and directors (see note 9)	1,058,548	1.3	1,288,581	1.7

	82,231,880	100.0%	79,125,833	100.0%

Limited partners have the right to require the Operating Partnership to redeem part or all of their common units for cash based on the fair market value of an equivalent number of shares of our common stock at the time of redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to authoritative accounting guidance, we evaluated whether we control the actions or events necessary to issue the maximum number of shares that could be required to be delivered under the share settlement of the noncontrolling Operating Partnership common and incentive units. Based on the results of this analysis, we concluded that the common and incentive Operating Partnership units met the criteria to be classified within equity. As a result, as of December 31, 2008, we have reclassified the noncontrolling Operating Partnership common and incentive units totaling approximately $65.9 million from the mezzanine section to equity section of our consolidated balance sheet.

The redemption value of the noncontrolling Operating Partnership common and the vested incentive units was approximately $249.5 million and $181.9 million based on the closing market price of the Company’s common stock on December 31, 2009 and 2008, respectively.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows activity for the noncontrolling interests in the Operating Partnership for the years ended December 31, 2009, 2008 and 2007:

	Common Units	Incentive Units	Total
As of December 31, 2006	12,025,322	1,630,142	13,655,464
Distributions of GI Partners’ founder common units to its investors who redeemed units for our common stock(1)	(6,160,641)	—	(6,160,641)
Redemption of common units for shares of our common stock(1)	(265,776)	—	(265,776)
Distributions of GI Partners’ founder common units to its investors who are employees of the Company	(308,835)	308,835	—
Redemption of common units for shares of our common stock by an employee of the Company(1)	—	(6,002)	(6,002)
Conversion of incentive units held by employees and directors for shares of our common stock(1)	—	(609,635)	(609,635)
Grant of incentive units to employees and directors	—	62,384	62,384

As of December 31, 2007	5,290,070	1,385,724	6,675,794
Redemption of common units for shares of our common stock(1)	(760,128)	—	(760,128)
Redemption of common units for shares of our common stock by employees of the Company(1)	—	(302,226)	(302,226)
Conversion of incentive units held by employees and directors for shares of our common stock(1)	—	(762,803)	(762,803)
Transfer of common units to a third party by an employee of the Company(1)	607	(607)	—
Vesting of 2005 OPP Grant	—	781,395	781,395
Grant of incentive units to employees and directors	—	187,098	187,098

As of December 31, 2008	4,530,549	1,288,581	5,819,130
Redemption of common units for shares of our common stock(1)	(170,000)	—	(170,000)
Conversion of incentive units held by employees and directors for shares of our common stock(1)	—	(480,511)	(480,511)
Cancellation of incentive units held by employees and directors	—	(20,252)	(20,252)
Grant of incentive units to employees and directors	—	270,730	270,730

As of December 31, 2009	4,360,549	1,058,548	5,419,097

(1)	This redemption was recorded as a reduction to noncontrolling interests in Operating Partnership and an increase to common stock and additional paid in capital based on the book value per unit in the accompanying consolidated balance sheet.

Under the terms of certain third parties’ (the eXchange parties) contribution agreements signed in the third quarter of 2004, we have agreed to indemnify each eXchange party against adverse tax consequences in the event the Operating Partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue 1-4 or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the Operating Partnership common units issued to them in the formation transactions consummated concurrently with the IPO. Under the eXchange parties’ amended contribution agreement, the Operating Partnership has agreed to make approximately $17.8 million of indebtedness available for guaranty by the eXchange parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the Operating Partnership common units issued to them in the formation transactions consummated concurrently with the IPO, and we have agreed to indemnify each eXchange party against adverse tax consequences if the Operating Partnership does not provide such indebtedness to guarantee.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) Noncontrolling Interests in Consolidated Joint Ventures

In September 2009, we acquired the remaining noncontrolling ownership interest in 1525 Comstock Street from our former joint venture partner for approximately $26.4 million.

In December 2008, we acquired the remaining noncontrolling ownership interest in 1500 Space Park Drive and 1201 Comstock Street from our former joint venture partner for approximately $20.6 million.

(e) Dividends and Distributions

We have declared the following dividends on our common and preferred stock and equivalent distributions on common units in our Operating Partnership for the years ended December 31, 2009, 2008 and 2007 (in thousands):

Date dividend and distribution declared	Dividend and distribution payable date	Series A Preferred Stock(1)	Series B Preferred Stock(2)	Series C Preferred Stock(3)	Series D Preferred Stock(4)	Common Stock and Operating Partnership Common Units
February 15, 2007	April 2, 2007	2,199	1,246	—	—	19,442	(5)
May 2, 2007	July 2, 2007	2,199	1,246	1,722	—	19,458	(5)
August 1, 2007	October 1, 2007	2,199	1,246	1,914	—	19,465	(5)
November 1, 2007	December 31, 2007 for Series A, B and C Preferred Stock; January 14, 2008 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	—	22,345	(6)

Total—2007		$8,796	$4,984	$5,550	$—	$80,710

February 25, 2008	March 31, 2008	2,199	1,246	1,914	2,899	22,418	(6)
May 5, 2008	June 30, 2008	2,199	1,246	1,914	4,744	22,444	(6)
August 4, 2008	September 30, 2008	2,199	1,246	1,914	4,744	24,258	(6)
November 4, 2008	December 31, 2008 for Series A, B, C and D Preferred Stock; January 7, 2009 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	4,744	26,102	(7)

Total—2008		$8,796	$4,984	$7,656	$17,131	$95,222

February 24, 2009	March 31, 2009	2,199	1,246	1,914	4,742	27,053	(7)
April 28, 2009	June 30, 2009	2,199	1,246	1,914	4,742	27,064	(7)
July 28, 2009	September 30, 2009	2,199	1,246	1,914	4,742	29,575	(8)
October 27, 2009	December 31, 2009 for Series A, B, C and D Preferred Stock; January 15, 2010 for Common Stock and Operating Partnership Common Units	2,199	1,246	1,914	4,742	37,004	(9)

Total—2009		$8,796	$4,984	$7,656	$18,968	$120,696

(1)	$2.125 annual rate of dividend per share.
(2)	$1.969 annual rate of dividend per share.
(3)	$1.094 annual rate of dividend per share.
(4)	$1.375 annual rate of dividend per share.
(5)	$1.145 annual rate of dividend and distribution per share and unit.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)	$1.240 annual rate of dividend and distribution per share and unit.
(7)	$1.320 annual rate of dividend and distribution per share and unit.
(8)	$1.440 annual rate of dividend and distribution per share and unit.
(9)	$1.800 annual rate of dividend and distribution per share and unit.

The tax treatment of distributions on common stock for 2009 is as follows: 100% ordinary income and 0% return of capital. The tax treatment of distributions on common stock for 2008 is as follows: 100% ordinary income and 0% return of capital. The tax treatment of distributions on common stock for 2007 is as follows: approximately 78% ordinary income and 22% return of capital. All distributions paid on our preferred stock in 2009, 2008 and 2007 were classified as ordinary income for income tax purposes. Distributions out of our current or accumulated earnings and profits are generally classified as ordinary income whereas distributions in excess of our current and accumulated earnings and profits, to the extent of a stockholder’s adjusted tax basis in our stock, are generally classified as a return of capital. Distributions in excess of a stockholder’s adjusted tax basis in our stock are generally characterized as capital gain. Cash provided by operating activities has been sufficient to fund all distributions.

9. Incentive Plan

Our 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees are eligible to receive incentive stock options under the 2004 Incentive Award Plan. Initially, we had reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. On May 2, 2007, our stockholders approved the First Amended and Restated Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (the Amended and Restated 2004 Incentive Award Plan). The Amended and Restated 2004 Incentive Award Plan increases the aggregate number of shares of stock which may be issued or transferred under the plan by 5,000,000 shares to a total of 9,474,102 shares, and provides that the maximum number of shares of stock with respect to awards granted to any one participant during a calendar year will be 1,500,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award not denominated in stock or otherwise for which the foregoing limitation would not be an effective limitation for purposes of Section 162(m) of the Code will be $10.0 million.

As of December 31, 2009, 4,070,534 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Amended and Restated 2004 Incentive Award Plan. Each long-term incentive and Class C Unit issued under the Amended and Restated 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the Amended and Restated 2004 Incentive Award Plan and the individual award limit discussed above.

(a) Long Term Incentive Units

Long-term incentive units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as Operating Partnership common units, which equal per share distributions on our common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of our Operating Partnership at any time, and thereafter enjoy all the rights of common units of our Operating Partnership, including redemption rights.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the Operating Partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the Operating Partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the Operating Partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the Operating Partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of our Operating Partnership prior to the allocation of gain to the Company or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the Operating Partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the Company’s assets but that require certain adjustments to the value of the Operating Partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the Operating Partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the Operating Partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the Operating Partnership, the acquisition of an additional interest in the Operating Partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the Operating Partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the Operating Partnership, in connection with the grant of an interest in the Operating Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Operating Partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

During the years ended December 31, 2009 and 2008, certain employees were granted an aggregate of 148,310 and 95,652 long-term incentive units, respectively, which, in addition to a service condition, are subject to a performance condition that impacts the number of units ultimately granted to the employee. The performance condition is based upon our achievement of the respective fiscal years’ Funds From Operations per share targets. Upon evaluating the results of the performance condition, the final number of units is determined and such units vest based on achievement of the service conditions. The service conditions of the awards provide

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2008 and 2009 FFO per diluted share and unit, as adjusted by our compensation committee, all of the 2008 and 2009 long-term incentive units satisfied the performance condition. The grant date fair values, which equal the market price of our common stock, are being expensed on a straight-line basis over the vesting period of the long-term incentive units, which ranges from four to five years.

The expense recorded for the years ended December 31, 2009, 2008 and 2007 related to long-term incentive units was approximately $4.5 million, $2.7 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.6 million, $0.4 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unearned compensation representing the unvested portion of the long-term incentive units totaled $9.3 million and $7.8 million as of December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.7 years on a weighted average basis.

(b) Class C Profits Interests Units

2005 Grant

During the fourth quarter of 2005, we granted to each of our named executive officers and certain other employees an award of Class C Units under our 2004 Incentive Award Plan (2005 Grant).

The award agreements provide that the Class C Units subject to this award will vest based on the achievement of a 10% or greater compound annual total shareholder return, as defined, for the period from the grant date through the earlier of September 30, 2008 and the date of a change of control of our Company (the market condition) combined with the employee’s continued service with our company or the Operating Partnership through September 30, 2010. Upon achievement of the market condition, the Class C units will receive the same quarterly per unit distribution as common units in the Operating Partnership.

The aggregate amount of the 2005 Grant award pool will be equal to 7% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed the lesser of $40.0 million or the value of 2.5% of the total number of shares of our common stock and limited partnership units of the Operating Partnership at the end of the performance period.

On August 4, 2008, our board of directors approved amendments to the outperformance award agreements that we entered into with our executive officers in 2005. As a result of the amendment, approximately 95% of the Class C Units granted pursuant to the outperformance award agreements that satisfied the market condition (summarized above) were fully vested as of September 30, 2008 and the remainder of the units were fully vested as of October 30, 2008. Prior to the amendment, 60 percent of the Class C Units that satisfied the market condition would have vested on September 30, 2008, with the remaining 40 percent of such Class C Units vesting ratably each month for 24 months. As a result of the acceleration, we expensed the remaining $1.6 million of deferred compensation related to these Class C Units during the three months ended September 30, 2008.

2007 Grant

On May 2, 2007, we granted to each of our named executive officers and certain other officers and employees an award of Class C Units of the Operating Partnership under the First Amended and Restated 2004 Incentive Award Plan (2007 Grant).

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Class C Units subject to this award will vest based on the achievement of a total shareholder return (which we refer to as the market condition) as measured on November 1, 2008 (which we refer to as the first measurement date) and May 1, 2010 (which we refer to as the second measurement date). If:

•	with respect to the first measurement date, we achieve a total shareholder return equal to at least 18% over a period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, we achieve a total shareholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of our company, the aggregate amount of the 2007 Grant award pool will be equal to 8% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the award pool as of the first measurement date) for the second measurement date.

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive days ending prior to November 1, 2008, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $17.0 million on each such day, the first measurement date will be accelerated to the last day of the 60-day period; and

•

in the event that during any 60 consecutive days ending prior to May 1, 2010, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $40.0 million on each such day, the second measurement date will be accelerated to the last day of the 60-day period; and

•	upon a change in control of the Company.

Except in the event of a change in control of our company, 60% of the Class C Units that satisfy the applicable market condition will vest at the end of the three year period subsequent to grant and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date. As of December 31, 2009, the market condition with respect to the first measurement date was not achieved.

Common Provisions for the 2005 and 2007 Grant

If the market condition and the other service conditions, as described above, are satisfied with respect to a Class C Unit, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership.

To the extent that any Class C Units fail to satisfy the market condition on the measurement dates discussed above, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

In the event that the value of the employee’s allocated portion of the award pool that satisfies the market condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of our restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On September 30, 2008 we accelerated the vesting of all Class C Units related to the 2005 Grant. The grant date fair value of these awards was approximately $4.0 million, with the remaining $2.2 million recognized as compensation expense during the year ended December 31, 2008. We recognized compensation expense related to these Class C Units of $2.2 million and $0.8 million for the years ended December 31, 2008 and 2007, respectively.

As of December 31, 2009 and 2008, approximately 685,000 and 751,000 Class C Units related to the 2007 Grant had been awarded to our executive officers and other employees, respectively. The fair value of the 2007 Grant was measured on the grant date using a Monte Carlo simulation to estimate the probability of the multiple market conditions being satisfied. The Monte Carlo simulation uses a statistical formula underlying the Black-Scholes and binomial formulas, and such simulation was run approximately 100,000 times. For each simulation, the value of the payoff was calculated at the settlement date and was then discounted to the grant date at a risk-free interest rate. The expected value of the Class C units on the grant date was determined by multiplying the average of the values over all simulations by the number of outstanding shares of common stock and Operating Partnership units. The valuation was performed in a risk-neutral framework, so no assumption was made with respect to an equity risk premium. Other significant assumptions used in the valuation included an expected term of 36 months, expected stock price volatility of 23%, a risk-free interest rate of 4.6%, and a dividend growth rate of 5.0 percent. The fixed award limit under the plan is $17 million for the first market condition and $40 million for the second market condition, and there were 69.2 million shares of common stock and Operating Partnership units outstanding as of the 2007 grant date. The grant date fair value of these awards of approximately $11.8 million will be recognized as compensation expense on a straight line basis over the expected service period of five years. The unearned compensation as of December 31, 2009 and 2008 was $5.0 million and $7.8 million, respectively. As of December 31, 2009 and 2008, none of the above awards had vested. We recognized compensation expense related to these Class C Units of $1.6 million, $2.0 million and $1.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $0.2 million, $0.4 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(c) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the weighted-average assumptions listed below for grants in 2007. There were no stock options granted in 2008 and 2009. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the years ended December 31, 2009, 2008 and 2007, respectively was approximately $0.9 million, $1.1 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unearned compensation representing the unvested portion of the stock options totaled $2.5 million and $3.6 million for the years ended December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.1 years on a weighted average basis.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options granted during the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31,
	2009	2008	2007
Dividend yield	—	—	2.76%
Expected life of option	—	—	80 months
Risk-free interest rate	—	—	4.65%
Expected stock price volatility	—	—	22.82%

Weighted-average fair value of options granted during the period	—	—	$9.70

The following table summarizes the 2004 Incentive Award Plan’s stock option activity for the year ended December 31, 2009:

	Year ended December 31, 2009
	Shares	Weighted average exercise price
Options outstanding, beginning of period	929,011	$29.70
Exercised	(249,167)	25.38
Cancelled / Forfeited	(59,568)	38.05

Options outstanding, end of period	620,276	$30.63

Exercisable, end of period	371,686	$25.15

We issued new common shares for the common stock options exercised during the years ended December 31, 2009, 2008 and 2007. The intrinsic value of options exercised in the years ended December 31, 2009, 2008 and 2007 was approximately $4.6 million, $4.5 million and $2.0 million, respectively.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2009:

Options outstanding					Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value
$12.00-13.02	182,369	4.83	$12.01	$6,979,810	182,369	4.83	$12.01	$6,979,810
$20.37-28.09	45,558	6.01	23.81	1,206,140	22,720	5.98	$23.64	605,267
$33.18-41.73	392,349	7.24	40.08	4,002,525	166,597	7.22	39.74	1,755,560

	620,276	6.44	$30.63	$12,188,475	371,686	5.97	$25.15	$9,340,637

(d) Restricted Stock

During the years ended December 31, 2009 and 2008, certain employees were granted an aggregate of 53,651 and 39,939 shares of restricted stock, respectively. The grant date fair values, which equal the market price of our common stock, are being expensed on a straight-line basis over the vesting period of the restricted stock, which is four years. During the years ended December 31, 2009 and 2008, certain employees were granted an aggregate of 53,909 and 34,822 shares of restricted stock which, in addition to a service condition, are subject to a performance condition that impacts the number of shares ultimately granted to the employee. The performance condition is based upon our achievement of the respective year’s FFO per share targets. Upon

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

evaluating the results of the performance condition, the final number of shares is determined and such shares vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2008 and 2009 FFO per diluted share and unit, as adjusted by our compensation committee, all of the 2008 and 2009 restricted stock satisfied the performance condition.

The expense recorded for the years ended December 31, 2009 and 2008 related to grants of restricted stock was approximately $1.0 million and $0.5 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.7 million and $0.3 million for the years ended December 31, 2009 and 2008, respectively. Unearned compensation representing the unvested portion of the restricted stock totaled $3.3 million and $2.2 million as of December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.8 years on a weighted average basis.

(e) 401(k) Plan

We have a 401(k) plan whereby our employees may contribute a portion of their compensation to their respective retirement accounts, in an amount not to exceed the maximum allowed under the Code. The 401(k) Plan complies with Internal Revenue Service requirements as a 401(k) Safe Harbor Plan whereby discretionary contributions made by us are 100% vested. The aggregate cost of our contributions to the 401(k) Plan was approximately $0.8 million, $0.7 million, and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

10. Fair Value of Financial Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

Current accounting guidance requires the Company to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Company’s disclosures of estimated fair value of financial instruments at December 31, 2009 and 2008, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 11, the interest rate cap and interest rate swaps are recorded at fair value.

We calculate the fair value of our mortgage loans, unsecured senior notes and exchangeable senior debentures based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms, including excess exchange value which exists related to our 2006 Debentures. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt. The carrying value of our revolving credit facility approximates fair value, due to the short-term nature of this instrument along with the variability of interest rates.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009 and 2008, the aggregate estimated fair value and carrying value of our revolving credit facility, mortgage loans, unsecured senior notes and exchangeable senior debentures were as follows (in thousands):

	As of December 31, 2009		As of December 31, 2008
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Revolving credit facility(1)	$205,547	$205,547	$138,579	$138,579
Unsecured senior notes(2)	94,470	83,000	58,801	58,000
Mortgage loans(2)	1,054,293	1,063,663	918,040	1,026,594
Exchangeable senior debentures(2)(3)	624,618	432,234	181,861	161,901

	$1,978,928	$1,784,444	$1,297,281	$1,385,074

(1)	The carrying value of our revolving credit facility approximates estimated fair value, due to the short-term nature of this instrument along with the variability of interest rates.
(2)	Valuations for our unsecured senior notes and mortgage loans are determined based on the expected future payments discounted at risk-adjusted rates. Exchangeable senior debentures are valued based on quoted market prices.
(3)	The carrying values are net of discount of $6,666 and $10,599 as of December 31, 2009 and December 31, 2008, respectively. The discount relates to our 2006 Debentures, which is accounted for pursuant to new accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion.

11. Derivative Instruments

Currently, we use interest rate caps and swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of fair value accounting guidance, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements related to US LIBOR, GBP LIBOR and EURIBOR based mortgage loans. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Under an interest rate cap, if the reference interest rate, such as one-month LIBOR, increases above the cap rate, the holder of the instrument receives a payment based on the notional value of the instrument, the length of the period, and the difference between the current reference rate and the cap rate. If the reference rate increases above the cap rate, the payment received under the interest rate cap will offset the increase in the payments due under the variable rate notes payable.

We record all our interest rate swaps and caps on the consolidated balance sheet at fair value. In determining the fair value of our interest rate swaps and caps, we consider the credit risk of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The current and pervasive disruptions in the financial markets have heightened the risks to these institutions.

Interest rate caps are viewed as a series of call options or caplets which exist for each period the cap agreement is in existence. As each caplet expires, the related cost of the expired caplet is amortized to interest expense with the remaining caplets carried at fair value. The value of interest rate caps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero. The purchase price of an interest rate cap is amortized to interest expense over the contractual life of the instrument. For interest rate caps that are designated as cash flow hedges under accounting guidance as it relates to derivative instruments, the change in the fair value of an effective interest rate cap is recorded to accumulated other comprehensive income in equity. Amounts we are entitled to under interest rate caps, if any, are recognized on an accrual basis, and are recorded to as a reduction against interest expense in the accompanying consolidated statements of operations.

Our agreements with some of our derivative counterparties provide either that (1) we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness or that (2) we could be declared in default on our derivative obligations if we default on any of our indebtedness, including a default where repayment of the underlying indebtedness has not been accelerated by the lender.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The fair value of these derivatives was ($7.5) million and ($5.8) million at December 31, 2009 and 2008, respectively. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2009 and 2008, respectively, there were no ineffective portions to our interest rate swaps.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts reported in accumulated other comprehensive loss related to interest rate swaps will be reclassified to interest expense as interest payments are made on our debt. As of December 31, 2009, we estimate that an additional $6.2 million will be reclassified as an increase to interest expense during the twelve months ending December 31, 2010, when the hedged forecasted transactions impact earnings.

As of December 31, 2009 and 2008, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (in thousands):

Notional Amount				Type of Derivative	Strike Rate	Effective Date	Expiration Date	Fair Value at Significant Other Observable Inputs (Level 2)
As of December 31, 2009		As of December 31, 2008						As of December 31, 2009	As of December 31, 2008
$20,831	(1)	$19,239	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(952)	$(986)
69,154	(1)	—	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(299)	—
15,208	(2)	15,041	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(889)	(559)
11,003	(2)	10,881	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(675)	(442)
9,682	(2)	9,575	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(579)	(365)
45,067	(2)	44,564	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,887)	(1,131)
38,746	(2)	38,315	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,794)	(1,207)
—		96,458		Swap	3.167	Oct. 15, 2008	June 15, 2009	—	(1,116)
42,993		—		Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(453)	—
17,737		—		Cap	4.000	June 24, 2009	June 25, 2012	70	—

$270,421		$234,073						$(7,458)	$(5,806)

(1)	Translation to U.S. dollars is based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.
(2)	Translation to U.S. dollars is based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.

We do not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2009.

12. Tenant Leases

The future minimum lease payments to be received (excluding operating expense reimbursements) by us as of December 31, 2009, under non-cancelable operating leases are as follows (in thousands):

2010	$509,506
2011	493,388
2012	488,669
2013	471,435
2014	416,803
Thereafter	1,499,833

Total	$3,879,634

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the above amounts are minimum lease payments to be received from The tel(x) Group, Inc., or tel(x), a related party further discussed in note 13. The future minimum lease payments to be received (excluding operating expense reimbursements) by us from tel(x) as of December 31, 2009, under non-cancelable operating leases are as follows (in thousands):

2010	$16,682
2011	17,448
2012	17,955
2013	18,477
2014	19,015
Thereafter	269,940

Total	$359,517

Operating revenues from properties outside the United States were $82.2 million, $52.2 million and $34.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008, and 2007 no single foreign country comprised more than 10% of total revenues.

For the years ended December 31, 2009, 2008 and 2007, revenues recognized from Savvis Communications comprised approximately 9.6%, 11.0%, and 11.6% of total revenues, respectively. Other than noted here, for the years ended December 31, 2009, 2008, and 2007 no single tenant comprised more than 10% of total revenues.

13. Related Party Transactions

In December 2006, we entered into ten leases with tel(x), pursuant to which tel(x) provides enhanced meet-me-room services to our customers. tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, our Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our consolidated statements of operations include rental revenues of approximately $20.6 million, $16.1 million and $13.9 million from tel(x) for the years ended December 31, 2009, 2008 and 2007, respectively. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. As of December 31, 2009, tel(x) leases 126,130 square feet from us under 26 lease agreements.

We also entered into a referral agreement with tel(x), effective as of December 1, 2006, with respect to referral fees arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Referral fees earned during the years ended December 31, 2009, 2008 and 2007 amounted to approximately $1.5 million, $0.8 million and $0.1 million, respectively. Additionally, we had the right to purchase approximately 10% of tel(x) preferred stock. The purchase price would have been calculated as GI Partners Fund II, LLP’s initial cost plus a 12% per annum return. We had the right to purchase, at market, a pro-rata share of any follow on tel(x) equity transactions to prevent dilution to our option to acquire approximately 10%. The option to purchase the preferred stock expired in October 2008 and we did not exercise the option.

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Commitments and Contingencies

(a) Operating Leases

We have a ground lease obligation on 2010 East Centennial Circle that expires in 2082. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the property and, as result, rent after February 2036 is excluded from the minimum commitment information below.

We have ground leases on Paul van Vlissingenstraat 16 that expires in 2054, Chemin de l’Epinglier 2 that expires in July 2074, Clonshaugh Industrial Estate that expires in 2981, Gyroscoopweg 2E-2F, which has a continuous ground lease and will be adjusted on January 1, 2042 and Naritaweg 52, which has a continuous ground lease. We have an operating lease for our current headquarters, which we occupied in June 2005 and expires in May 2012 with an option to extend the lease until September 2017. We also have operating leases at 111 8th Avenue (2nd and 6th floors), 8100 Boone Boulevard and 111 8th Avenue (3rd and 7th floors), which expire in June 2014, September 2017 and February 2022, respectively. The lease at 111 8th Avenue (2nd and 6th floors) has an option to extend the lease until June 2019 and the lease at 111 8th Avenue (3rd and 7th floors) has an option to extend the lease until February 2032. The lease at 8100 Boone Boulevard has no extension option.

We have a fully prepaid ground lease on 2055 E. Technology Circle that expires in 2083. The ground lease at Naritaweg 52 has been prepaid through December 2036.

Rental expense for these leases was approximately $7.9 million, $7.9 million, and $5.9 million for the years ended December 31, 2009, 2008 and 2007 respectively.

The minimum commitment under these leases, excluding the fully prepaid ground lease, as of December 31, 2009 was as follows (in thousands):

2010	$7,313
2011	7,019
2012	6,548
2013	6,033
2014	4,264
Thereafter	34,267

$65,444

(b) Contingent liabilities

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $41,000, $41,000 and $17,000 to the seller during the years ended December 31, 2009, 2008 and 2007, respectively. We have recorded approximately $2.1 million for this contingent liability on our balance sheet at December 31, 2009.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other accrued liabilities include $1.3 million and $1.4 million for this liability as of December 31, 2009 and December 31, 2008, respectively. During the years ended December 31, 2009, 2008 and 2007, we paid approximately $0.2 million, $0.2 million and $0.1 million, respectively, to the seller.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements and from time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At December 31, 2009, we had open commitments related to construction contracts of $41.1 million.

15. Discontinued Operations

In 2007, we sold the following properties:

Property	Date of Sale	Proceeds (in millions)	Gain on Sale (in millions)
4055 Valley View Lane	March 30, 2007	$33.0	$6.2
100 Technology Center Drive	March 20, 2007	45.5	11.8

The results of operations of the properties above are reported as discontinued operations for all periods presented in the accompanying consolidated financial statements. The following table summarizes the income and expense components that comprise income (loss) from discontinued operations for the year ended December 31, 2007 (in thousands):

Year Ended December 31, 2007
Operating Revenues:
Rental	$1,940
Tenant reimbursements	400
Other	—

Total operating revenues	2,340

Operating Expenses:
Rental property operating and maintenance	567
Property taxes	310
Insurance	27
Depreciation and amortization	379
Other	—

Total operating expenses	1,283
Operating income	1,057

Other Income (Expenses):
Interest and other income	5
Interest expense	333

Income from discontinued operations before gain on sale of assets and noncontrolling interests	1,395
Gain on sale of assets	18,049

Income from discontinued operations	19,444
Income from discontinued operations attributable to noncontrolling interests	(3,264)

Income from discontinued operations attributable to Digital Realty Trust, Inc.	$16,180

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Quarterly Financial Information (unaudited)

The tables below reflect selected quarterly information for the years ended December 31, 2009 and 2008. Certain amounts have been reclassified to conform to the current year presentation (in thousands except share amounts).

	Three Months Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Total operating revenues	$169,774	$163,227	$155,007	$149,134
Net income	24,897	23,945	21,203	21,189
Net income attributable to Digital Realty Trust, Inc.	24,387	22,507	20,372	20,396
Preferred stock dividends	10,101	10,101	10,101	10,101
Net income available to common stockholders	14,286	12,406	10,271	10,295
Basic net income per share available to common stockholders	$0.19	$0.16	$0.13	$0.14

Diluted net income per share available to common stockholders	$0.18	$0.16	$0.13	$0.14

	Three Months Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Total operating revenues	$147,106	$142,016	$123,776	$114,547
Net income	25,133	18,419	13,550	10,816
Net income attributable to Digital Realty Trust, Inc.	23,895	17,586	13,196	10,577
Preferred stock dividends	10,102	10,102	10,102	8,258
Net income available to common stockholders	13,793	7,484	3,094	2,319
Basic net income per share available to common stockholders	$0.19	$0.11	$0.05	$0.04

Diluted net income per share available to common stockholders	$0.19	$0.10	$0.05	$0.03

17. Subsequent Events

On February 23, 2010, our board of directors approved an amendment to our charter increasing the number of authorized shares of our common stock, par value $.01 per share, available for issuance from 125,000,000 to 145,000,000. No changes were made to the number of authorized shares of our preferred stock, par value $.01 per share, available for issuance (currently 30,000,000).

On February 23, 2010, we declared the following distributions per share and the Operating Partnership declared an equivalent distribution per unit.

Share Class	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Common stock and common unit
Dividend and distribution amount	$0.531250	$0.492188	$0.273438	$0.343750	$0.480000
Dividend and distribution payable date	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010
Dividend payable to shareholders of record on	March 15, 2010	March 15, 2010	March 15, 2010	March 15, 2010	March 15, 2010
Annual equivalent rate of dividend and distribution	$2.125	$1.969	$1.094	$1.375	$1.920

DIGITAL REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2009 and January 2010, we entered into equity distribution agreements, under which we could issue up to $400.0 million from time to time, at our discretion. From January 1, 2010 through February 19, 2010, we generated net proceeds of $53.5 million from the issuance of approximately 1.1 million common shares under our equity distribution agreements at an average price of $50.54 per share after payment of approximately $0.8 million of commissions.

On February 3, 2010, we closed the sale of $17.0 million aggregate principal amount of our senior unsecured term notes under our Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series F to temporarily repay borrowings under our revolving credit facility, fund development and redevelopment opportunities, fund acquisitions and for working capital. The series F notes are subject to the covenants set forth in the Prudential shelf facility.

On January 28, 2010, the Operating Partnership issued $500.0 million aggregate principal amount of notes, maturing on February 1, 2020 with an interest rate of 5.875% per annum. The purchase price paid by the initial purchasers was 98.296% of the principal amount. The notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by us. Interest on the notes are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount, underwriting commissions and estimated expenses was approximately $487.6 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities and for general corporate purposes.

On January 22, 2010, we completed the acquisition of a three-property datacenter portfolio located in Massachusetts and Connecticut, which we refer to as the New England Portfolio. The purchase price was approximately $375.0 million and was funded with borrowings under our revolving credit facility. The New England Portfolio comprises a total of approximately 550,290 square feet.

On January 20, 2010, we closed the sale of $100.0 million aggregate principal amount of our senior unsecured term notes under our Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. We used the proceeds of the series D and series E notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility and for working capital. The series D and series E notes are subject to the covenants set forth in the Prudential shelf facility.

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
PROPERTIES:
36 NE 2nd Street	Miami	16,964		1,942	—	24,184	2,540	1,942	—	26,724	28,666	(6,921)	2002	(A)
2323 Bryan Street	Dallas	—		1,838	—	77,604	18,727	1,838	—	96,331	98,169	(26,201)	2002	(A)
6 Braham Street	London, England	20,831		3,776	—	28,166	1,748	3,309	—	30,381	33,690	(5,833)	2002	(A)
300 Boulevard East	New York / New Jersey	43,502		5,140	—	48,526	26,132	5,140	—	74,658	79,798	(25,334)	2002	(A)
2334 Lundy Place	Silicon Valley	39,960		3,607	—	23,008	72	3,607	—	23,080	26,687	(5,839)	2002	(A)
34551 Ardenwood Boulevard 1-4	Silicon Valley	54,945		15,330	—	32,419	2,201	15,330	—	34,620	49,950	(9,386)	2003	(A)
2440 Marsh Lane	Dallas	—		1,477	—	10,330	68,822	1,477	—	79,152	80,629	(7,952)	2003	(A)
2010 East Centennial Circle	Phoenix	—		—	1,477	16,472	34	—	1,477	16,506	17,983	(3,358)	2003	(A)
375 Riverside Parkway	Atlanta	—		1,250	—	11,578	14,303	1,250	—	25,881	27,131	(5,354)	2003	(A)
3300 East Birch Street	Los Angeles	7,390		3,777	—	4,611	434	3,777	—	5,045	8,822	(2,225)	2003	(A)
47700 Kato Road & 1055 Page Avenue	Silicon Valley	—		5,272	—	20,166	20	5,272	—	20,186	25,458	(3,237)	2003	(A)
4849 Alpha Road	Dallas	10,411		2,983	—	10,650	56	2,983	—	10,706	13,689	(2,706)	2004	(A)
600 West Seventh Street	Los Angeles	55,524		18,478	—	50,824	32,083	18,478	—	82,907	101,385	(19,876)	2004	(A)
2045 & 2055 LaFayette Street	Silicon Valley	67,271		6,065	—	43,817	19	6,065	—	43,836	49,901	(7,853)	2004	(A)
100 & 200 Quannapowitt Parkway	Boston	33,742		12,416	—	26,154	2,088	12,416	—	28,242	40,658	(7,904)	2004	(A)
11830 Webb Chapel Road	Dallas	32,069		5,881	—	34,473	883	5,881	—	35,356	41,237	(7,828)	2004	(A)
150 South First Street	Silicon Valley	52,760		2,068	—	29,214	837	2,068	—	30,051	32,119	(4,818)	2004	(A)
3065 Gold Camp Drive	Sacramento	—		1,886	—	10,686	134	1,886	—	10,820	12,706	(2,201)	2004	(A)
200 Paul Avenue 1-4	San Francisco	77,803		14,427	—	75,777	28,256	14,427	—	104,033	118,460	(21,534)	2004	(A)
1100 Space Park Drive	Silicon Valley	54,944		5,130	—	18,206	11,730	5,130	—	29,936	35,066	(8,994)	2004	(A)
3015 Winona Avenue	Los Angeles	—		6,534	—	8,356	5	6,534	—	8,361	14,895	(2,002)	2004	(A)
833 Chestnut Street	Philadelphia	—		5,738	—	42,249	36,855	5,738	—	79,104	84,842	(19,602)	2005	(A)
1125 Energy Park Drive	Minneapolis/St. Paul	9,497	(1)	2,775	—	10,761	21	2,775	—	10,782	13,557	(1,982)	2005	(A)
350 East Cermak Road	Chicago	—		8,466	—	103,232	178,687	8,620	—	281,765	290,385	(41,186)	2005	(A)
8534 Concord Center Drive	Denver	—		2,181	—	11,561	75	2,181	—	11,636	13,817	(2,492)	2005	(A)
2401 Walsh Street	Silicon Valley	—		5,775	—	19,267	34	5,775	—	19,301	25,076	(2,973)	2005	(A)
2403 Walsh Street	Silicon Valley	—		5,514	—	11,695	19	5,514	—	11,714	17,228	(1,927)	2005	(A)
4700 Old Ironsides Drive	Silicon Valley	—		5,504	—	9,727	17	5,504	—	9,744	15,248	(1,747)	2005	(A)
4650 Old Ironsides Drive	Silicon Valley	—		2,865	—	4,540	866	2,865	—	5,406	8,271	(1,369)	2005	(A)
200 North Nash Street	Los Angeles	—		4,562	—	12,503	16	4,562	—	12,519	17,081	(2,223)	2005	(A)

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
731 East Trade Street	Charlotte	6,301	(2)	1,748	—	5,727	201	1,748	—	5,928	7,676	(848)	2005	(A)
113 North Myers	Charlotte	—		1,098	—	3,127	679	1,098	—	3,806	4,904	(873)	2005	(A)
125 North Myers	Charlotte	—		1,271	—	3,738	5,963	1,271	—	9,701	10,972	(2,176)	2005	(A)
Paul van Vlissingenstraat 16	Amsterdam, Netherlands	15,208		—	—	15,255	5,444	—	—	20,699	20,699	(2,926)	2005	(A)
600-780 S. Federal	Chicago	—		7,801	—	27,718	2,246	7,849	—	29,916	37,765	(4,811)	2005	(A)
115 Second Avenue	Boston	—		1,691	—	12,569	10,520	1,691	—	23,089	24,780	(5,258)	2005	(A)
Chemin de l’Epinglier 2	Geneva, Switzerland	11,046		—	—	20,071	4,320	—	—	24,391	24,391	(3,484)	2005	(A)
251 Exchange Place	Northern Virginia	—		1,622	—	10,425	152	1,622	—	10,577	12,199	(1,887)	2005	(A)
7500 Metro Center Drive	Austin	—		1,177	—	4,877	2,105	1,177	—	6,982	8,159	(1,183)	2005	(A)
7620 Metro Center Drive	Austin	—		510	—	6,760	9	510	—	6,769	7,279	(1,150)	2005	(A)
3 Corporate Place	New York/New Jersey	80,000		2,124	—	12,678	77,280	2,124	—	89,958	92,082	(18,219)	2005	(A)
4025 Midway Road	Dallas	—		2,196	—	14,037	17,575	2,196	—	31,612	33,808	(7,085)	2006	(A)
Clonshaugh Industrial Estate	Dublin	—		—	1,444	5,569	3,373	—	119	10,267	10,386	(1,335)	2006	(A)
6800 Millcreek Drive	Toronto	—		1,657	—	11,352	2,289	1,657	—	13,641	15,298	(1,767)	2006	(A)
101 Aquila Way	Atlanta	—		1,480	—	34,797	41	1,480	—	34,838	36,318	(5,473)	2006	(A)
12001 North Freeway	Houston	—		6,965	—	23,492	108	6,965	—	23,600	30,565	(3,289)	2006	(A)
14901 FAA Boulevard	Dallas	—		3,303	—	40,799	117	3,303	—	40,916	44,219	(4,634)	2006	(A)
120 E Van Buren	Phoenix	—		4,524	—	157,822	55,403	4,524	—	213,225	217,749	(30,694)	2006	(A)
Gyroscoopweg 2E-2F	Amsterdam, Netherlands	9,682		—	—	13,450	1,319	—	—	14,769	14,769	(1,848)	2006	(A)
Clonshaugh Industrial Estate II	Dublin	42,993		—	—	—	86,449	—	—	86,449	86,449	(8,107)	2006	(A)
600 Winter Street	Boston	—		1,429	—	6,228	47	1,429	—	6,275	7,704	(676)	2006	(A)
2300 NW 89th Place	Miami	—		1,022	—	3,767	18	1,022	—	3,785	4,807	(536)	2006	(A)
2055 East Technology Circle	Phoenix	—		—	—	8,519	26,511	—	—	35,030	35,030	(4,112)	2006	(A)
114 Rue Ambroise Croizat	Paris, France	45,067		12,261	—	34,051	80,634	12,578	—	114,368	126,946	(6,584)	2006	(A)
Unit 9, Blanchardstown Corporate Park	Dublin, Ireland	38,746		1,927	—	40,024	6,838	2,075	—	46,714	48,789	(5,382)	2006	(A)
111 8th Avenue	New York / New Jersey	—		—	—	17,688	10,911	—	—	28,599	28,599	(9,848)	2006	(A)
1807 Michael Faraday Court	Northern Virginia	—		1,499	—	4,578	1,150	1,499	—	5,728	7,227	(933)	2006	(A)

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
8100 Boone Boulevard	Northern Virginia	—		—	—	158	837	—	—	995	995	(434)	2006	(A)
21110 Ridgetop Circle	Northern Virginia	—		2,934	—	14,311	843	2,934	—	15,154	18,088	(1,528)	2007	(A)
3011 Lafayette Street	Silicon Valley	—		3,354	—	10,305	44,829	3,354	—	55,134	58,488	(9,062)	2007	(A)
44470 Chilum Place	Northern Virginia	—		3,351	—	37,360	184	3,531	—	37,364	40,895	(2,909)	2007	(A)
43881 Devin Shafron Drive	Northern Virginia	—		4,653	—	23,631	87,795	4,653	—	111,426	116,079	(13,797)	2007	(A)
43831 Devin Shafron Drive	Northern Virginia	—		3,027	—	16,247	980	3,027	—	17,227	20,254	(1,424)	2007	(A)
43791 Devin Shafron Drive	Northern Virginia	—		3,490	—	17,444	44,997	3,490	—	62,441	65,931	(5,320)	2007	(A)
Mundells Roundabout	London, England	69,154		31,354	—	—	59,167	25,742	—	64,779	90,521	(1,712)	2007	(A)
210 N Tucker	St. Louis	—		2,042	—	17,223	1,544	2,042	—	18,767	20,809	(1,819)	2007	(A)
900 Walnut Street	St. Louis	—		1,791	—	29,516	2,504	1,791	—	32,020	33,811	(2,502)	2007	(A)
1 Savvis Parkway	St. Louis	—		3,301	—	20,639	17	3,301	—	20,656	23,957	(1,552)	2007	(A)
1500 Space Park Drive	Silicon Valley	42,630	(3)	6,732	—	6,325	45,466	4,106	—	54,417	58,523	(8,012)	2007	(A)
Cressex 1	London, England	29,486		3,629	—	9,036	25,923	3,104	—	35,484	38,588	(2,499)	2007	(A)
Naritaweg 52	Amsterdam, Netherlands	—		—	1,192	23,441	(411)	—	1,171	23,051	24,222	(1,457)	2007	(A)
1 St. Anne’s Boulevard	London, England	—		2,732	—	5,969	(788)	2,697	—	5,216	7,913	(279)	2007	(A)
2 St. Anne’s Boulevard	London, England	—		5,190	—	3,193	619	4,209	—	4,793	9,002	(116)	2007	(A)
3 St. Anne’s Boulevard	London, England	—		16,401	—	8,844	45,300	13,302	—	57,243	70,545	(201)	2007	(A)
365 South Randolphville Road	New York / New Jersey	—		3,019	—	17,404	59,052	3,019	—	76,456	79,475	(691)	2008	(A)
701 & 717 Leonard Street	Dallas	—		2,165	—	9,934	68	2,165	—	10,002	12,167	(385)	2008	(A)
650 Randolph Road	New York / New Jersey	—		3,986	—	6,883	3,539	3,986	—	10,422	14,408	(1)	2008	(A)
Manchester Technopark	Manchester, England	8,970		—	—	23,918	(4,504)	—	—	19,414	19,414	(840)	2008	(A)
1201 Comstock Street	Silicon Valley	17,737		2,093	—	1,606	25,773	3,398	—	26,074	29,472	(1,953)	2008	(A)
7505 Mason King Court	Northern Virginia	—		2,390	—	8,257	6,863	2,390	—	15,120	17,510	(659)	2008	(A)
1550 Space Park Drive	Silicon Valley	—		2,301	—	766	528	1,926	—	1,669	3,595	(1)	2008	(A)
1525 Comstock Street	Silicon Valley	—		2,293	—	16,216	28,899	2,061	—	45,347	47,408	(1,839)	2008	(A)
22150 Shellhorn Road Parcel 2	Northern Virginia	—		6,927	—	—	23,395	6,927	—	23,395	30,322	(6)	2009	(A)
22150 Shellhorn Road Parcel 4E	Northern Virginia	—		8,168	—	—	272	8,168	—	272	8,440	—	2009	(A)
22150 Shellhorn Road Parcel 4F	Northern Virginia	—		5,509	—	—	175	5,509	—	175	5,684	—	2009	(A)

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
1232 Alma Road	Dallas	6,464		2,267	—	3,740	6,358	2,267	—	10,098	12,365	—	2009	(A)
900 Quality Way	Dallas	655		1,446	—	1,659	5	1,446	—	1,664	3,110	—	2009	(A)
1400 N. Bowser Road	Dallas	1,366		2,041	—	3,389	7	2,041	—	3,396	5,437	—	2009	(A)
1301 International Parkway	Dallas	178		333	—	344	1	333	—	345	678	—	2009	(A)
908 Quality Way	Dallas	5,758		6,730	—	4,493	2,026	6,730	—	6,519	13,249	(53)	2009	(A)
904 Quality Way	Dallas	407		760	—	744	1	760	—	745	1,505	—	2009	(A)
905 Security Row	Dallas	2,172		4,056	—	1,553	7	4,056	—	1,560	5,616	—	2009	(A)
444 Toyama Drive	Silicon Valley	—		6,213	—	10,954	—	6,213	—	10,954	17,167	(70)	2009	(A)
1350 Duane	Silicon Valley	52,030	(4)	7,081	—	69,817	—	7,081	—	69,817	76,898	(300)	2009	(A)
45901 & 45845 Nokes Boulevard	Northern Virginia	—		3,579	—	29,998	—	3,579	—	29,998	33,577	—	2009	(A)
21561 & 21571 Beaumeade Circle	Northern Virginia	—		4,131	—	25,218	—	4,131	—	25,218	29,349	—	2009	(A)
21551 Beaumeade Circle	Northern Virginia	—		3,132	—	—	—	3,132	—	—	3,132	—	2009	(A)
Other		—		—	—	8,298	11,252	—	—	19,550	19,550	(125)

		1,063,663		394,563	4,113	1,858,707	1,352,939	382,763	2,767	3,224,792	3,610,322	(459,521)

(1)	The balance shown includes an unamortized premium of $294.
(2)	The balance shown includes an unamortized premium of $986.
(3)	The balance shown includes an unamortized premium of $747.
(4)	The balance shown includes an unamortized discount of $770.

See accompanying report of independent registered public accounting firm.

DIGITAL REALTY TRUST, INC.

NOTES TO SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

December 31, 2009

(In thousands)

(1) Tax Cost

The aggregate gross cost of Digital Realty Trust, Inc.’s properties for federal income tax purposes approximated $3,550.9 million (unaudited) as of December 31, 2009.

(2) Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost of the Company’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2009.

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of year	$3,042,699	$2,482,104	$1,819,503
Additions during period (acquisitions and improvements)	568,003	561,293	714,990
Deductions during period (dispositions and write-off of tenant improvements)	(380)	(698)	(52,389)

Balance, end of year	$3,610,322	$3,042,699	$2,482,104

The following table reconciles accumulated depreciation and amortization of the Company’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2009.

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of year	$302,960	$188,125	$112,479
Additions during period (depreciation and amortization expense)	156,786	115,256	81,344
Deductions during period (dispositions and write-off of tenant improvements)	(225)	(421)	(5,698)

Balance, end of year	$459,521	$302,960	$188,125

Schedules other than those listed above are omitted because they are not applicable or the information required is included in the consolidated financial statements or the notes thereto.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisitions of the New England Portfolio, a three-property data center portfolio located in Massachusetts and Connecticut that was acquired on January 22, 2010, and the Rockwood Capital/365 Main Portfolio, a five-property data center portfolio located in California, Arizona, and Virginia, that is expected to be acquired on or about July 7, 2010, along with the related financings.

The unaudited pro forma condensed consolidated balance sheet of Digital Realty Trust, Inc. and subsidiaries (the “Company”) as of March 31, 2010 is presented as if the acquisition of the Rockwood Capital/365 Main Portfolio along with the related financings occurred on March 31, 2010. The acquisition is expected to close on or about July 7, 2010; however, the possibility exists that it may not close. Our financings consist of the sale of 6.9 million shares of our common stock in an underwritten public offering that closed on June 8, 2010 and expected additional borrowings under our existing revolving credit facility. The acquisition of the New England Portfolio and related financings took place on January 22, 2010 and January 28, 2010, respectively, and are therefore included in the Company’s historical condensed consolidated balance sheet as of March 31, 2010. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are presented as if the acquisitions of the New England Portfolio and the Rockwood Capital/365 Main Portfolio occurred on January 1, 2009, along with the related financings. Our financings consist of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 and additional borrowings under our existing revolving credit facility.

This pro forma information should be read in conjunction with the consolidated historical financial statements of the Company as of March 31, 2010 and December 31, 2009, and the notes thereto. The unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of what the actual financial position or results of operations would have been had we completed these transactions as of the beginning of the periods presented, nor is it necessarily indicative of future results. In addition, the pro forma condensed consolidated balance sheet includes pro forma allocations of the purchase price of the Rockwood Capital/365 Main Portfolio based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisition. These allocations may be adjusted in the future upon completion of the acquisition and finalization of these preliminary estimates.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Balance Sheet

March 31, 2010

(unaudited in thousands)

	Company Historical	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Company Pro Forma
Assets	(A)	(B)	(C)
Net investments in real estate	$3,501,382	$650,219	$—	$4,151,601
Cash and cash equivalents	50,809	(725,000)	725,000	50,809
Accounts and other receivables, net	54,090	—	—	54,090
Deferred rent	155,633	—	—	155,633
Acquired above market leases, net	33,745	26,973	—	60,718
Acquired in place lease value and deferred leasing costs, net	266,008	80,418	—	346,426
Deferred financing costs, net	23,294	—	—	23,294
Restricted Cash	40,145	—	—	40,145
Other assets	22,480	—	—	22,480

Total assets	$4,147,586	$32,610	$725,000	$4,905,196

Liabilities and Equity
Revolving credit facility	$—	$—	$347,907	$347,907
Unsecured senior notes	200,000	—	—	200,000
Mortgage loans	1,043,361	—	—	1,043,361
5.875% notes due 2020, net of discount	491,589	—	—	491,589
4.125% exchangeable senior debentures due 2026, net of discount	166,859	—	—	166,859
5.50% exchangeable senior debentures due 2029	266,400	—	—	266,400
Accounts payable and other accrued liabilities	165,615	—	—	165,615
Acquired below market leases, net	91,034	32,610	—	123,644
Security deposits and prepaid rents	74,223	—	—	74,223

Total liabilities	2,499,081	32,610	347,907	2,879,598

Stockholders’ Equity:
Preferred stock, series A, B, C, and D	662,338	—	—	662,338
Common stock	779	—	69	848
Additional paid-in capital	1,213,766	—	377,024	1,590,790
Dividends in excess of earnings	(254,639)	—	—	(254,639)
Accumulated other comprehensive loss, net	(47,557)	—	—	(47,557)

Total stockholders’ equity	1,574,687	—	377,093	1,951,780

Noncontrolling interests:
Noncontrolling interests in operating partnership	56,384	—	—	56,384
Noncontrolling interests in consolidated joint ventures	17,434	—	—	17,434

Total noncontrolling interests	73,818	—	—	73,818

Total equity	1,648,505	—	377,093	2,025,598

Total liabilities and equity	$4,147,586	$32,610	$725,000	$4,905,196

See accompanying notes to the pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2010

(unaudited)

(in thousands, except share and per share data)

	Company Historical	Acquisition of New England Portfolio	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Noncontrolling Interests	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)
Operating Revenues:
Rental	$152,574	$3,001	$23,711	$—	$—	$179,286
Tenant reimbursements	39,205	977	7,962	—	—	48,144
Total operating revenues	191,779	3,978	31,673	—	—	227,430

Operating Expenses:
Rental property operating and maintenance	53,242	1,393	10,482	—	—	65,117
Property taxes	12,721	383	2,021	—	—	15,125
Insurance	1,735	12	176	—	—	1,923
Depreciation and amortization	57,532	966	11,680	—	—	70,178
General and administrative	11,352	—	—	—	—	11,352
Other	2	—	—	—	—	2

Total operating expenses	136,584	2,754	24,359	—	—	163,697

Operating income	55,195	1,224	7,315	—	—	63,734

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	—	—	—	—	1,978
Interest and other income	31	—	—	—	—	31
Interest expense	(30,902)	—	—	(3,326)	—	(34,228)
Tax expense	(716)	—	—	—	—	(716)

Net income	25,586	1,224	7,315	(3,326)	—	30,799
Net income attributable to noncontrolling interests	(741)	—	—	—	(298)	(1,039)

Net income attributable to Digital Realty Trust, Inc.	24,845	1,224	7,315	(3,326)	(298)	29,760
Preferred stock dividends	(10,101)	—	—	—	—	(10,101)

Net income available to common stockholders	$14,744	$1,224	$7,315	$(3,326)	$(298)	$19,659

Pro forma net income per share available to common stockholders:
Basic						$0.23
Diluted						$0.22

Pro forma weighted average common shares outstanding (1):
Basic						84,670,691
Diluted						87,512,660
See accompanying notes to the pro forma condensed consolidated financial statements.

(1)	Includes historical basic and diluted weighted average common shares outstanding for March 31, 2010 of 77,770,691 and 80,612,660, respectively, and the sale of 6,900,000 shares of our common stock which closed on June 8, 2010.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(unaudited)

(in thousands, except share and per share data)

	Company Historical	Acquisition of New England Portfolio	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Noncontrolling Interests	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)
Operating Revenues:
Rental	$510,772	$45,918	$89,040	$—	$—	$645,730
Tenant reimbursements	125,308	20,633	33,761	—	—	179,702
Other	1,062	—	—	—	—	1,062

Total operating revenues	637,142	66,551	122,801	—	—	826,494

Operating Expenses:
Rental property operating and maintenance	176,238	21,589	44,920	—	—	242,747
Property taxes	36,004	6,660	8,082	—	—	50,746
Insurance	6,111	418	629	—	—	7,158
Depreciation and amortization	198,052	15,579	46,720	—	—	260,351
General and administrative	42,165	—	—	—	—	42,165
Other	783	—	—	—	—	783

Total operating expenses	459,353	44,246	100,351	—	—	603,950

Operating income	177,789	22,305	22,450	—	—	222,544

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	2,172	—	—	—	—	2,172
Interest and other income	753	—	—	—	—	753
Interest expense	(88,442)	—	—	(33,557)	—	(121,999)
Tax expense	(1,038)	—	—	—	—	(1,038)

Net income	91,234	22,305	22,450	(33,557)	—	102,432
Net income attributable to noncontrolling interests	(3,572)	—	—	—	(665)	(4,237)

Net income attributable to Digital Realty Trust, Inc.	87,662	22,305	22,450	(33,557)	(665)	98,195
Preferred stock dividends	(40,404)	—	—	—	—	(40,404)

Net income available to common stockholders	$47,258	$22,305	$22,450	$(33,557)	$(665)	$57,791

Pro forma net income per share available to common stockholders:
Basic						$0.70
Diluted						$0.69

Pro forma weighted average common shares outstanding (1):
Basic						82,850,370
Diluted						83,920,890

See accompanying notes to the pro forma condensed consolidated financial statements.

(1)	Includes historical basic and diluted weighted average common shares outstanding for December 31, 2009 of 75,950,370 and 77,020,890, respectively, and the sale of 6,900,000 shares of our common stock which closed on June 8, 2010.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)

(Dollar amounts in thousands)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

Digital Realty Trust, Inc. through its controlling interest in Digital Realty Trust, L.P. (the “Operating Partnership”) and the subsidiaries of the Operating Partnership (collectively, “we” or the “Company”) is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Company is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services.

Our pro forma condensed consolidated balance sheet is presented as if the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to be acquired on or about July 7, 2010, occurred on March 31, 2010 along with the related financings. Our financings consist of the sale of 6.9 million shares of our common stock in an underwritten public offering and expected additional borrowings under our existing revolving credit facility. The adjustments to our pro forma condensed consolidated balance sheet as of March 31, 2010 are as follows:

(A) Company Historical

Company historical reflects our historical condensed consolidated balance sheet as of March 31, 2010.

(B) Acquisition of Rockwood Capital/365 Main Portfolio

Reflects our expected acquisition of the Rockwood Capital/365 Main Portfolio. The pro forma adjustments, based on our preliminary estimates for allocation of the purchase price, are as follows (in thousands):

Assets acquired:
Investments in real estate, net	$650,219
Acquired above market leases	26,973
Acquired in place lease value	80,418
Liabilities acquired:
Acquired below market leases	(32,610)

Cash paid to acquire the portfolio	$725,000

(C) Financing Transactions

Reflects proceeds and related financing costs of the sale of 6.9 million shares of our common stock which was completed on June 8, 2010 and expected additional borrowings under our existing revolving credit facility in connection with the acquisition of the Rockwood Capital/365 Main Portfolio as follows (in thousands):

Total
Proceeds from the stock offering	$393,300
Less costs of the initial public offering:
Underwriters’ discounts and commissions	15,732
Other costs	475

Net proceeds from sale of common stock	377,093
Increase in borrowings from revolving credit facility	347,907

Net cash proceeds	$725,000

Common stock, 6,900,000 shares, $.01 per share	$69
Additional paid in capital	377,024

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2010 and year ended December 31, 2009

Our pro forma condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are presented as if the acquisition of the New England Portfolio that closed on January 22, 2010 and the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, occurred on January 1, 2009, along with the related financings. Our financings consist of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 which closed on January 28, 2010, the net pay down on the revolving credit facility with funds received from the issuance of the 5.875% notes due 2020, and the expected additional borrowings of $347.9 million under our existing revolving credit facility related to the acquisition of the Rockwood Capital/365 Main Portfolio. The pro forma adjustments to our condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are as follows:

(AA) Company Historical

Reflects our historical condensed consolidated statements of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009.

(BB) Acquisition of the New England Portfolio

The pro forma adjustments to the condensed consolidated statement of operations for the three months ended March 31, 2010 reflect the acquisition of the New England Portfolio, which closed on January 22, 2010. The pro forma adjustments are based on actual operating results after acquisition and represent the 21 days in January 2010 that we did not own the New England Portfolio and therefore were not recorded in the Company’s historical condensed consolidated statements of operations for the three months ended March 31, 2010.

New England Portfolio

For the period from January 1, 2010 through January 21, 2010

Historical combined revenues and certain expenses and pro forma purchase adjustments
Operating Revenues:
Rental	$3,001
Tenant reimbursements	977

Total operating revenues	3,978

Operating Expenses:
Rental property operating and maintenance	1,393
Property taxes	383
Insurance	12
Depreciation and amortization	966

Total operating expenses	2,754

Operating income	$1,224

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

The pro forma adjustments to the condensed consolidated statement of operations for the year ended December 31, 2009 reflect the acquisition of the New England Portfolio, as if the acquisition occurred on January 1, 2009. The pro forma adjustments are as follows (in thousands):

New England Portfolio

Year Ended December 31, 2009

	Historical combined revenues and certain expenses(1)	Adjustments resulting from purchasing the New England Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$42,695	$3,223	(2)	$45,918
Tenant reimbursements	20,633	—		20,633

Total operating revenues	63,328	3,223		66,551

Operating Expenses:
Rental property operating and maintenance	21,589	—		21,589
Property taxes	1,846	4,814	(3)	6,660
Insurance	418	—		418
Depreciation and amortization	—	15,579	(4)	15,579

Total operating expenses	23,853	20,393		44,246

Operating income	$39,475	$(17,170)		$22,305

(1)	Historical combined statement or revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $2.0 million adjustment to amortize acquired above and below market lease intangibles and a $1.2 million adjustment to reflect straight-line revenue as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $4.8 million was calculated based on the purchase price of the Portfolio and the county property tax rates for the three buildings of the New England Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $8.6 million adjustment to record depreciation expense on acquired tangible assets and a $7.0 million adjustment to amortize acquired in place lease value intangible assets, as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

(CC) Acquisition of the Rockwood Capital/365 Main Portfolio

The pro forma adjustments to the condensed consolidated statement of operations for the three months ended March 31, 2010 reflect the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, as if the acquisition closed on January 1, 2009. The pro forma adjustments are as follows (in thousands):

Rockwood Capital/365 Main Portfolio

Three Months Ended March 31, 2010

	Historical combined revenues and certain expenses(1)	Adjustments resulting from purchasing the Rockwood Capital/365 Main Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$22,363	$1,348	(2)	$23,711
Tenant reimbursements	7,962	—		7,962

Total operating revenues	30,325	1,348		31,673

Operating Expenses:
Rental property operating and maintenance	10,482	—		10,482
Property taxes	524	1,497	(3)	2,021
Insurance	176	—		176
Depreciation and amortization	—	11,680	(4)	11,680

Total operating expenses	11,182	13,177		24,359

Operating income	$19,143	$(11,829)		$7,315

(1)	Historical combined statement of revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $1.8 million adjustment to reflect straight-line revenue and a ($0.5) million adjustment to amortize acquired above and below market lease intangibles as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $1.5 million was calculated based on the expected purchase price and the county property tax rates for the five properties of the Rockwood Capital/365 Main Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $7.6 million adjustment to amortize acquired in place lease value intangible assets and a $4.1 million adjustment to record depreciation expense on acquired tangible assets as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

The pro forma adjustments to the condensed consolidated statement of operations for the year ended December 31, 2009 reflect the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, as if the acquisition closed on January 1, 2009. The pro forma adjustments are as follows (in thousands):

Rockwood Capital/365 Main Portfolio

Year Ended December 31, 2009

	Historical combined revenues and certain expenses (1)	Adjustments resulting from purchasing the Rockwood Capital/365 Main Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$83,848	$5,192	(2)	$89,040
Tenant reimbursements	33,761	—		33,761

Total operating revenues	117,609	5,192		122,801

Operating Expenses:
Rental property operating and maintenance	44,920	—		44,920
Property taxes	3,406	4,676	(3)	8,082
Insurance	629	—		629
Depreciation and amortization	—	46,720	(4)	46,720

Total operating expenses	48,955	51,396		100,351

Operating income	$68,654	$(46,204)		$22,450

(1)	Historical combined statement of revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $7.1 million adjustment to reflect straight-line revenue and a ($1.9) million adjustment to amortize acquired above and below market lease intangibles as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $4.7 million was calculated based on the expected purchase price and the county property tax rates for the five properties of the Rockwood Capital/365 Main Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $30.2 million adjustment to amortize acquired in place lease value intangible assets and a $16.5 million adjustment to record depreciation expense on acquired tangible assets as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

(DD) Financing Transactions

Reflects the pro forma increase in interest expense for the three months ended March 31, 2010 and the year ended December 31, 2009. Our financings consist of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 and additional borrowings under our existing revolving credit facility. The adjustments reflect the increase in interest expense as follows (in thousands):

Financing	Principal balance used in pro forma adjustment		Interest rate		Pro forma interest expense adjustment three months ended March 31, 2010		Pro forma interest expense adjustment Year ended December 31, 2009
5.875% notes due 2020	$500,000	(1)	5.875%		$2,203	(3)	$29,375
Amortization of loan discount	(8,520	)(1)			64	(3)	852
Net decrease in principal balance of revolving credit facility related to the application of the excess proceeds from the 5.875% notes due 2020, in excess of the New England Portfolio purchase price	(101,527)		1-month LIBOR +1.1	%(2)	(102	)(3)	(1,372)
Net increase in principal balance of revolving credit facility related to the Rockwood Capital/365 Main Portfolio	347,907		1-month LIBOR +1.1	%(2)	1,161		4,702

					$3,326		$33,557

(1)	On January 28, 2010, the Operating Partnership closed the issuance of $500.0 million aggregate principal amount of 5.875% notes due 2020. The purchase price paid by the initial purchasers was 98.296% of the principal amount thereof, resulting in original issue discount of $8,520.
(2)	The average 1-month LIBOR +1.10% interest rate on our revolving credit facility was 1.33% for the three months ended March 31, 2010. The average 1-month LIBOR +1.10% interest rate on our revolving credit facility was 1.35% for the year ended December 31, 2009. A 1/8 percentage point change in the LIBOR rate would result in a combined adjustment to net income for both items above of approximately $99,000 and $308,000 for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.
(3)	Reflects 27 days not recorded in the Company’s historical results for the three months ended March 31, 2010, since the transaction closed on January 28, 2010.

DIGITAL REALTY TRUST, INC. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

(EE) Noncontrolling Interests in Operating Partnership

Noncontrolling interests in the Operating Partnership relate to the Operating Partnership interests that are not owned by us. The following table shows the effect on net income attributable to noncontrolling interests for the three months ended March 31, 2010 and the year ended December 31, 2009 had the acquisition of the New England Portfolio and the Rockwood Capital/365 Main Portfolio occurred on January 1, 2009 along with the related financing (in thousands):

	For the three months ended March 31, 2010	For the year ended December 31, 2009
Net income effect from:
Acquisition of the New England Portfolio	$1,224	$22,305
Acquisition of the Rockwood Capital/365 Main Portfolio	7,315	22,450
Financing transactions	(3,326)	(33,557)

	5,213	11,198
Average noncontrolling interest percentage	5.71%	5.94%

Net income attributable to noncontrolling interests	$298	$665

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit and per unit data)

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Investments in real estate:
Properties:
Land	$400,787	$382,763
Acquired ground leases	2,695	2,767
Buildings and improvements	3,318,299	2,952,330
Tenant improvements	274,460	272,462

Total investments in properties	3,996,241	3,610,322
Accumulated depreciation and amortization	(502,141)	(459,521)

Net investments in properties	3,494,100	3,150,801
Investment in unconsolidated joint venture	7,282	6,392

Net investments in real estate	3,501,382	3,157,193
Cash and cash equivalents	50,809	72,320
Accounts and other receivables, net of allowance for doubtful accounts of $2,797 and $2,691 as of March 31, 2010 and December 31, 2009, respectively	54,090	46,086
Deferred rent	155,633	145,550
Acquired above market leases, net	33,745	25,861
Acquired in place lease value and deferred leasing costs, net	266,008	224,216
Deferred financing costs, net	23,294	21,073
Restricted cash	40,145	37,810
Other assets	22,480	14,950

Total assets	$4,147,586	$3,745,059

LIABILITIES AND CAPITAL
Revolving credit facility	$—	$205,547
Unsecured senior notes	200,000	83,000
5.875% notes due 2020, net of discount	491,589	—
4.125% exchangeable senior debentures due 2026, net of discount	166,859	165,834
5.50% exchangeable senior debentures due 2029	266,400	266,400
Mortgage loans	1,043,361	1,063,663
Accounts payable and other accrued liabilities	165,615	151,229
Accrued dividends and distributions	—	37,004
Acquired below market leases, net	91,034	69,311
Security deposits and prepaid rents	74,223	68,270

Total liabilities	2,499,081	2,110,258

Commitments and contingencies
Capital:
Partners’ capital:
General Partner:
4,140,000 Series A Cumulative Redeemable preferred units issued and outstanding, 2,530,000 Series B Cumulative Redeemable preferred units issued and outstanding, 6,999,955 Series C Cumulative Convertible preferred units issued and outstanding, 13,795,500 Series D Cumulative Convertible preferred units issued and outstanding, all with a $25.00 liquidation preference per preferred unit (liquidation preference of $686,636,375)	662,338	662,338
78,176,655 and 76,812,783 common units issued and outstanding, respectively	959,906	924,604
Limited partners, 4,235,549 common units, 1,010,088 profits interest units and 216,452 class C units outstanding as of March 31, 2010 and 4,360,549 common units, 842,096 profits interest units and 216,452 class C units outstanding as of December 31, 2009	60,361	60,875
Accumulated other comprehensive loss	(51,534)	(30,630)

Total partners’ capital	1,631,071	1,617,187
Noncontrolling interests in consolidated joint ventures	17,434	17,614

Total capital	1,648,505	1,634,801

Total liabilities and capital	$4,147,586	$3,745,059

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(unaudited in thousands, except unit and per unit data)

	Three Months Ended March 31,
	2010	2009
Operating Revenues:
Rental	$152,574	$118,089
Tenant reimbursements	39,205	31,027
Other	—	18

Total operating revenues	191,779	149,134

Operating Expenses:
Rental property operating and maintenance	53,242	42,573
Property taxes	12,721	9,211
Insurance	1,735	1,456
Depreciation and amortization	57,532	46,304
General and administrative	11,352	10,102
Other	2	285

Total operating expenses	136,584	109,931

Operating income	55,195	39,203
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	1,116
Interest and other income	31	243
Interest expense	(30,902)	(18,937)
Tax expense	(716)	(436)

Net income	25,586	21,189
Net loss attributable to noncontrolling interests in consolidated joint ventures	232	—

Net income attributable to Digital Realty Trust, L.P.	25,818	21,189
Preferred units distributions	(10,101)	(10,101)

Net income available to common unitholders	$15,717	$11,088

Net income per unit available to common unitholders:
Basic	$0.19	$0.14
Diluted	$0.18	$0.14

Weighted average common units outstanding:
Basic	83,233,100	80,550,025
Diluted	86,075,069	80,741,438

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CAPITAL AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except unit data)

	General Partner				Limited Partners
	Preferred Units		Common Units		Common Units
	Units	Amount	Units	Amount	Units	Amount	Accumulated Other Comprehensive Loss	Noncontrolling Interests in Consolidated Joint Venture	Total Capital
Balance as of December 31, 2009	27,465,455	$662,338	76,812,783	$924,604	5,419,097	$60,875	$(30,630)	$17,614	$1,634,801

Conversion of limited partner common units to general partner common units	—	—	151,394	1,711	(151,394)	(1,711)	—	—	—
Issuance of restricted common units, net of forfeitures	—	—	62,572	—	—	—	—	—	—
Net proceeds from issuance of common units	—	—	1,099,379	54,624	—	—	—	—	54,624
Issuance of common units in connection with the exercise of stock options	—	—	50,527	1,895	—	—	—	—	1,895
Issuance of common units, net of forfeitures	—	—	—	—	194,386	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	2,695	—	—	—	—	2,695
Distributions	—	(10,101)	—	(37,512)	—	(2,631)	—	—	(50,244)
Reclassification of vested share based awards	—	—	—	(2,855)	—	2,855	—	—	—
Contributions from noncontrolling interest in consolidated joint ventures	—	—	—	—	—	—	—	52	52
Net income	—	10,101	—	14,744	—	973	—	(232)	25,586
Other comprehensive income - foreign currency translation adjustments	—	—	—	—	—	—	(18,287)	—	(18,287)
Other comprehensive income - fair value of interest rate swaps	—	—	—	—	—	—	(4,276)	—	(4,276)
Other comprehensive income - reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	1,659	—	1,659
Comprehensive income									4,682

Balance as of March 31, 2010	27,465,455	$662,338	78,176,655	$959,906	5,462,089	$60,361	$(51,534)	$17,434	$1,648,505

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income	$25,586	$21,189
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated joint venture	(1,978)	(1,116)
Distributions from unconsolidated joint venture	1,000	1,000
Write-off of net assets due to early lease terminations	2	285
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground leases	46,025	35,955
Amortization of share-based unearned compensation	2,695	1,780
Allowance for doubtful accounts	106	(42)
Amortization of deferred financing costs	2,406	1,662
Amortization of debt discount/premium	1,095	852
Amortization of acquired in place lease value and deferred leasing costs	11,507	10,349
Amortization of acquired above market leases and acquired below market leases, net	(2,283)	(2,139)
Changes in assets and liabilities:
Restricted cash	(1,734)	12,590
Accounts and other receivables	(9,415)	(1,073)
Deferred rent	(11,111)	(11,308)
Deferred leasing costs	(5,132)	(3,098)
Other assets	(8,179)	(780)
Accounts payable and other accrued liabilities	(746)	(34,727)
Security deposits and prepaid rents	7,356	9,999

Net cash provided by operating activities	57,200	41,378

Cash flows from investing activities:
Acquisitions of properties	(375,000)	—
Receipt of value added tax refund	916	5,022
Refundable value added tax paid	(1,115)	(1,697)
Change in restricted cash	(588)	1,086
Improvements to investments in real estate	(66,877)	(137,046)
Improvement advances to tenants	(114)	(1,631)
Collection of advances from tenants for improvements	23	1,558

Net cash used in investing activities	(442,755)	(132,708)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(unaudited in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from financing activities:
General partner contributions	$56,519	$83,603
Borrowings on revolving credit facility	270,000	191,278
Repayments on revolving credit facility	(475,547)	(72,000)
Borrowings on unsecured senior notes	117,000	25,000
Borrowings on unsecured senior notes due 2020	491,480	—
Proceeds from mortgage loans	—	19,709
Principal payments on mortgage loans	(3,255)	(99,349)
Change in restricted cash	(13)	560
Payment of loan fees and costs	(4,944)	(248)
Capital contributions received from noncontrolling interests in joint venture	52	11,625
Payment of distributions to preferred unitholders	(10,101)	(10,101)
Payment of distributions to common unitholders	(77,147)	(53,145)

Net cash provided by financing activities	364,044	96,932

Net (decrease) increase in cash and cash equivalents	(21,511)	5,602
Cash and cash equivalents at beginning of period	72,320	73,334

Cash and cash equivalents at end of period	$50,809	$78,936

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$22,231	$21,398
Cash paid for taxes	174	186
Supplementary disclosure of noncash investing and financing activities:
Change in net assets related to foreign currency translation adjustments	$(18,287)	$(7,984)
(Decrease) Increase in accounts payable and other accrued liabilities and other assets, respectively, related to increase in fair value of interest rate swaps	(4,276)	(2,291)
Accrual for additions to investments in real estate and tenant improvement advances included in accounts payable and accrued expenses	71,527	73,669
Allocation of purchase price of properties/investment in partnership to:
Investments in real estate	346,436	—
Acquired above market leases	9,714	—
Acquired below market leases	(26,450)	—
Acquired in place lease value and deferred leasing costs	45,300	—

Cash paid for acquisition of properties	$375,000	$—

See accompanying notes to the condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010 and 2009

(unaudited)

1. Organization and Description of Business

Digital Realty Trust, L.P. and its subsidiaries (collectively, we, our, us or the Operating Partnership) is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Operating Partnership is managed by Digital Realty Trust, Inc. (the General Partner), its sole general partner. The Operating Partnership is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. As of March 31, 2010, our portfolio consisted of 84 properties, excluding one property held as an investment in an unconsolidated joint venture, of which 71 are located throughout North America and 13 are located in Europe. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Operating Partnership was formed on July 21, 2004 in anticipation of the General Partner’s initial public offering (IPO) on November 3, 2004 and commenced operations on that date. As of March 31, 2010, the General Partner owns a 93.5% common unit interest and a 100% preferred unit interest in the Operating Partnership. As general partner, it has control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace the general partner nor do they have participating rights, although they do have certain protective rights.

The General Partner and the Operating Partnership (collectively, the Company) are an internally managed real estate investment trust (REIT) with an “UPREIT” structure and, as such, the General Partner does not hold any independent assets or conduct any business operations apart from its investment in the Operating Partnership. There are no management or similar contracts between the Operating Partnership and the General Partner other than the partnership agreement, and the Company operates as a single, internally managed enterprise of which the General Partner is the holding company that manages the Operating Partnership. The General Partner has no source of revenue other than on its equity interests in the Operating Partnership. The accounts of the Operating Partnership are consolidated with those of the General Partner. The same personnel service both the General Partner and the Operating Partnership.

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

The accompanying interim condensed consolidated financial statements include all of the accounts of the Operating Partnership and the subsidiaries of the Operating Partnership. Intercompany balances and transactions have been eliminated.

The accompanying interim condensed consolidated financial statements are unaudited, but have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information and in compliance with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. All such adjustments are considered to be of a normal recurring nature, except as otherwise indicated. The results of operations for the interim periods are not necessarily indicative of the results to be obtained for the

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

full fiscal year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included elsewhere in this Registration Statement on Form 10.

(b) Cash Equivalents

For the purpose of the condensed consolidated statements of cash flows, we consider short-term investments with original maturities of 90 days or less to be cash equivalents. As of March 31, 2010, cash equivalents consist of investments in money market instruments.

(c) Share Based Compensation

We account for share based compensation using the fair value method of accounting. The estimated fair value of the stock options granted by us is being amortized on a straight-line basis over the vesting period of the stock options. The estimated fair value of the long-term incentive units and Class C Units (discussed in note 9(b)) granted by us is being amortized on a straight-line basis over the expected service period.

For share based compensation awards with performance conditions, we estimate the fair value of the award for each of the possible performance condition outcomes and amortize the compensation cost based on management’s projected performance outcome. In the instance management’s projected performance outcome changes prior to the final measurement date, compensation cost is adjusted accordingly.

(d) Income Taxes

We assess our significant tax positions in accordance with U.S. GAAP for all open tax years and determine whether we have any material unrecognized liabilities from uncertain tax benefits. If a tax position is not considered “more-likely-than-not” to be sustained solely on its technical merits, no benefits of the tax position are to be recognized (for financial statement purposes). As of March 31, 2010, we have no liabilities for uncertain tax positions. We classify interest and penalties on tax liabilities from significant uncertain tax positions as interest expense and operating expense, respectively, in our condensed consolidated statements of operations. For the three months ended March 31, 2010 and 2009, we had no such interest or penalties.

See Note 7 for further discussion on income taxes.

(e) Presentation of Transactional-based Taxes

We account for transactional-based taxes, such as value added tax, or VAT, for our international properties on a net basis.

(f) Asset Retirement Obligations

We record accruals for estimated retirement obligations as required by current accounting guidance. The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. As of March 31, 2010 and December 31, 2009, the amount included in accounts payable and other accrued liabilities on our condensed consolidated balance sheets was approximately $1.3 million.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(g) Assets and Liabilities Measured at Fair Value

On January 1, 2008, we adopted new accounting guidance establishing a framework for measuring fair-value and expanding disclosures regarding related fair-value measurements. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the guidance does not require any new fair-value measurements of reported balances.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Operating Partnership has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(h) Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made. On an on-going basis, we evaluate our estimates, including those related to acquiring, developing and assessing the carrying values of our real estate properties, accrued liabilities and performance-based equity compensation plans. We base our estimates on historical experience, current market conditions, and various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could vary under different assumptions or conditions.

(i) Newly Adopted Significant Accounting Policies

On January 1, 2010, we adopted amended guidance related to the consolidation of variable-interest entities. This amended guidance requires an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, they require an ongoing

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009 and for subsequent interim and annual reporting periods.

(j) Segment Information

All of our properties generate similar revenues and expenses related to tenant rent and reimbursements and operating expenses. The delivery of our products is consistent across all properties and although services are provided to a wide range of customers, the types of services provided to them are limited to a few core principles. As such, the properties in our portfolio have similar economic characteristics and the nature of the products and services provided to our customers and the method to distribute such services are consistent throughout the portfolio. Consequently, our properties qualify for aggregation into one reporting segment.

3. Acquisitions

We acquired the following real estate properties during the three months ended March 31, 2010:

Location	Metropolitan Area		Date Acquired	Amount (in millions)
New England Portfolio(1)	Various	(1)	January 22, 2010	$375.0

(1)	The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut, located in the New York Metro area. The New England Portfolio is considered three properties for our property count.

The properties’ aggregate acquisition amounts were allocated as follows: $21.2 million to land, $323.0 million to buildings and improvements, $2.2 million to tenant improvements, $55.0 million to identified intangible assets and $26.4 million to identified intangible liabilities. There was no contingent consideration associated with the acquisition. Revenues and operating income for the New England Portfolio for the quarter ended March 31, 2010 and the operating revenues and operating income of the combined entity had the acquisition date been January 1, 2009, are:

	Operating Revenues	Operating Income
	(in millions)
Actual from January 22, 2010 through March 31, 2010	$13.1	$4.0
Supplemental pro forma January 1, 2010 through March 31, 2010(1)	195.8	56.4
Supplemental pro forma January 1, 2009 through March 31, 2009(1)	164.2	43.1

(1)	These unaudited pro forma results do not purport to be indicative of what operating results would have been had the acquisitions occurred on January 1, 2009 and may not be indicative of future operating results.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

4. Acquired Intangible Assets and Liabilities

The following summarizes our acquired intangible assets (acquired in place lease value and acquired above-market lease value) and intangible liabilities (acquired below-market lease value) as of March 31, 2010 and December 31, 2009.

	Balance as of
(Amounts in thousands)	March 31, 2010	December 31, 2009
Acquired in place lease value:
Gross amount	$421,294	$377,336
Accumulated amortization	(224,189)	(215,030)

Net	$197,105	$162,306

Acquired above market leases:
Gross amount	$72,096	$62,757
Accumulated amortization	(38,351)	(36,896)

Net	$33,745	$25,861

Acquired below market leases:
Gross amount	$173,070	$147,938
Accumulated amortization	(82,036)	(78,627)

Net	$91,034	$69,311

Amortization of acquired below-market lease value, net of acquired above-market lease value, resulted in an increase to rental revenues of $2.3 million and $2.1 million for the three months ended March 31, 2010 and 2009, respectively. Estimated annual amortization of acquired below-market lease value, net of acquired above-market lease value, for each of the five succeeding years, commencing January 1, 2011 is as follows:

(Amounts in thousands)
2011	$9,391
2012	6,332
2013	6,269
2014	5,535
2015	4,789

Amortization of acquired in place lease value (a component of depreciation and amortization expense) was $9.9 million and $9.1 million for the three months ended March 31, 2010 and 2009, respectively. Estimated annual amortization of acquired in place lease value for each of the five succeeding years, commencing January 1, 2011 is as follows:

(Amounts in thousands)
2011	$32,321
2012	27,347
2013	26,312
2014	22,680
2015	17,309

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

5. Debt

A summary of outstanding indebtedness as of March 31, 2010 and December 31, 2009, respectively, is as follows (in thousands):

Properties	Interest Rate at March 31, 2010	Maturity Date	Principal Outstanding March 31, 2010		Principal Outstanding December 31, 2009
Mortgage loans:
Secured Term Debt(1)(2)	5.65%	Nov. 11, 2014	$143,426		$144,078
3 Corporate Place(2)	6.72%	Aug. 1, 2011(3)	80,000		80,000
200 Paul Avenue 1-4(2)	5.74%	Oct. 8, 2015	77,391		77,803
2045 & 2055 LaFayette Street(2)	5.93%	Feb. 6, 2017	67,053		67,271
Mundells Roundabout	3-month GBP LIBOR + 1.20%(5)	Nov. 30, 2013	65,055	(7)	69,154	(7)
600 West Seventh Street	5.80%	Mar. 15, 2016	55,190		55,524
34551 Ardenwood Boulevard 1-4(2)	5.95%	Nov. 11, 2016	54,778		54,945
1100 Space Park Drive(2)	5.89%	Dec. 11, 2016	54,775		54,944
1350 Duane Avenue/3080 Raymond Street(2)	5.42%	Oct. 1, 2012	52,800		52,800
150 South First Street(2)	6.30%	Feb. 6, 2017	52,601		52,760
114 Rue Ambroise Croizat(4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012	42,391	(6)	45,067	(6)
Clonshaugh Industrial Estate II	3-month EURIBOR + 4.50%(5)	Sep. 4, 2014	40,599	(6)	42,993	(6)
1500 Space Park Drive(2)	6.15%	Oct. 5, 2013	41,400		41,883
2334 Lundy Place(2)	5.96%	Nov. 11, 2016	39,838		39,960
Unit 9, Blanchardstown Corporate Park(4)	3-month EURIBOR + 1.35%(5)	Jan. 18, 2012	36,445	(6)	38,746	(6)
Cressex 1(8)	5.68%	Oct. 16, 2014	27,739	(7)	29,486	(7)
6 Braham Street	3-month GBP LIBOR + 0.90%(5)	Apr. 10, 2011	19,445	(7)	20,831	(7)
1201 Comstock Street	1-month LIBOR + 3.50%(5)	Jun. 24, 2012(3)	17,551		17,737
Datacenter Park—Dallas	5.00%	Sep. 15, 2010(3)	17,000		17,000
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60%(5)	Jul. 18, 2013	14,304	(6)	15,208	(6)
Chemin de l’Epinglier 2	3-month EURIBOR + 1.50%(5)	Jul. 18, 2013	10,390	(6)	11,046	(6)
Gyroscoopweg 2E-2F(9)	3-month EURIBOR + 1.50%(5)	Oct. 18, 2013	9,107	(6)	9,682	(6)
1125 Energy Park Drive(2)	7.62%(10)	Mar. 1, 2032	9,166		9,203
Manchester Technopark(8)	5.68%	Oct. 16, 2014	8,438	(7)	8,970	(7)
731 East Trade Street	8.22%	Jul. 1, 2020	5,261		5,315

			1,042,143		1,062,406
Revolving credit facility	Various(11)	Aug. 31, 2010(3)	—	(12)	205,547	(12)
Unsecured senior notes—Series A	7.000%	Jul. 24, 2011	25,000		25,000
Unsecured senior notes—Series B	9.320%	Nov. 5, 2013	33,000		33,000
Unsecured senior notes—Series C	9.680%	Jan. 6, 2016	25,000		25,000
Unsecured senior notes—Series D	4.570%	Jan. 20, 2015	50,000		—
Unsecured senior notes—Series E	5.730%	Jan. 20, 2017	50,000		—
Unsecured senior notes—Series F	4.500%	Feb. 3, 2015	17,000		—
5.875% notes due 2020	5.875%	Feb. 1, 2020	500,000		—
4.125% exchangeable senior debentures due 2026	4.125%	Aug. 15, 2026(13)	172,500		172,500
5.50% exchangeable senior debentures due 2029	5.50%	Apr. 15, 2029(14)	266,400		266,400

Total principal outstanding			2,181,043		1,789,853
Unamortized discount on 5.875% unsecured senior notes due 2020			(8,411)		—
Unamortized discount on 4.125% exchangeable senior debentures due 2026			(5,641)		(6,666)
Unamortized premium—1125 Energy Park Drive, 731 East Trade Street, 1500 Space Park Drive and 1350 Duane Avenue/3080 Raymond Street mortgages			1,218		1,257

Total indebtedness			$2,168,209		$1,784,444

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.
(2)	The respective borrower’s assets and credit are not available to satisfy the debts and other obligations of affiliates or any other person.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(3)	Two one-year extensions are available, which we may exercise if certain conditions are met except for 1201 Comstock Street, which has a one-year extension available.
(4)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.
(5)	We have entered into interest rate swap or interest rate cap agreements as a cash flow hedge for interest generated by these US LIBOR, EURIBOR and GBP LIBOR based loans. See note 9 for further information.
(6)	Based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.
(7)	Based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.
(8)	These loans are also secured by a £7.8 million letter of credit. These loans are cross-collateralized by the two properties.
(9)	This loan is also secured by a €1.3 million letter of credit.
(10)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(11)	The interest rate under our revolving credit facility equals either (i) US LIBOR, EURIBOR and GBP LIBOR (ranging from 1- to 6-month maturities) plus a margin of between 1.10% and 2.00% or (ii) the greater of (x) the base rate announced by the lender and (y) 1/2 of 1% per annum above the federal funds rate, plus a margin of between 0.100%—1.000%. In each case, the margin is based on our total leverage ratio. We incur a fee ranging from 0.125% to 0.20% for the unused portion of our unsecured revolving credit facility.
(12)	Balances as of March 31, 2010 and December 31, 2009 are as follows (balances, in thousands):

Denomination of Draw	Balance as of March 31, 2010	Weighted- average interest rate	Balance as of December 31, 2009		Weighted- average interest rate
US ($)	$—	—	$195,500		1.34%
Euro (€)	—	—	10,047	(a)	1.58%

Total	$—	—	$205,547		1.35%

(a)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009.
(13)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.
(14)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of April 15, 2014, April 15, 2019 and April 15, 2024. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on April 18, 2014.

As of March 31, 2010, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. Interest on outstanding borrowings under the revolving credit facility are generally based on 1-month US LIBOR, 1-month EURIBOR and 1-month GBP LIBOR, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our Operating Partnership’s total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound Sterling, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of March 31, 2010, there was no outstanding balance under this facility, and $23.2 million of letters of credit were issued.

The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable the General Partner to maintain its status as a REIT for federal income tax purposes, the General Partner is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2010, the Company was in compliance with all of such covenants.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Some of our mortgage loans are subject to prepayment lock-out periods. The terms of the following mortgage loans contain prepayment lock-out periods through the dates listed below:

Loan	Date
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011

During the three months ended March 31, 2010 and 2009, we capitalized interest of approximately $1.9 million and $3.1 million, respectively.

4.125% Exchangeable Senior Debentures due 2026

On August 15, 2006, the Operating Partnership issued $172.5 million of its 4.125% exchangeable senior debentures due August 15, 2026 (the 2026 Debentures). Costs incurred to issue the 2026 Debentures were approximately $5.4 million, net of the amount allocated to the equity component of the debentures. These costs are being amortized over a period of five years, which represents the estimated term of the 2026 Debentures, and are included in deferred financing costs, net in the condensed consolidated balance sheet. The 2026 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The 2026 Debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the 2026 Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock at an exchange rate that was initially 30.6828 shares per $1,000 principal amount of 2026 Debentures. The exchange rate on the 2026 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.265 per share per quarter (the “reference dividend”). Effective March 11, 2010, the exchange rate has been adjusted to 31.411 shares per $1,000 principal amount of 2026 Debentures as a result of the aggregate dividends in excess of the reference dividend that the General Partner declared and paid on the General Partner’s common stock beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2010.

Prior to August 18, 2011, the Operating Partnership may not redeem the 2026 Debentures except to preserve the General Partner’s status as a REIT for U.S. federal income tax purposes. On or after August 18, 2011, at the Operating Partnership’s option, the 2026 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2026 Debentures.

The holders of the 2026 Debentures have the right to require the Operating Partnership to repurchase the 2026 Debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2026 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12-month period and the General Partner’s ceasing to be the general partner of the Operating

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2026 Debentures, including a default for 30 days in payment of any installment of interest under the 2026 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2026 Debentures and the Operating Partnership’s failure to deliver cash or any shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2026 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

In addition, the 2026 Debentures are exchangeable (i) prior to July 15, 2026, during any fiscal quarter after the fiscal quarter ended September 30, 2006, if the closing sale price of the General Partner’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the exchange price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to July 15, 2026, during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of 2026 Debentures was equal to or less than 98% of the product of the closing sale price of the common stock during such period, multiplied by the applicable exchange rate, (iii) if we call the 2026 Debentures for redemption and (iv) any time on or after July 15, 2026.

The General Partner has entered into a registration rights agreement whereby it agreed to register the shares of common stock that could be issued in the future upon exchange of the 2026 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in April 2007.

The following table provides additional information about the 2026 Debentures as of the date presented pursuant to requirements under accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion:

	4.125% Exchangeable Senior Debentures due 2026
($ and shares in thousands, except exchange price)	March 31, 2010	December 31, 2009
Carrying amount of the equity component	$18,280	$18,280
Principal amount of the liability component	$172,500	$172,500
Unamortized discount of the liability component	$5,641	$6,666
Net carrying amount of the liability component	$166,859	$165,834
Remaining amortization period of discount	16 months	19 months
Exchange price	$31.84	$32.22
Number of shares to be issued upon exchange(a)	2,236	1,923
The amount by which the if-exchanged value exceeds the principal amount(a)	$121,177	$96,693
Effective interest rate on liability component	6.75%	6.75%
Non-cash interest cost recognized for the period ended	$1,025	$959	(b)
Coupon rate interest cost recognized for the period ended	$1,779	$1,779	(b)

(a)

In accordance with accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion, we are required to disclose the exchange price and the number of common units on which the aggregate consideration to be delivered upon exchange is determined (principal plus excess value). Our exchangeable senior debentures require the entire principal amount to be settled in cash, and at our option, any excess value above the principal amount may be settled in cash or the General

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Partner’s common shares (an equal amount of common units would be issued by the Operating Partnership). Based on the March 31, 2010 and December 31, 2009 closing share prices of the General Partner’s common shares and the conversion prices in the table above, the excess value was approximately $121.2 million and $96.7 million, respectively; accordingly, approximately 2.2 million and 1.9 million common shares, respectively, would be issued by the General Partner if these Debentures were settled on these dates and we elected to settle the excess value in shares of the General Partner’s common stock.

(b)	Amounts are for the three months ended March 31, 2009.

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, the Operating Partnership issued $266.4 million of its 5.50% exchangeable senior debentures due April 15, 2029 (the 2029 Debentures). Costs incurred to issue the 2029 Debentures were approximately $7.8 million. These costs are being amortized over a period of five years, which represents the estimated term of the 2029 Debentures, and are included in deferred financing costs, net in the condensed consolidated balance sheet. The 2029 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on October 15 and April 15 of each year beginning October 15, 2009 until the maturity date of April 15, 2029. The 2029 Debentures bear interest at 5.50% per annum and may be exchanged for shares of the General Partner’s common stock at an exchange rate that was initially 23.2558 shares per $1,000 principal amount of 2029 Debentures. The exchange rate on the 2029 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.33 per share per quarter (the “reference dividend”). Due to the fact that the exchange feature for the 2029 Debentures must be settled in the common stock of the General Partner, accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion does not apply.

Prior to April 18, 2014, the Operating Partnership may not redeem the 2029 Debentures except to preserve the General Partner’s status as a REIT for U.S. federal income tax purposes. On or after April 18, 2014, at the Operating Partnership’s option, the 2029 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2029 Debentures.

The holders of the 2029 Debentures have the right to require the Operating Partnership to repurchase the 2029 Debentures in cash in whole or in part on each of April 15, 2014, April 15, 2019 and April 15, 2024, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2029 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12-month period without the approval of existing members and the General Partner’s ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2029 Debentures, including a default for 30 days in payment of any installment of interest under the 2029 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2029 Debentures and the Operating Partnership’s failure to deliver shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2029 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The General Partner has entered into a registration rights agreement whereby the General Partner must register the shares of its common stock that could be issued in the future upon exchange of the 2029 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in December 2009.

5.875% Notes due 2020

On January 28, 2010, the Operating Partnership issued $500.0 million aggregate principal amount of notes, maturing on February 1, 2020 with an interest rate of 5.875% per annum (the 2020 Notes). The purchase price paid by the initial purchasers was 98.296% of the principal amount. The 2020 Notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by the General Partner. Interest on the 2020 Notes are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount of approximately $8.5 million and underwriting commissions and expenses of approximately $4.4 million was approximately $487.1 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities and for general corporate purposes. The 2020 Notes have been reflected net of discount in the condensed consolidated balance sheet.

The indenture relating to the 2020 Notes contains certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 40% and (3) an interest coverage ratio of greater than 1.50, and also requires us to maintain total unencumbered assets of not less than 150% of the aggregate principal amount of unsecured debt. At March 31, 2010, we were in compliance with each of these financial restrictions and requirements.

The Operating Partnership has entered into a registration rights agreement whereby the Operating Partnership must register notes to be issued in an exchange offer for the 2020 Notes. If the Operating Partnership does not fulfill certain of its obligations under the registration rights agreement, it will be required to pay liquidated damages to the holders of the 2020 Notes. No separate contingent obligation has been recorded as no liquidated damages have become probable.

Unsecured Senior Notes

On January 20, 2010, the Operating Partnership closed the sale of $100.0 million aggregate principal amount of its senior unsecured term notes to Prudential Investment Management, Inc. and certain of its affiliates, or, collectively, Prudential, pursuant to the Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. On February 3, 2010, the Operating Partnership closed the sale of an additional $17.0 million aggregate principal amount of its senior unsecured term notes, which we refer to as the series F notes, to Prudential pursuant to the Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series D, series E and series F notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility, to fund working capital and for general corporate purposes. As of March 31, 2010 and December 31, 2009, there was $200.0 million and $83.0 million of unsecured senior notes outstanding, respectively.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The Prudential shelf facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable the General Partner to maintain its status as a REIT for federal income tax purposes, the General Partner is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of March 31, 2010, the Company was in compliance with all of such covenants.

The table below summarizes our debt maturities and principal payments as of March 31, 2010 (in thousands):

	Revolving Credit Facility(1)	Unsecured Senior Notes	5.875% Notes due 2020	Mortgage Loans	Exchangeable Senior Debentures		Total Debt
Remainder of 2010	$—	$—	$—	$27,597	$—		$27,597
2011	—	25,000	—	113,927	172,500	(2)	311,427
2012	—	—	—	159,179	—		159,179
2013	—	33,000	—	144,576	—		177,576
2014	—	—	—	216,288	266,400	(3)	482,688
Thereafter	—	142,000	500,000	380,576	—		1,022,576

Subtotal	$—	$200,000	$500,000	$1,042,143	$438,900		$2,181,043
Unamortized discount	—	—	(8,411)	—	(5,641)		(14,052)
Unamortized premium	—	—	—	1,218	—		1,218

Total	$—	$200,000	$491,589	$1,043,361	$433,259		$2,168,209

(1)	Subject to two one-year extension options exercisable by us. The bank group is obligated to grant extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility.
(2)	Assumes maturity of the 2026 Debentures at first redemption date in August 2011.
(3)	Assumes maturity of the 2029 Debentures at first redemption date in April 2014.

Guarantee of Debt

The General Partner has guaranteed some of the Operating Partnership’s debt. The General Partner guarantees the Operating Partnership’s obligations with respect to the 2026 Debentures, the 2029 Debentures, the 2020 Notes and its unsecured senior notes sold to Prudential pursuant to the Prudential shelf facility. The General Partner is also the guarantor of the Operating Partnership’s obligations under its revolving credit facility and guarantees the Operating Partnership’s obligations with respect to some mortgage debt.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

6. Income per Unit

The following is a summary of basic and diluted income per unit (in thousands, except unit and per unit amounts):

	Three Months Ended March 31,
	2010	2009
Net income available to common unitholders	$15,717	$11,088

Weighted average units outstanding—basic	83,233,100	80,550,025
Potentially dilutive common units:
Stock options	195,652	191,413
Class C Units (2007 Grant)	581,052	—
Excess exchange value of 2026 Debentures	2,065,265	—

Weighted average units outstanding—diluted	86,075,069	80,741,438

Income per unit:
Basic	$0.19	$0.14

Diluted	$0.18	$0.14

On or after July 15, 2026, the 2026 Debentures may be exchanged at the then applicable exchange rate for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock. The 2026 Debentures are also exchangeable prior to July 15, 2026, but only upon the occurrence of certain specified events. During the three months ended March 31, 2010, the weighted average common stock price exceeded the strike price as of March 31, 2010 of $31.84. Therefore, using the treasury method, 2,065,265 shares of common stock contingently issuable upon settlement of the excess exchange value were included as potentially dilutive common shares in determining diluted earnings per share for the three months ended March 31, 2010. During the three months ended March 31, 2009, the weighted average common stock price did not exceed the current strike price of $32.22 per share and no excess exchange value existed as of March 31, 2009. Therefore, using the treasury method, no common stock contingently issuable upon settlement of the excess exchange value was included in the diluted share count in determining diluted earnings per share for the three months ended March 31, 2009.

The following potentially dilutive securities have been excluded in the calculations above as they would be antidilutive or not dilutive:

	Three Months Ended March 31,
	2010	2009
Potentially dilutive outstanding stock options	6,284	565,592
Potentially dilutive 2029 Debentures	6,195,345	—
Potentially dilutive outstanding Class C Units (2007 Grant)	—	750,724
Potentially dilutive Series C Cumulative Convertible Preferred Units	3,657,477	3,614,777
Potentially dilutive Series D Cumulative Convertible Preferred Units	8,215,221	8,215,221

	18,074,327	13,146,314

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

7. Income Taxes

As a partnership, the Operating Partnership is not required to pay federal income tax. Instead, taxable income is allocated to the Operating Partnership’s partners, who include such amounts on their federal income tax returns. As such, no provision for federal income taxes has been included in the accompanying consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.

The Operating Partnership is subject to local, state and foreign taxes in certain jurisdictions where it operates. Income taxes for these jurisdictions are accrued, as necessary, for the years ended December 31, 2009, 2008 and 2007 and is included in tax expense in the accompanying condensed consolidated statement of operations.

The General Partner and certain of our consolidated subsidiaries have elected to treat such subsidiaries as taxable REIT subsidiaries (TRSs) of the General Partner for federal income tax purposes. In general, a TRS may provide both customary and non-customary services to tenants of its parent REIT, and may hold assets that a REIT may not otherwise hold directly. A TRS is subject to federal income tax as a regular C corporation. Income taxes for TRS entities are accrued, as necessary, for the year ended December 31, 2009 and 2008. No tax provision is provided for the year ended December 31, 2007 due to taxable losses incurred.

8. Partners’ Capital

(a) Redeemable Preferred Units

8.50% Series A Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 4,140,000 of its 8.50% series A cumulative redeemable preferred units, or the series A preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 8.50% series A cumulative preferred stock, or the series A preferred stock. Distributions are cumulative on the series A preferred units from the date of original issuance in the amount of $2.125 per unit each year, which is equivalent to 8.50% of the $25.00 liquidation preference per unit. Distributions on the series A preferred units are payable quarterly in arrears. The series A preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series A preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series B preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series A preferred units in the event that the General Partner redeems the series A preferred stock. The General Partner is not allowed to redeem the series A preferred stock before February 9, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after February 9, 2010, the General Partner may, at its option, redeem the series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series A preferred units. The series A preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

7.875% Series B Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 2,530,000 of its 7.875% series B cumulative redeemable preferred units, or the series B preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 7.875% series B cumulative preferred stock, or the

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

series B preferred stock. Distributions are cumulative on the series B preferred units from the date of original issuance in the amount of $1.96875 per unit each year, which is equivalent to 7.875% of the $25.00 liquidation preference per unit. Distributions on the series B preferred units are payable quarterly in arrears. The series B preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series B preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series B preferred units in the event that the General Partner redeems the series B preferred stock. The General Partner is not allowed to redeem the series B preferred stock before July 26, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after July 26, 2010, the General Partner may, at its option, redeem the series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series B preferred units. The series B preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

(b) Convertible Preferred Units

4.375% Series C Cumulative Convertible Preferred Units

On April 10, 2007, the Operating Partnership issued 7,000,000 of its 4.375% series C cumulative convertible preferred units, or the series C preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 4.375% series C cumulative convertible preferred stock, or the series C preferred stock. Distributions are cumulative on the series C preferred units from the date of original issuance in the amount of $1.09375 per unit each year, which is equivalent to 4.375% of the $25.00 liquidation preference per unit. Distributions on the series C preferred units are payable quarterly in arrears. The series C preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series C preferred units in the event that the General Partner redeems the series C preferred stock. The General Partner is not allowed to redeem the series C preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series C preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series D preferred units. The General Partner has no voting rights with respect to the series C preferred units.

The series C preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series C preferred stock. The initial conversion rate on the series C preferred units was equal to 0.5164 common units per $25.00 liquidation preference. Effective December 11, 2009, the conversion rate was adjusted to 0.5225 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series C preferred stock effective on that date. Except as otherwise provided, series C preferred units will be convertible only into common units. The conversion rate on the series C preferred units is subject to adjustment based on adjustments to the conversion rate of the series C preferred stock. The conversion rate on the series C preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.28625 per share per quarter, subject to adjustment. If holders of the series C preferred stock elect to convert their series C preferred stock in connection with a fundamental change that occurs on or prior to April 10, 2014, the General Partner will increase the conversion rate for the series C preferred stock surrendered for conversion by a number of additional

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series C preferred units.

5.500% Series D Cumulative Convertible Preferred Units

On February 6, 2008, the Operating Partnership issued 13,800,000 of its 5.500% series D cumulative convertible preferred units, or the series D preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 5.500% series D cumulative convertible preferred stock, or the series D preferred stock. Distributions are cumulative on the series D preferred units from the date of original issuance in the amount of $1.375 per unit each year, which is equivalent to 5.500% of the $25.00 liquidation preference per unit. Distributions on the series D preferred units are payable quarterly in arrears. The series D preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series D preferred units in the event that the General Partner redeems the series D preferred stock. The General Partner is not allowed to redeem the series D preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series D preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series C preferred units. The General Partner has no voting rights with respect to the series D preferred units.

The series D preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series D preferred stock. The initial conversion rate on the series D preferred units was equal to 0.5955 common units per $25.00 liquidation preference. Effective June 11, 2010, the conversion rate was adjusted to 0.6030 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series D preferred stock effective on that date. Except as otherwise provided, series D preferred units will be convertible only into common units. The conversion rate on the series D preferred units is subject to adjustment based on adjustments to the conversion rate of the series D preferred stock. The conversion rate on the series D preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.31 per share per quarter, subject to adjustment. If holders of the series D preferred stock elect to convert their series D preferred stock in connection with a fundamental change that occurs on or prior to February 6, 2015, the General Partner will increase the conversion rate for the series D preferred stock surrendered for conversion by a number of additional shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series D preferred units.

(c) Allocations of Net Income and Net Losses to Partners

The Operating Partnership’s net income will generally be allocated to the General Partner to the extent of the accrued preferred return on its preferred units, and then to the General Partner and the Operating Partnership’s limited partners in accordance with the respective percentage interests in the common units issued by the Operating Partnership. Net loss will generally be allocated to the General Partner and the Operating Partnership’s limited partners in accordance with the respective common percentage interests in the Operating Partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to the General Partner. However, in some cases, losses may be disproportionately allocated to partners who have

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended (the Code), and the associated Treasury Regulations.

(d) Partnership Units

Limited partners have the right to require the Operating Partnership to redeem part or all of their common units for cash based on the fair market value of an equivalent number of shares of the General Partner’s common stock at the time of redemption. Alternatively, the General Partner may elect to acquire those common units in exchange for shares of the General Partner’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to authoritative accounting guidance, the Operating Partnership evaluated whether it controls the actions or events necessary to issue the maximum number of shares that could be required to be delivered under the share settlement of the limited partners’ common units and the vested incentive units. Based on the results of this analysis, the Operating Partnership concluded that the common and vested incentive Operating Partnership units met the criteria to be classified within capital.

The redemption value of the limited partners’ common units and the vested incentive units was approximately $265.8 million and $249.5 million based on the closing market price of the General Partner’s common stock on March 31, 2010 and December 31, 2009, respectively.

(e) Distributions

The partnership agreement provides that the General Partner will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is our net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

In 2010, the General Partner has declared the following distributions (in thousands):

Date distribution declared	Distribution payable date	Series A Preferred Unit(1)	Series B Preferred Unit(2)	Series C Preferred Unit(3)	Series D Preferred Unit(4)	Common and Incentive Units
February 23, 2010	March 31, 2010	$2,199	$1,246	$1,914	$4,742	$40,143	(5)

(1)	$2.125 annual rate of distribution per unit.
(2)	$1.969 annual rate of distribution per unit.
(3)	$1.094 annual rate of distribution per unit.
(4)	$1.375 annual rate of distribution per unit.
(5)	$1.920 annual rate of distribution per unit.

9. Incentive Plan

The General Partner’s 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees of the Company are eligible to receive incentive stock options under the

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

2004 Incentive Award Plan. Initially, the General Partner had reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. On May 2, 2007, the General Partner’s stockholders approved the First Amended and Restated Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (the Amended and Restated 2004 Incentive Award Plan). The Amended and Restated 2004 Incentive Award Plan increases the aggregate number of the General Partner’s shares of stock which may be issued or transferred under the plan by 5,000,000 shares to a total of 9,474,102 shares, and provides that the maximum number of shares of stock with respect to awards granted to any one participant during a calendar year will be 1,500,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award not denominated in stock or otherwise for which the foregoing limitation would not be an effective limitation for purposes of Section 162(m) of the Code will be $10.0 million.

As of March 31, 2010, 3,813,576 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Amended and Restated 2004 Incentive Award Plan. Each long-term incentive and Class C Unit issued under the Amended and Restated 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the Amended and Restated 2004 Incentive Award Plan and the individual award limit discussed above.

(a) Long Term Incentive Units

Long-term incentive units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as Operating Partnership common units, which equal per share distributions on the General Partner’s common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of our Operating Partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the Operating Partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the Operating Partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the Operating Partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the Operating Partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the Operating Partnership prior to the allocation of gain to the General Partner or limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the Operating Partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the Operating Partnership’s assets but that require certain adjustments to the value of the Operating Partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the Operating Partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the Operating Partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the Operating Partnership, the acquisition of an additional interest in the Operating Partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the Operating Partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the Operating Partnership, in connection with the grant of an interest in the Operating Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Operating Partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

During the three months ended March 31, 2010 and 2009, certain employees of the Company were granted an aggregate of 107,993 and 148,310 long-term incentive units, respectively, which, in addition to a service condition, are subject to a performance condition that impacts the number of units ultimately granted to the employee. The performance condition is based upon our achievement of the respective fiscal years’ Funds From Operations per share targets. Upon evaluating the results of the performance condition, the final number of units is determined and such units vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2009 FFO per diluted share and unit, as adjusted by our compensation committee, all of the 2009 long-term incentive units satisfied the performance condition. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the long-term incentive units, which ranges from four to five years.

The expense recorded for the three months ended March 31, 2010 and 2009 related to long-term incentive units was approximately $1.2 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively. Unearned compensation representing the unvested portion of the long-term incentive units totaled $17.7 million and $9.3 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 3.2 years on a weighted average basis.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

(b) Class C Profits Interest Units

On May 2, 2007, the General Partner granted an award of Class C Profits Interest Units of the Operating Partnership or restricted stock units, which we refer to collectively as the Class C Units, under the First Amended and Restated 2004 Incentive Award Plan (2007 Grant) to each of the General Partner’s named executive officers and certain other officers and employees.

The Class C Units subject to this award will vest based on the achievement of a total shareholder return of the General Partner (which we refer to as the market condition) as measured on November 1, 2008 (which we refer to as the first measurement date) and May 1, 2010 (which we refer to as the second measurement date). If:

•	with respect to the first measurement date, the General Partner achieves a total shareholder return equal to at least 18% over the period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, the General Partner achieves a total shareholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of the General Partner, the aggregate amount of the 2007 Grant award pool will be equal to 8% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the award pool as of the first measurement date) for the second measurement date.

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive days ending prior to November 1, 2008, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $17.0 million on each such day, the first measurement date will be accelerated to the last day of the 60-day period;

•

in the event that during any 60 consecutive days ending prior to May 1, 2010, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $40.0 million on each such day, the second measurement date will be accelerated to the last day of the 60-day period; and

•	upon a change in control of the General Partner.

Except in the event of a change in control of the General Partner, 60% of the Class C Units that satisfy the applicable market condition will vest at the end of the three year period subsequent to grant and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date. The market condition with respect to the first measurement date was not achieved.

If the market condition and the other service conditions, as described above, are satisfied with respect to a Class C Unit, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership, including with respect the conditions for achieving parity with common units.

To the extent that any Class C Units fail to satisfy the market condition on the measurement dates discussed above, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

In the event that the value of the employee’s allocated portion of the award pool that satisfies the market condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of the Company’s restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

As of March 31, 2010 and December 31, 2009, approximately 685,000 Class C Units related to the 2007 Grant had been awarded to the General Partner’s executive officers and other employees. The fair value of the 2007 Grant was measured on the grant date using a Monte Carlo simulation to estimate the probability of the multiple market conditions being satisfied. The Monte Carlo simulation uses a statistical formula underlying the Black-Scholes and binomial formulas, and such simulation was run approximately 100,000 times. For each simulation, the value of the payoff was calculated at the settlement date and was then discounted to the grant date at a risk-free interest rate. The expected value of the Class C units on the grant date was determined by multiplying the average of the values over all simulations by the number of outstanding shares of the General Partner’s common stock and Operating Partnership units. The valuation was performed in a risk-neutral framework, so no assumption was made with respect to an equity risk premium. Other significant assumptions used in the valuation included an expected term of 36 months, expected stock price volatility of 23%, a risk-free interest rate of 4.6%, and a dividend growth rate of 5.0 percent. The fixed award limit under the plan is $17 million for the first market condition and $40 million for the second market condition, and there were 69.2 million shares of the General Partner’s common stock and Operating Partnership units outstanding as of the 2007 grant date. The grant date fair value of these awards of approximately $11.8 million will be recognized as compensation expense on a straight line basis over the expected service period of five years. The unearned compensation as of March 31, 2010 and December 31, 2009 was $4.5 million and $5.0 million, respectively. As of March 31, 2010 and December 31, 2009, none of the above awards had vested. We recognized compensation expense related to these Class C Units of $0.5 million and $0.2 million for the three months ended March 31, 2010 and 2009, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $0.1 million for the three months ended March 31, 2010.

(c) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model. For the three months ended March 31, 2010 and 2009, no stock options were granted. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the three months ended March 31, 2010 and 2009 was approximately $0.2 million. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.1 million for both the three months ended March 31, 2010 and 2009. Unearned compensation representing the unvested portion of the stock options totaled $2.2 million and $2.5 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 1.9 years on a weighted average basis.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

The following table summarizes the 2004 Incentive Award Plan’s stock option activity for the three months ended March 31, 2010:

	Three months ended March 31, 2010
	Shares	Weighted average exercise price
Options outstanding, beginning of period	620,276	$30.63
Exercised	(50,527)	37.50
Cancelled / Forfeited	—	—

Options outstanding, end of period	569,749	$30.02

Exercisable, end of period	353,586	$24.45

The following table summarizes information about stock options outstanding and exercisable as of March 31, 2010:

Options outstanding					Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value
$12.00-13.02	182,369	4.58	$12.01	$7,694,697	182,369	4.58	$12.01	$7,694,697
$20.37-28.09	36,641	5.75	23.47	1,125,836	19,303	5.71	22.89	604,463
$33.18-41.73	350,739	6.99	40.07	4,955,642	151,914	6.96	39.59	2,219,116

	569,749	6.14	$30.02	$13,776,175	353,586	5.66	$24.45	$10,518,276

(d) Restricted Stock

During the three months ended March 31, 2010 and 2009, certain employees of the Company were granted an aggregate of 30,329 and 47,815 shares of the General Partner’s restricted stock, respectively. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the restricted stock, which is four years. During the three months ended March 31, 2010 and 2009, certain employees of the Company were also granted an aggregate of 37,914 and 53,909 shares of restricted stock which, in addition to a service condition, are subject to a performance condition that impacts the number of shares ultimately granted to the employee. The performance condition is based upon the Company’s achievement of the respective year’s FFO per share targets. Upon evaluating the results of the performance condition, the final number of shares is determined and such shares vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2009 FFO per diluted share and unit, as adjusted by the General Partner’s compensation committee, all of the 2009 restricted stock satisfied the performance condition.

The expense recorded for the three months ended March 31, 2010 and 2009 related to grants of restricted stock was approximately $0.3 million and $0.2 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively. Unearned

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

compensation representing the unvested portion of the restricted stock totaled $6.1 million and $3.3 million as of March 31, 2010 and December 31, 2009, respectively. We expect to recognize this unearned compensation over the next 3.3 years on a weighted average basis.

10. Derivative Instruments

Currently, we use interest rate caps and swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of fair value accounting guidance, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements related to US LIBOR, GBP LIBOR and EURIBOR based mortgage loans. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Under an interest rate cap, if the reference interest rate, such as one-month LIBOR, increases above the cap rate, the holder of the instrument receives a payment based on the notional value of the instrument, the length of the period, and the difference between the current reference rate and the cap rate. If the reference rate increases above the cap rate, the payment received under the interest rate cap will offset the increase in the payments due under the variable rate notes payable.

We record all our interest rate swaps and caps on the condensed consolidated balance sheet at fair value. In determining the fair value of our interest rate swaps and caps, we consider the credit risk of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The current and pervasive disruptions in the financial markets have heightened the risks to these institutions.

Interest rate caps are viewed as a series of call options or caplets which exist for each period the cap agreement is in existence. As each caplet expires, the related cost of the expired caplet is amortized to interest expense with the remaining caplets carried at fair value. The value of interest rate caps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero. The purchase price of an interest rate cap is amortized to interest expense over the contractual life of the instrument. For interest rate caps that are designated as cash flow hedges under accounting guidance as it relates to derivative instruments, the change in the fair value of an effective interest rate cap is recorded to accumulated other comprehensive income in equity. Amounts we are entitled to under interest rate caps, if any, are recognized on an accrual basis, and are recorded to as a reduction against interest expense in the accompanying condensed consolidated statements of operations.

Our agreements with some of our derivative counterparties provide either that (1) we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness or that (2) we could be declared in default on our derivative obligations if we default on any of our indebtedness, including a default where repayment of the underlying indebtedness has not been accelerated by the lender.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2010, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The fair value of these derivatives was ($10.1) million and ($7.5) million at March 31, 2010 and December 31, 2009, respectively. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three months ended March 31, 2010 and 2009, respectively, there were no ineffective portions to our interest rate swaps.

Amounts reported in accumulated other comprehensive loss related to interest rate swaps will be reclassified to interest expense as interest payments are made on our debt. As of March 31, 2010, we estimate that an additional $6.2 million will be reclassified as an increase to interest expense during the twelve months ending March 31, 2011, when the hedged forecasted transactions impact earnings.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

As of March 31, 2010 and December 31, 2009, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (in thousands):

Notional Amount								Fair Value at Significant Other Observable Inputs (Level 2)
As of March 31, 2010		As of December 31, 2009		Type of Derivative	Strike Rate	Effective Date	Expiration Date	As of March 31, 2010	As of December 31, 2009
$19,444	(1)	$20,831	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(779)	$(952)
65,055	(1)	69,154	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(1,905)	(299)
14,304	(2)	15,208	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(1,025)	(889)
10,349	(2)	11,003	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(770)	(675)
9,107	(2)	9,682	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(676)	(579)
42,391	(2)	45,067	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,951)	(1,887)
36,446	(2)	38,746	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,768)	(1,794)
40,599	(2)	42,993	(2)	Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(1,241)	(453)
17,552		17,737		Cap	4.000	June 24, 2009	June 25, 2012	24	70

$255,247		$270,421						$(10,091)	$(7,458)

(1)	Translation to U.S. dollars is based on exchange rate of $1.52 to £1.00 as of March 31, 2010 and $1.61 to £1.00 as of December 31, 2009.
(2)	Translation to U.S. dollars is based on exchange rate of $1.35 to €1.00 as of March 31, 2010 and $1.43 to €1.00 as of December 31, 2009.

We do not have any fair value measurements using significant unobservable inputs (Level 3) as of March 31, 2010 or December 31, 2009.

11. Fair Value of Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

Current accounting guidance requires the Operating Partnership to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Operating Partnership’s disclosures of estimated fair value of financial instruments at March 31, 2010 and December 31, 2009, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 10, the interest rate cap and interest rate swaps are recorded at fair value.

We calculate the fair value of our mortgage loans, unsecured senior notes and exchangeable senior debentures based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms, including excess exchange value which exists related to our 2026

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

Debentures. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt. The carrying value of our revolving credit facility approximates fair value, due to the short-term nature of this instrument along with the variability of interest rates.

As of March 31, 2010 and December 31, 2009, the aggregate estimated fair value and carrying value of our revolving credit facility, mortgage loans, unsecured senior notes, the 2020 Notes and exchangeable senior debentures were as follows (in thousands):

	As of March 31, 2010		As of December 31, 2009
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Revolving credit facility(1)	$—	$—	$205,547	$205,547
Unsecured senior notes(2)	211,552	200,000	94,470	83,000
5.875% notes due 2020 (2)(3)	490,855	491,589	—	—
Mortgage loans(2)	1,048,950	1,043,361	1,054,293	1,063,663
Exchangeable senior debentures(2)(3)	657,495	433,259	624,618	432,234

	$2,408,852	$2,168,209	$1,978,928	$1,784,444

(1)	The carrying value of our revolving credit facility approximates estimated fair value, due to the short-term nature of this instrument along with the variability of interest rates.
(2)	Valuations for our unsecured senior notes and mortgage loans are determined based on the expected future payments discounted at risk-adjusted rates. The 2020 Notes and exchangeable senior debentures are valued based on quoted market prices.
(3)	The carrying value of the 2020 Notes is net of discount of $8,411 as of March 31, 2010. The carrying values of our exchangeable senior debentures are net of discount of $5,641 and $6,666 as of March 31, 2010 and December 31, 2009, respectively related to our 2026 Debentures.

12. Related Party Transactions

In December 2006, we entered into ten leases with tel(x), pursuant to which tel(x) provides enhanced meet-me-room services to our customers. The initial terms of these leases expire in 2026, and tel(x) has options to extend them through 2046. tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, the Company’s Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our condensed consolidated statements of operations include rental revenues of approximately $5.1 million and $4.2 million from tel(x) for the three months ended March 31, 2010 and 2009, respectively. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. As of March 31, 2010, tel(x) leases 126,130 square feet from us under 26 lease agreements.

We also entered into an agreement with tel(x), effective as of December 1, 2006, with respect to percentage rent arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Percentage rent earned during the three months ended March 31, 2010 amounted to approximately $11,000. No percentage rent was earned during the three months ended March 31, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

In addition, in connection with the lease agreements, we entered into a management agreement with tel(x), effective as of December 1, 2007, pursuant to which tel(x) agreed to provide us with certain management services in exchange for a management fee of one percent of rents actually collected by tel(x).

All expenses of the General Partner relate to the business and operations of the Operating Partnership and are therefore paid directly or reimbursed by the Operating Partnership. The only transactions between the General Partner and the Operating Partnership consist of (i) contributions by the General Partner of consideration received from issuances of its capital stock in consideration of the issuance by the Operating Partnership of common or preferred units to the General Partner, (ii) distributions by the Operating Partnership to the General Partner with respect to outstanding common and preferred units held by the General Partner and (iii) reimbursements of expenses incurred by the General Partner, including legal, accounting and other professional expenses.

13. Commitments and Contingencies

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $10,000 to the seller during the three months ended March 31, 2010 and 2009. We have recorded approximately $2.5 million and $2.1 million for this contingent liability on our balance sheet at March 31, 2010 and December 31, 2009, respectively.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other liabilities include $1.3 million for this liability as of March 31, 2010 and December 31, 2009. During the three months ended March 31, 2009, we paid approximately $0.2 million to the seller. There was no payment made during the three months ended March 31, 2010.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements and from time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At March 31, 2010, we had open commitments related to construction contracts of approximately $61.0 million.

14. Tenant Leases

Revenues recognized from Savvis Communications comprised approximately 9.2% and 10.4% of total operating revenues, for the three months ended March 31, 2010 and 2009, respectively. Other than noted here, for the three months ended March 31, 2010 and 2009 no single tenant accounted for more than 10% of total operating revenues.

15. Subsequent Events

On June 14, 2010, the General Partner issued 1,160,950 restricted shares of its common stock, par value $0.01 per share, to the Operating Partnership, and the Operating Partnership delivered the shares and paid an incentive fee equal to $184,800 and accrued and unpaid interest equal to $503,965 in exchange for $36,960,000

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

in aggregate principal amount of the Operating Partnership’s 4.125% Exchangeable Senior Debentures due 2026 held by Hudson Bay Fund LP, a Delaware limited partnership, or Hudson Bay, pursuant to an exchange agreement, dated June 14, 2010, by and among the Operating Partnership, the General Partner and Hudson Bay.

On June 2, 2010, the General Partner entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, in connection with the offer and sale by the General Partner of 6,000,000 shares of its common stock and the grant of an over-allotment option for up to an additional 900,000 shares of the General Partner’s common stock to the underwriters, which the underwriters exercised in full. The General Partner completed the sale of 6,900,000 shares to the underwriters on June 8, 2010. The General Partner contributed the net proceeds of approximately $377.1 million after deducting estimated expenses to us in exchange for 6,900,000 common units, as required by the Operating Partnership’s partnership agreement. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the General Partner’s shelf registration statement on Form S-3 (File No. 333-158958).

On June 1, 2010, the Operating Partnership entered into a definitive asset purchase agreement with unrelated third parties to acquire a five-property data center portfolio located in California, Arizona and Virginia (the Rockwood Capital/365 Main Portfolio). The Rockwood Capital/365 Main Portfolio, which comprises a total of approximately 919,000 square feet and consists of: 365 Main Street, San Francisco, California; 2260 East El Segundo Boulevard, El Segundo, California; 720 2nd Street, Oakland, California; 2121 South Price Road, Chandler, Arizona; and 4030-4050 Lafayette Center Drive, Chantilly, Virginia, is being purchased from joint ventures that are majority-owned by affiliates of Rockwood Capital, LLC and managed by 365 Main, Inc. The purchase price, which was determined through negotiations between the Operating Partnership and the sellers, will be approximately $725.0 million (subject to adjustment in limited circumstances), to be paid in cash at closing. The Operating Partnership deposited $15.0 million into an escrow account pending closing of the transaction. The closing of the acquisition is expected to take place on or about July 7, 2010, and may be extended in limited circumstances. There can be no assurance that the acquisition will be consummated on the anticipated schedule or at all. If the Operating Partnership fails to close the purchase as required after the satisfaction or waiver of all closing conditions, it may be liable to the sellers for liquidated damages in an amount equal to the deposit. There are no material relationships between the Company and the sellers.

On May 1, 2010, the General Partner determined that 613,485 of the Class C Units granted in 2007 described in Note 9(b) above satisfied the market condition on the second measurement date (May 1, 2010), with the value of these units equal to the maximum amount of the award pool payable pursuant to the 2007 Grant on the second measurement date. Of the Class C Units that satisfied the market condition on May 1, 2010, 60% vested on May 1, 2010 and the remaining 40% are scheduled to vest ratably each month thereafter for 24 months.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2010 and 2009

(unaudited)

On April 27, 2010, the General Partner declared the following distribution per unit.

Unit Class	Series A Preferred Unit	Series B Preferred Unit	Series C Preferred Unit	Series D Preferred Unit	Common unit
Distribution amount	$0.531250	$0.492188	$0.273438	$0.343750	$0.480000
Distribution payable date	June 30, 2010	June 30, 2010	June 30, 2010	June 30, 2010	June 30, 2010
Distribution payable to unitholders of record on	June 15, 2010	June 15, 2010	June 15, 2010	June 15, 2010	June 15, 2010
Annual equivalent rate of distribution	$2.125	$1.969	$1.094	$1.375	$1.920

In December 2009 and January 2010, the General Partner entered into equity distribution agreements, under which it could issue up to $400.0 million from time to time, at its discretion. From January 1, 2010 through May 31, 2010, the General Partner generated net proceeds of $67.5 million from the issuance of approximately 1.3 million common shares under its equity distribution agreements at an average price of $51.87 per share after payment of approximately $1.0 million of commissions. The proceeds from the issuances were contributed by the General Partner to the Operating Partnership in exchange for 1.3 million common units.

Report of Independent Registered Public Accounting Firm

The Partners

Digital Realty Trust, L.P.:

We have audited the accompanying consolidated balance sheets of Digital Realty Trust, L.P. (the Operating Partnership) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule III, properties and accumulated depreciation. These consolidated financial statements and financial statement schedule III are the responsibility of the Operating Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule III based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, properties and accumulated depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

June 25, 2010

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit and per unit data)

	December 31, 2009	December 31, 2008
ASSETS
Investments in real estate:
Properties:
Land	$382,763	$316,318
Acquired ground leases	2,767	2,733
Buildings and improvements	2,952,330	2,467,830
Tenant improvements	272,462	255,818

Total investments in properties	3,610,322	3,042,699
Accumulated depreciation and amortization	(459,521)	(302,960)

Net investments in properties	3,150,801	2,739,739
Investment in unconsolidated joint venture	6,392	8,481

Net investments in real estate	3,157,193	2,748,220
Cash and cash equivalents	72,320	73,334
Accounts and other receivables, net of allowance for doubtful accounts of $2,691 and $2,109 as of December 31, 2009 and December 31, 2008, respectively	46,086	39,108
Deferred rent	145,550	99,957
Acquired above market leases, net of accumulated amortization of $36,896 and $31,128 as of December 31, 2009 and December 31, 2008, respectively	25,861	31,352
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $229,852 and $188,348 as of December 31, 2009 and December 31, 2008, respectively	224,216	222,389
Deferred financing costs, net of accumulated amortization of $20,934 and $14,344 as of December 31, 2009 and December 31, 2008, respectively	21,073	16,275
Restricted cash	37,810	45,470
Other assets	14,950	4,940

Total assets	$3,745,059	$3,281,045

LIABILITIES AND CAPITAL
Revolving credit facility	$205,547	$138,579
Unsecured senior notes	83,000	58,000
Mortgage loans	1,063,663	1,026,594
4.125% exchangeable senior debentures due 2026, net of discount	165,834	161,901
5.50% exchangeable senior debentures due 2029	266,400	—
Accounts payable and other accrued liabilities	151,229	171,176
Accrued distributions	37,004	26,092
Acquired below market leases, net of accumulated amortization of $78,627 and $64,706 as of December 31, 2009 and December 31, 2008, respectively	69,311	76,660
Security deposits and prepaid rents	68,270	46,967

Total liabilities	2,110,258	1,705,969

Commitments and contingencies
Capital:
Partners’ capital:
General partner:
4,140,000 Series A Cumulative Redeemable preferred units issued and outstanding, 2,530,000 Series B Cumulative Redeemable preferred units issued and outstanding, 6,999,955 and 7,000,000 Series C Cumulative Convertible preferred units issued and outstanding, respectively, 13,795,500 and 13,800,000 Series D Cumulative Convertible preferred units issued and outstanding, respectively, all with a $25.00 liquidation preference per preferred unit (liquidation preference of $686,636,375 and $686,750,000 as of December 31, 2009 and December 31, 2008, respectively)	662,338	662,448
76,812,783 and 73,306,703 common units issued and outstanding, respectively	924,604	890,976
Limited partners, 4,360,549 common units, 842,096 profits interest units and 216,452 class C units outstanding as of December 31, 2009 and 4,530,549 common units, 853,107 profits interest units and 435,474 class C units outstanding as of December 31, 2008	60,875	71,041
Accumulated other comprehensive loss	(30,630)	(53,747)

Total partners’ capital	1,617,187	1,570,718
Noncontrolling interests in consolidated joint ventures	17,614	4,358

Total capital	1,634,801	1,575,076

Total liabilities and capital	$3,745,059	$3,281,045

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit data)

	Year Ended December 31,
	2009	2008	2007
Operating Revenues:
Rental	$510,772	$404,559	$319,603
Tenant reimbursements	125,308	107,503	75,003
Other	1,062	15,383	641

Total operating revenues	637,142	527,445	395,247

Operating Expenses:
Rental property operating and maintenance	176,238	151,147	109,225
Property taxes	36,004	31,102	27,181
Insurance	6,111	4,988	5,527
Depreciation and amortization	198,052	172,378	134,419
General and administrative	42,165	38,391	30,786
Other	783	1,084	431

Total operating expenses	459,353	399,090	307,569

Operating income	177,789	128,355	87,678
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	2,172	2,369	449
Interest and other income	753	2,106	2,287
Interest expense	(88,442)	(63,621)	(67,054)
Tax expense	(1,038)	(1,109)	(814)
Loss from early extinguishment of debt	—	(182)	—

Income from continuing operations	91,234	67,918	22,546
Income from discontinued operations before gain on sale of assets	—	—	1,395
Gain on sale of assets	—	—	18,049

Income from discontinued operations	—	—	19,444

Net income	91,234	67,918	41,990
Net income attributable to noncontrolling interests in consolidated joint venture	(140)	(335)	—

Net income attributable to Digital Realty Trust, L.P.	91,094	67,583	41,990
Preferred units distributions	(40,404)	(38,564)	(19,330)

Net income available to common unitholders	$50,690	$29,019	$22,660

Net income per unit available to common unitholders:
Basic	$0.62	$0.39	$0.33
Diluted	$0.61	$0.38	$0.32

Weighted average common units outstanding:
Basic	81,715,226	75,160,263	68,754,024
Diluted	82,785,746	76,766,756	70,799,336

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITAL AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except unit data)

	General Partner				Limited Partners		Accumulated Other Comprehensive Income (loss)	Noncontrolling Interests in Consolidated Joint Venture	Total Capital
	Preferred Units		Common Units		Common Units
	Units	Amount	Units	Amount	Units	Amount
Balance as of December 31, 2006	6,670,000	$159,799	54,257,691	$559,587	13,655,464	$141,890	$4,190	—	$865,466
Conversion of limited partner common units to general partner common units	—	—	7,042,054	71,152	(7,042,054)	(71,152)	—	—	—
Net proceeds from issuance of common units	—	—	4,025,000	150,447	—	—	—	—	150,447
Issuance of series C preferred units, net of offering costs	7,000,000	169,068	—	—	—	—	—	—	169,068
Issuance of common units in connection with the exercise of stock options	—	—	81,495	1,036	—	—	—	—	1,036
Issuance of common units	—	—	—	—	62,384	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	4,367	—	—	—	—	4,367
Distributions	—	(19,330)	—	(72,259)	—	(8,451)	—	—	(100,040)
Reallocation of interests	—	—	—	(8,316)	—	8,316	—	—	—
Contributions from noncontrolling interests in consolidated joint venture	—	—	—	—	—	—	—	4,928	4,928
Net income	—	19,330	—	18,907	—	3,753	—	—	41,990
Other comprehensive income—foreign currency translation adjustments	—	—	—	—	—	—	(129)	—	(129)
Other comprehensive income—fair value of interest rate swaps	—	—	—	—	—	—	1,872	—	1,872
Other comprehensive income—reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	(2,575)	—	(2,575)
Comprehensive income									41,158

Balance as of December 31, 2007	13,670,000	$328,867	65,406,240	$724,921	6,675,794	$74,356	$3,358	$4,928	$1,136,430

Conversion of limited partner common units to general partner common units	—	—	1,825,157	20,360	(1,825,157)	(20,360)	—	—	—
Issuance of common units in connection with restricted stock, net of forfeitures	—	—	116,603	—	—	—	—	—	—
Net proceeds from issuance of common units	—	—	5,750,000	211,611	—	—	—	—	211,611
Issuance of series D preferred units, net of offering costs	13,800,000	333,581	—	—	—	—	—	—	333,581
Issuance of common units in connection with the exercise of stock options	—	—	208,703	4,205	—	—	—	—	4,205
Issuance of common units	—	—	—	—	968,493	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	9,805	—	—	—	—	9,805
Distributions	—	(38,564)	—	(87,447)	—	(7,775)	—	—	(133,786)
Reallocation of interests	—	—	—	(22,491)	—	22,491	—	—	—
Acquisition of consolidated joint venture noncontrolling interest	—	—	—	—	—	—	—	1,887	1,887
Contributions from noncontrolling interests in consolidated joint venture	—	—	—	—	—	—	—	16,452	16,452
Distributions to noncontrolling interests in consolidated joint venture	—	—	—	—	—	—	—	(8,276)	(8,276)
Adjustments due to purchase of noncontrolling interests	—	—	—	3,322	—	—	—	(10,968)	(7,646)
Net income	—	38,564	—	26,690	—	2,329	—	335	67,918
Other comprehensive income—foreign currency translation adjustments	—	—	—	—	—	—	(48,391)	—	(48,391)
Other comprehensive income—fair value of interest rate swaps	—	—	—	—	—	—	(7,904)	—	(7,904)
Other comprehensive income—reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	(810)	—	(810)
Comprehensive income									10,813

Balance as of December 31, 2008	27,470,000	$662,448	73,306,703	$890,976	5,819,130	$71,041	$(53,747)	$4,358	$1,575,076

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITAL AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(in thousands, except unit data)

	General Partner				Limited Partners		Accumulated Other Comprehensive Income (loss)	Noncontrolling Interests in Consolidated Joint Venture	Total Capital
	Preferred Units		Common Units		Common Units
	Units	Amount	Units	Amount	Units	Amount
Conversion of limited partner common units to general partner common units	—	—	650,511	7,632	(650,511)	(7,632)	—	—	—
Issuance of common units in connection with restricted stock, net of forfeitures	—	—	103,700	—	—	—	—	—	—
Net proceeds from issuance of common units	—	—	2,500,000	82,859	—	—	—	—	82,859
Issuance of common units in connection with the exercise of stock options	—	—	249,167	6,325	—	—	—	—	6,325
Issuance of common units, net of forfeitures	—	—	—	—	250,478	—	—	—	—
Amortization of unearned compensation regarding share based awards	—	—	—	9,829	—	—	—	—	9,829
Conversion of series C and D preferred units	(4,545)	(110)	2,702	110	—	—	—	—	—
Distributions	—	(40,404)	—	(112,266)	—	(8,430)	—	—	(161,100)
Reclassification of vested share based awards	—	—	—	(2,464)	—	2,464	—	—	—
Contributions from noncontrolling interest in consolidated joint venture	—	—	—	—	—	—	—	33,787	33,787
Adjustments due to purchase of noncontrolling interests in consolidated joint venture	—	—	—	(5,655)	—	—	—	(20,671)	(26,326)
Net income	—	40,404	—	47,258	—	3,432	—	140	91,234
Other comprehensive income—foreign currency translation adjustments	—	—	—	—	—	—	24,476	—	24,476
Other comprehensive income—fair value of interest rate swaps	—	—	—	—	—	—	(5,419)	—	(5,419)
Other comprehensive income —reclassification of other comprehensive income to interest expense	—	—	—	—	—	—	4,060	—	4,060
Comprehensive income									114,351

Balance as of December 31, 2009	27,465,455	$662,338	76,812,783	$924,604	5,419,097	$60,875	$(30,630)	$17,614	$1,634,801

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from operating activities:
Net income	$91,234	$67,918	$41,990
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets	—	—	(18,049)
Equity in earnings of unconsolidated joint venture	(2,172)	(2,369)	(449)
Distributions from unconsolidated joint venture	4,350	3,019	1,383
Write-off of net assets due to early lease terminations	783	1,085	430
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground leases	156,828	118,364	81,305
Amortization of share-based unearned compensation	9,829	9,805	4,367
Allowance for doubtful accounts	582	(1,058)	1,135
Amortization of deferred financing costs	7,925	5,579	5,161
Write-off of deferred financing costs, included in net loss on early extinguishment of debt	—	182	—
Amortization of debt discount/premium	3,550	2,435	2,553
Amortization of acquired in place lease value and deferred leasing costs	41,224	54,014	53,493
Amortization of acquired above market leases and acquired below market leases, net	(8,040)	(9,689)	(10,412)
Changes in assets and liabilities:
Restricted cash	7,723	(1,640)	(12,716)
Accounts and other receivables	(16,173)	4,878	5,134
Deferred rent	(45,342)	(36,006)	(23,376)
Deferred leasing costs	(10,606)	(10,776)	(14,417)
Other assets	(4,936)	4,064	(138)
Accounts payable and other accrued liabilities	26,229	(8,004)	(19,129)
Security deposits and prepaid rents	20,821	16,007	7,390

Net cash provided by operating activities	283,809	217,808	105,655

Cash flows from investing activities:
Acquisitions of properties	(137,996)	(79,243)	(359,849)
Purchase of prepaid ground lease	—	—	(1,192)
Proceeds from sale of assets, net of sales costs	—	—	78,191
Deposits paid for acquisitions of properties	—	(760)	(459)
Receipt of value added tax refund	14,095	20,241	6,800
Refundable value added tax paid	(5,208)	(20,337)	(11,059)
Change in restricted cash	358	(2,340)	427
Improvements to investments in real estate	(392,386)	(545,223)	(265,682)
Improvement advances to tenants	(2,964)	(20,182)	(27,256)
Collection of advances from tenants for improvements	4,192	21,315	25,836
Return of investment in unconsolidated joint venture	—	—	20,500
Purchase of joint venture partners’ interests	—	(21,222)	(3,684)

Net cash used in investing activities	(519,909)	(647,751)	(537,427)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash flows from financing activities:
General partner contributions	$89,184	$549,210	$320,751
Borrowings on revolving credit facility	574,563	1,142,555	612,472
Repayments on revolving credit facility	(506,732)	(1,296,610)	(463,980)
Borrowings on unsecured senior notes	25,000	58,000	—
Proceeds from mortgage loans	121,994	174,900	121,288
Principal payments on mortgage loans	(163,242)	(26,719)	(48,238)
Proceeds from 5.50% exchangeable senior debentures	266,400	—	—
Change in restricted cash	(421)	(188)	(869)
Payment of loan fees and costs	(12,377)	(5,423)	(5,536)
Capital distributions to noncontrolling interests in consolidated joint venture	—	(11,358)	—
Capital contributions received from noncontrolling interests in consolidated joint venture	17,231	17,598	2,056
Payment of distributions to preferred unitholders	(40,404)	(38,564)	(19,329)
Payment of distributions to common unitholders	(109,784)	(91,476)	(77,752)
Purchase of noncontrolling interests in consolidated joint venture	(26,326)	—	—

Net cash provided by financing activities	235,086	471,925	440,863

Net (decrease) increase in cash and cash equivalents	(1,014)	41,982	9,091
Cash and cash equivalents at beginning of period	73,334	31,352	22,261

Cash and cash equivalents at end of period	$72,320	$73,334	$31,352

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$81,820	$72,339	$69,028
Cash paid for taxes	785	1,099	604
Supplementary disclosure of noncash investing and financing activities:
Change in net assets related to foreign currency translation adjustments	$24,476	$(48,391)	$(129)
Accrual of distributions	37,004	26,092	22,345
(Decrease) increase in accounts payable and other accrued liabilities and other assets, respectively, related to increase in fair value of interest rate swaps	(5,419)	(7,904)	1,872
Non-cash allocation of investment in partnership to:
Land	17,632	2,093	6,732
Building	15,924	1,607	6,325
Accounts and other receivables	—	46	38
Other assets	—	10	—
Mortgage loans	(17,000)	(2,836)	(5,541)
Accounts payable and other accrued liabilities	—	—	(998)
Change to noncontrolling interest in consolidated joint venture	(16,556)	(920)	(6,556)
Accrual for additions to investments in real estate and tenant improvement advances included in accounts payable and accrued expenses	57,292	103,277	97,512
Allocation of purchase price of properties/investment in partnership to:
Investments in real estate	180,110	78,516	329,999
Accounts and other receivables	—	—	3,486
Other assets	2	—	952
Acquired above market leases	100	440	335
Acquired below market leases	(5,859)	(3,104)	(22,214)
Acquired in place lease value and deferred leasing costs	15,712	3,493	50,876
Mortgage loans assumed	(51,985)	—	—
Accounts payable and other accrued liabilities	—	(38)	(2,146)
Security deposits and prepaid rents	(84)	(64)	(247)

Cash paid for acquisition of properties	$137,996	$79,243	$361,041

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Digital Realty Trust, L.P. and its subsidiaries (collectively, we or the Operating Partnership) is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Operating Partnership is managed by Digital Realty Trust, Inc. (the General Partner), its sole general partner. The Operating Partnership is focused on providing Turn-Key Datacenter® and Powered Base Building® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. As of December 31, 2009, our portfolio consisted of 81 properties, excluding one property held as an investment in an unconsolidated joint venture, of which 68 are located throughout North America and 13 are located in Europe. Our properties are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Chicago, Dallas, Los Angeles, New York/New Jersey, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the U.S. and the Amsterdam, Dublin, London and Paris markets in Europe. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Operating Partnership was formed on July 21, 2004 in anticipation of the General Partner’s initial public offering (IPO) on November 3, 2004 and commenced operations on that date. As of December 31, 2009, the General Partner owns a 93.4% common unit interest and a 100% preferred unit interest in the Operating Partnership. As general partner, it has control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace the general partner nor do they have participating rights, although they do have certain protective rights.

We continue to operate and expand the business of the General Partner’s predecessor (the Predecessor). The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners LLC, or GI Partners, contributed to us in connection with the IPO, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

Pursuant to a contribution agreement among GI Partners, the owner of the Predecessor, and the Operating Partnership, certain of GI Partners’ properties were contributed to the Operating Partnership in exchange for limited partnership interests (Units) in the Operating Partnership and the assumption of debt and other specified liabilities. Additionally, pursuant to contribution agreements between the Operating Partnership and third parties, which were also executed in July 2004, the Operating Partnership received contributions of interests in certain additional real estate properties in exchange for Units and the assumption of specified liabilities.

The General Partner has operated in a manner that it believes has enabled it to qualify to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code).

The General Partner and the Operating Partnership (collectively, the Company) are an internally managed REIT with an “UPREIT” structure and, as such, the General Partner does not hold any independent assets or conduct any business operations apart from its investment in the Operating Partnership. There are no management or similar contracts between the Operating Partnership and the General Partner other than the partnership agreement, and the Company operates as a single, internally managed enterprise of which the General Partner is the holding company that manages the Operating Partnership. The General Partner has no source of revenue other than on its equity interests in the Operating Partnership. The accounts of the Operating Partnership are consolidated with those of the General Partner. The same personnel service both the General Partner and the Operating Partnership.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of the Operating Partnership and its subsidiaries. Intercompany balances and transactions have been eliminated.

(b) Cash Equivalents

For the purpose of the consolidated statements of cash flows, we consider short-term investments with original maturities of 90 days or less to be cash equivalents. As of December 31, 2009 and 2008, cash equivalents consist of investments in money market instruments.

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Acquired ground leases	Terms of the related lease
Buildings and improvements	5-39 years
Tenant improvements	Shorter of the estimated useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Investment in Unconsolidated Joint Venture

The Operating Partnership’s investment in unconsolidated joint venture is accounted for using the equity method, whereby the investment is increased for capital contributed and our share of the joint venture’s net income and decreased by distributions we receive and our share of any losses of the joint venture.

(e) Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investments in real estate has occurred.

(f) Purchase Accounting for Acquisition of Investments in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired from third parties. In accordance with current accounting guidance, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above market rate loans, or loan discounts, in the case of below market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair values of the tangible assets of an acquired property are determined based on comparable land sales for land and replacement costs adjusted for physical and market obsolescence for the improvements. The fair values of the tangible assets of an acquired property are also determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below market fixed rate renewal periods.

In addition to the intangible value for above market leases and the intangible negative value for below market leases, there is intangible value related to having tenants leasing space in the purchased property, which is referred to as in-place lease value and tenant relationship value. Such value results primarily from the buyer of a leased property avoiding the costs associated with leasing the property and also avoiding rent losses and unreimbursed operating expenses during the lease up period. The estimated avoided costs and avoided revenue losses are calculated and this aggregate value is allocated between in-place lease value and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for our real estate because such value and its consequence to amortization expense is immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

The fair value of intangible assets and liabilities acquired during the years ended December 31, 2009 and 2008 were as follows (in thousands):

	2009	2008
Acquired in place lease value	$15,712	$3,493
Acquired above market lease value	100	440
Acquired below market lease value	(5,859)	(3,104)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated future amortization of intangible assets and liabilities (assuming no early termination of leases acquired) at December 31, 2009 is as follows (in thousands):

	Acquired in place lease value	Acquired above market lease value	Acquired below market lease value
2010	$32,987	$5,365	$(13,229)
2011	26,331	4,215	(11,838)
2012	21,999	3,665	(8,225)
2013	21,255	3,582	(8,122)
2014	18,438	3,482	(7,157)
Thereafter	41,296	5,552	(20,740)

	$162,306	$25,861	$(69,311)

On January 1, 2009, we adopted new accounting guidance for the accounting for business combinations. The accounting guidance provides for recognizing and measuring assets acquired and liabilities assumed in an acquisition at fair value. This accounting guidance also requires that transaction costs in an acquisition be expensed as incurred. The guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption did not have a material impact on our consolidated financial statements for the year ended December 31, 2009. In April 2009, the Financial Accounting Standards Board, or FASB, issued revised guidance for recognizing and measuring pre-acquisition contingencies in a business combination. Under the revised guidance, pre-acquisition contingencies are recognized at their acquisition-date fair value if a fair value can be determined during the measurement period. If the acquisition-date fair value cannot be determined during the measurement period, a contingency (best estimate) is to be recognized if it is probable that an asset existed or liability had been incurred at the acquisition date and the amount can be reasonably estimated. The revised guidance does not prescribe specific accounting for subsequent measurement and accounting for contingencies. The revised guidance is effective for contingent assets and contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We expect the revised guidance will have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, term and size of the acquired contingencies.

(g) Capitalization of costs

We capitalize direct and indirect costs related to construction and development, including property taxes, insurance and financing costs relating to space under development. Interest capitalized during the years ended December 31, 2009 and 2008 was $9.2 million and $18.4 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $13.9 million and $10.6 million for the years ended December 31, 2009 and 2008, respectively.

(h) Deferred Leasing Costs

Deferred leasing commissions and other direct and indirect costs associated with the acquisition of tenants are capitalized and amortized on a straight line basis over the terms of the related leases.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i) Foreign Currency Translation

Assets and liabilities of the subsidiaries outside the United States with non-U.S. dollar functional currencies are translated into U.S. dollars using exchange rates as of the balance sheet dates. Income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are recorded as a component of accumulated other comprehensive income.

(j) Deferred Financing Costs

Loan fees and costs are capitalized and amortized over the life of the related loans on a straight-line basis, which approximates the effective interest method. Such amortization is included as a component of interest expense.

(k) Restricted Cash

Restricted cash consists of deposits for real estate taxes and insurance and other amounts as required by our loan agreements including funds for leasing costs and improvements related to unoccupied space.

(l) Offering Costs

Underwriting commissions and other offering costs are reflected as a reduction in partners’ capital.

(m) Share Based Compensation

We account for share based compensation using the fair value method of accounting. The estimated fair value of the stock options granted by us is being amortized on a straight-line basis over the vesting period of the stock options. The estimated fair value of the long-term incentive units and Class C Units (discussed in note 9) granted by us is being amortized on a straight-line basis over the expected service period.

For share based compensation awards with performance conditions, we estimate the fair value of the award for each of the possible performance condition outcomes and amortize the compensation cost based on management’s projected performance outcome. In the instance management’s projected performance outcome changes prior to the final measurement date, compensation cost is adjusted accordingly.

(n) Accounting for Derivative Instruments and Hedging Activities

We account for our derivative instruments and hedging activities in accordance with the accounting standard for derivative and hedging activities. The accounting standard requires us to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. See disclosures below related to our adoption of the accounting standard for fair value measurements and disclosures.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2009, 2008 and 2007, respectively, there were no ineffective portions to our interest rate swaps.

We actively manage our ratio of fixed-to-floating rate debt. To manage our fixed and floating rate debt in a cost-effective manner, we, from time to time, enter into interest rate swap agreements as cash flow hedges, under which we agree to exchange various combinations of fixed and/or variable interest rates based on agreed upon notional amounts.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(o) Assets and Liabilities Measured at Fair Value

On January 1, 2008, we adopted new accounting guidance establishing a framework for measuring fair-value and expanding disclosures regarding fair-value measurements related to financial instruments. The guidance applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the guidance does not require any new fair-value measurements of reported balances. On January 1, 2009, we adopted this guidance for non-financial instruments subject to this pronouncement.

The guidance emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, a fair-value hierarchy is established that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

(p) Income Taxes

We assess our significant tax positions in accordance with U.S. GAAP for all open tax years and determine whether we have any material unrecognized liabilities from uncertain tax benefits. If a tax position is not considered “more-likely-than-not” to be sustained solely on its technical merits, no benefits of the tax position are to be recognized (for financial statement purposes). As of December 31, 2009, we have no liabilities for uncertain tax positions. We classify interest and penalties on tax liabilities from significant uncertain tax positions as interest expense and operating expense, respectively, in our consolidated statements of operations. For the years ended December 31, 2009, 2008 and 2007, we had no such interest or penalties.

See Note 7 for further discussion on income taxes.

(q) Presentation of Transactional-based Taxes

We account for transactional-based taxes, such as value added tax, or VAT, for our international properties on a net basis.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(r) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts and other receivables.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized over the new remaining term of the lease, effective as of the date the lease modification is finalized, and assuming collection is probable.

A provision for loss is made if the collection of the receivable balances related to contractual rent, rent recorded on a straight-line basis, tenant reimbursements and lease termination fees are considered to be doubtful.

(s) Asset Retirement Obligations

We record accruals for estimated retirement obligations as required by current accounting guidance. The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. As of December 31, 2009 and 2008, the amount included in accounts payable and other accrued liabilities on our consolidated balance sheets was approximately $1.3 million and $1.5 million, respectively.

(t) Discontinued Operations

Discontinued operations represent a component of an entity that has either been disposed of or is classified as held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. Current accounting guidance provides that the assets and liabilities of the component of the entity that has been classified as discontinued operations be presented separately in the entity’s balance sheet. The results of operations of the component of the entity that has been classified as discontinued operations are also reported as discontinued operations for all periods presented. A property is classified as held for sale when certain criteria, as outlined in the current accounting guidance, are met. At such time, depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets. The results of operations of assets held for sale are reported as discontinued operations. As of December 31, 2009 and 2008, no assets were held for sale. During 2007, we sold 100 Technology Center Drive and 4055 Valley View Lane and accounted for these properties as discontinued operations in the accompanying consolidated statements of operations.

(u) Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made. On an on-going basis, we evaluate our estimates, including those related to acquiring, developing and assessing the carrying values of our real estate properties, accrued liabilities, and performance-based equity compensation plans. We base our estimates on historical experience, current market conditions, and various other assumptions that are believed to be reasonable under the circumstances. Actual results may vary from those estimates and those estimates could vary under different assumptions or conditions.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(v) Other Newly Adopted Significant Accounting Policies

On January 1, 2009, we adopted new accounting guidance, which requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The equity component of the convertible debt is included in partners’ capital and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the debt security. The resulting debt discount will be accreted as additional interest expense over the non-cancellable term of the instrument. Retrospective application was required and has been reflected in all periods presented herein.

Our 2026 Debentures were impacted by the new accounting guidance. To adopt the new accounting guidance, effective January 1, 2009, the Operating Partnership estimated the fair value, as of the date of issuance, of its exchangeable senior debentures as if the instrument was issued without the exchange option. The difference between the fair value and the principal amount of the debt instrument was $18.9 million. This amount was retrospectively recorded as a debt discount and as a component of equity as of the issuance date in August 2006. The discount is being amortized over the expected five-year life of the debentures resulting in non-cash increase to interest expense in historical and future periods.

On January 1, 2009, we adopted new accounting guidance which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a separate component of equity in the consolidated financial statements. The new guidance also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, it establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. As a result of the issuance of the new guidance, if noncontrolling interests are determined to be redeemable, they are to be carried at their redemption value as of the balance sheet date and reported as temporary equity. The new guidance on noncontrolling interests was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. As a result, we classified noncontrolling interests to permanent equity in the accompanying consolidated balance sheets for all periods presented. In subsequent periods, the Operating Partnership will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

In June 2009, the FASB issued the FASB Accounting Standards Codification (Codification) which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of its financial statements that are presented in conformity with GAAP. Effective September 30, 2009, we have adopted the Codification, which did not have a material impact on our consolidated financial statements.

(w) Segment Information

All of our properties generate similar revenues and expenses related to tenant rent and reimbursements and operating expenses. The delivery of our products is consistent across all properties and although services are provided to a wide range of customers, the types of services provided to them are limited to a few core principles. As such, the properties in our portfolio have similar economic characteristics and the nature of the products,

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

services provided to its customers and the method to distribute such services are consistent throughout the portfolio. Consequently, our properties qualify for aggregation into one reporting segment.

3. Investment in Real Estate

	As of December 31, 2009
Property Type	Land	Ground Lease	Building and Improvements(1)	Tenant Improvements	Accumulated Depreciation and Amortization	Net Investment in Properties
Internet Gateway Datacenters	$84,603	$—	$1,007,658	$81,981	$(188,880)	$985,362
Corporate Datacenters	245,753	1,290	1,786,799	176,575	(241,818)	1,968,599
Technology Manufacturing	24,811	1,477	70,166	5,938	(16,097)	86,295
Technology Office	25,431	—	58,156	7,968	(12,214)	79,341
Other	2,165	—	29,551	—	(512)	31,204

	$382,763	$2,767	$2,952,330	$272,462	$(459,521)	$3,150,801

	As of December 31, 2008
Property Type	Land	Ground Lease	Building and Improvements(1)	Tenant Improvements	Accumulated Depreciation and Amortization	Net Investment in Properties
Internet Gateway Datacenters	$84,663	$—	$876,148	$78,525	$(130,737)	$908,599
Corporate Datacenters	186,388	1,256	1,429,808	163,387	(148,688)	1,632,151
Technology Manufacturing	24,401	1,477	67,670	5,938	(13,599)	85,887
Technology Office	18,701	—	51,183	7,968	(9,480)	68,372
Other	2,165	—	43,021	—	(456)	44,730

	$316,318	$2,733	$2,467,830	$255,818	$(302,960)	$2,739,739

(1)	Balances related to construction in progress, without the proportionate acquisition cost of land and property, the construction cost amounted to $82.4 million, or $113.3 million including construction accruals and other capitalized costs, and $164.9 million, or $244.5 million including construction accruals and other capitalized costs, as of December 31, 2009 and 2008, respectively. Including the proportionate acquisition cost of land and property, the amounts are $156.5 million, or $187.5 million including construction accruals and other capitalized costs, and $327.7 million, or $407.4 million including construction accruals and other capitalized costs, as of December 31, 2009 and 2008, respectively. These amounts, without the proportionate acquisition cost of land and property, included within building and improvements, are primarily related to construction on datacenters.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We made the following acquisitions of real estate properties during the years ended December 31, 2009 and 2008:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
Loudoun Exchange II(1)	Northern Virginia	May 15, 2009	20.3
Digital Realty Trust Datacenter Park—Dallas(2)	Dallas	September 11, 2009	33.6
444 Toyama Drive	Silicon Valley	September 25, 2009	17.5
1350 Duane Avenue/3080 Raymond Street(3)	Silicon Valley	October 30, 2009	90.5
Nokes Boulevard / Beaumeade Circle(4)	Northern Virginia	December 17, 2009	63.3

Total Acquisitions—Year Ended December 31, 2009			$225.2

365 South Randolphville Road	New York	February 14, 2008	$20.2
701 & 717 Leonard Street(5)	Dallas	May 13, 2008	12.0
650 Randolph Road	New York	June 13, 2008	10.7
Manchester Technopark Plot C1, Birley Fields	Manchester	June 20, 2008	23.3
1201 Comstock Street(6)	Silicon Valley	June 30, 2008	1.9
7505 Mason King Court	Northern Virginia	November 20, 2008	10.5

Total Acquisitions—Year Ended December 31, 2008			$78.6

(1)	Represents vacant land which is not included in our operating property count.
(2)	In September 2009, we made an initial cash contribution of $1.9 million to a joint venture formed to own and redevelop Digital Realty Trust Datacenter Park—Dallas. The other member contributed seven vacant buildings with an estimated market value of $33.6 million and a third-party non-recourse loan secured by these properties of $17.0 million. We are committed to make an additional $22.9 million of capital contributions needed to fund the redevelopment project. We have determined that the joint venture is a variable interest entity and we are the primary beneficiary. As a result, we have consolidated the joint venture and presented the member interests not owned by us of $16.6 million as noncontrolling interests in consolidated joint venture. For operating property count purposes, we consider this to be one property.
(3)	Includes the assumption of a $52.8 million loan.
(4)	A two-property data center portfolio consisting of four buildings located at 21561 and 21571 Beaumeade Circle in Ashburn, Virginia and 45901 and 45905 Nokes Boulevard in Sterling, Virginia, as well as certain vacant real property located at 21551 Beaumeade Circle in Ashburn, Virginia.
(5)	Acquisition of a parking garage adjacent to one of our properties in Dallas, Texas. The parking garage is not included in our property count.
(6)	Represents the amount to acquire a 50% interest in a joint venture that owns this above building. Since we control the joint venture, we have consolidated the joint venture in the accompanying consolidated financial statements. Upon consolidation, we included total assets of $3.8 million and noncontrolling interests of $1.9 million.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We acquired the following real estate properties subsequent to the year ended December 31, 2009:

Location	Metropolitan Area	Date Acquired	Amount (in millions)
New England Portfolio(1)	Various(1)	January 22, 2010	$375.0

(1)	The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut, located in the New York Metro area. The New England Portfolio is considered three properties for our property count.

The properties’ aggregate acquisition amounts were allocated as follows: $21.2 million to land, $323.0 million to buildings and improvements, $2.2 million to tenant improvements, $55.0 million to identified intangible assets and $26.4 million to identified intangible liabilities. There was no contingent consideration associated with the acquisition. The operating revenues and operating income of the combined entity had the acquisition date been January 1, 2008 are:

	Operating Revenues	Operating Income
	(in millions)
Supplemental pro forma January 1, 2009 through December 31, 2009(1)	702.4	198.8
Supplemental pro forma January 1, 2008 through December 31, 2008(1)	591.8	148.4

(1)	These unaudited pro forma results do not purport to be indicative of what operating results would have been had the acquisitions occurred on January 1, 2008 and may not be indicative of future operating results.

4. Investment in Unconsolidated Joint Venture

As of December 31, 2009, the investment in unconsolidated joint venture consists of an effective 50% interest in a joint venture that owns a datacenter property in Seattle, Washington. Cash distributions from the joint venture are allocated pro rata among the partners based on the respective ownership interests. Following is the condensed balance sheet information for the joint venture as of December 31, 2009 and 2008 (in thousands):

	December 31,
	2009	2008
Assets
Investments in real estate, net	$36,409	$38,824
Other assets	8,877	6,199

Total assets	$45,286	$45,023

Liabilities and Equity
Mortgage loans	$110,000	$110,000
Other liabilities	7,118	6,947
Our equity	(35,696)	(35,275)
Other equity	(36,136)	(36,649)

Total liabilities and equity	$45,286	$45,023

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our investment in unconsolidated joint venture included in our consolidated balance sheet exceeds our equity presented in the joint venture’s balance sheet since our purchase accounting adjustments are not pushed down to the joint venture. The difference between our investment in unconsolidated joint venture and the owners’ equity account in the joint venture is principally due to the purchase accounting adjustments of $42.1 million not pushed down to the joint venture.

Following is the condensed statement of operations information for the joint venture for the years ended December 31, 2009, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2009	2008	2007
Statements of Operations:
Revenues	$28,841	$23,950	$20,396
Operating expenses	(8,700)	(8,124)	(7,039)

Net operating income	20,141	15,826	13,357
Interest and other income	11	142	418
Interest expense	(7,082)	(6,846)	(4,786)
Other expense	(76)	—	—
Loss from early extinguishment of debt	—	—	(4,346)
Depreciation and amortization	(6,301)	(5,405)	(3,802)

Net income	$6,693	$3,717	$841

Add: Historical depreciation and amortization	6,301	5,405	3,802
Net income before purchase accounting adjustments	$12,994	$9,122	$4,643
Company share of historical net income	6,497	4,561	2,275
Debt premium writeoff related to loss from early extinguishment of debt	—	—	1,544
Purchase accounting adjustments	(4,325)	(2,192)	(3,370)

Equity in earnings of unconsolidated joint venture	$2,172	$2,369	$449

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Debt

A summary of outstanding indebtedness as of December 31, 2009 and 2008 is as follows (in thousands):

Properties	Interest Rate at December 31, 2009		Maturity Date		Principal Outstanding December 31, 2009		Principal Outstanding December 31, 2008
Mortgage loans:
Secured Term Debt(1)(2)	5.65%		Nov. 11, 2014		$144,078		$146,486
350 East Cermak Road(2)	1-month LIBOR + 2.20	%(3)(7)	Jun. 9, 2009		—		96,573
3 Corporate Place(2)	6.72%		Aug. 1, 2011	(4)	80,000		80,000
200 Paul Avenue 1-4(2)	5.74%		Oct. 8, 2015		77,803		79,336
2045 & 2055 LaFayette Street (2)	5.93%		Feb. 6, 2017		67,271		68,000
Mundells Roundabout	3-month GBP LIBOR + 1.20	%(7)	Nov. 30, 2013		69,154	(9)	—
600 West Seventh Street	5.80%		Mar. 15, 2016		55,524		56,814
2323 Bryan Street(2)	6.04%		Nov. 6, 2009		—	(5)	55,048
34551 Ardenwood Boulevard 1-4(2)	5.95%		Nov. 11, 2016		54,945		55,000
1100 Space Park Drive(2)	5.89%		Dec. 11, 2016		54,944		55,000
1350 Duane Avenue/3080 Raymond Street	5.42%		Oct. 1, 2012		52,800		—
150 South First Street(2)	6.30%		Feb. 6, 2017		52,760		53,288
114 Rue Ambroise Croizat(6)	3-month EURIBOR + 1.35	%(7)	Jan. 18, 2012		45,067	(8)	44,564	(8)
Clonshaugh Industrial Estate II	3-month EURIBOR + 4.50%		Sep. 4, 2014		42,993	(8)	—
1500 Space Park Drive(2)	6.15%		Oct. 5, 2013		41,883		43,708
2334 Lundy Place(2)	5.96%		Nov. 11, 2016		39,960		40,000
Unit 9, Blanchardstown Corporate Park(6)	3-month EURIBOR + 1.35	%(7)	Jan. 18, 2012		38,746	(8)	38,315	(8)
Cressex 1(10)	5.68%		Oct. 16, 2014		29,486	(9)	—
6 Braham Street	3-month GBP LIBOR + 0.90	%(7)	Apr. 10, 2011		20,831	(9)	19,239	(9)
1201 Comstock Street	1-month LIBOR + 3.50	%(7)	Jun. 24, 2012	(4)	17,737		—
Datacenter Park—Dallas	5.00%		Sep. 15, 2010	(4)	17,000		—
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60	%(7)	Jul. 18, 2013		15,208	(8)	15,041	(8)
Chemin de l’Epinglier 2	3-month EURIBOR + 1.50	%(7)	Jul. 18, 2013		11,046	(8)	10,923	(8)
Gyroscoopweg 2E-2F(11)	3-month EURIBOR + 1.50	%(7)	Oct. 18, 2013		9,682	(8)	9,575	(8)
1125 Energy Park Drive	7.62	%(12)	Mar. 1, 2032		9,203		9,335
Manchester Technopark(10)	5.68%		Oct. 16, 2014		8,970	(9)	—
731 East Trade Street	8.22%		Jul. 1, 2020		5,315		5,520

					1,062,406		981,765
Revolving credit facility	Various	(12)	Aug. 31, 2010	(4)(13)	205,547	(14)	138,579	(14)
Unsecured senior notes—Series A	7.00%		Jul. 24, 2011		25,000		25,000
Unsecured senior notes—Series B	9.32%		Nov. 5, 2013		33,000		33,000
Unsecured senior notes—Series C	9.68%		Jan. 6, 2016		25,000		—
4.125% exchangeable senior debentures due 2026	4.125%		Aug. 15, 2026	(15)	172,500		172,500
5.50% exchangeable senior debentures due 2029	5.50%		Apr. 15, 2029	(16)	266,400		—
Mundells Roundabout construction loan	1-month GBP LIBOR + 1.75%		Nov. 30, 2013		—		42,374	(9)

Total principal outstanding					1,789,853		1,393,218
Unamortized discount on 4.125% exchangeable senior debentures due 2026					(6,666)		(10,599)
Unamortized premium—1125 Energy Park Drive, 731 East Trade Street, 1500 Space Park Drive and 1350 Duane Avenue/3080 Raymond Street mortgages					1,257		2,455

Total indebtedness					$1,784,444		$1,385,074

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.
(2)	The respective borrower’s assets and credit are not available to satisfy the debts and other obligations of affiliates or any other person.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)	This is the weighted average interest rate as of December 31, 2008. The first note, in a principal amount of $77.3 million, bears interest at a rate of 1-month LIBOR + 1.375% per annum and the second note, in a principal amount of $19.3 million, bears interest at a rate of 1-month LIBOR + 5.5% per annum. These notes were repaid in full in March 2009.
(4)	Two one-year extensions are available, which we may exercise if certain conditions are met except for 1201 Comstock Street, which has a one-year extension available.
(5)	This mortgage loan was repaid in full in August 2009.
(6)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.
(7)	We have entered into interest rate swap or interest rate cap agreements as a cash flow hedge for interest generated by these US LIBOR, EURIBOR and GBP LIBOR based loans. See note 9 for further information.
(8)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.
(9)	Based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.
(10)	These loans are also secured by a £7.8 million letter of credit. These loans are cross-collateralized by the two properties.
(11)	This loan is also secured by a €1.3 million letter of credit.
(12)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(13)	The interest rate under our revolving credit facility equals either (i) US LIBOR, EURIBOR and GBP LIBOR (ranging from 1- to 6-month maturities) plus a margin of between 1.10% and 2.00% or (ii) the greater of (x) the base rate announced by the lender and (y) 1/2 of 1% per annum above the federal funds rate, plus a margin of between 0.100%—1.000%. In each case, the margin is based on our total leverage ratio. We incur a fee ranging from 0.125% to 0.20% for the unused portion of our unsecured revolving credit facility.
(14)	Balances as of December 31, 2009 and 2008 are as follows (balances, in thousands):

Denomination of Draw	Balance as of December 31, 2009		Weighted-average interest rate	Balance as of December 31, 2008		Weighted-average interest rate
US ($)	$195,500		1.34%	$92,000		1.79%
Euro (€)	10,047	(a)	1.58%	8,701	(a)	4.05%
British Sterling (£)	—		—	37,878	(b)	3.55%

Total	$205,547		1.35%	$138,579		2.41%

(a)	Based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.
(b)	Based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.

(15)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.
(16)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of April 15, 2014, April 15, 2019 and April 15, 2024. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on April 18, 2014.

Net loss from early extinguishment of debt related to prepayment costs and unamortized deferred financing costs written off when we prepaid the related loans or terminated the related loan facility. In 2008, we terminated the construction facility related to 3 Corporate Place.

As of December 31, 2009, principal payments due for our borrowings are as follows (in thousands):

2010	$236,875
2011	312,766
2012	163,770
2013	183,619
2014	487,247
Thereafter	405,576

Total	$1,789,853

As of December 31, 2009, our revolving credit facility had a total capacity of $750.0 million and matures in August 2010, subject to two one-year extension options exercisable by us. The bank group is obligated to grant

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

extension options provided we give proper notice, we make certain representations and warranties and no default exists under the revolving credit facility. As of December 31, 2009, borrowings under the revolving credit facility bore interest at a blended rate of 1.34% (US Dollar), and 1.58% (Euro), which are based on 1-month US LIBOR and 1-month EURIBOR, respectively, plus a margin of 1.10%. The margin can range from 1.10% to 2.00%, depending on our Operating Partnership’s total overall leverage. The revolving credit facility has a $515.0 million sub-facility for multicurrency advances in British Pound, Canadian Dollars, Euros, and Swiss Francs. We intend to use available borrowings under the revolving credit facility to, among other things, finance the acquisition of additional properties, fund tenant improvements and capital expenditures, fund development and redevelopment activities and to provide for working capital and other corporate purposes. As of December 31, 2009, approximately $205.5 million was drawn under this facility, and $22.6 million of letters of credit were issued.

The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios as well as a pool of unencumbered assets. In addition, except to enable the General Partner to maintain its status as a REIT for federal income tax purposes, the General Partner is not permitted during any four consecutive fiscal quarters to make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of December 31, 2009, the Company was in compliance with all of such covenants.

Some of our mortgage loans are subject to prepayment lock-out periods. The terms of the following mortgage loans contain prepayment lock-out periods through the dates listed below:

Loan	Date
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011

4.125% Exchangeable Senior Debentures due 2026

On August 15, 2006, the Operating Partnership issued $172.5 million of its 4.125% exchangeable senior debentures due August 15, 2026 (the 2026 Debentures). Costs incurred to issue the 2026 Debentures were approximately $5.4 million, net of the amount allocated to the equity component of the debentures. These costs are being amortized over a period of five years, which represents the estimated term of the 2026 Debentures, and are included in deferred financing costs, net in the consolidated balance sheet. The 2026 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The 2026 Debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the 2026 Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the 2026 Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock at an exchange rate that was initially 30.6828 shares per $1,000 principal amount of 2026 Debentures. The exchange rate on the 2026 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.265 per share per quarter (the “reference dividend”). Effective March 11, 2010, the exchange rate has been adjusted to 31.411 shares per $1,000 principal amount of 2026 Debentures as a result of the aggregate dividends in excess of the reference dividend that the General Partner declared and paid on the its common stock beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2010.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to August 18, 2011, the Operating Partnership may not redeem the 2026 Debentures except to preserve the Company’s status as a REIT for U.S. federal income tax purposes. On or after August 18, 2011, at the Operating Partnership’s option, the 2026 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2026 Debentures.

The holders of the 2026 Debentures have the right to require the Operating Partnership to repurchase the 2026 Debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2026 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12- month period and the General Partner’s ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2026 Debentures, including a default for 30 days in payment of any installment of interest under the 2026 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2026 Debentures and the Operating Partnership’s failure to deliver cash or any shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2026 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

In addition, the 2026 Debentures are exchangeable (i) prior to July 15, 2026, during any fiscal quarter after the fiscal quarter ended September 30, 2006, if the closing sale price of the General Partner’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the exchange price in effect on the last trading day of the immediately preceding fiscal quarter, (ii) prior to July 15, 2026, during the five business day period after any five consecutive trading day period in which the average trading price per $1,000 principal amount of 2026 Debentures was equal to or less than 98% of the product of the closing sale price of the common stock during such period, multiplied by the applicable exchange rate, (iii) if we call the 2026 Debentures for redemption and (iv) any time on or after July 15, 2026.

The General Partner has entered into a registration rights agreement whereby it agreed to register the shares of common stock that could be issued in the future upon exchange of the 2026 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in April 2007.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides additional information about the 2026 Debentures as of the date presented pursuant to requirements under accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion:

	4.125% Exchangeable Senior Debentures due 2026
($ and shares in thousands, except exchange price)	December 31, 2009	December 31, 2008
Carrying amount of the capital component	$18,280	$18,280
Principal amount of the liability component	$172,500	$172,500
Unamortized discount of the liability component	$6,666	$10,599
Net carrying amount of the liability component	$165,834	$161,901
Remaining amortization period of discount	19 months		(a)
Exchange price	$32.22		(a)
Number of shares to be issued upon exchange(b)	1,923		(a)
The amount by which the if-exchanged value exceeds the principal amount(b)	$96,693		(a)
Effective interest rate on liability component	6.75%		(a)
Non-cash interest cost recognized for the year ended	$3,933		(a)
Coupon rate interest cost recognized for the year ended	$7,116		(a)

(a)	Data not required by accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion.
(b)	In accordance with accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion, we are required to disclose the exchange price and the number of common units on which the aggregate consideration to be delivered upon exchange is determined (principal plus excess value). The Operating Partnership’s exchangeable senior debentures require the entire principal amount to be settled in cash, and at our option, any excess value above the principal amount may be settled in cash or the General Partner’s common shares (an equal amount of common units would be issued by the Operating Partnership). Based on the December 31, 2009 closing share price of the General Partner’s common shares and the conversion price in the table above, the excess value was approximately $96.7 million; accordingly, approximately 1.9 million common shares would be issued by the General Partner if these Debentures were settled on this date and the Operating Partnership elected to settle the excess value in shares of the General Partner’s common stock.

5.50% Exchangeable Senior Debentures due 2029

On April 20, 2009, the Operating Partnership issued $266.4 million of its 5.50% exchangeable senior debentures due April 15, 2029 (the 2029 Debentures). Costs incurred to issue the 2029 Debentures were approximately $7.8 million. These costs are being amortized over a period of five years, which represents the estimated term of the 2029 Debentures, and are included in deferred financing costs, net in the consolidated balance sheet. The 2029 Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on October 15 and April 15 of each year beginning October 15, 2009 until the maturity date of April 15, 2029. The 2029 Debentures bear interest at 5.50% per annum and may be exchanged for shares

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the General Partner’s common stock at an exchange rate that was initially 23.2558 shares per $1,000 principal amount of 2029 Debentures. The exchange rate on the 2029 Debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on the General Partner’s common stock in excess of $0.33 per share per quarter (the “reference dividend”). Due to the fact that the exchange feature for the 2029 Debentures must be settled in the common stock of the General Partner, accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion does not apply.

Prior to April 18, 2014, the Operating Partnership may not redeem the 2029 Debentures except to preserve the General Partner’s status as a REIT for U.S. federal income tax purposes. On or after April 18, 2014, at the Operating Partnership’s option, the 2029 Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the 2029 Debentures.

The holders of the 2029 Debentures have the right to require the Operating Partnership to repurchase the 2029 Debentures in cash in whole or in part on each of April 15, 2014, April 15, 2019 and April 15, 2024, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the 2029 Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of the General Partner’s capital stock, a substantial turnover of the General Partner’s directors within a 12-month period without the approval of existing members and the General Partner’s ceasing to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the 2029 Debentures, including a default for 30 days in payment of any installment of interest under the 2029 Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the 2029 Debentures and the Operating Partnership’s failure to deliver shares of the General Partner’s common stock within 15 days after the due date upon an exchange of the 2029 Debentures, together with any cash due in lieu of fractional shares of the General Partner’s common stock.

The General Partner has entered into a registration rights agreement whereby it must register the shares of common stock that could be issued in the future upon exchange of the 2029 Debentures. The General Partner filed the shelf registration statement with the U.S. Securities and Exchange Commission in December 2009.

Guarantee of Debt

The General Partner has guaranteed some of the Operating Partnership’s debt. The General Partner guarantees the Operating Partnership’s obligations with respect to the 2026 Debentures, the 2029 Debentures, its 5.875% Notes due 2020 and its unsecured senior notes sold to Prudential Investment Management, Inc. and certain of its affiliates pursuant to the Prudential shelf facility. The General Partner is also the guarantor of the Operating Partnership’s obligations under its revolving credit facility and guarantees the Operating Partnership’s obligations with respect to some mortgage debt.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Income per Unit

The following is a summary of the elements used in calculating basic and diluted income per unit (in thousands, except unit and per unit amounts):

	Year Ended December 31,
	2009	2008	2007
Income from continuing operations	$91,234	$67,918	$22,546
Income from continuing operations attributable to noncontrolling interests	(140)	(335)	—
Preferred unit distributions	(40,404)	(38,564)	(19,330)

Income from continuing operations available to common unitholders	50,690	29,019	3,216
Income from discontinued operations	—	—	19,444

Net income available to common unitholders	$50,690	$29,019	$22,660

Weighted average common units outstanding—basic	81,715,226	75,160,263	68,754,024
Potentially dilutive common units:
Stock options	138,944	219,993	317,354
Class C Units (2005 Grant)	—	673,192	903,482
Excess exchange value of 2026 Debentures	931,576	713,308	824,476

Weighted average common units outstanding—diluted	82,785,746	76,766,756	70,799,336

Income per unit - basic:
Income per unit from continuing operations available to common unitholders	$0.62	$0.39	$0.05
Income per unit from discontinued operations	—	—	0.28

Net income per unit available to common unitholders	$0.62	$0.39	$0.33

Income per unit - diluted:
Income per unit from continuing operations available to common unitholders	$0.61	$0.38	$0.05
Income per unit from discontinued operations	—	—	0.27

Net income per unit available to common unitholders	$0.61	$0.38	$0.32

On or after July 15, 2026, the 2026 Debentures may be exchanged at the then applicable exchange rate for cash (up to the principal amount of the Debentures) and, with respect to any excess exchange value, into cash, shares of the General Partner’s common stock or a combination of cash and shares of the General Partner’s common stock at an initial exchange rate of 30.6828 shares per $1,000 principal amount of 2026 Debentures. The 2026 Debentures are also exchangeable prior to July 15, 2026, but only upon the occurrence of certain specified events. For the year ended December 31, 2009, the weighted average common stock price exceeded the current strike price of $32.22 per share and for the years ended December 31, 2008 and 2007, the weighted average common stock price exceeded the strike price of $32.59 per share. Therefore, using the treasury method, 931,576 and 713,308 and 824,476 shares of common stock contingently issuable upon settlement of the excess exchange value were included as potentially dilutive common shares in determining diluted earnings per share for the years ended December 31, 2009, 2008 and 2007, respectively.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have excluded the following potentially dilutive securities in the calculations above as they would be antidilutive or not dilutive:

	Year Ended December 31,
	2009	2008	2007
Potentially dilutive outstanding stock options	389,016	554,294	616,168
Potentially dilutive 2029 Debentures	4,345,228	—	—
Potentially dilutive outstanding Class C Units (2007 Grant)	685,036	750,724	750,724
Potentially dilutive Series C Cumulative Convertible Preferred Units	3,617,214	3,614,800	3,614,800
Potentially dilutive Series D Cumulative Convertible Preferred Units	8,215,220	7,429,882	—

	17,251,714	12,349,700	4,981,692

7. Income Taxes

As a partnership, we are not required to pay federal income tax. Instead, our taxable income is allocated to our partners, who include such amounts on their federal income tax returns. As such, no provision for federal income taxes has been included in the accompanying consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.

We are subject to local, state and foreign taxes in certain jurisdictions where we operate. Income taxes for these jurisdictions are accrued, as necessary, for the years ended December 31, 2009, 2008 and 2007 and is included in the tax expense in the accompanying consolidated statement of operations.

Our General Partner and certain of our consolidated subsidiaries have elected to treat such subsidiaries as taxable REIT subsidiaries (TRSs) of the General Partner for federal income tax purposes. In general, a TRS may provide both customary and non-customary services to tenants of its parent REIT, and may hold assets that a REIT may not otherwise hold directly. A TRS is subject to federal income tax as a regular C corporation. Income taxes for TRS entities are accrued, as necessary, for the year ended December 31, 2009 and 2008. No tax provision is provided for the year ended December 31, 2007 due to taxable losses incurred.

8. Partners’ Capital

(a) Redeemable Preferred Units

8.50% Series A Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 4,140,000 of its 8.50% series A cumulative redeemable preferred units, or the series A preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 8.50% series A cumulative preferred stock, or the series A preferred stock. Distributions are cumulative on the series A preferred units from the date of original issuance in the amount of $2.125 per unit each year, which is equivalent to 8.50% of the $25.00 liquidation preference per unit. Distributions on the series A preferred units are payable quarterly in arrears. The series A preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series A preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series B preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series A preferred units in the event that the General Partner redeems the

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

series A preferred stock. The General Partner is not allowed to redeem the series A preferred stock before February 9, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after February 9, 2010, the General Partner may, at its option, redeem the series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series A preferred units. The series A preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

7.875% Series B Cumulative Redeemable Preferred Units

The Operating Partnership currently has outstanding 2,530,000 of its 7.875% series B cumulative redeemable preferred units, or the series B preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 7.875% series B cumulative preferred stock, or the series B preferred stock. Distributions are cumulative on the series B preferred units from the date of original issuance in the amount of $1.96875 per unit each year, which is equivalent to 7.875% of the $25.00 liquidation preference per unit. Distributions on the series B preferred units are payable quarterly in arrears. The series B preferred units do not have a stated maturity date and are not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the series B preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series C preferred units and series D preferred units. The Operating Partnership is required to redeem the series B preferred units in the event that the General Partner redeems the series B preferred stock. The General Partner is not allowed to redeem the series B preferred stock before July 26, 2010, except in limited circumstances to preserve the General Partner’s status as a REIT. On or after July 26, 2010, the General Partner may, at its option, redeem the series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per unit, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. The General Partner has no voting rights with respect to the series B preferred units. The series B preferred units are not convertible into or exchangeable for any of the Operating Partnership’s other property or securities.

(b) Convertible Preferred Units

4.375% Series C Cumulative Convertible Preferred Units

On April 10, 2007, the Operating Partnership issued 7,000,000 of its 4.375% series C cumulative convertible preferred units, or the series C preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 4.375% series C cumulative convertible preferred stock, or the series C preferred stock. Distributions are cumulative on the series C preferred units from the date of original issuance in the amount of $1.09375 per unit each year, which is equivalent to 4.375% of the $25.00 liquidation preference per unit. Distributions on the series C preferred units are payable quarterly in arrears. The series C preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series C preferred units in the event that the General Partner redeems the series C preferred stock. The General Partner is not allowed to redeem the series C preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series C preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series D preferred units. The General Partner has no voting rights with respect to the series C preferred units.

The series C preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series C preferred stock. The initial conversion rate on the series C preferred

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

units was equal to 0.5164 common units per $25.00 liquidation preference. Effective December 11, 2009, the conversion rate was adjusted to 0.5225 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series C preferred stock effective on that date. Except as otherwise provided, series C preferred units will be convertible only into common units. The conversion rate on the series C preferred units is subject to adjustment based on adjustments to the conversion rate of the series C preferred stock. The conversion rate on the series C preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.28625 per share per quarter, subject to adjustment. If holders of the series C preferred stock elect to convert their series C preferred stock in connection with a fundamental change that occurs on or prior to April 10, 2014, the General Partner will increase the conversion rate for the series C preferred stock surrendered for conversion by a number of additional shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series C preferred units.

5.500% Series D Cumulative Convertible Preferred Units

On February 6, 2008, the Operating Partnership issued 13,800,000 of its 5.500% series D cumulative convertible preferred units, or the series D preferred units, to the General Partner in conjunction with the General Partner’s issuance of an equivalent number of shares of its 5.500% series D cumulative convertible preferred stock, or the series D preferred stock. Distributions are cumulative on the series D preferred units from the date of original issuance in the amount of $1.375 per unit each year, which is equivalent to 5.500% of the $25.00 liquidation preference per unit. Distributions on the series D preferred units are payable quarterly in arrears. The series D preferred units do not have a stated maturity date and are not subject to any sinking fund. The Operating Partnership is required to redeem the series D preferred units in the event that the General Partner redeems the series D preferred stock. The General Partner is not allowed to redeem the series D preferred stock except in limited circumstances to preserve the General Partner’s status as a REIT. Upon liquidation, dissolution or winding up, the series D preferred units will rank senior to the common units with respect to the payment of distributions and other amounts and rank on parity with the Operating Partnership’s series A preferred units, series B preferred units and series C preferred units. The General Partner has no voting rights with respect to the series D preferred units.

The series D preferred units convert into common units based upon conversions by the holders of an equivalent number of shares of the series D preferred stock. The initial conversion rate on the series D preferred units was equal to 0.5955 common units per $25.00 liquidation preference. Effective June 11, 2010, the conversion rate was adjusted to 0.6030 common units per $25.00 liquidation preference as a result of an equivalent adjustment to the conversion rate of the series D preferred stock effective on that date. Except as otherwise provided, series D preferred units will be convertible only into common units. The conversion rate on the series D preferred units is subject to adjustment based on adjustments to the conversion rate of the series D preferred stock. The conversion rate on the series D preferred stock is subject to adjustment including, but not limited to, for certain dividends on the General Partner’s common stock in excess of $0.31 per share per quarter, subject to adjustment. If holders of the series D preferred stock elect to convert their series D preferred stock in connection with a fundamental change that occurs on or prior to February 6, 2015, the General Partner will increase the conversion rate for the series D preferred stock surrendered for conversion by a number of additional shares of common stock determined based on the common stock price at the time of such fundamental change and the effective date of such fundamental change, and an equivalent change will be made to the conversion rate of the series D preferred units.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Allocations of Net Income and Net Losses to Partners

The Operating Partnership’s net income will generally be allocated to the General Partner to the extent of the accrued preferred return on its preferred units, and then to the General Partner and the Operating Partnership’s limited partners in accordance with the respective percentage interests in the common units issued by the Operating Partnership. Net loss will generally be allocated to the General Partner and the Operating Partnership’s limited partners in accordance with the respective common percentage interests in the Operating Partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to the General Partner. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

(d) Partnership Units

Limited partners have the right to require the Operating Partnership to redeem part or all of their common units for cash based on the fair market value of an equivalent number of shares of the General Partner’s common stock at the time of redemption. Alternatively, the General Partner may elect to acquire those common units in exchange for shares of the General Partner’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to authoritative accounting guidance, we evaluated whether we control the actions or events necessary to issue the maximum number of shares that could be required to be delivered under the share settlement of the limited partners’ common units and the vested incentive units. Based on the results of this analysis, we concluded that the common and vested incentive Operating Partnership units met the criteria to be classified within capital.

The redemption value of the limited partners’ common units and the vested incentive units was approximately $249.5 million and $181.9 million based on the closing market price of the General Partner’s common stock on December 31, 2009 and 2008, respectively.

(e) Noncontrolling Interests in Consolidated Joint Ventures

In September 2009, the Operating Partnership acquired the remaining noncontrolling ownership interest in 1525 Comstock Street from its former joint venture partner for approximately $26.4 million.

In December 2008, the Operating Partnership acquired the remaining noncontrolling ownership interest in 1500 Space Park Drive and 1201 Comstock Street from its former joint venture partner for approximately $20.6 million.

(f) Distributions

The partnership agreement provides that the General Partner will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is the Operating Partnership’s net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The General Partner declared the following distributions on the Operating Partnership’s common and preferred units for the years ended December 31, 2009, 2008 and 2007 (in thousands):

Date distribution declared	Distribution payable date	Series A Preferred Unit(1)	Series B Preferred Unit(2)	Series C Preferred Unit(3)	Series D Preferred Unit(4)	Common Units
February 15, 2007	April 2, 2007	2,199	1,246	—	—	19,442	(5)
May 2, 2007	July 2, 2007	2,199	1,246	1,722	—	19,458	(5)
August 1, 2007	October 1, 2007	2,199	1,246	1,914	—	19,465	(5)
November 1, 2007	December 31, 2007 for Series A, B and C Preferred Units; January 14, 2008 for Common Units	2,199	1,246	1,914	—	22,345	(6)

Total—2007		$8,796	$4,984	$5,550	$—	$80,710

February 25, 2008	March 31, 2008	2,199	1,246	1,914	2,899	22,418	(6)
May 5, 2008	June 30, 2008	2,199	1,246	1,914	4,744	22,444	(6)
August 4, 2008	September 30, 2008	2,199	1,246	1,914	4,744	24,258	(6)
November 4, 2008	December 31, 2008 for Series A, B, C and D Preferred Units; January 7, 2009 for Common Units	2,199	1,246	1,914	4,744	26,102	(7)

Total—2008		$8,796	$4,984	$7,656	$17,131	$95,222

February 24, 2009	March 31, 2009	2,199	1,246	1,914	4,742	27,053	(7)
April 28, 2009	June 30, 2009	2,199	1,246	1,914	4,742	27,064	(7)
July 28, 2009	September 30, 2009	2,199	1,246	1,914	4,742	29,575	(8)
October 27, 2009	December 31, 2009 for Series A, B, C and D Preferred Units; January 15, 2010 for Common Units	2,199	1,246	1,914	4,742	37,004	(9)

Total—2009		$8,796	$4,984	$7,656	$18,968	$120,696

(1)	$2.125 annual rate of distribution per unit.
(2)	$1.969 annual rate of distribution per unit.
(3)	$1.094 annual rate of distribution per unit.
(4)	$1.375 annual rate of distribution per unit.
(5)	$1.145 annual rate of distribution per unit.
(6)	$1.240 annual rate of distribution per unit.
(7)	$1.320 annual rate of distribution per unit.
(8)	$1.440 annual rate of distribution per unit.
(9)	$1.800 annual rate of distribution per unit.

9. Incentive Plan

Our 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees of the Company are eligible to receive incentive stock options under the 2004

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Incentive Award Plan. Initially, the General Partner had reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. On May 2, 2007, the General Partner’s stockholders approved the First Amended and Restated Digital Realty Trust, Inc., Digital Realty Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (the Amended and Restated 2004 Incentive Award Plan). The Amended and Restated 2004 Incentive Award Plan increases the aggregate number of shares of stock which may be issued or transferred under the plan by 5,000,000 shares to a total of 9,474,102 shares, and provides that the maximum number of shares of stock with respect to awards granted to any one participant during a calendar year will be 1,500,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award not denominated in stock or otherwise for which the foregoing limitation would not be an effective limitation for purposes of Section 162(m) of the Code will be $10.0 million.

As of December 31, 2009, 4,070,534 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Amended and Restated 2004 Incentive Award Plan. Each long-term incentive and Class C Unit issued under the Amended and Restated 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the Amended and Restated 2004 Incentive Award Plan and the individual award limit discussed above.

(a) Long Term Incentive Units

Long-term incentive units, which are also referred to as profits interest units, may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as Operating Partnership common units, which equal per share distributions on the General Partner’s common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of the Operating Partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the Operating Partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the Operating Partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the Operating Partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the Operating Partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the Operating Partnership prior to the allocation of gain to the General Partner or limited partners with respect

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the Operating Partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the General Partner’s assets but that require certain adjustments to the value of the Operating Partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the Operating Partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the Operating Partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the Operating Partnership, the acquisition of an additional interest in the Operating Partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the Operating Partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the Operating Partnership, in connection with the grant of an interest in the Operating Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Operating Partnership (including the grant of a long-term incentive unit), and at such other times as may be desirable or required to comply with the Treasury Regulations.

During the years ended December 31, 2009 and 2008, certain employees of the Company were granted an aggregate of 148,310 and 95,652 long-term incentive units, respectively, which, in addition to a service condition, are subject to a performance condition that impacts the number of units ultimately granted to the employee. The performance condition is based upon our achievement of the respective fiscal years’ Funds From Operations per share targets. Upon evaluating the results of the performance condition, the final number of units is determined and such units vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2008 and 2009 FFO per diluted share and unit, as adjusted by the General Partner’s compensation committee, all of the 2008 and 2009 long-term incentive units satisfied the performance condition. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the long-term incentive units, which ranges from four to five years.

The expense recorded for the years ended December 31, 2009, 2008 and 2007 related to long-term incentive units was approximately $4.5 million, $2.7 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.6 million, $0.4 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unearned compensation representing the unvested portion of the long-term incentive units totaled $9.3 million and $7.8 million as of December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.7 years on a weighted average basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Class C Profits Interests Units

2005 Grant

During the fourth quarter of 2005, the General Partner granted to each of the General Partner’s named executive officers and certain other employees an award of Class C Units under our 2004 Incentive Award Plan (2005 Grant).

The award agreements provide that the Class C Units subject to this award will vest based on the achievement of a 10% or greater compound annual total shareholder return, as defined, for the period from the grant date through the earlier of September 30, 2008 and the date of a change of control of the General Partner (the market condition) combined with the employee’s continued service with the Company through September 30, 2010. Upon achievement of the market condition, the Class C units will receive the same quarterly per unit distribution as common units in the Operating Partnership.

The aggregate amount of the 2005 Grant award pool will be equal to 7% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed the lesser of $40.0 million or the value of 2.5% of the total number of shares of the General Partner’s common stock and limited partnership units of the Operating Partnership at the end of the performance period.

On August 4, 2008, the General Partner’s board of directors approved amendments to the outperformance award agreements that we entered into with the executive officers in 2005. As a result of the amendment, approximately 95% of the Class C Units granted pursuant to the outperformance award agreements that satisfied the market condition (summarized above) were fully vested as of September 30, 2008 and the remainder of the units were fully vested as of October 30, 2008. Prior to the amendment, 60 percent of the Class C Units that satisfied the market condition would have vested on September 30, 2008, with the remaining 40 percent of such Class C Units vesting ratably each month for 24 months. As a result of the acceleration, we expensed the remaining $1.6 million of deferred compensation related to these Class C Units during the three months ended September 30, 2008.

2007 Grant

On May 2, 2007, the General Partner granted to each of the named executive officers and certain other officers and employees an award of Class C Units of the Operating Partnership under the First Amended and Restated 2004 Incentive Award Plan (2007 Grant).

The Class C Units subject to this award will vest based on the achievement of a total shareholder return of the General Partner (which we refer to as the market condition) as measured on November 1, 2008 (which we refer to as the first measurement date) and May 1, 2010 (which we refer to as the second measurement date). If:

•	with respect to the first measurement date, the General Partner achieves a total shareholder return equal to at least 18% over a period commencing on May 2, 2007 and ending on November 1, 2008; and

•

with respect to the second measurement date, the General Partner achieves a total shareholder return equal to at least 36% over a period commencing on May 2, 2007 and ending on the earlier of May 1, 2010 and the date of a change in control of the Company, the aggregate amount of the 2007 Grant award pool will be equal to 8% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed:

•	$17 million for the first measurement date; or

•	$40 million (less the amount of the award pool as of the first measurement date) for the second measurement date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The first and second measurement dates may be accelerated as follows:

•

in the event that during any 60 consecutive days ending prior to November 1, 2008, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $17.0 million on each such day, the first measurement date will be accelerated to the last day of the 60-day period; and

•

in the event that during any 60 consecutive days ending prior to May 1, 2010, the 2007 Grant award pool, if calculated on each day during such period, equals or exceeds $40.0 million on each such day, the second measurement date will be accelerated to the last day of the 60-day period; and

•	upon a change in control of the General Partner.

Except in the event of a change in control of the General Partner, 60% of the Class C Units that satisfy the applicable market condition will vest at the end of the three year period subsequent to grant and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date. As of December 31, 2009, the market condition with respect to the first measurement date was not achieved.

Common Provisions for the 2005 and 2007 Grant

If the market condition and the other service conditions, as described above, are satisfied with respect to a Class C Unit, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership.

To the extent that any Class C Units fail to satisfy the market condition on the measurement dates discussed above, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

In the event that the value of the employee’s allocated portion of the award pool that satisfies the market condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of the General Partner’s restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

On September 30, 2008, we accelerated the vesting of all Class C Units related to the 2005 Grant. The grant date fair value of these awards was approximately $4.0 million, with the remaining $2.2 million recognized as compensation expense during the year ended December 31, 2008. We recognized compensation expense related to these Class C Units of $2.2 million and $0.8 million for the years ended December 31, 2008 and 2007, respectively.

As of December 31, 2009 and 2008, approximately 685,000 and 751,000 Class C Units related to the 2007 Grant had been awarded to the General Partner’s executive officers and other employees, respectively. The fair value of the 2007 Grant was measured on the grant date using a Monte Carlo simulation to estimate the probability of the multiple market conditions being satisfied. The Monte Carlo simulation uses a statistical formula underlying the Black-Scholes and binomial formulas, and such simulation was run approximately 100,000 times. For each simulation, the value of the payoff was calculated at the settlement date and was then discounted to the grant date at a risk-free interest rate. The expected value of the Class C units on the grant date was determined by multiplying the average of the values over all simulations by the number of outstanding shares of the General Partner’s common stock and Operating Partnership units. The valuation was performed in a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

risk-neutral framework, so no assumption was made with respect to an equity risk premium. Other significant assumptions used in the valuation included an expected term of 36 months, expected stock price volatility of 23%, a risk-free interest rate of 4.6%, and a dividend growth rate of 5.0 percent. The fixed award limit under the plan is $17 million for the first market condition and $40 million for the second market condition, and there were 69.2 million shares of the General Partner’s common stock and Operating Partnership units outstanding as of the 2007 grant date. The grant date fair value of these awards of approximately $11.8 million will be recognized as compensation expense on a straight line basis over the expected service period of five years. The unearned compensation as of December 31, 2009 and 2008 was $5.0 million and $7.8 million, respectively. As of December 31, 2009 and 2008, none of the above awards had vested. We recognized compensation expense related to these Class C Units of $1.6 million, $2.0 million and $1.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of $0.2 million, $0.4 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(c) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the weighted-average assumptions listed below for grants in 2007. There were no stock options granted in 2008 and 2009. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the years ended December 31, 2009, 2008 and 2007, respectively was approximately $0.9 million, $1.1 million and $0.9 million, respectively. We capitalized amounts relating to compensation expense of employees directly engaged in construction and leasing activities of approximately $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unearned compensation representing the unvested portion of the stock options totaled $2.5 million and $3.6 million for the years ended December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.1 years on a weighted average basis.

The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options granted during the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31,
	2009	2008	2007
Dividend yield	—	—	2.76%
Expected life of option	—	—	80 months
Risk-free interest rate	—	—	4.65%
Expected stock price volatility	—	—	22.82%

Weighted-average fair value of options granted during the period	—	—	$9.70

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the 2004 Incentive Award Plan’s stock option activity for the year ended December 31, 2009:

	Year ended December 31, 2009
	Shares	Weighted average exercise price
Options outstanding, beginning of period	929,011	$29.70
Exercised	(249,167)	25.38
Cancelled / Forfeited	(59,568)	38.05

Options outstanding, end of period	620,276	$30.63

Exercisable, end of period	371,686	$25.15

The Company issued new common shares for the common stock options exercised during the years ended December 31, 2009, 2008 and 2007. The intrinsic value of options exercised in the years ended December 31, 2009, 2008 and 2007 was approximately $4.6 million, $4.5 million and $2.0 million, respectively.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2009:

Options outstanding					Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price	Aggregate Intrinsic Value
$12.00-13.02	182,369	4.83	$12.01	$6,979,810	182,369	4.83	$12.01	$6,979,810
$20.37-28.09	45,558	6.01	23.81	1,206,140	22,720	5.98	23.64	605,267
$33.18-41.73	392,349	7.24	40.08	4,002,525	166,597	7.22	39.74	1,755,560

	620,276	6.44	$30.63	$12,188,475	371,686	5.97	$25.15	$9,340,637

(d) Restricted Stock

During the years ended December 31, 2009 and 2008, certain employees of the Company were granted an aggregate of 53,651 and 39,939 shares of our General Partner’s restricted stock, respectively. The grant date fair values, which equal the market price of the General Partner’s common stock, are being expensed on a straight-line basis over the vesting period of the restricted stock, which is four years. During the years ended December 31, 2009 and 2008, certain employees of the Company were also granted an aggregate of 53,909 and 34,822 shares of restricted stock which, in addition to a service condition, are subject to a performance condition that impacts the number of shares ultimately granted to the employee. The performance condition is based upon the Company’s achievement of the respective year’s FFO per share targets. Upon evaluating the results of the performance condition, the final number of shares is determined and such shares vest based on achievement of the service conditions. The service conditions of the awards provide for 20% vesting on each of the first and second anniversaries of the original grant date and 30% vesting on each of the third and fourth anniversaries of the original grant date provided the grantee continues employment on each anniversary date. Based on our 2008 and 2009 FFO per diluted share and unit, as adjusted by the General Partner’s compensation committee, all of the 2008 and 2009 restricted stock satisfied the performance condition.

The expense recorded for the years ended December 31, 2009 and 2008 related to grants of restricted stock was approximately $1.0 million and $0.5 million, respectively. We capitalized amounts relating to compensation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expense of employees directly engaged in construction and leasing activities of approximately $0.7 million and $0.3 million for the years ended December 31, 2009 and 2008, respectively. Unearned compensation representing the unvested portion of the restricted stock totaled $3.3 million and $2.2 million as of December 31, 2009 and 2008, respectively. We expect to recognize this unearned compensation over the next 2.8 years on a weighted average basis.

(e) 401(k) Plan

We have a 401(k) plan whereby our employees may contribute a portion of their compensation to their respective retirement accounts, in an amount not to exceed the maximum allowed under the Code. The 401(k) Plan complies with Internal Revenue Service requirements as a 401(k) Safe Harbor Plan whereby discretionary contributions made by us are 100% vested. The aggregate cost of our contributions to the 401(k) Plan was approximately $0.8 million, $0.7 million, and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

10. Fair Value of Financial Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

Current accounting guidance requires the Operating Partnership to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Operating Partnership’s disclosures of estimated fair value of financial instruments at December 31, 2009 and 2008, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 11, the interest rate cap and interest rate swaps are recorded at fair value.

We calculate the fair value of our mortgage loans, unsecured senior notes and exchangeable senior debentures based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms, including excess exchange value which exists related to our 2026 Debentures. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt. The carrying value of our revolving credit facility approximates fair value, due to the short-term nature of this instrument along with the variability of interest rates.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2009 and 2008, the aggregate estimated fair value and carrying value of our revolving credit facility, mortgage loans, unsecured senior notes and exchangeable senior debentures were as follows (in thousands):

	As of December 31, 2009		As of December 31, 2008
	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Revolving credit facility(1)	$205,547	$205,547	$138,579	$138,579
Unsecured senior notes(2)	94,470	83,000	58,801	58,000
Mortgage loans(2)	1,054,293	1,063,663	918,040	1,026,594
Exchangeable senior debentures(2)(3)	624,618	432,234	181,861	161,901

	$1,978,928	$1,784,444	$1,297,281	$1,385,074

(1)	The carrying value of our revolving credit facility approximates estimated fair value, due to the short-term nature of this instrument along with the variability of interest rates.
(2)	Valuations for our unsecured senior notes and mortgage loans are determined based on the expected future payments discounted at risk-adjusted rates. Exchangeable senior debentures are valued based on quoted market prices.
(3)	The carrying values are net of discount of $6,666 and $10,599 as of December 31, 2009 and December 31, 2008, respectively. The discount relates to our 2026 Debentures, which is accounted for pursuant to accounting guidance on convertible debt instruments that requires the principal amount to be settled in cash upon conversion.

11. Derivative Instruments

Currently, we use interest rate caps and swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of fair value accounting guidance, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2009, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements related to US LIBOR, GBP LIBOR and EURIBOR based mortgage loans. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Under an interest rate cap, if the reference interest rate, such as one-month LIBOR, increases above the cap rate, the holder of the instrument receives a payment based on the notional value of the instrument, the length of the period, and the difference between the current reference rate and the cap rate. If the reference rate increases above the cap rate, the payment received under the interest rate cap will offset the increase in the payments due under the variable rate notes payable.

We record all our interest rate swaps and caps on the consolidated balance sheet at fair value. In determining the fair value of our interest rate swaps and caps, we consider the credit risk of our counterparties. These counterparties are generally larger financial institutions engaged in providing a variety of financial services. These institutions generally face similar risks regarding adverse changes in market and economic conditions, including, but not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads. The current and pervasive disruptions in the financial markets have heightened the risks to these institutions.

Interest rate caps are viewed as a series of call options or caplets which exist for each period the cap agreement is in existence. As each caplet expires, the related cost of the expired caplet is amortized to interest expense with the remaining caplets carried at fair value. The value of interest rate caps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero. The purchase price of an interest rate cap is amortized to interest expense over the contractual life of the instrument. For interest rate caps that are designated as cash flow hedges under accounting guidance as it relates to derivative instruments, the change in the fair value of an effective interest rate cap is recorded to accumulated other comprehensive income in equity. Amounts we are entitled to under interest rate caps, if any, are recognized on an accrual basis, and are recorded to as a reduction against interest expense in the accompanying consolidated statements of operations.

Our agreements with some of our derivative counterparties provide either that (1) we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness or that (2) we could be declared in default on our derivative obligations if we default on any of our indebtedness, including a default where repayment of the underlying indebtedness has not been accelerated by the lender.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The fair value of these derivatives was ($7.5) million and ($5.8) million at December 31, 2009 and 2008, respectively. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2009 and 2008, respectively, there were no ineffective portions to our interest rate swaps.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts reported in accumulated other comprehensive loss related to interest rate swaps will be reclassified to interest expense as interest payments are made on our debt. As of December 31, 2009, we estimate that an additional $6.2 million will be reclassified as an increase to interest expense during the twelve months ending December 31, 2010, when the hedged forecasted transactions impact earnings.

As of December 31, 2009 and 2008, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (in thousands):

Notional Amount				Type of Derivative	Strike Rate	Effective Date	Expiration Date	Fair Value at Significant Other Observable Inputs (Level 2)
As of December 31, 2009		As of December 31, 2008						As of December 31, 2009	As of December 31, 2008
$20,831	(1)	$19,239	(1)	Swap	4.944	Jul. 10, 2006	Apr. 10, 2011	$(952)	$(986)
69,154	(1)	—	(1)	Swap	2.980	April 6, 2009	Nov. 30, 2013	(299)	—
15,208	(2)	15,041	(2)	Swap	3.981	May 17, 2006	Jul. 18, 2013	(889)	(559)
11,003	(2)	10,881	(2)	Swap	4.070	Jun. 23, 2006	Jul. 18, 2013	(675)	(442)
9,682	(2)	9,575	(2)	Swap	3.989	Jul. 27, 2006	Oct. 18, 2013	(579)	(365)
45,067	(2)	44,564	(2)	Swap	3.776	Dec. 5, 2006	Jan. 18, 2012	(1,887)	(1,131)
38,746	(2)	38,315	(2)	Swap	4.000	Dec. 20, 2006	Jan. 18, 2012	(1,794)	(1,207)
—		96,458		Swap	3.167	Oct. 15, 2008	June 15, 2009	—	(1,116)
42,993		—		Swap	2.703	Dec. 3, 2009	Sep. 4, 2014	(453)	—
17,737		—		Cap	4.000	June 24, 2009	June 25, 2012	70	—

$270,421		$234,073						$(7,458)	$(5,806)

(1)	Translation to U.S. dollars is based on exchange rate of $1.61 to £1.00 as of December 31, 2009 and $1.46 to £1.00 as of December 31, 2008.
(2)	Translation to U.S. dollars is based on exchange rate of $1.43 to €1.00 as of December 31, 2009 and $1.40 to €1.00 as of December 31, 2008.

We do not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2009.

12. Tenant Leases

The future minimum lease payments to be received (excluding operating expense reimbursements) by us as of December 31, 2009, under non-cancelable operating leases are as follows (in thousands):

2010	$509,506
2011	493,388
2012	488,669
2013	471,435
2014	416,803
Thereafter	1,499,833

Total	$3,879,634

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Included in the above amounts are minimum lease payments to be received from The tel(x) Group, Inc., or tel(x), a related party further discussed in note 13. The future minimum lease payments to be received (excluding operating expense reimbursements) by us from tel(x) as of December 31, 2009, under non-cancelable operating leases are as follows (in thousands):

2010	$16,682
2011	17,448
2012	17,955
2013	18,477
2014	19,015
Thereafter	269,940

Total	$359,517

Operating revenues from properties outside the United States were $82.2 million, $52.2 million and $34.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008, and 2007 no single foreign country comprised more than 10% of total revenues.

For the years ended December 31, 2009, 2008 and 2007, revenues recognized from Savvis Communications comprised approximately 9.6%, 11.0%, and 11.6% of total revenues, respectively. Other than noted here, for the years ended December 31, 2009, 2008, and 2007 no single tenant comprised more than 10% of total revenues.

13. Related Party Transactions

In December 2006, we entered into ten leases with tel(x), pursuant to which tel(x) provides enhanced meet-me-room services to our customers. tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, the Company’s Chairman, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our consolidated statements of operations include rental revenues of approximately $20.6 million, $16.1 million and $13.9 million from tel(x) for the years ended December 31, 2009, 2008 and 2007, respectively. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building. As of December 31, 2009, tel(x) leases 126,130 square feet from us under 26 lease agreements.

We also entered into a referral agreement with tel(x), effective as of December 1, 2006, with respect to referral fees arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Referral fees earned during the years ended December 31, 2009, 2008 and 2007 amounted to approximately $1.5 million, $0.8 million and $0.1 million, respectively. Additionally, we had the right to purchase approximately 10% of tel(x) preferred stock. The purchase price would have been calculated as GI Partners Fund II, LLP’s initial cost plus a 12% per annum return. We had the right to purchase, at market, a pro-rata share of any follow on tel(x) equity transactions to prevent dilution to our option to acquire approximately 10%. The option to purchase the preferred stock expired in October 2008 and we did not exercise the option.

All expenses of the General Partner relate to the business and operations of the Operating Partnership and are therefore paid directly or reimbursed by the Operating Partnership. The only transactions between the General Partner and the Operating Partnership consist of (i) contributions by the General Partner of consideration

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

received from issuances of its capital stock in consideration of the issuance by the Operating Partnership of common or preferred units to the General Partner, (ii) distributions by the Operating Partnership to the General Partner with respect to outstanding common and preferred units held by the General Partner and (iii) reimbursements of expenses incurred by the General Partner, including legal, accounting and other professional expenses.

14. Commitments and Contingencies

(a) Operating Leases

We have a ground lease obligation on 2010 East Centennial Circle that expires in 2082. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the property and, as result, rent after February 2036 is excluded from the minimum commitment information below.

We have ground leases on Paul van Vlissingenstraat 16 that expires in 2054, Chemin de l’Epinglier 2 that expires in July 2074, Clonshaugh Industrial Estate that expires in 2981, Gyroscoopweg 2E-2F, which has a continuous ground lease and will be adjusted on January 1, 2042 and Naritaweg 52, which has a continuous ground lease. We have an operating lease for our current headquarters, which we occupied in June 2005 and expires in May 2012 with an option to extend the lease until September 2017. We also have operating leases at 111 8th Avenue (2nd and 6th floors), 8100 Boone Boulevard and 111 8th Avenue (3rd and 7th floors), which expire in June 2014, September 2017 and February 2022, respectively. The lease at 111 8th Avenue (2nd and 6th floors) has an option to extend the lease until June 2019 and the lease at 111 8th Avenue (3rd and 7th floors) has an option to extend the lease until February 2032. The lease at 8100 Boone Boulevard has no extension option.

We have a fully prepaid ground lease on 2055 E. Technology Circle that expires in 2083. The ground lease at Naritaweg 52 has been prepaid through December 2036.

Rental expense for these leases was approximately $7.9 million, $7.9 million, and $5.9 million for the years ended December 31, 2009, 2008 and 2007 respectively.

The minimum commitment under these leases, excluding the fully prepaid ground lease, as of December 31, 2009 was as follows (in thousands):

2010	$7,313
2011	7,019
2012	6,548
2013	6,033
2014	4,264
Thereafter	34,267

$65,444

(b) Contingent liabilities

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 192,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2012. We made payments of approximately $41,000, $41,000 and $17,000 to the seller during the years ended December 31, 2009, 2008 and 2007, respectively. We have recorded approximately $2.1 million for this contingent liability on our balance sheet at December 31, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been recorded as a component of the purchase price. Accounts payable and other accrued liabilities include $1.3 million and $1.4 million for this liability as of December 31, 2009 and December 31, 2008, respectively. During the years ended December 31, 2009, 2008 and 2007, we paid approximately $0.2 million, $0.2 million and $0.1 million, respectively, to the seller.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements and from time to time in the normal course of our business, we enter into various construction contracts with third parties that may obligate us to make payments. At December 31, 2009, we had open commitments related to construction contracts of $41.1 million.

15. Discontinued Operations

In 2007, we sold the following properties:

Property	Date of Sale	Proceeds (in millions)	Gain on Sale (in millions)
4055 Valley View Lane	March 30, 2007	$33.0	$6.2
100 Technology Center Drive	March 20, 2007	45.5	11.8

The results of operations of the properties above are reported as discontinued operations for all periods presented in the accompanying consolidated financial statements. The following table summarizes the income and expense components that comprise income (loss) from discontinued operations for the year ended December 31, 2007 (in thousands):

Year Ended December 31, 2007
Operating Revenues:
Rental	$1,940
Tenant reimbursements	400

Total operating revenues	2,340

Operating Expenses:
Rental property operating and maintenance	567
Property taxes	310
Insurance	27
Depreciation and amortization	379

Total operating expenses	1,283

Operating income	1,057
Other Income (Expenses):
Interest and other income	5
Interest expense	333

Income from discontinued operations before gain on sale of assets and noncontrolling interests	1,395
Gain on sale of assets	18,049

Income from discontinued operations	$19,444

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Quarterly Financial Information (unaudited)

The tables below reflect selected quarterly information for the years ended December 31, 2009 and 2008. Certain amounts have been reclassified to conform to the current year presentation (in thousands, except unit amounts).

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009
Total operating revenues	$169,774	$163,227	$155,007	$149,134
Net income	24,897	23,945	21,203	21,189
Net income attributable to Digital Realty Trust, L.P.	25,371	23,405	21,129	21,189
Preferred unit distributions	10,101	10,101	10,101	10,101
Net income available to common unitholders	15,270	13,304	11,028	11,088
Basic net income per unit available to common unitholders	$0.19	$0.16	$0.13	$0.14
Diluted net income per unit available to common unitholders	$0.18	$0.16	$0.13	$0.14

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008
Total operating revenues	$147,106	$142,016	$123,776	$114,547
Net income	25,133	18,419	13,550	10,816
Net income attributable to Digital Realty Trust, L.P.	25,044	18,223	13,500	10,816
Preferred unit distributions	10,102	10,102	10,102	8,258
Net income available to common unitholders	14,942	8,121	3,398	2,558
Basic net income per unit available to common unitholders	$0.19	$0.11	$0.05	$0.04
Diluted net income per unit available to common unitholders	$0.19	$0.10	$0.05	$0.03

17. Subsequent Events

On June 14, 2010, the General Partner issued 1,160,950 restricted shares of its common stock, par value $0.01 per share, to the Operating Partnership, and the Operating Partnership delivered the shares and paid an incentive fee equal to $184,800 and accrued and unpaid interest equal to $503,965 in exchange for $36,960,000 in aggregate principal amount of the Operating Partnership’s 4.125% Exchangeable Senior Debentures due 2026 held by Hudson Bay Fund LP, a Delaware limited partnership, or Hudson Bay, pursuant to an exchange agreement, dated June 14, 2010, by and among the Operating Partnership, the General Partner and Hudson Bay.

On June 2, 2010, the General Partner entered into an underwriting agreement with Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein, in connection with the offer and sale by the General Partner of 6,000,000 shares of its common stock and the grant of an over-allotment option for up to an additional 900,000 shares of the General Partner’s common stock to the underwriters, which the underwriters exercised in

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

full. The General Partner completed the sale of 6,900,000 shares to the underwriters on June 8, 2010. The General Partner contributed the net proceeds of approximately $377.1 million after deducting estimated expenses to the Operating Partnership in exchange for 6,900,000 common units, as required by the Operating Partnership’s partnership agreement. The shares were offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the General Partner’s shelf registration statement on Form S-3 (File No. 333-158958).

On June 1, 2010, we entered into a definitive asset purchase agreement with unrelated third parties to acquire a five-property data center portfolio located in California, Arizona and Virginia (the Rockwood Capital/365 Main Portfolio). The Rockwood Capital/365 Main Portfolio, which comprises a total of approximately 919,000 square feet and consists of: 365 Main Street, San Francisco, California; 2260 East El Segundo Boulevard, El Segundo, California; 720 2nd Street, Oakland, California; 2121 South Price Road, Chandler, Arizona; and 4030-4050 Lafayette Center Drive, Chantilly, Virginia, is being purchased from joint ventures that are majority-owned by affiliates of Rockwood Capital, LLC and managed by 365 Main, Inc. The purchase price, which was determined through negotiations between us and the sellers, will be approximately $725.0 million (subject to adjustment in limited circumstances), to be paid in cash at closing. We deposited $15.0 million into an escrow account pending closing of the transaction. The closing of the acquisition is expected to take place on or about July 7, 2010, and may be extended in limited circumstances. There can be no assurance that the acquisition will be consummated on the anticipated schedule or at all. If we fail to close the purchase as required after the satisfaction or waiver of all closing conditions, we may be liable to the sellers for liquidated damages in an amount equal to the deposit. There are no material relationships between us and the sellers.

On February 23, 2010, the General Partner’s board of directors approved an amendment to the General Partner’s charter increasing the number of authorized shares of its common stock, par value $.01 per share, available for issuance from 125,000,000 to 145,000,000. No changes were made to the number of authorized shares of the General Partner’s preferred stock, par value $.01 per share, available for issuance (currently 30,000,000).

On February 23, 2010, the Operating Partnership declared the following distributions per unit.

Share Class	Series A Preferred Unit	Series B Preferred Unit	Series C Preferred Unit	Series D Preferred Unit	Common unit
Distribution amount	$0.531250	$0.492188	$0.273438	$0.343750	$0.480000
Distribution payable date	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010
Distribution payable to unitholders of record on	March 15, 2010	March 15, 2010	March 15, 2010	March 15, 2010	March 15, 2010
Annual equivalent rate of distribution	$2.125	$1.969	$1.094	$1.375	$1.920

On February 3, 2010, we closed the sale of $17.0 million aggregate principal amount of our senior unsecured term notes under our Prudential shelf facility. The series F notes have an interest-only rate of 4.50% per annum and a five-year maturity. We used the proceeds of the series F to temporarily repay borrowings under our revolving credit facility, fund development and redevelopment opportunities, fund acquisitions and for working capital. The series F notes are subject to the covenants set forth in the Prudential shelf facility.

On January 28, 2010, the Operating Partnership issued $500.0 million aggregate principal amount of notes, maturing on February 1, 2020 with an interest rate of 5.875% per annum. The purchase price paid by the initial purchasers was 98.296% of the principal amount. The notes are general unsecured senior obligations of the Operating Partnership, rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership and are fully and unconditionally guaranteed by the General Partner. Interest on the notes

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

are payable on February 1 and August 1 of each year, beginning on August 1, 2010. The net proceeds from the offering after deducting the original issue discount, underwriting commissions and estimated expenses was approximately $487.6 million. We used the net proceeds from the offering to temporarily repay our borrowings under our revolving credit facility, fund development and redevelopment opportunities and for general corporate purposes.

On January 22, 2010, we completed the acquisition of a three-property datacenter portfolio located in Massachusetts and Connecticut, which we refer to as the New England Portfolio. The purchase price was approximately $375.0 million and was funded with borrowings under our revolving credit facility. The New England Portfolio comprises a total of approximately 550,290 square feet.

On January 20, 2010, we closed the sale of $100.0 million aggregate principal amount of our senior unsecured term notes under our Prudential shelf facility. The notes were issued in two series referred to as the series D and series E notes. The series D notes have a principal amount of $50.0 million, an interest-only rate of 4.57% per annum and a five-year maturity, and the series E notes have a principal amount of $50.0 million, an interest-only rate of 5.73% per annum and a seven-year maturity. We used the proceeds of the series D and series E notes to fund acquisitions, to temporarily repay borrowings under our revolving credit facility and for working capital. The series D and series E notes are subject to the covenants set forth in the Prudential shelf facility.

In December 2009 and January 2010, the General Partner entered into equity distribution agreements, under which it could issue up to $400.0 million from time to time, at its discretion. From January 1, 2010 through May 31, 2010, the General Partner generated net proceeds of $67.5 million from the issuance of approximately 1.3 million common shares under its equity distribution agreements at an average price of $51.87 per share after payment of approximately $1.0 million of commissions. The proceeds from the issuances were contributed by the General Partner to the Operating Partnership in exchange for 1.3 million common units.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
PROPERTIES:
36 NE 2nd Street	Miami	16,964		1,942	—	24,184	2,540	1,942	—	26,724	28,666	(6,921)	2002	(A)
2323 Bryan Street	Dallas	—		1,838	—	77,604	18,727	1,838	—	96,331	98,169	(26,201)	2002	(A)
6 Braham Street	London, England	20,831		3,776	—	28,166	1,748	3,309	—	30,381	33,690	(5,833)	2002	(A)
300 Boulevard East	New York / New Jersey	43,502		5,140	—	48,526	26,132	5,140	—	74,658	79,798	(25,334)	2002	(A)
2334 Lundy Place	Silicon Valley	39,960		3,607	—	23,008	72	3,607	—	23,080	26,687	(5,839)	2002	(A)
34551 Ardenwood Boulevard 1-4	Silicon Valley	54,945		15,330	—	32,419	2,201	15,330	—	34,620	49,950	(9,386)	2003	(A)
2440 Marsh Lane	Dallas	—		1,477	—	10,330	68,822	1,477	—	79,152	80,629	(7,952)	2003	(A)
2010 East Centennial Circle	Phoenix	—		—	1,477	16,472	34	—	1,477	16,506	17,983	(3,358)	2003	(A)
375 Riverside Parkway	Atlanta	—		1,250	—	11,578	14,303	1,250	—	25,881	27,131	(5,354)	2003	(A)
3300 East Birch Street	Los Angeles	7,390		3,777	—	4,611	434	3,777	—	5,045	8,822	(2,225)	2003	(A)
47700 Kato Road & 1055 Page Avenue	Silicon Valley	—		5,272	—	20,166	20	5,272	—	20,186	25,458	(3,237)	2003	(A)
4849 Alpha Road	Dallas	10,411		2,983	—	10,650	56	2,983	—	10,706	13,689	(2,706)	2004	(A)
600 West Seventh Street	Los Angeles	55,524		18,478	—	50,824	32,083	18,478	—	82,907	101,385	(19,876)	2004	(A)
2045 & 2055 LaFayette Street	Silicon Valley	67,271		6,065	—	43,817	19	6,065	—	43,836	49,901	(7,853)	2004	(A)
100 & 200 Quannapowitt Parkway	Boston	33,742		12,416	—	26,154	2,088	12,416	—	28,242	40,658	(7,904)	2004	(A)
11830 Webb Chapel Road	Dallas	32,069		5,881	—	34,473	883	5,881	—	35,356	41,237	(7,828)	2004	(A)
150 South First Street	Silicon Valley	52,760		2,068	—	29,214	837	2,068	—	30,051	32,119	(4,818)	2004	(A)
3065 Gold Camp Drive	Sacramento	—		1,886	—	10,686	134	1,886	—	10,820	12,706	(2,201)	2004	(A)
200 Paul Avenue 1-4	San Francisco	77,803		14,427	—	75,777	28,256	14,427	—	104,033	118,460	(21,534)	2004	(A)
1100 Space Park Drive	Silicon Valley	54,944		5,130	—	18,206	11,730	5,130	—	29,936	35,066	(8,994)	2004	(A)
3015 Winona Avenue	Los Angeles	—		6,534	—	8,356	5	6,534	—	8,361	14,895	(2,002)	2004	(A)
833 Chestnut Street	Philadelphia	—		5,738	—	42,249	36,855	5,738	—	79,104	84,842	(19,602)	2005	(A)
1125 Energy Park Drive	Minneapolis/St. Paul	9,497	(1)	2,775	—	10,761	21	2,775	—	10,782	13,557	(1,982)	2005	(A)
350 East Cermak Road	Chicago	—		8,466	—	103,232	178,687	8,620	—	281,765	290,385	(41,186)	2005	(A)
8534 Concord Center Drive	Denver	—		2,181	—	11,561	75	2,181	—	11,636	13,817	(2,492)	2005	(A)
2401 Walsh Street	Silicon Valley	—		5,775	—	19,267	34	5,775	—	19,301	25,076	(2,973)	2005	(A)
2403 Walsh Street	Silicon Valley	—		5,514	—	11,695	19	5,514	—	11,714	17,228	(1,927)	2005	(A)
4700 Old Ironsides Drive	Silicon Valley	—		5,504	—	9,727	17	5,504	—	9,744	15,248	(1,747)	2005	(A)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
4650 Old Ironsides Drive	Silicon Valley	—		2,865	—	4,540	866	2,865	—	5,406	8,271	(1,369)	2005	(A)
200 North Nash Street	Los Angeles	—		4,562	—	12,503	16	4,562	—	12,519	17,081	(2,223)	2005	(A)
731 East Trade Street	Charlotte	6,301	(2)	1,748	—	5,727	201	1,748	—	5,928	7,676	(848)	2005	(A)
113 North Myers	Charlotte	—		1,098	—	3,127	679	1,098	—	3,806	4,904	(873)	2005	(A)
125 North Myers	Charlotte	—		1,271	—	3,738	5,963	1,271	—	9,701	10,972	(2,176)	2005	(A)
Paul van Vlissingenstraat 16	Amsterdam, Netherlands	15,208		—	—	15,255	5,444	—	—	20,699	20,699	(2,926)	2005	(A)
600-780 S. Federal	Chicago	—		7,801	—	27,718	2,246	7,849	—	29,916	37,765	(4,811)	2005	(A)
115 Second Avenue	Boston	—		1,691	—	12,569	10,520	1,691	—	23,089	24,780	(5,258)	2005	(A)
Chemin de l’Epinglier 2	Geneva, Switzerland	11,046		—	—	20,071	4,320	—	—	24,391	24,391	(3,484)	2005	(A)
251 Exchange Place	Northern Virginia	—		1,622	—	10,425	152	1,622	—	10,577	12,199	(1,887)	2005	(A)
7500 Metro Center Drive	Austin	—		1,177	—	4,877	2,105	1,177	—	6,982	8,159	(1,183)	2005	(A)
7620 Metro Center Drive	Austin	—		510	—	6,760	9	510	—	6,769	7,279	(1,150)	2005	(A)
3 Corporate Place	New York/New Jersey	80,000		2,124	—	12,678	77,280	2,124	—	89,958	92,082	(18,219)	2005	(A)
4025 Midway Road	Dallas	—		2,196	—	14,037	17,575	2,196	—	31,612	33,808	(7,085)	2006	(A)
Clonshaugh Industrial Estate	Dublin	—		—	1,444	5,569	3,373	—	119	10,267	10,386	(1,335)	2006	(A)
6800 Millcreek Drive	Toronto	—		1,657	—	11,352	2,289	1,657	—	13,641	15,298	(1,767)	2006	(A)
101 Aquila Way	Atlanta	—		1,480	—	34,797	41	1,480	—	34,838	36,318	(5,473)	2006	(A)
12001 North Freeway	Houston	—		6,965	—	23,492	108	6,965	—	23,600	30,565	(3,289)	2006	(A)
14901 FAA Boulevard	Dallas	—		3,303	—	40,799	117	3,303	—	40,916	44,219	(4,634)	2006	(A)
120 E Van Buren	Phoenix	—		4,524	—	157,822	55,403	4,524	—	213,225	217,749	(30,694)	2006	(A)
Gyroscoopweg 2E-2F	Amsterdam, Netherlands	9,682		—	—	13,450	1,319	—	—	14,769	14,769	(1,848)	2006	(A)
Clonshaugh Industrial Estate II	Dublin	42,993		—	—	—	86,449	—	—	86,449	86,449	(8,107)	2006	(A)
600 Winter Street	Boston	—		1,429	—	6,228	47	1,429	—	6,275	7,704	(676)	2006	(A)
2300 NW 89th Place	Miami	—		1,022	—	3,767	18	1,022	—	3,785	4,807	(536)	2006	(A)
2055 East Technology Circle	Phoenix	—		—	—	8,519	26,511	—	—	35,030	35,030	(4,112)	2006	(A)
114 Rue Ambroise Croizat	Paris, France	45,067		12,261	—	34,051	80,634	12,578	—	114,368	126,946	(6,584)	2006	(A)
Unit 9, Blanchardstown Corporate Park	Dublin, Ireland	38,746		1,927	—	40,024	6,838	2,075	—	46,714	48,789	(5,382)	2006	(A)
111 8th Avenue	New York / New Jersey	—		—	—	17,688	10,911	—	—	28,599	28,599	(9,848)	2006	(A)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
1807 Michael Faraday Court	Northern Virginia	—		1,499	—	4,578	1,150	1,499	—	5,728	7,227	(933)	2006	(A)
8100 Boone Boulevard	Northern Virginia	—		—	—	158	837	—	—	995	995	(434)	2006	(A)
21110 Ridgetop Circle	Northern Virginia	—		2,934	—	14,311	843	2,934	—	15,154	18,088	(1,528)	2007	(A)
3011 Lafayette Street	Silicon Valley	—		3,354	—	10,305	44,829	3,354	—	55,134	58,488	(9,062)	2007	(A)
44470 Chilum Place	Northern Virginia	—		3,351	—	37,360	184	3,531	—	37,364	40,895	(2,909)	2007	(A)
43881 Devin Shafron Drive	Northern Virginia	—		4,653	—	23,631	87,795	4,653	—	111,426	116,079	(13,797)	2007	(A)
43831 Devin Shafron Drive	Northern Virginia	—		3,027	—	16,247	980	3,027	—	17,227	20,254	(1,424)	2007	(A)
43791 Devin Shafron Drive	Northern Virginia	—		3,490	—	17,444	44,997	3,490	—	62,441	65,931	(5,320)	2007	(A)
Mundells Roundabout	London, England	69,154		31,354	—	—	59,167	25,742	—	64,779	90,521	(1,712)	2007	(A)
210 N Tucker	St. Louis	—		2,042	—	17,223	1,544	2,042	—	18,767	20,809	(1,819)	2007	(A)
900 Walnut Street	St. Louis	—		1,791	—	29,516	2,504	1,791	—	32,020	33,811	(2,502)	2007	(A)
1 Savvis Parkway	St. Louis	—		3,301	—	20,639	17	3,301	—	20,656	23,957	(1,552)	2007	(A)
1500 Space Park Drive	Silicon Valley	42,630	(3)	6,732	—	6,325	45,466	4,106	—	54,417	58,523	(8,012)	2007	(A)
Cressex 1	London, England	29,486		3,629	—	9,036	25,923	3,104	—	35,484	38,588	(2,499)	2007	(A)
Naritaweg 52	Amsterdam, Netherlands	—		—	1,192	23,441	(411)	—	1,171	23,051	24,222	(1,457)	2007	(A)
1 St. Anne’s Boulevard	London, England	—		2,732	—	5,969	(788)	2,697	—	5,216	7,913	(279)	2007	(A)
2 St. Anne’s Boulevard	London, England	—		5,190	—	3,193	619	4,209	—	4,793	9,002	(116)	2007	(A)
3 St. Anne’s Boulevard	London, England	—		16,401	—	8,844	45,300	13,302	—	57,243	70,545	(201)	2007	(A)
365 South Randolphville Road	New York / New Jersey	—		3,019	—	17,404	59,052	3,019	—	76,456	79,475	(691)	2008	(A)
701 & 717 Leonard Street	Dallas	—		2,165	—	9,934	68	2,165	—	10,002	12,167	(385)	2008	(A)
650 Randolph Road	New York / New Jersey	—		3,986	—	6,883	3,539	3,986	—	10,422	14,408	(1)	2008	(A)
Manchester Technopark	Manchester, England	8,970		—	—	23,918	(4,504)	—	—	19,414	19,414	(840)	2008	(A)
1201 Comstock Street	Silicon Valley	17,737		2,093	—	1,606	25,773	3,398	—	26,074	29,472	(1,953)	2008	(A)
7505 Mason King Court	Northern Virginia	—		2,390	—	8,257	6,863	2,390	—	15,120	17,510	(659)	2008	(A)
1550 Space Park Drive	Silicon Valley	—		2,301	—	766	528	1,926	—	1,669	3,595	(1)	2008	(A)
1525 Comstock Street	Silicon Valley	—		2,293	—	16,216	28,899	2,061	—	45,347	47,408	(1,839)	2008	(A)
22150 Shellhorn Road Parcel 2	Northern Virginia	—		6,927	—	—	23,395	6,927	—	23,395	30,322	(6)	2009	(A)
22150 Shellhorn Road Parcel 4E	Northern Virginia	—		8,168	—	—	272	8,168	—	272	8,440	—	2009	(A)

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2009

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition	Total costs
	Metropolitan Area	Encumbrances		Land	Acquired ground lease	Buildings and improvements		Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
22150 Shellhorn Road Parcel 4F	Northern Virginia	—		5,509	—	—	175	5,509	—	175	5,684	—	2009	(A)
1232 Alma Road	Dallas	6,464		2,267	—	3,740	6,358	2,267	—	10,098	12,365	—	2009	(A)
900 Quality Way	Dallas	655		1,446	—	1,659	5	1,446	—	1,664	3,110	—	2009	(A)
1400 N. Bowser Road	Dallas	1,366		2,041	—	3,389	7	2,041	—	3,396	5,437	—	2009	(A)
1301 International Parkway	Dallas	178		333	—	344	1	333	—	345	678	—	2009	(A)
908 Quality Way	Dallas	5,758		6,730	—	4,493	2,026	6,730	—	6,519	13,249	(53)	2009	(A)
904 Quality Way	Dallas	407		760	—	744	1	760	—	745	1,505	—	2009	(A)
905 Security Row	Dallas	2,172		4,056	—	1,553	7	4,056	—	1,560	5,616	—	2009	(A)
444 Toyama Drive	Silicon Valley	—		6,213	—	10,954	—	6,213	—	10,954	17,167	(70)	2009	(A)
1350 Duane	Silicon Valley	52,030	(4)	7,081	—	69,817	—	7,081	—	69,817	76,898	(300)	2009	(A)
45901 & 45845 Nokes Boulevard	Northern Virginia	—		3,579	—	29,998	—	3,579	—	29,998	33,577	—	2009	(A)
21561 & 21571 Beaumeade Circle	Northern Virginia	—		4,131	—	25,218	—	4,131	—	25,218	29,349	—	2009	(A)
21551 Beaumeade Circle	Northern Virginia	—		3,132	—	—	—	3,132	—	—	3,132	—	2009	(A)
Other		—		—	—	8,298	11,252	—	—	19,550	19,550	(125)

		1,063,663		394,563	4,113	1,858,707	1,352,939	382,763	2,767	3,224,792	3,610,322	(459,521)

(1)	The balance shown includes an unamortized premium of $294.
(2)	The balance shown includes an unamortized premium of $986.
(3)	The balance shown includes an unamortized premium of $747.
(4)	The balance shown includes an unamortized discount of $770.

See accompanying report of independent registered public accounting firm.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

NOTES TO SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

December 31, 2009

(In thousands)

(1) Tax Cost

The aggregate gross cost of the Operating Partnership’s properties for federal income tax purposes approximated $3,550.9 million (unaudited) as of December 31, 2009.

(2) Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost of the Operating Partnership’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2009.

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of year	$3,042,699	$2,482,104	$1,819,503
Additions during period (acquisitions and improvements)	568,003	561,293	714,990
Deductions during period (dispositions and write-off of tenant improvements)	(380)	(698)	(52,389)

Balance, end of year	$3,610,322	$3,042,699	$2,482,104

The following table reconciles accumulated depreciation and amortization of the Operating Partnership’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2009.

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of year	$302,960	$188,125	$112,479
Additions during period (depreciation and amortization expense)	156,786	115,256	81,344
Deductions during period (dispositions and write-off of tenant improvements)	(225)	(421)	(5,698)

Balance, end of year	$459,521	$302,960	$188,125

Schedules other than those listed above are omitted because they are not applicable or the information required is included in the consolidated financial statements or the notes thereto.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisitions of the New England Portfolio, a three-property data center portfolio located in Massachusetts and Connecticut that was acquired on January 22, 2010, and the Rockwood Capital/365 Main Portfolio, a five-property data center portfolio located in California, Arizona, and Virginia, that is expected to be acquired on or about July 7, 2010, along with the related financings.

The unaudited pro forma condensed consolidated balance sheet of Digital Realty Trust, L.P. and subsidiaries (the “Operating Partnership”) as of March 31, 2010 is presented as if the acquisition of the Rockwood Capital/365 Main Portfolio along with the related financings occurred on March 31, 2010. The acquisition is expected to close on or about July 7, 2010; however, the possibility exists that it may not close. Our financings consist of the contribution of approximately $377.1 million from Digital Realty Trust, Inc. (the “General Partner”) and expected additional borrowings under our existing revolving credit facility. Our General Partner completed the sale of 6.9 million shares of its common stock in an underwritten public offering that closed on June 8, 2010, and contributed the net proceeds to the Operating Partnership in exchange for 6.9 million common units, as required by our partnership agreement. The acquisition of the New England Portfolio took place on January 22, 2010. Our related financings consisted of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 that closed on January 28, 2010 and additional borrowings under our existing revolving credit facility. Accordingly, the acquisition of the New England Portfolio and the related financings are included in the Company’s historical condensed consolidated balance sheet as of March 31, 2010. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are presented as if the acquisitions of the New England Portfolio and the Rockwood Capital/365 Main Portfolio occurred on January 1, 2009, along with the related financings.

This pro forma information should be read in conjunction with the consolidated historical financial statements of the Operating Partnership as of March 31, 2010 and December 31, 2009, and the notes thereto. The unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are not necessarily indicative of what the actual financial position or results of operations would have been had we completed these transactions as of the beginning of the periods presented, nor is it necessarily indicative of future results. In addition, the pro forma condensed consolidated balance sheet includes pro forma allocations of the purchase price of the Rockwood Capital/365 Main Portfolio based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the acquisition. These allocations may be adjusted in the future upon completion of the acquisition and finalization of these preliminary estimates.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Balance Sheet

March 31, 2010

(unaudited in thousands)

	Company Historical	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Company Pro Forma
	(A)	(B)	(C)
Assets
Net investments in real estate	$3,501,382	$650,219	$—	$4,151,601
Cash and cash equivalents	50,809	(725,000)	725,000	50,809
Accounts and other receivables, net	54,090	—	—	54,090
Deferred rent	155,633	—	—	155,633
Acquired above market leases, net	33,745	26,973	—	60,718
Acquired in place lease value and deferred leasing costs, net	266,008	80,418	—	346,426
Deferred financing costs, net	23,294	—	—	23,294
Restricted cash	40,145	—	—	40,145
Other assets	22,480	—	—	22,480

Total assets	$4,147,586	$32,610	$725,000	$4,905,196

Liabilities and Capital
Revolving credit facility	$—	$—	$347,907	$347,907
Unsecured senior notes	200,000	—	—	200,000
Mortgage loans	1,043,361	—	—	1,043,361
5.875% notes due 2020, net of discount	491,589	—	—	491,589
4.125% exchangeable senior debentures due 2026, net of discount	166,859	—	—	166,859
5.50% exchangeable senior debentures due 2029	266,400	—	—	266,400
Accounts payable and other accrued liabilities	165,615	—	—	165,615
Acquired below market leases, net	91,034	32,610	—	123,644
Security deposits and prepaid rents	74,223	—	—	74,223

Total liabilities	2,499,081	32,610	347,907	2,879,598

Capital:
Partners’ capital:
General Partner:
Preferred	662,338	—	—	662,338
Common	959,906	—	377,093	1,336,999
Limited Partners	60,361	—	—	60,361
Accumulated other comprehensive loss, net	(51,534)	—	—	(51,534)

Total partners’ capital	1,631,071	—	377,093	2,008,164
Noncontrolling interests in consolidated joint ventures	17,434			17,434

Total capital	1,648,505	—	377,093	2,025,598

Total liabilities and capital	$4,147,586	$32,610	$725,000	$4,905,196

See accompanying notes to the pro forma condensed consolidated financial statements.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2010

(unaudited)

(in thousands, except unit and per unit data)

	Company Historical	Acquisition of New England Portfolio	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Operating Revenues:
Rental	$152,574	$3,001	$23,711	$—	$179,286
Tenant reimbursements	39,205	977	7,962	—	48,144

Total operating revenues	191,779	3,978	31,673	—	227,430

Operating Expenses:
Rental property operating and maintenance	53,242	1,393	10,482	—	65,117
Property taxes	12,721	383	2,021	—	15,125
Insurance	1,735	12	176	—	1,923
Depreciation and amortization	57,532	966	11,680	—	70,178
General and administrative	11,352	—	—	—	11,352
Other	2	—	—	—	2

Total operating expenses	136,584	2,754	24,359	—	163,697

Operating income	55,195	1,224	7,315	—	63,734
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,978	—	—	—	1,978
Interest and other income	31	—	—	—	31
Interest expense	(30,902)	—	—	(3,326)	(34,228)
Tax expense	(716)	—	—	—	(716)

Net income	25,586	1,224	7,315	(3,326)	30,799
Net loss attributable to noncontrolling interests in consolidated joint ventures	232	—	—	—	232

Net income attributable to Digital Realty Trust, L.P.	25,818	1,224	7,315	(3,326)	31,031
Preferred unit distributions	(10,101)	—	—	—	(10,101)

Net income available to common unitholders	$15,717	$1,224	$7,315	$(3,326)	$20,930

Pro forma net income per unit available to common unitholders:
Basic					$0.23
Diluted					$0.23

Pro forma weighted average common units outstanding(1):
Basic					90,133,100
Diluted					92,975,069

See accompanying notes to the pro forma condensed consolidated financial statements.

(1)	Includes historical basic and diluted weighted average common units outstanding for March 31, 2010 of 83,233,100 and 86,075,069, respectively, and the issuance of 6,900,000 units of our common units which occurred on June 8, 2010.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(unaudited)

(in thousands, except unit and per unit data)

	Company Historical	Acquisition of New England Portfolio	Acquisition of Rockwood Capital/365 Main Portfolio	Financing Transactions	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)
Operating Revenues:
Rental	$510,772	$45,918	$89,040	$—	$645,730
Tenant reimbursements	125,308	20,633	33,761	—	179,702
Other	1,062	—	—	—	1,062

Total operating revenues	637,142	66,551	122,801	—	826,494

Operating Expenses:
Rental property operating and maintenance	176,238	21,589	44,920	—	242,747
Property taxes	36,004	6,660	8,082	—	50,746
Insurance	6,111	418	629	—	7,158
Depreciation and amortization	198,052	15,579	46,720	—	260,351
General and administrative	42,165	—	—	—	42,165
Other	783	—	—	—	783

Total operating expenses	459,353	44,246	100,351	—	603,950

Operating income	177,789	22,305	22,450	—	222,544

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	2,172	—	—	—	2,172
Interest and other income	753	—	—	—	753
Interest expense	(88,442)	—	—	(33,557)	(121,999)
Tax expense	(1,038)	—	—	—	(1,038)

Net income	91,234	22,305	22,450	(33,557)	102,432
Net income attributable to noncontrolling interests in consolidated joint ventures	(140)	—	—	—	(140)

Net income attributable to Digital Realty Trust, L.P.	91,094	22,305	22,450	(33,557)	102,293
Preferred unit distributions	(40,404)	—	—	—	(40,404)

Net income available to common unitholders	$50,690	$22,305	$22,450	$(33,557)	$61,889

Pro forma net income per unit available to common unitholders:
Basic					$0.70
Diluted					$0.69

Pro forma weighted average common units outstanding(1) :
Basic					88,615,226
Diluted					89,685,746

See accompanying notes to the pro forma condensed consolidated financial statements.

(1)	Includes historical basic and diluted weighted average common units outstanding for December 31, 2009 of 81,715,226 and 82,785,746, respectively, and the issuance of 6,900,000 units of our common units which occurred on June 8, 2010.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)

(Dollar amounts in thousands)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

Digital Realty Trust, L.P. and subsidiaries (the “Operating Partnership”) is the entity through which Digital Realty Trust, Inc. (the “General Partner”) conducts its business and owns its assets. Our General Partner operates as a real estate investment trust, or REIT, for federal income tax purposes. We refer to our General Partner together with its consolidated subsidiaries (including us) as “our company.” Our company is engaged in the business of owning, acquiring, developing, redeveloping and managing technology-related real estate. The Company is focused on providing Turn-Key Datacenter ® and Powered Base Building ® datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services.

Our pro forma condensed consolidated balance sheet is presented as if the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to be acquired on or about July 7, 2010, occurred on March 31, 2010 along with the related financings. Our financings consist of the contribution of approximately $377.1 million from our General Partner and expected additional borrowings under our existing revolving credit facility. Our General Partner completed the sale of 6.9 million shares of its common stock in an underwritten public offering, and contributed the net proceeds to the Operating Partnership in exchange for 6.9 million common units, as required by our partnership agreement. The adjustments to our pro forma condensed consolidated balance sheet as of March 31, 2010 are as follows:

(A) Company Historical

Company historical reflects the Operating Partnership’s historical condensed consolidated balance sheet as of March 31, 2010.

(B) Acquisition of Rockwood Capital/365 Main Portfolio

Reflects our expected acquisition of the Rockwood Capital/365 Main Portfolio. The pro forma adjustments, based on our preliminary estimates for allocation of the purchase price, are as follows (in thousands):

Assets acquired:
Investments in real estate, net	$650,219
Acquired above market leases	26,973
Acquired in place lease value	80,418

Liabilities acquired:
Acquired below market leases	(32,610)

Cash paid to acquire the portfolio	$725,000

(C) Financing Transactions

Reflects the contribution from our General Partner of approximately $377.1 million in exchange for 6.9 million common units on June 8, 2010 and expected additional borrowings of $347.9 million under our existing revolving credit facility in connection with the acquisition of the Rockwood Capital/365 Main Portfolio.

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2010 and year ended December 31, 2009

Our pro forma condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are presented as if the acquisition of the New England Portfolio that

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

closed on January 22, 2010 and the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, occurred on January 1, 2009, along with the related financings. Our financings consist of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 which closed on January 28, 2010, the net pay down on the revolving credit facility with funds received from the issuance of the 5.875% notes due 2020, and the expected additional borrowings of $347.9 million under our existing revolving credit facility related to the acquisition of the Rockwood Capital/365 Main Portfolio. Our financings also consist of a contribution of the net proceeds of $377.1 million from our General Partner’s sale of 6.9 million shares of its common stock in an underwritten public offering that closed on June 8, 2010. The pro forma adjustments to our condensed consolidated statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are as follows:

(AA) Company Historical

Reflects the Operating Partnership’s historical condensed consolidated statements of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009.

(BB) Acquisition of the New England Portfolio

The pro forma adjustments to the condensed consolidated statement of operations for the three months ended March 31, 2010 reflect the acquisition of the New England Portfolio, which closed on January 22, 2010. The pro forma adjustments are based on actual operating results after acquisition and represent the 21 days in January 2010 that we did not own the New England Portfolio and therefore were not recorded in the Operating Partnership’s historical condensed consolidated statements of operations for the three months ended March 31, 2010.

New England Portfolio

For the period from January 1, 2010 through January 21, 2010

Historical combined revenues and certain expenses and pro forma purchase adjustments
Operating Revenues:
Rental	$3,001
Tenant reimbursements	977

Total operating revenues	3,978

Operating Expenses:
Rental property operating and maintenance	1,393
Property taxes	383
Insurance	12
Depreciation and amortization	966

Total operating expenses	2,754

Operating income	$1,224

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

The pro forma adjustments to the condensed consolidated statement of operations for the year ended December 31, 2009 reflect the acquisition of the New England Portfolio which closed on January 22, 2010, as if the acquisition occurred on January 1, 2009. The pro forma adjustments are as follows (in thousands):

New England Portfolio

Year Ended December 31, 2009

	Historical combined revenues and certain expenses(1)	Adjustments resulting from purchasing the New England Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$42,695	$3,223	(2)	$45,918
Tenant reimbursements	20,633	—		20,633

Total operating revenues	63,328	3,223		66,551

Operating Expenses:
Rental property operating and maintenance	21,589	—		21,589
Property taxes	1,846	4,814	(3)	6,660
Insurance	418	—		418
Depreciation and amortization	—	15,579	(4)	15,579

Total operating expenses	23,853	20,393		44,246

Operating income	$39,475	$(17,170)		$22,305

(1)	Historical combined statement or revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $2.0 million adjustment to amortize acquired above and below market lease intangibles and a $1.2 million adjustment to reflect straight-line revenue as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $4.8 million was calculated based on the purchase price of the Portfolio and the county property tax rates for the three buildings of the New England Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $8.6 million adjustment to record depreciation expense on acquired tangible assets and a $7.0 million adjustment to amortize acquired in place lease value intangible assets, as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

(CC) Acquisition of the Rockwood Capital/365 Main Portfolio

The pro forma adjustments to the condensed consolidated statement of operations for the three months ended March 31, 2010 reflect the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, as if the acquisition closed on January 1, 2009. The pro forma adjustments are as follows (in thousands):

Rockwood Capital/365 Main Portfolio

Three Months Ended March 31, 2010

	Historical combined revenues and certain expenses(1)	Adjustments resulting from purchasing the Rockwood Capital/365 Main Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$22,363	$1,348	(2)	$23,711
Tenant reimbursements	7,962	—		7,962

Total operating revenues	30,325	1,348		31,673

Operating Expenses:
Rental property operating and maintenance	10,482	—		10,482
Property taxes	524	1,497	(3)	2,021
Insurance	176	—		176
Depreciation and amortization	—	11,680	(4)	11,680

Total operating expenses	11,182	13,177		24,359

Operating income	$19,143	$(11,829)		$7,315

(1)	Historical combined statement of revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $1.8 million adjustment to reflect straight-line revenue and a ($0.5) million adjustment to amortize acquired above and below market lease intangibles as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $1.5 million was calculated based on the expected purchase price and the county property tax rates for the five properties of the Rockwood Capital/365 Main Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $7.6 million adjustment to amortize acquired in place lease value intangible assets and a $4.1 million adjustment to record depreciation expense on acquired tangible assets as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

The pro forma adjustments to the condensed consolidated statement of operations for the year ended December 31, 2009 reflect the acquisition of the Rockwood Capital/365 Main Portfolio, which is expected to close on or about July 7, 2010, as if the acquisition closed on January 1, 2009. The pro forma adjustments are as follows (in thousands):

Rockwood Capital/365 Main Portfolio

Year Ended December 31, 2009

	Historical combined revenues and certain expenses(1)	Adjustments resulting from purchasing the Rockwood Capital/365 Main Portfolio		Pro Forma Adjustments
Operating Revenues:
Rental	$83,848	$5,192	(2)	$89,040
Tenant reimbursements	33,761	—		33,761

Total operating revenues	117,609	5,192		122,801

Operating Expenses:
Rental property operating and maintenance	44,920	—		44,920
Property taxes	3,406	4,676	(3)	8,082
Insurance	629	—		629
Depreciation and amortization	—	46,720	(4)	46,720

Total operating expenses	48,955	51,396		100,351

Operating income	$68,654	$(46,204)		$22,450

(1)	Historical combined statement of revenues and certain expenses reported in accordance with Rule 3-14 of Regulation S-X.
(2)	Includes a $7.1 million adjustment to reflect straight-line revenue and a ($1.9) million adjustment to amortize acquired above and below market lease intangibles as if the Portfolio had been acquired on January 1, 2009.
(3)	Pro forma property tax expense of $4.7 million was calculated based on the expected purchase price and the county property tax rates for the five properties of the Rockwood Capital/365 Main Portfolio in excess of the historical property tax expense as if they had been acquired on January 1, 2009.
(4)	Includes a $30.2 million adjustment to amortize acquired in place lease value intangible assets and a $16.5 million adjustment to record depreciation expense on acquired tangible assets as if the Portfolio had been acquired on January 1, 2009.

DIGITAL REALTY TRUST, L.P. AND SUBSIDIARIES

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)—(Continued)

(Dollar amounts in thousands)

(DD) Financing Transactions

Reflects the pro forma increase in interest expense for the three months ended March 31, 2010 and the year ended December 31, 2009. Our financings consist of the issuance of $500 million aggregate principal amount of 5.875% notes due 2020 and additional borrowings under our existing revolving credit facility. The adjustments reflect the increase in interest expense as follows (in thousands):

Financing	Principal balance used in pro forma adjustment		Interest rate	Pro forma interest expense adjustment three months ended March 31, 2010		Pro forma interest expense adjustment Year ended December 31, 2009
5.875% notes due 2020	500,000	(1)	5.875%	2,203	(3)	29,375
Amortization of loan discount	(8,520	)(1)		64	(3)	852
Net decrease in principal balance of revolving credit facility related to the application of the excess proceeds from the 5.875% notes due 2020, in excess of the New England Portfolio purchase price	(101,527)		1-month LIBOR +1.1%(2)	(102	)(3)	(1,372)
Net increase in principal balance of revolving credit facility related to the Rockwood Capital/365 Main Portfolio	347,907		1-month LIBOR +1.1%(2)	1,161		4,702

				$3,326		$33,557

(1)	On January 28, 2010, the Operating Partnership closed the issuance of $500.0 million aggregate principal amount of 5.875% notes due 2020. The purchase price paid by the initial purchasers was 98.296% of the principal amount thereof, resulting in original issue discount of $8,520.
(2)	The average 1-month LIBOR +1.10% interest rate on our revolving credit facility was 1.33% for the three months ended March 31, 2010. The average 1-month LIBOR +1.10% interest rate on our revolving credit facility was 1.35% for the year ended December 31, 2009. A 1/8 percentage point change in the LIBOR rate would result in a combined adjustment to net income for both items above of approximately $99,000 and $308,000 for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.
(3)	Reflects 27 days not recorded in the Operating Partnership’s historical results for the three months ended March 31, 2010, since the transaction closed on January 28, 2010.

Independent Auditors’ Report

The Board of Directors

Digital Realty Trust, Inc.

Digital Realty Trust, L.P.:

We have audited the accompanying combined statement of revenue and certain expenses of the New England Portfolio (the Portfolio), for the year ended December 31, 2009. This combined statement is the responsibility of the Portfolio’s management. Our responsibility is to express an opinion on this combined statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Digital Realty Trust, Inc. and Digital Realty Trust, L.P., as described in note 1. The presentation is not intended to be a complete presentation of the Portfolio’s combined revenues and expenses.

In our opinion, the combined statement of revenue and certain expenses referred to above present fairly, in all material respects, the combined revenue and certain expenses described in note 1 of the New England Portfolio for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California

May 20, 2010

New England Portfolio

Combined Statement of Revenue and Certain Expenses

For the Year Ended December 31, 2009

(in thousands)

Revenue:
Rental	$42,695
Tenant reimbursements	20,633

63,328

Certain expenses:
Utilities	16,291
Property operating costs	5,298
Property taxes	1,846
Insurance	418

23,853

Revenue in excess of certain expenses	$39,475

See accompanying notes to the combined statement of revenue and certain expenses.

New England Portfolio

Notes to the Combined Statement of Revenue and Certain Expenses

For the Year Ended December 31, 2009

(1) Basis of Presentation

The accompanying combined statement of revenue and certain expenses includes the revenue and certain expenses of the New England Portfolio, a three-property data center portfolio located in Massachusetts and Connecticut (the “Portfolio”). The Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut.

The accompanying combined statement of revenue and certain expenses, the Portfolio was owned by Sentinel Portfolio, LLC (the “Seller”) for the period presented. The accompanying combined statement of revenue and certain expenses includes the accounts of the Portfolio, and all significant intercompany amounts have been eliminated.

Digital Realty Trust, Inc., through its consolidated operating partnership, Digital Realty Trust, L.P. (collectively, the “Company”), acquired the Portfolio on January 22, 2010 for a purchase price of approximately $375.0 million.

The accompanying combined statement of revenue and certain expenses has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission for the acquisition of one or more real estate properties which in aggregate are significant and, accordingly, are not representative of the actual results of operations for the periods presented. The Portfolio is considered a group of related properties as the individual properties are under common control and management by the Seller and the acquisition of a single property in the Portfolio was conditional on the acquisition of the other properties. Therefore, a single combined statement of revenue and certain expenses is presented. The combined statement of revenue and certain expenses excludes the following expenses which may not be comparable to the proposed future operations of the Portfolio:

•	Depreciation and amortization

•	Income taxes

•	Interest expense

•	Management fees paid to related parties

•	Payroll and other costs not directly related to the proposed future operations of the Portfolio.

Management is not aware of any material factors relating to the Portfolio other than those already described above that would cause the reported financial information not to be necessarily indicative of future operating results.

(2) Summary of Significant Accounting Policies and Practices

(a) Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the respective leases. The straight-line rent adjustment for minimum rents increased base contractual rental revenue by $3.5 million for the year ended December 31, 2009.

(b) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statement of revenue and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

(3) Minimum Future Lease Rentals

Future minimum rentals to be received under non-cancelable agreements in effect as of December 31, 2009 are as follows:

Year ended December 31:
(in thousands)
2010	$41,390
2011	40,408
2012	38,628
2013	35,726
2014	33,874
Thereafter	170,283

$360,309

(4) Tenant Concentrations

Pfizer and RBS Greenwich accounted for $12.0 million and $7.2 million or 19.0% and 11.4% , respectively, of the Portfolio’s combined revenues for the year ended December 31, 2009. No other tenant comprised more than 10% of the Portfolio’s combined revenues for the year ended December 31, 2009.

(5) Related Party Transactions

An affiliate entity of the Seller, Sentinel Critical Operations, LLC, served as the employer of employees that worked at the Portfolio properties. Employee payroll costs were charged to each property based on time worked at each property. Property operating costs in the accompanying combined statement of revenue and certain expenses include approximately $3.0 million of employee payroll costs for the year ended December 31, 2009.

(6) Subsequent Events

The Company has evaluated subsequent events related to the Portfolio for recognition or disclosure through May 20, 2010, which is the date the combined statement was available to be issued and determined that there are no other items to disclose.

Independent Auditors’ Report

Members

Rockwood Predecessor Data Centers

We have audited the accompanying combined statement of revenue and certain expenses (as described in Note 1) of the Rockwood Predecessor Data Centers (the “Company”), for the year ended December 31, 2009. This combined statement of revenue and certain expenses is the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined statement of revenue and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenue and certain expenses, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses of the Company were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of the revenue and expenses of the Company.

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in Note 1 of the Rockwood Predecessor Data Centers for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Francisco, California

May 26, 2010

ROCKWOOD PREDECESSOR DATA CENTERS

Combined Statements of Revenue and Certain Expenses

(In Thousands)

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
	(Unaudited)
Revenue:
Rental	$22,363	$83,848
Tenant reimbursements	7,962	33,761

	30,325	117,609

Certain expenses:
Utilities	5,567	25,019
Property operating costs	4,915	19,901
Property taxes	524	3,406
Insurance	176	629

	11,182	48,955

Revenue in excess of certain expenses	$19,143	$68,654

See accompanying notes.

ROCKWOOD PREDECESSOR DATA CENTERS

Notes to the Combined Statements of Revenue and Certain Expenses

For the Year Ended December 31, 2009 and for the Three Months

Ended March 31, 2010 (unaudited)

1. Basis of Presentation

The accompanying combined statements of revenue and certain expenses include the revenue and certain expenses of the Rockwood Predecessor Data Centers, a five-property data center portfolio located in California, Arizona and Virginia (the Company). The Company owns data centers at 365 Main Street in San Francisco, California, 720 2nd Street in Oakland, California, 2260 El Segundo Boulevard in El Segundo, California, 2121 South Price Road in Chandler, Arizona and 4030-4050 Lafayette Center Drive in Chantilly, Virginia.

The Company is not a legal entity, but rather a combination of limited liability companies primarily owned by affiliates of Rockwood Capital, LLC (the Owner). A wholly owned subsidiary of Digital Realty Trust, Inc. plans to acquire the Company for approximately $725.0 million. The purchase is expected to be consummated during the third quarter of 2010. The accompanying combined statements of revenue and certain expenses include the accounts of the Company, and all significant intercompany amounts have been eliminated.

The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission for the acquisition of one or more real estate properties which in aggregate are significant and, accordingly, are not representative of the actual results of operations for the periods presented. The Company is considered a group of related properties as the individual properties are under common control and management by the Owner and the acquisition of a single property in the Company was conditional on the acquisition of the other properties. Therefore, a single combined statement of revenue and certain expenses is presented for each of the periods. The combined statements of revenue and certain expenses exclude the following items which may not be comparable to the proposed future operations of the Company:

•	Amortization of in-place leases

•	Customer installation revenue and costs

•	Depreciation and amortization

•	Income taxes

•	Interest expense

•	Management fees paid to related parties

•	Bad debt expense

•	Other costs not directly related to the proposed future operations of the Company

Management is not aware of any material factors relating to the Company, other than those already described in this report that would cause the reported financial information not to be necessarily indicative of future operating results.

2. Summary of Significant Accounting Policies and Practices

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the respective leases. The straight-line rent adjustment decreased base contractual rental revenue by approximately $0.3 million (unaudited) for the three months ended March 31, 2010 and increased base contractual rental revenue by approximately $6.7 million for

ROCKWOOD PREDECESSOR DATA CENTERS

Notes to the Combined Statements of Revenue

and Certain Expenses (continued)

the year ended December 31, 2009. Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period the expenses are incurred.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the combined statements of revenue and certain expenses in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

Unaudited Information

The combined statement of revenue and certain expenses for the three months ended March 31, 2010 is unaudited. In the opinion of management, such statement reflects all adjustments necessary for a fair presentation of the results of this period. All such adjustments are of a normal recurring nature.

3. Minimum Future Lease Rentals

Future minimum rentals to be received under non-cancelable agreements in effect as of December 31, 2009 are as follows:

Year ended December 31 (in thousands):
2010	$88,943
2011	75,275
2012	62,335
2013	44,735
2014	29,973
Thereafter	68,053

$369,314

Subsequent to December 31, 2009, management completed negotiations with a tenant of one of the data centers to terminate its long-term lease, which was originally set to expire on August 31, 2014. Management is currently working with existing and prospective tenants to re-lease this space. Total revenue included in the table above related to this tenant is $4,132,657. Total revenue included in the combined statements of revenue and certain expenses for this tenant was $1.1 million and $0.2 million, respectively, for the year ended December 31, 2009 and the three months ended March 31, 2010 (unaudited).

4. Tenant Concentrations

For the three months ended March 31, 2010 and the year ended December 31, 2009, one tenant accounted for 15% (unaudited) and 16%, respectively, of rental income.

5. Related Party Transactions

Pursuant to its operating and management agreements, the Company reimburses its affiliates, Rockwood Capital, LLC, 365 Main, Inc. (the manager of each of the data centers), and Union Property Capital for any costs incurred on behalf of the Company. For the three months ended March 31, 2010 and the year ended December 31, 2009, total reimbursable expenses incurred were $1.7 million (unaudited) and $3.9 million, respectively.

ROCKWOOD PREDECESSOR DATA CENTERS

Notes to the Combined Statements of Revenue

and Certain Expenses (continued)

5. Related Party Transactions (continued)

Certain members of management of 365 Main, Inc. are owners and management of two vendors that provide services to the Company. During the three months ended March 31, 2010 and the year ended December 31, 2009, total expenses for services provided by these vendors were $0.7 million (unaudited) and $2.4 million, respectively.

6. Subsequent Events

The Company has evaluated subsequent events related to the Company for recognition or disclosure through May 26, 2010, which is the date the combined statements of revenue and certain expenses were available to be issued and determined that there are no other items to disclose.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

The company has entered into indemnification agreements with each of its executive officers and directors that obligate the company to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that:

•

If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the company, by reason of such director’s or executive officer’s status as a director, officer or employee of the company, the company must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•

If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of the company to procure a judgment in the company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of the company, the company must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•

the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that the company will have no obligation to indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to the company with respect to such proceeding.

•	Upon application of a director or executive officer of the company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•

the court determines that such director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporation Law, or MGCL, in which case the director or executive officer shall be entitled to recover from the company the expenses of securing such indemnification; or

•

the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that the company’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of the company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•

Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of the company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the company must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•

The company must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes the company with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by the company has been met and a written undertaking to reimburse the company if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The company must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of December 24, 2009, by and among Sentinel Properties—Needham, LLC, SP—Needham I, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).

2.2	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Bedford, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).

2.3	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Trumbull, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.3 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).

2.4	Asset Purchase Agreement, dated as of June 1, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on June 2, 2010).

2.5	First Amendment to Asset Purchase Agreement, dated as of June 16, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.5 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

Exhibit Number	Description

2.6	Second Amendment to Asset Purchase Agreement, dated as of June 17, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.6 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

2.7	Third Amendment to Asset Purchase Agreement, dated as of June 18, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.7 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

3.1	Certificate of Limited Partnership of Digital Realty Trust, L.P. (incorporated by reference to Exhibit 3.1 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

3.2	Eighth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P. (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 13, 2009).

3.3	Articles of Amendment and Restatement of Digital Realty Trust, Inc., as amended (incorporated by reference to Exhibit 3.1 to Digital Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 26, 2010).

3.4	Second Amended and Restated Bylaws of Digital Realty Trust, Inc. (incorporated by reference to Exhibit 3.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on March 19, 2009).

4.1	Indenture, dated as of August 15, 2006, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 4.125% Exchangeable Senior Debentures due 2026 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).

4.2	Indenture, dated as of April 20, 2009, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 5.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).

4.3	Registration Rights Agreement, dated as of October 27, 2004, by and among Digital Realty Trust, Inc., Digital Realty Trust, L.P. and the Unit Holders, as defined therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

4.4	Registration Rights Agreement, dated August 15, 2006, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).

4.5	Registration Rights Agreement, dated April 20, 2009, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).

4.6	Indenture, dated as of January 28, 2010, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wilmington Trust FSB, as trustee, including the form of 5.875% Notes due 2020 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).

Exhibit Number	Description

4.7	Registration Rights Agreement, dated January 28, 2010, among Digital Realty Trust, L.P., Digital Realty Trust, Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).

5.1	Opinion of Latham & Watkins LLP.

5.2	Opinion of Venable LLP.

10.1	Contribution Agreement, dated as of July 31, 2004, by and among Digital Realty Trust, L.P., San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC (incorporated by reference to Exhibit 10.12 to Digital Realty Trust, Inc.’s Registration Statement on Form S-11 (Registration No. 333-117865) filed on September 17, 2004).

10.2	Revolving Credit Agreement, dated as of August 31, 2007, among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, KeyBank National Association, as syndication agent, Citigroup Global Markets Inc. and KeyBanc Capital Markets, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on September 7, 2007).

10.3	Loan Agreement, dated as of October 4, 2005, by and between 200 Paul, LLC and Countrywide Commercial Real Estate Finance, Inc. (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).

10.4†	Form of 2005 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).

10.5	Loan Agreement, dated as of November 3, 2004, by and among Global Webb, L.P. and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.38 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.6	Note, dated as of November 3, 2004, by Global Webb, L.P. in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.39 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.7	Loan Agreement, dated as of November 3, 2004, by and among Global Weehawken Acquisition Company, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.40 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.8	Note, dated as of November 3, 2004, by Global Weehawken Acquisition Company, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.41 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.9	Loan Agreement, dated as of November 3, 2004, by and among GIP Wakefield, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.42 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.10	Note, dated as of November 3, 2004, by GIP Wakefield, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.43 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.11†	Form of Profits Interest Units Agreement (incorporated by reference to Exhibit 10.44 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.12†	Form of Digital Realty Trust, Inc. Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.45 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

Exhibit Number	Description

10.13†	Form of 2008 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 9, 2007).

10.14†	First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Appendix A to Digital Realty Trust, Inc.’s definitive proxy statement on Schedule 14A filed on March 30, 2007).

10.15	Amendment No. 1 to the Revolving Credit Agreement, dated as of February 6, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.35 to Digital Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 29, 2008).

10.16†	Form of 2008 Performance-Based Profits Interest Units Agreement (incorporated by reference to Exhibit 10.3 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).

10.17†	First Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).

10.18	Amendment No. 2 to the Revolving Credit Agreement, dated as of June 13, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).

10.19	Note Purchase and Private Shelf Agreement, dated as of July 24, 2008, among Digital Realty Trust, L.P., Prudential Investment Management, Inc. and the Prudential Affiliates named therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).

10.20†	Second Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 6, 2009).

10.21†	Third Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2009).

12.1	Statement of Computation of Ratios.

21.1	List of Subsidiaries of Digital Realty Trust, Inc.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Venable LLP (included in Exhibit 5.2).

23.3	Consent of Independent Registered Public Accounting Firm—KPMG LLP.

23.4	Consent of Independent Registered Public Accounting Firm—KPMG LLP.

23.5	Consent of Independent Auditors—KPMG LLP.

23.6	Consent of Independent Registered Public Accounting Firm—Ernst & Young LLP.

24.1	Power of Attorney (included in signature pages to this registration statement).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust FSB (Form T-1).

(†)	Management contract or compensatory plan or arrangement.

(b) Financial Statements and Financial Statement Schedules

Financial Statements and Financial Statement Schedules are listed in the Index to the Consolidated Financial Statements and Schedules on page F-1 of this registration statement.

ITEM 22.	Undertakings.

(a)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)	The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on June 25, 2010.

DIGITAL REALTY TRUST, INC.

By:	/S/ MICHAEL F. FOUST
Michael F. Foust Chief Executive Officer

DIGITAL REALTY TRUST, L.P.

By:	DIGITAL REALTY TRUST, Inc. Its general partner

By:	/S/ MICHAEL F. FOUST
Michael F. Foust Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael F. Foust, A. William Stein and Joshua A. Mills, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RICHARD A. MAGNUSON Richard A. Magnuson	Chairman of the Board	June 25, 2010

/S/ MICHAEL F. FOUST Michael F. Foust	Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2010

/S/ A. WILLIAM STEIN A. William Stein	Chief Financial Officer and Chief Investment Officer (Principal Financial Officer)	June 25, 2010

/S/ EDWARD F. SHAM Edward F. Sham	Controller (Principal Accounting Officer)	June 25, 2010

Signature	Title	Date

/S/ LAURENCE A. CHAPMAN Laurence A. Chapman	Director	June 25, 2010

/S/ RUANN F. ERNST Ruann F. Ernst, Ph.D.	Director	June 25, 2010

/S/ KATHLEEN EARLEY Kathleen Earley	Director	June 25, 2010

/S/ DENNIS E. SINGLETON	Director	June 25, 2010
Dennis E. Singleton

/S/ ROBERT H. ZERBST	Director	June 25, 2010
Robert H. Zerbst

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of December 24, 2009, by and among Sentinel Properties—Needham, LLC, SP—Needham I, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).

2.2	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Bedford, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).

2.3	Purchase and Sale Agreement, dated as of December 24, 2009, by and between Sentinel Properties—Trumbull, LLC and Digital Realty Trust, L.P. (incorporated by reference to Exhibit 2.3 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on December 31, 2009).

2.4	Asset Purchase Agreement, dated as of June 1, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on June 2, 2010).

2.5	First Amendment to Asset Purchase Agreement, dated as of June 16, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.5 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

2.6	Second Amendment to Asset Purchase Agreement, dated as of June 17, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.6 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

2.7	Third Amendment to Asset Purchase Agreement, dated as of June 18, 2010, by and among MainRock II Chandler, LLC, MainRock II Chantilly, LLC, MainRock, LLC, 365 Jack London Square, LLC and Rincon 365 Borrower, LLC, collectively, as the Sellers, and Digital Realty Trust, L.P., as the Purchaser (incorporated by reference to Exhibit 2.7 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

3.1	Certificate of Limited Partnership of Digital Realty Trust, L.P. (incorporated by reference to Exhibit 3.1 to Digital Realty Trust, L.P.’s General Form for Registration of Securities on Form 10 filed on June 25, 2010).

3.2	Eighth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P. (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 13, 2009).

3.3	Articles of Amendment and Restatement of Digital Realty Trust, Inc., as amended (incorporated by reference to Exhibit 3.1 to Digital Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 26, 2010).

3.4	Second Amended and Restated Bylaws of Digital Realty Trust, Inc. (incorporated by reference to Exhibit 3.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on March 19, 2009).

4.1	Indenture, dated as of August 15, 2006, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 4.125% Exchangeable Senior Debentures due 2026 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).

Exhibit Number	Description

4.2	Indenture, dated as of April 20, 2009, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee, including the form of 5.50% Exchangeable Senior Debentures due 2029 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).

4.3	Registration Rights Agreement, dated as of October 27, 2004, by and among Digital Realty Trust, Inc., Digital Realty Trust, L.P. and the Unit Holders, as defined therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

4.4	Registration Rights Agreement, dated August 15, 2006, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on August 21, 2006).

4.5	Registration Rights Agreement, dated April 20, 2009, among Digital Realty Trust, L.P., Digital Realty Trust, Inc. and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on April 22, 2009).

4.6	Indenture, dated as of January 28, 2010, among Digital Realty Trust, L.P., as issuer, Digital Realty Trust, Inc., as guarantor, and Wilmington Trust FSB, as trustee, including the form of 5.875% Notes due 2020 (incorporated by reference to Exhibit 4.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).

4.7	Registration Rights Agreement, dated January 28, 2010, among Digital Realty Trust, L.P., Digital Realty Trust, Inc., Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on January 29, 2010).

5.1	Opinion of Latham & Watkins LLP.

5.2	Opinion of Venable LLP.

10.1	Contribution Agreement, dated as of July 31, 2004, by and among Digital Realty Trust, L.P., San Francisco Wave eXchange, LLC, Santa Clara Wave eXchange, LLC and eXchange colocation, LLC (incorporated by reference to Exhibit 10.12 to Digital Realty Trust, Inc.’s Registration Statement on Form S-11 (Registration No. 333-117865) filed on September 17, 2004).

10.2	Revolving Credit Agreement, dated as of August 31, 2007, among Digital Realty Trust, L.P., as borrower, Digital Realty Trust, Inc., as parent guarantor, the subsidiary guarantors named therein, Citicorp North America, Inc., as administrative agent, KeyBank National Association, as syndication agent, Citigroup Global Markets Inc. and KeyBanc Capital Markets, as joint lead arrangers and joint book running managers, and the other agents and lenders named therein (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on September 7, 2007).

10.3	Loan Agreement, dated as of October 4, 2005, by and between 200 Paul, LLC and Countrywide Commercial Real Estate Finance, Inc. (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).

10.4†	Form of 2005 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Current Report on Form 8-K filed on October 5, 2005).

10.5	Loan Agreement, dated as of November 3, 2004, by and among Global Webb, L.P. and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.38 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

Exhibit Number	Description

10.6	Note, dated as of November 3, 2004, by Global Webb, L.P. in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.39 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.7	Loan Agreement, dated as of November 3, 2004, by and among Global Weehawken Acquisition Company, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.40 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.8	Note, dated as of November 3, 2004, by Global Weehawken Acquisition Company, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.41 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.9	Loan Agreement, dated as of November 3, 2004, by and among GIP Wakefield, LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.42 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.10	Note, dated as of November 3, 2004, by GIP Wakefield, LLC in favor of Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.43 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.11†	Form of Profits Interest Units Agreement (incorporated by reference to Exhibit 10.44 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.12†	Form of Digital Realty Trust, Inc. Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.45 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on December 13, 2004).

10.13†	Form of 2008 Class C Profits Interest Units Agreement (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 9, 2007).

10.14†	First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Appendix A to Digital Realty Trust, Inc.’s definitive proxy statement on Schedule 14A filed on March 30, 2007).

10.15	Amendment No. 1 to the Revolving Credit Agreement, dated as of February 6, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.35 to Digital Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 29, 2008).

10.16†	Form of 2008 Performance-Based Profits Interest Units Agreement (incorporated by reference to Exhibit 10.3 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).

10.17†	First Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on May 9, 2008).

10.18	Amendment No. 2 to the Revolving Credit Agreement, dated as of June 13, 2008, among Digital Realty Trust, L.P., Citicorp North America, Inc., as administrative agent, the financial institutions named therein, KeyBank National Association, as syndication agent, and Citigroup Global Markets Inc. and KeyBanc Capital Markets, as the arrangers (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).

10.19	Note Purchase and Private Shelf Agreement, dated as of July 24, 2008, among Digital Realty Trust, L.P., Prudential Investment Management, Inc. and the Prudential Affiliates named therein (incorporated by reference to Exhibit 10.2 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 8, 2008).

Exhibit Number	Description

10.20†	Second Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on August 6, 2009).

10.21†	Third Amendment to First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to Digital Realty Trust, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2009).

12.1	Statement of Computation of Ratios.

21.1	List of Subsidiaries of Digital Realty Trust, Inc.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Venable LLP (included in Exhibit 5.2).

23.3	Consent of Independent Registered Public Accounting Firm—KPMG LLP.

23.4	Consent of Independent Registered Public Accounting Firm—KPMG LLP.

23.5	Consent of Independent Auditors—KPMG LLP.

23.6	Consent of Independent Registered Public Accounting Firm—Ernst & Young LLP.

24.1	Power of Attorney (included in signature pages to this registration statement).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust FSB (Form T-1).

(†)	Management contract or compensatory plan or arrangement.